As filed with the Securities and Exchange Commission on March 31, 2011.

Registration No. 333-172630

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	3714	33-0933072
(State of Other Jurisdiction of Incorporation of Organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

17872 Cartwright Road Irvine, California 92614 (949) 399-4500	Alan P. Niedzwiecki President and Chief Executive Officer Quantum Fuel Systems Technologies Worldwide, Inc. 17872 Cartwright Road (949) 399-4500 Irvine, California 92614
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as possible after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)(3)	Amount of Registration Fee (3), (4)
Common stock, $0.02 par value per share	1,518,737	$5.10	$7,745,559	$899.26
Common stock, $0.02 par value per share, underlying warrants	1,153,303	$5.10	$5,881,845	$682.88
Total	2,672,040		$13,627,404	$1,582.14

1.	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable upon exercise of the warrants registered hereunder as a result of stock splits, stock dividends or similar transactions.
2.	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices as reported on the Nasdaq Global Market on February 28, 2011.
3.	Calculated pursuant to Rule 457(c) based on an estimate of the proposed maximum aggregate offering price.
4.	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

Preliminary Prospectus

SUBJECT TO COMPLETION, MARCH 31, 2011

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

2,672,040 Shares of Common Stock

This prospectus relates to resale by the selling stockholders named herein of up to 2,672,040 shares of our common stock, consisting of (i) 1,518,737 shares of common stock that were issued in a private placement that we closed on February 18, 2011 and (ii) 1,153,303 shares of our common stock issuable upon the exercise of warrants that were issued in the private placement. We are not selling any shares of common stock in this offering and, therefore, will not receive any proceeds from this offering. We will, however, receive proceeds from the exercise price of the warrants if and when these warrants are exercised by the selling stockholders for cash. We will bear all of the expenses and fees incurred in registering the shares offered by this prospectus.

Our common stock is quoted on The Nasdaq Global Market. Our symbol is “QTWW.” The last reported sale price of our common stock on March 28, 2011, was $4.53 per share. Our warrants are not and will not be listed for trading on any exchange.

The shares included in this prospectus may be sold by the selling stockholders from time to time, in the open market, in privately negotiated transactions, in an underwritten offering, or a combination of methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may engage brokers or dealers who may receive commissions or discounts from the selling stockholders. Any broker-dealer acquiring the common stock from the selling stockholders may sell these securities in normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, to its customers or through a combination of methods. See “Plan of Distribution” beginning on page 81.

INVESTING IN THE OFFERED SECURITIES INVOLVES RISKS. YOU SHOULD READ THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT CAREFULLY BEFORE YOU INVEST, INCLUDING THE RISK FACTORS WHICH BEGIN ON PAGE 9 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS             , 2011.

FORWARD-LOOKING INFORMATION

All statements included in this prospectus and any documents incorporated herein by reference, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. Examples of forward-looking statements include, but are not limited to, statements regarding our expectation that we will be able to raise a sufficient level of debt or equity capital to repay our debt and fund our operations, our belief that our current operating plan will allow us to achieve profitability, our expectations of future revenue, expenses, gross margin and operating profit (loss), the level of growth in the hybrid, plug-in hybrid and fuel cell and alternative fuel industries, when our Q-Drive powertrain architecture and other products and technologies will be commercialized, our plans to develop new lower cost technologies, if and when Fisker Automotive, Inc. will go to production, the number of vehicles that Fisker Automotive expects to sell, our belief that we will be a supplier to Fisker Automotive on a long-term basis, our expectation of liquidity requirements to fund our operations and debt through January 31, 2012, our intentions to commission a solar manufacturing facility in southern California, our expectation that the US, state and local governments will continue to support the advancement of alternative fuel technologies through loans, grants and tax credits, our belief that we have a competitive advantage over our competitors, our intentions to support the growth of our subsidiary, Schneider Power, Inc., and our German affiliate, Asola, our intentions to establish joint development programs and strategic alliances with leaders in the alternative energy industry, our relationship with General Motors and the impact such relationship will have on our ability to develop our products, the impact that new accounting pronouncements will have on our financial statements, and the effect that an adverse result in Asola’s dispute with its solar cell supplier could have on our financial statements.

Forward-looking statements are generally identified by words such as “may,” “could,” “will,” “should,” “assume,” “expect,” “anticipate,” “plan,” “intend,” “believe,” “predict,” “estimate,” “forecast,” “outlook,” “potential,” or “continue,” or the negative of these terms, and other comparable terminology. Although we believe the expectations and intentions reflected in our forward-looking statements are reasonable, we cannot assure you that these expectations and intentions will prove to be correct. Various risks and other factors, including those identified in this Prospectus under the caption “Risk Factors” and those included in our other public filings that are incorporated herein by reference, could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements.

Many of the risk factors are beyond our ability to control or predict. You should not unduly rely on any of our forward-looking statements. These statements are made as of the date of this prospectus. Except as may otherwise be required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this prospectus.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and the notes to the financial statements included in this prospectus.

Overview

We are a fully integrated alternative energy company - a leader in the development and production of advanced clean propulsion systems, and renewable energy generation systems and services. We believe that we are uniquely positioned to integrate advanced fuel system, electric drive, software control strategies and propulsion control system technologies for alternative fuel vehicles, in particular, plug-in hybrid electric, electric, fuel cell vehicles and hydrogen hybrid vehicles based on our years of experience in vehicle-level design, system and component software development, vehicle electronics, system control strategies and system integration.

On April 16, 2010, we acquired Schneider Power Inc. (Schneider Power). Schneider Power is a licensed renewable electricity generator based in Toronto, Canada. Schneider Power develops, builds, owns and operates wind and solar electricity generation facilities. Schneider Power has a portfolio in excess of one gigawatt (1,000 MW) of wind and solar energy projects in various stages of development throughout North America and the Caribbean.

We classify our business operations into three reporting segments: Electric Drive & Fuel Systems, Renewable Energy and Corporate. The Corporate segment consists of general and administrative expenses incurred at the corporate level that are not directly attributable to the Electric Drive & Fuel Systems or Renewable Energy business segments. The Corporate segment also includes activities of our anticipated future operating segments. Certain financial information related to each of our reporting segments can be found in the financial statements that are included in this prospectus.

Electric Drive & Fuel Systems Segment

We provide hybrid drivetrain and advanced fuel system design, powertrain engineering, electronic control and software strategies, system integration, manufacturing and assembly of propulsion systems and sub-systems for a variety of transportation including plug-in hybrid electric, hybrid electric, range extended plug-in electric, fuel cell and other alternative fuel vehicles.

Our products, technologies and engineering services are designed to meet the growing demand for better fuel economy, less or lower dependency on crude and foreign oil, and a reduction in harmful emissions. We supply our hybrid electric drive systems and packaged fuel systems for alternative fuel vehicles primarily to OEM customers for use by consumers and for commercial and government fleets. Since 1997, we have sold approximately 20,000 systems for alternative fuel vehicles, primarily to General Motors.

We are currently in the final stages of development of a range extended plug-in hybrid electric drive system, which we refer to as Q-Drive. We are developing the Q-Drive for Fisker Automotive, Inc. (Fisker Automotive) for incorporation into its first production vehicle, the Fisker Karma, with production anticipated to commence in the first half of the 2011 calendar year. Our Q-Drive system is comprised of or provides control software for a lithium-ion battery pack, an optimized generator, traction motor(s), transmission/transaxle, inverters, DC-DC converter, hybrid controller, controls strategies and software subsystems designed to improve vehicle fuel economy and performance, leverage existing gas station infrastructure, and utilize home-based battery recharging.

We are also engineering and developing variants of the Q-Drive including a parallel drive for plug-in hybrid electric vehicle (PHEV) pickup trucks and a “2nd Generation” scaled version of the Q-Drive that is specifically directed at lower-cost light duty vehicles, including mid-size cars and trucks, to significantly advance PHEVs and the average fuel economy in the near term.

We also design, engineer and manufacture hybrid and fuel cell concept vehicles and hydrogen refueling systems for use in aerospace and military applications. In 2009, we designed, developed and shipped the Clandestine Extended Range Vehicle (CERV) to the U.S. Army—Tank Automotive Research Development and Engineering Center (TARDEC). The CERV is a diesel hybrid electric vehicle that incorporates our Q-Force drivetrain and is targeted for quick-paced special operations-type missions involving reconnaissance, surveillance, and targeting. We are also working on a program with Lockheed Martin’s Space Systems division for the development and supply of carbon fiber composite hydrogen and oxygen storage vessels and critical hydrogen metering systems for use in Lockheed’s Integrated Sensor is the Structure (ISIS) airship which it is developing for the U.S. Defense Advanced Research Projects Agency (DARPA). The ISIS is a large stratospheric airship powered by a regenerative fuel cell and uses an integral radar sensor that can detect small valuable targets from a distance of several hundreds of kilometers away. The ISIS uses solar rays during daylight hours to generate renewable electricity that electrolyzes water to generate hydrogen and oxygen to run the regenerative fuel cell at night.

The current market for our hybrid drive systems and packaged fuel systems for PHEVs, electric, fuel cell and hydrogen hybrid applications is the emerging world market for passenger, fleet, industrial and military vehicles. We plan to continue the development of our hybrid drive systems and hydrogen vehicle and refueling technologies to meet market opportunities. We are focusing our enabling technology marketing efforts on North America, Europe and Asia-Pacific. We believe that a commercial market will begin to develop for our Q-Drive system or certain Q-Drive subsystems within the next year, especially for luxury high performance vehicle applications due to Fisker Automotive’s planned launch of the Fisker Karma vehicle platform. We believe this is the first step to market introduction and to demonstrate the technical feasibility and fuel economy advantages of PHEV technology. Our hydrogen fuel cell systems and hydrogen refueling products are not currently manufactured in high volumes and will require additional product and application development. We expect initial commercialization for those products to begin in the 2013-2015 time-frame.

Renewable Energy Segment

Through our wholly-owned subsidiary, Schneider Power, we are a licensed electricity generator, developer and builder of renewable electricity generation facilities. We currently own and operate a 1.6 megawatt (MW) wind farm in Ontario, Canada. In addition, we have a portfolio of wind and solar farm projects in North America and the Caribbean with potential capacity in excess of one gigawatt (1,000 MW) that are in various stages of development. We have capabilities to completely engineer, develop, construct and commission a renewable energy farm.

We currently generate electrical power from wind turbines operating in Ontario, Canada under a long term Power Purchase Agreement with a Canadian-based renewable energy reseller. The predictable nature of the wind resource, the demonstrated reliability of the turbines, the low cost of operations including zero cost of fuel, and the long term fixed rate financing structure that supports the Ontario wind farm operations all contribute to a highly predictable and consistent cash flow stream from these operations. As we continue to grow the capacity of our wind and solar power generation asset base, we expect the steady financial return aspect of this business segment to remain in place.

Other Interests

We also own interests in the following entities:

•

Fisker Automotive, Inc. We co-founded Fisker Automotive in August 2007 with Fisker Coachbuild, LLC for the purpose of producing premium plug-in hybrid automobiles. We own 6.2 million shares of Fisker Automotive’s common stock, which represents less than 1% of the issued and outstanding shares of Fisker Automotive’s capital stock.

•

Asola Advanced and Automotive Solar Systems GmbH. On January 4, 2008, we acquired a 24.9% ownership interest in Asola, a solar module manufacturer located in Erfurt, Germany. ConSolTec GmbH (ConSolTec) owns 75.1%. Asola has been developing and manufacturing high-efficiency photovoltaic modules for a number of innovative applications, including automotive, residential, and commercial applications for over 20 years. Asola developed the solar roof panel that is incorporated into the Fisker Karma PHEV. Asola’s current facility has an annual manufacturing capacity to produce 45 MW of solar panels.

•

Asola Quantum Solarpower AG. We and ConSolTec formed this entity in December 2010 to serve as the holding company for the planned worldwide expansion of Asola’s solar panel manufacturing business. We own 24.9% and ConSolTec owns 75.1%.

•

Quantum Solar Energy, Inc. We own 85% of Quantum Solar Energy which was formed in 2008 for the purpose of manufacturing high-efficiency photovoltaic modules for residential, and commercial applications. ConSolTec owns the other 15%.

•

Power Control and Design, Inc. On October 6, 2009, we acquired a 22% interest in Power Control and Design, Inc. (PCD). PCD designs and develops control software for use in motor control, solar-to-grid, wind-turbine, electric vehicle charges and power conversion products and applications for infrastructure, automotive, aerospace and industrial markets.

•

Shigan Quantum. On September 3, 2009, we acquired a 25% interest in Shigan Quantum Technologies PVT LTD (Shigan Quantum), a start-up company organized under India’s Corporate Act. Shigan Quantum intends to manufacture and sell gaseous fuel injectors using our injector technologies and variants thereof.

Recent Events

On March 2, 2011, March 3, 2011, March 14, 2011, and March 28, 2011, we issued a total of 369,010 shares of our common stock to our senior secured lender in payment of $1,750,000 of principal due under the promissory note we refer to in this prospectus as Term Note B.

On March 10, 2011, we entered into a global Settlement Agreement and Mutual General Release in connection with the settlement of the litigation described on page 39 of this prospectus. Pursuant to the terms of the Settlement Agreement, we agreed to issue 108,000 shares of our common stock to Richard C. Anderson on or before March 31, 2011.

On February 18, 2011, we completed a private placement of our common stock and warrants to which this prospectus relates pursuant to which we received gross proceeds of approximately $7.7 million, of which $5.7 million was paid in cash and $2.0 million was paid by the reduction of debt owed to our senior secured lender.

On February 8, 2011, we implemented a reverse stock split pursuant to which all of the issued and outstanding shares of our common stock at the close of business on such date were combined and reconstituted as a smaller number of shares of common stock in a ratio of 1 share of common stock, $0.02 par value, for every 20 shares of common stock, $0.001 par value. Fractional shares were paid in cash. Our authorized shares of common stock were reduced proportionately from 400,000,000 to 20,000,000. The reverse stock split did not affect our 20,000,000 shares of authorized preferred stock. All share and per share data in this prospectus has been adjusted to give effect to the reverse stock split.

Our independent registered public accounting firm for the fiscal years ended April 30, 2010, 2009 and 2008, Ernst & Young LLP, issued an unqualified opinion on our consolidated financial statements for this three year period in their original report dated July 12, 2010. In connection with this prospectus, Ernst & Young LLP has updated their report for this three year period ended April 30, 2010 to add an explanatory paragraph in their revised report dated March 4, 2011. Their modified report, included as part of this prospectus, discusses their belief that certain conditions exist that raise substantial doubt about our ability to continue as a going concern and that our consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should we be unable to continue as a going concern.

See further discussion of our liquidity and capital resources in the section entitled Risk Factors and in the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations contained within this prospectus.

Corporate Information

We were incorporated in Delaware in October 2000 as a wholly-owned subsidiary of IMPCO. We spun off from IMPCO and became a separate reporting company on July 23, 2002. Our fiscal year ends April 30. Our principal executive offices are located at 17872 Cartwright Road, Irvine, California 92614. Our telephone number at that location is (949) 399-4500. We maintain a web site at www.qtww.com.

Summary Consolidated Financial and Other Data

The table on the following page summarizes certain historical financial information at the dates and for the periods indicated prepared in accordance with U.S. Generally Accepted Accounting Principles.

The Consolidated Statement of Operations data for the years ended April 30, 2008, 2009 and 2010 and the Consolidated Balance Sheet data as of April 30, 2009 and 2010 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The Consolidated Statement of Operations data for the years ended April 30, 2006 and 2007 and the Balance Sheet data as of April 30, 2006, 2007 and 2008 have been derived from audited financial statements not included in this prospectus.

The statements of operations data for the nine months ended January 31, 2011 and the balance sheet data at January 31, 2011 are derived from our unaudited condensed consolidated financial statements and related notes thereto included elsewhere in this prospectus.

Certain reclassifications have been made to amounts for fiscal years 2006 through 2010 to conform to the fiscal 2011 presentation. The selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto, which are included elsewhere in this prospectus.

Statement of Operations Data:

	Year Ended April 30,					Nine Months Ended January 31,
	2006	2007	2008	2009	2010 (3)	2011 (3)
	(all amounts in thousands, except per share amounts)
Statement of Operations Data:
Revenue:
Net product sales	$8,830	$10,663	$11,856	$975	$1,450	$2,432
Contract revenue from non-affiliates	10,952	7,016	14,641	22,283	8,155	9,619

Total revenue	19,782	17,679	26,497	23,258	9,605	12,051

Cost and expenses:
Cost of product sales	9,308	9,484	10,016	2,288	1,573	2,192
Research and development	17,775	14,146	17,499	25,177	13,534	12,928
Selling, general and administrative	10,333	15,811	16,077	13,889	14,986	10,897
Amortization and impairment of long-lived assets	1,661	1,674	1,676	7,021	16	1,285

Operating loss	(19,295)	(23,436)	(18,771)	(25,117)	(20,504)	(15,251)

Interest income (expense), net	894	(16)	(2,557)	(3,691)	(2,415)	(2,638)
Fair value adjustments of derivatives, net	—	1,248	(611)	27,693	(10,574)	8,199
Loss on modification of debt and derivative instruments, net	—	—	—	(23,834)	(14,687)	(1,513)
Gain (loss) on settlement of derivative instruments	—	(281)	—	(4,294)	822	10
Minority interest in losses of subsidiary	56	811	1,719	—	—	—
Equity in earnings (losses) of affiliates	—	—	335	(733)	1,089	424
Other income (expense), net	1	7	(27)	1,985	(19)	17
Income tax expense	(2)	(2)	(2)	(2)	(6)	(70)

Loss from continuing operations	(18,346)	(21,669)	(19,914)	(27,993)	(46,294)	(10,822)
Loss from discontinued operations (1)	(17,187)	(118,184)	(66,886)	—	—	—

Net loss	$(35,533)	$(139,853)	$(86,800)	$(27,993)	$(46,294)	$(10,822)

Per share data - basic and diluted:
Loss from continuing operations	$(6.90)	$(7.02)	$(5.19)	$(6.08)	$(7.17)	$(1.17)
Loss from discontinued operations	(6.45)	(38.27)	(17.42)	—	—	—

Net Loss	$(13.34)	$(45.29)	$(22.60)	$(6.08)	$(7.17)	$(1.17)

Weighted average number of shares outstanding – basic and diluted (2)	2,664	3,088	3,840	4,601	6,460	9,270

(1)	Consists of the operations of Tecstar Automotive Group, Inc. since the acquisition date of March 3, 2005. All of the historical activities of the Tecstar Automotive Group business segment have been classified as discontinued operations in connection with the disposal of the businesses on January 16, 2008.
(2)	See Note 15 of the notes to the consolidated financial statements – April 30, 2010 included elsewhere in this prospectus for an explanation of the method used to determine the number of shares used to compute the net loss per share.
(3)	Includes the operations of Schneider Power, Inc. since the acquisition date of April 16, 2010.

	April 30,					January 31,
	2006	2007	2008	2009	2010 (1)	2011 (1)
	(all amounts in thousands)
Balance Sheet Data:
Cash and cash equivalents	$4,769	$2,526	$6,024	$2,621	$4,027	$2,468
Marketable securities held-to-maturity	15,000	—	—	—	—	—
Working capital (deficit)	26,435	15,159	(14,317)	(24,434)	(11,177)	(33,532)
Total assets	282,309	167,543	68,786	59,883	73,018	72,086
Derivative instruments	—	3,340	16,409	15,198	19,216	8,529
Long-term debt, less current portion	—	22,311	29,941	18,540	21,134	1,404
Total equity	191,593	80,198	1,786	5,132	24,003	27,018

(1)	Includes the balances of Schneider Power, Inc (SPI). SPI was acquired on April 16, 2010.

Quarterly Results of Operations

A summary of the unaudited quarterly results of operations follows (in thousands, except per share amounts):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal Year 2008
Net product sales	$1,455	$3,260	$2,521	$4,620
Contract revenue	2,054	2,917	4,625	5,045
Total revenue	3,509	6,177	7,146	9,665
Cost of product sales	1,591	2,544	2,009	3,871
Gross profit (loss) on product sales	(136)	716	512	749
Research and development expense	3,196	3,820	4,691	5,791
Income (loss) from continuing operations	(1,425)	(2,782)	739	(16,445)
Income (loss) from discontinued operations	(61,313)	(7,817)	2,243	—
Net Income (loss)	(62,738)	(10,599)	2,982	(16,445)
Net income (loss) per share—basic	(17.58)	(2.70)	0.76	(4.17)
Net income (loss) per share—diluted	(17.58)	(2.70)	0.60	(4.17)
Weighted average shares outstanding:
Basic	3,568	3,928	3,928	3,939
Diluted	3,568	3,928	5,283	3,939

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal Year 2009
Net product sales	$214	$385	$216	$161
Contract revenue	3,517	7,019	5,665	6,081
Total revenue	3,731	7,404	5,881	6,242
Cost of product sales	654	423	449	763
Gross profit (loss) on product sales	(440)	(38)	(233)	(602)
Research and development expense	4,619	6,774	7,316	6,468
Net income (loss)	(39,008)	32,759	(18,550)	(3,193)
Net income (loss) per share—basic	(9.78)	7.12	(3.80)	(0.65)
Net income (loss) per share—diluted	(9.78)	2.00	(3.80)	(0.65)
Weighted average shares outstanding:
Basic	3,987	4,603	4,881	4,931
Diluted	3,987	7,623	4,881	4,931

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal Year 2010
Net product sales	$188	$425	$475	$363
Contract revenue	2,906	2,230	1,005	2,013
Total revenue	3,094	2,655	1,480	2,376
Cost of product sales	267	595	329	382
Gross profit (loss) on product sales	(79)	(170)	146	(19)
Research and development expense	3,795	3,509	2,946	3,284
Net income (loss)	(12,264)	(42,673)	14,143	(5,500)
Net income (loss) per share—basic	(2.34)	(7.00)	2.00	(0.74)
Net income (loss) per share—diluted	(2.34)	(7.00)	0.40	(0.74)
Weighted average shares outstanding:
Basic	5,238	6,094	7,074	7,465
Diluted	5,238	6,094	8,627	7,465

	First Quarter	Second Quarter	Third Quarter
Fiscal Year 2011
Net product sales	$644	$835	$953
Contract revenue	2,916	3,050	3,653
Total revenue	3,560	3,885	4,606
Cost of product sales	559	878	754
Gross profit (loss) on product sales	85	(43)	199
Research and development expense	3,837	4,282	5,127
Net income (loss)	(1,615)	(1,455)	(7,753)
Net income (loss) per share—basic	(0.18)	(0.15)	(0.82)
Net income (loss) per share—diluted	(0.18)	(0.15)	(0.82)

Weighted average shares outstanding:
Basic and diluted	9,018	9,390	9,400

THE OFFERING

Securities Offered

This offering involves up to 2,672,040 shares of our common stock issued or issuable to the selling stockholders, consisting of 1,518,737 shares of our common stock and 1,153,303 shares of our common stock issuable upon exercise of warrants, all of which were issued to the selling stockholders in a private placement that we completed on

February 18, 2011.

Total Common Stock Outstanding After the Offering (1)	11,173,031

Use of Proceeds	We will not receive any proceeds from the sale by the selling stockholders of the shares covered by this prospectus. However, we will receive proceeds from the selling stockholders if and when they exercise the warrants for cash. If all of the warrants are exercised for cash, we would receive gross proceeds of approximately $7.4 million. All such proceeds will be used for the purposes described in the “Use of Proceeds” section.

Risk Factors	An investment in the common stock offered under this prospectus is highly speculative and involves a number of risks. You should carefully consider the information contained in the “Risk Factors” section beginning on page 9 of this prospectus and elsewhere in this prospectus and the information we incorporate by reference before making your investment decision.

(1)	The number of shares of our common stock outstanding after this offering is based on the number of shares outstanding as of March 21, 2011, and excludes the following:

•	1,298,153 shares of our common stock reserved for issuance to the holder of our subordinated convertible promissory notes upon the conversion of the accreted principal amount due thereunder;

•	4,568,324 shares of common stock reserved for issuance upon the exercise of outstanding warrants, including those warrants issued in connection with this offering;

•	427,572 shares of common stock reserved for issuance upon the exercise of outstanding stock options pursuant to our 2002 Stock Incentive Plan;

•

878,936 shares of common stock potentially issuable in payment of the amount due under our Term Note B promissory note (based on our closing stock price on March 21, 2011) which we, at our option, have the right to pay using shares of our common stock under certain conditions;

•	300,000 shares of our common stock potentially issuable to the holder of our Consent Fee Note which we, at our option, have the right to pay using shares of our common stock under certain conditions;

•	208,658 shares of common stock reserved for issuance to the holders of our Bridge Notes upon the conversion of the remaining principal and accrued interest amounts due thereunder; and

•	130,500 shares of common stock reserved for issuance to certain parties in payment of amounts due under a settlement agreement and for services performed on behalf of the Company.

RISK FACTORS

An investment in the securities being offered is speculative and involves a high degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus and in the Company’s filings with the SEC, before you decide to invest. These risks and uncertainties should be considered in evaluating forward-looking statements and you should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. We undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events. These risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties may also adversely impair the Company’s business operations. If any of the following risks actually occur, the Company’s business, financial condition or results of operations would likely suffer significantly. In such case, the value of the Company’s common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO LIQUIDITY AND CAPITAL RESOURCES

Although our financial statements have been prepared on a going concern basis, there can be no assurance that we will be able to continue as a going concern.

Our auditors have included an explanatory paragraph in their opinion that accompanies our audited consolidated financial statements as of and for the year ended April 30, 2010, indicating that our current liquidity position raises substantial doubt about our ability to continue as a going concern. If we are unable to improve our liquidity position we may not be able to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result if we are unable to continue as a going concern and, therefore, be required to realize our assets and discharge our liabilities other than in the normal course of business which could cause investors to suffer the loss of all or a substantial portion of their investment.

We are currently in default under our senior secured indebtedness and are operating under a Forbearance Agreement.

As we disclosed on a Current Report on Form 8-K filed with the SEC on January 4, 2011, we are currently in default under all of our debt obligations owed to our senior secured lender, which as of March 21, 2011 totaled $19.0 million, and we are operating under the terms of a Forbearance Agreement that is scheduled to expire on April 30, 2011. In order for us to cure the event of default under our senior secured lender’s debt obligations, we must (i) repay the outstanding principal and interest due under certain bridge promissory notes (the Bridge Notes) on or before April 30, 2011 and (ii) no other events of default under our loan documents with our senior secured lender can occur. On January 18, 2011, we and each of the holders of the Bridge Notes entered into an Amendment to Bridge Note Agreement under which we agreed to repay the principal and interest due under the Bridge Notes in three installments with the final installment in the approximate amount of $1.9 million due on April 29, 2011. If we are unable make the final installment payment on or before April 29, 2011, or if another event of default under our loan documents with our senior lender occurs during the forbearance period, then we will need to obtain our senior secured lender’s agreement to extend the forbearance period. If our senior secured lender does not agree to extend the forbearance period, then our senior secured lender will have the right to declare the entire amount due and owing to it immediately due and payable and to exercise any rights and remedies available to it under the Credit Agreement and applicable law including, without limitation, foreclosing on our assets. Any such action by our senior secured lender would have a material adverse affect on our financial condition and ability to continue as a going concern and we may have to seek bankruptcy protection.

We may not be able to refinance, extend or repay our substantial indebtedness owed to our senior secured lender, which would have a material adverse affect on our financial condition and ability to continue as a going concern.

Even if we cure the event of default that triggered the entry of the Forbearance Agreement with our senior secured lender, within the next five months we anticipate that we may need to raise approximately $15.7 million of debt or equity capital in order to repay certain obligations owed to our senior secured lender when they mature. As of March 21, 2011, the total amount owing to our senior secured lender was approximately $19.0 million (the Senior Debt Amount), which includes approximately $12.2 million of principal and interest due under three convertible promissory notes that are scheduled to mature on August 31, 2011 unless our senior secured lender elects to extend the maturity date, in which case they would mature on August 31, 2013 and a $3.0 million term note (referred to in our financial statements and elsewhere in this prospectus as the Consent Fee Note) that is potentially payable in cash upon demand beginning on August 1, 2011 if our stock is below $10.00. If we are unable to raise sufficient capital to repay these obligations at maturity and our senior secured lender does not exercise its right to extend the maturity date and we are otherwise unable to extend the maturity dates or refinance these obligations, we would be in default. We cannot provide any assurances that we will be able to raise the necessary amount of capital to repay these obligations or that we will be able to extend the maturity dates or otherwise refinance these obligations. A default in payment of these obligations would also constitute a default under another term note that we have with our senior lender that we refer to in our financial statements as Term Note B. Upon a default, our senior secured lender would have the right to exercise its rights and remedies to collect, which would include foreclosing on our assets. Accordingly, a default would have a material adverse effect on our business and, if our senior secured lender exercises its rights and remedies, we would likely be forced to seek bankruptcy protection.

We have a history of operating losses and negative cash flow and we anticipate that we will need to raise additional funds to finance operations.

We have a history of operating losses and negative cash flow. We have incurred recurring net losses, including net losses from continuing operations of $28.0 million in fiscal 2009, $46.3 million in fiscal 2010 and $10.8 million for the first nine months of fiscal 2011. We used $16.9 million and $14.7 million of cash for continuing operating activities during fiscal 2009 and fiscal 2010, respectively, and $11.4 million for the first nine months of fiscal 2011.

We will need to raise additional capital to meet our expected cash needs. Our cash needs will depend on numerous factors, including our revenues, completion of our product development activities, our ability to commercialize our advanced propulsion and fuel systems, market acceptance of electric, plug-in electric and fuel cell vehicles, customer and market acceptance and use of our products, the development of an infrastructure to support electric, plug-in electric and fuel cell vehicles, increase in customer programs and product development, and our ability to reduce and control costs. We expect to devote substantial capital resources to fund expected losses, continue development programs, build out our portfolio of wind and solar energy farms, start up our planned solar module manufacturing plant, and meet our debt obligations. If we are unable to secure such additional financing, it will have a material adverse effect on our business and we may have to limit operations in a manner inconsistent with our development and commercialization plans. If additional funds are raised through the issuance of equity securities or convertible debt securities, it will be dilutive to our stockholders and could result in a decrease in our stock price.

We have funded our operations primarily with proceeds from public and private offerings of our common stock and secured and unsecured debt instruments. We cannot provide any assurances that we will be able to secure additional funding from public or private offerings on terms acceptable to us, if at all. Our inability to achieve our current operating plan or raise capital to cover any potential shortfall would have a material adverse affect on our ability to meet our obligations as they become due without substantial disposition of assets or other similar actions outside the ordinary course of business If we are not able to secure the additional funding we need, we would need to curtail our operations or take other action in order to continue to operate as a going concern.

Our history of operating losses and cash uses, our projections of the level of cash that will be required for our operations to reach profitability, the terms of the private placement transactions that we completed in the past, and the restricted availability of credit for emerging industries, may impair our ability to raise capital on terms that we consider reasonable and at the levels that we will require over the coming months. Our inability to raise sufficient capital as needed over the foreseeable future would have a material adverse effect on our ability to continue as a going concern.

Our ability to raise additional capital in the near term may be limited by Nasdaq’s Listing Rules.

Under Nasdaq’s Listing Rules, the number of shares that we can sell in below market private placement transactions without first obtaining stockholder approval or a hardship exemption from Nasdaq is limited to 20% of our pre-transaction issued and outstanding shares (the 20% Test). Under certain circumstances, Nasdaq will integrate multiple private placement transactions and treat them as a single transaction for purposes of determining whether the 20% Test was violated;

particularly, if the transactions occur within a six month time frame. On February 18, 2011, we completed a below market private placement of our common stock and warrants, which constituted approximately 18 percent of our pre-transaction issued and outstanding shares. Therefore, our ability to raise capital in a below market private placement in the near term is severely limited by the 20% Test. This limitation could impact our ability to complete an equity private placement transaction in the near term.

We will need to increase the number of authorized shares of our common stock.

Under our Amended and Restated Certificate of Incorporation, we have the authority to issue 20 million shares of common stock. As of March 21, 2011, we had approximately 11.2 million shares of common stock issued and outstanding and approximately 6.6 million shares reserved for issuance, leaving us only approximately 2.2 million shares available for future issuance. The number of shares reserved for future issuance does not include shares potentially issuable in payment of payment demands made under our Term Note B and Consent Fee Note, which we have the right, at our option, to satisfy using shares of our common stock subject to certain limitations. As of March 21, 2011, the number of shares potentially issuable in payment of Term Note B and the Consent Fee Note was approximately 1.2 million shares. In order to raise additional common equity capital in the future, we will need to further amend our Certificate of Incorporation to increase the number of authorized shares of capital stock. Any such amendment will require approval by a majority of our shareholders at a special or next annual meeting. We cannot provide any assurance that we will be able to obtain the required shareholder approval. If our stockholders do not approve an increase in our authorized common shares, our ability to raise additional capital in the future will be extremely limited and, as result, would impair our ability to repay our debt obligations when they mature, execute of business plan and fund operations; any of which would have a material adverse affect on our business and our ability to continue as a going concern.

Our stockholders are subject to significant dilution upon the occurrence of certain events which could result in a decrease in our stock price.

As of March 21, 2011, we had approximately 6.6 million shares of our common stock reserved for future issuance upon the exercise of outstanding options and warrants, and conversion of outstanding convertible debt and bridge notes. In addition, we have two demand obligations (Term Note B and the Consent Fee Term Note) owed to our senior secured lender in the aggregate principal amount of approximately $6.8 million which we have the right, subject to certain conditions, to pay using shares of our common stock. Based on our closing stock price on March 21, 2011 of $4.35 per share, we would have to issue approximately 0.9 million shares of our common stock to fully satisfy the remaining debt obligation under Term Note B. The actual number of shares issued in payment of the Term Note B debt obligation could be much higher or lower depending on our share price at the time demand for payment is made. Our ability to use shares to satisfy the debt obligation under the Consent Fee Term Note is contingent upon our share price being at or above $10.00 per share, in which case we would have to issue up to 0.3 million shares to fully satisfy the obligation. Further, we may from time to time make an offer to our warrant holders to exchange their outstanding warrants for shares of our common stock, a fewer number of warrants with more favorable terms, or a combination thereof.

Included in the shares of common stock designated for future issuance discussed above are 929,496 shares that are subject to warrant contracts issued in October 2006 that are currently exercisable at $4.19 per share (the “October 2006 Warrants”) and 1,237,758 shares subject to warrant contracts issued in August 2008 that are currently exercisable at $43.65 per share (the “August 2008 Warrants”). The October 2006 warrants and the August 2008 Warrants contain provisions which, subject to certain exceptions, resets the exercise prices of such warrants if at any time while such warrants are outstanding we sell or issue (or are deemed to sell or issue) shares of our common stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of our common stock at a price below the then current exercise price per share for such warrants; provided, however, the exercise price for the August 2008 Warrants cannot be reset below $38.60. In the event of future price resets, the number of shares of our common stock that are subject to such warrants increase so that the aggregate purchase price payable applicable to the exercise of the warrants after the reset of the exercise price is the same as the aggregate purchase price payable immediately prior to the reset. Any future resets to the exercise price of the October 2006 Warrants and/or the August 2008 Warrants will have a further dilutive effect on our existing stockholders and could result in a decrease in our stock price.

Future sales of substantial amounts of our common stock into the public and the issuance of the shares reserved for future issuance, in payment of our term debt, and/or in exchange for outstanding warrants will be dilutive to our existing stockholders and could result in a decrease in our stock price.

We may not be able to maintain compliance with NASDAQ’s continued listing requirements.

Our common stock is listed on the Nasdaq Global Market. In order to maintain that listing, we must satisfy minimum financial and other requirements including, without limitation, a requirement that our closing bid price be at least $1.00 per share. On February 8, 2011, we implemented a 1-for-20 reverse stock split in order to regain compliance with the $1.00 closing bid price requirement. If we fail to continue to meet all applicable Nasdaq Global Market requirements in the future and Nasdaq determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock, our ability to obtain financing to repay debt and fund operations, and the value of your investment.

The market price and trading volume of our common stock may be volatile.

The market price and trading volume of our common stock has been volatile. We expect that the market price of our common stock will continue to fluctuate significantly for many reasons, including in response to the risk factors described in this prospectus or for reasons unrelated to our specific performance. In recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the market price and trading volume of our common stock. Prices for our common stock may also be influenced by the depth and liquidity of the market for our common stock, investor perceptions about us and our business, our future financial results, the absence of cash dividends on our common stock and general economic and market conditions. In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and could divert our management and other resources.

We may not be able to obtain waivers of potential defaults in the future from our lender if we do not meet future requirements associated with our amended credit facility and convertible promissory note.

We are currently operating under a forbearance agreement with our senior lender dated January 3, 2011 and we received waivers of defaults from our lender on March 12, 2009, January 16, 2008 and December 14, 2007 related to our non-compliance with certain required debt service payments and covenants. We cannot provide any assurance that our lender would provide us with a waiver should we not be in compliance in the future. A failure to maintain compliance along with our lender not agreeing to a waiver for the non-compliance would cause the outstanding borrowings to be in default and payable on demand which would have a material adverse effect on the Company and our ability to continue as a going concern.

We have a commitment to provide a guaranty to an affiliate’s credit facility that could be called upon if the affiliate defaults on the credit facility in the future.

In connection with our acquisition of an ownership interest in our German solar affiliate, Asola, we committed to provide a 1.0 million euro guaranty to Asola’s bank to support an increase in Asola’s bank debt. Once the guaranty is put in place, if Asola were to default on the credit facility in the future, we could be called upon to repay the credit facility up to the limit of our guaranty.

The change in value of our derivative liabilities could have a material effect on our financial results.

Included on our balance sheet at January 31, 2011 are derivative liabilities related to embedded features contained within the Bridge Notes and certain warrant contracts. At each reporting period, we are required to determine the fair value of such derivatives and record the fair value adjustments as non-cash unrealized gains or losses. The share price of our common stock represents the primary underlying variable that impacts the value of the derivative instruments. Additional factors that impact the value of the derivative instruments include the volatility of our stock price, our credit rating, discount rates, and stated interest rates. Due to the volatile nature of our share price, we expect that we will recognize non-cash gains or losses on our derivative instruments each reporting period and that the amount of such gains or losses could be material.

Failure to secure financing for Quantum Solar could adversely affect our operating results.

We have a long-term lease agreement for our 88,000 square foot facility located in Irvine, California, which is currently underutilized. We intend for our subsidiary, Quantum Solar, to use that facility as a solar panel manufacturing facility. If we are unable to secure sufficient capital to fund the commissioning of solar manufacturing plant and Quantum Solar’s operations, the cost associated with maintaining the Irvine facility will adversely affect our operations as long as it continues to be underutilized.

RISKS RELATED TO OUR BUSINESS

Risks Related to our Electric Drive & Fuel Systems Segment

Fisker Automotive represents a substantial portion of our existing and anticipated future revenues and these future revenues will depend on Fisker Automotive’s success.

A large percentage of our revenue is typically derived from a small number of customers, in particular, Fisker Automotive, and we expect this trend to continue. During fiscal 2009, fiscal 2010 and the first nine months of fiscal 2011, our revenues from Fisker Automotive comprised 59%, 46% and 47%, respectively, of our total revenues. We expect that our revenues from Fisker Automotive in the fourth of fiscal year 2011 will also represent a substantial portion of our total revenues. If there is a significant unfavorable change in our agreements with Fisker Automotive or if there are delays in the development and/or production schedule of the Fisker Karma vehicle platform or the number of Fisker Karma vehicles sold does not meet expectations, it would have a material adverse affect on our business operations and financial results.

Fisker Automotive’s success and, in turn, our success and ability to reach profitability, is highly dependent on Fisker Automotive’s ability to access the full amount of a $528 million Department of Energy loan.

Our ability to achieve profitability is highly dependent on the success of Fisker Automotive. Fisker Automotive intends to use the proceeds of a Department of Energy loan (“DOE Loan”) to complete the development, testing and tooling for its Karma vehicle platform and future vehicle platforms. Fisker Automotive’s ability to access the DOE Loan is subject to a number of conditions and covenants. If Fisker Automotive is unable to satisfy the DOE Loan conditions or violates any of the DOE Loan covenants, it may not be able to access the full amount of the DOE Loan, which could have a material adverse effect on Fisker Automotive’s ability to bring the Karma and other vehicle models to production. Failure or delays in bringing the Fisker Karma to production would have a material adverse effect on our business operations and financial results.

Our fuel cell vehicle development and production revenue depends on our relationship with General Motors and General Motors’ viability and commitment to the commercialization of fuel cell vehicles.

General Motors has represented a significant portion of our historical revenues and although our relationship with General Motors under our strategic alliance continues, certain of our programs with General Motors have been delayed indefinitely and others have experienced funding restraints. Although we continue to provide services to General Motors, the level of such services was significantly reduced in fiscal year 2009 and fiscal 2010 compared to prior years and we cannot determine when the level of services will reach the levels attained prior to fiscal year 2009.

Certain of our agreements with General Motors could impair our ability to grow our hydrogen fuel systems business.

On February 14, 2011, we and General Motors entered into an Agreement in Support of Development and an Access and Security Agreement in connection with a $10.0 million development and validation program related to hydrogen storage vessels and systems for General Motors’ fuel cell vehicles. The agreements provide General Motors with certain rights should an event of default under either of those agreements occur including, without limitation, (i) a security interest in and an option to purchase at orderly liquidation value any equipment and tooling owned by us and used in the development and/or production of the Component Parts, (ii) the right to access our premises and use of our equipment, tooling and employees for a period of up to 360 days in order to continue development or production, as the case may be; provided, however, General Motors shall be obligated to pay all actual costs related thereto, and (iii) a broad license to use our intellectual property embedded in or related to the deliverable being developed to make, have made, use, produce, manufacture, assemble, package, and distribute the Component Parts.

The rights granted to General Motors under the Agreement in Support of Development and Production and the Access and Security Agreement should an event of default occur may impair our ability to get hydrogen storage systems development and production contracts from other OEMs, which, in turn, could impair our ability to grow our fuel systems business. Further, if an event of default occurs while the Agreement in Support of Development and Production and Access and Security Agreement are in effect, (i) we could be required to sell the equipment and tooling we use in connection with the program to General Motors at a price substantially below its fair market value, (ii) GM would have a broad license to use certain of our intellectual property without payment of compensation to us, and (iii) GM would have the right to use our facility and employees for a period of up to one year. If an event of default occurred and GM exercised any of such rights, it could have a material adverse effect on our fuel systems business.

We have commitments under a corporate alliance agreement with General Motors that require us to spend up to $4.0 million annually for research and development projects directed by General Motors.

Pursuant to our corporate alliance agreement with General Motors, we are required to spend up to $4.0 million annually on joint research and development projects directed by General Motors over a ten-year term that commenced in July 2002. Although this commitment was waived or partially waived by General Motors for calendar years 2002 through 2010 and is expected to be fully or partially waived for 2011, we cannot provide any assurance that General Motors will continue to waive this commitment in whole or part in the future. The annual commitment under our agreement with General Motors could be financially burdensome and may impact our ability to achieve profitability in the future.

We depend on third-party suppliers for the supply of materials and components for our products.

We depend on third-party suppliers for the supply of materials and components for our products. These companies may experience product development, resource and funding constraints that could impact their ability to supply components in a timely manner, if at all. Further, a prolonged downturn in the automotive industry could have a crippling effect on the automotive supplier chain which, in turn, could result in failures and disruptions in the supply of parts and components to us and materially affect our ability to meet our supply obligations to Fisker Automotive and other customers.

Our ability to design and manufacture powertrain and fuel systems for hybrid, hydrogen and fuel cell applications that can be integrated into new vehicle platforms will be critical to our business and our ability to successfully complete existing development programs.

We are currently developing and integrating advanced hybrid propulsion systems for production intent vehicles. These electric drive and fuel systems are being designed to meet strict design and packaging requirements of our customers. Customers for these systems require that these products meet either their strict design standards or OEM level standards that can vary by jurisdiction. Compliance with these requirements has resulted in increased development, manufacturing, warranty and administrative costs. A significant increase in these costs could adversely affect our business, results of operations and financial condition. If we fail to meet OEM or customer specifications on a timely basis, our existing or future relationships with our OEM and other customers may be harmed, which would have a material adverse effect on our business, results of operations and financial condition.

To be commercially viable, our products and systems generally must be integrated into products manufactured by OEMs. We can offer no assurance that OEMs will manufacture appropriate products or, if they do manufacture such products, that they will choose to use our hybrid and fuel cell products and systems. Any integration, design, manufacturing or marketing problems encountered by OEMs could adversely affect the market for our hybrid and fuel cell products and systems, and our business, results of operations and financial condition.

Our business depends on the growth of hybrid electric, hydrogen, and alternative fuel based vehicles.

Our future success depends on the continued expansion of hybrid electric, hydrogen and alternative fuel based vehicles. The market for these types of vehicles and technologies is influenced by and our sales may be negatively impacted by a number of factors some of which include the level of oil prices, battery durability improvements, levels of investment tax credits and regulation, capital formation, interest rates and consumer disposable income.

The development, growth and acceptance of alternative fuel based vehicles is highly dependent on macro-economic conditions, specifically oil prices and the overall health of the economy. We believe if and when oil prices fall, the general attention placed on the development of advanced technology vehicles diminishes. Similarly, we believe consumers are less willing to spend a “technology premium” when faced with economic uncertainty. The downturn in the world economy is placing a tremendous strain on the automotive industry, including slowing demand for vehicles and limited funding for alternative fuel vehicle programs outside of governmental grant and loan programs.

Additionally, we cannot provide any assurances that the markets for hybrid electric vehicles and other alternative energy based vehicles will gain broad acceptance in any economic environment or, if they do, that they will result in increased sales of our hybrid vehicles and advanced fuel system products. Our business depends on auto manufacturers’ timing for pre-production development programs and commercial production. If there are delays in the advancement of OEM alternative fuel technologies or in our OEM customers’ internal plans for advanced vehicle commercialization, our financial results could be adversely affected.

A mass market for hydrogen products and systems may never develop or may take longer to develop than anticipated.

Fuel cell and hydrogen systems represent emerging technologies, and we do not know whether consumers will adopt these technologies on a large scale or whether OEMs will incorporate these technologies into their products. In particular, if a mass market fails to develop, or develops more slowly than anticipated, for hydrogen powered transportation applications, we may be unable to recover our expenditures to develop our fuel systems for hydrogen applications and may be unable to achieve or maintain profitability, any of which could negatively impact our business. Many factors that are beyond our control may have a negative effect on the development of a mass market for fuel cells and our fuel systems for hydrogen applications. These factors include the following:

•	cost competitiveness and physical size of fuel cell systems and “balance of plant” components (fuel metering and regulation, bi-directional flow monitoring, sensors, etc.);

•	availability, future costs and safety of hydrogen, natural gas and other potential fuel cell fuels;

•	consumer acceptance of hydrogen or alternative fuel products;

•	government funding and support for the development of hydrogen vehicles and hydrogen fuel infrastructure;

•	the willingness of OEMs to replace current technology;

•	consumer perceptions of hydrogen systems;

•	regulatory requirements; and

•	emergence of newer, breakthrough technologies and products within the automotive industry.

Evolving customer design requirements, product specifications and testing procedures could cause order delays or cancellations.

We have experienced delays in shipping our products in the past as a result of changing customer specifications and testing procedures. Due to the dynamic nature of hybrid and hydrogen fuel cell technology, changes in specifications are common and may result in delayed shipments, order cancellations or higher production costs. Evolving design requirements or product specifications may adversely affect our business or financial results.

We have limited experience manufacturing hybrid propulsion and fuel systems on a commercial basis.

We have limited experience manufacturing propulsion and fuel systems for hybrid, plug-in electric hybrid, fuel cell and hydrogen applications on a commercial basis. In order to produce propulsion systems for hybrid and fuel cell applications at affordable prices, we will have to produce hybrid and fuel cell drive systems through high volume automated processes. We do not know whether we, or our suppliers, will be able to develop efficient, automated, low-cost manufacturing capability and processes that will enable us to meet the quality, price, engineering, design and production standards, or production volumes required to successfully mass market our propulsion systems for hybrid and fuel cell applications. Even if we, or our suppliers, are successful in developing our high volume manufacturing capability and processes, we do not know whether we will do so in time to meet our product commercialization schedules or to satisfy the requirements of customers. Our failure to develop such manufacturing processes and capabilities could have a material adverse effect on our business, results of operations and financial condition.

We may not meet our product development and commercialization milestones.

We have product development programs that are in the pre-commercial stage. The success of each product development program is highly dependent on our correct interpretation of commercial market requirements, and our translation of those requirements into applicable product specifications and appropriate development milestones. If we have misinterpreted market requirements, or if the requirements of the market change, we may develop a product that does not meet the cost and performance requirements for a successful commercial product. In addition, if we do not meet the required development milestones, our commercialization schedules could be delayed, which could result in potential purchasers of these products declining to purchase additional systems or choosing to purchase alternative technologies. Delayed commercialization schedules may also impact our cash flow, which could require increased funding.

We may be subject to warranty claims, and our provision for warranty costs may not be sufficient.

We may be subject to increased warranty claims as our products go to production due to longer warranty periods. In response to consumer demand, vehicle manufacturers have been providing, and may continue to provide, increasingly longer warranty periods for their products. As a consequence, these manufacturers require their suppliers, such as us, to provide correspondingly longer product warranties. As a result, we could incur substantially greater warranty claims in the future.

Our business may be subject to product liability claims or product recalls, which could be expensive and could result in a diversion of management’s attention.

The automotive industry experiences significant product liability claims. As a supplier of products and systems to automotive OEMs, we face an inherent business risk of exposure to product liability claims in the event that our products, or the equipment into which our products are incorporated, malfunction and result in personal injury or death. We may be named in product liability claims even if there is no evidence that our systems or components caused the accidents. Product liability claims could result in significant losses as a result of expenses incurred in defending claims or the award of damages. The sale of systems and components for the transportation industry entails a high risk of these claims. In addition, we may be required to participate in recalls involving these systems if any of our systems prove to be defective, or we may voluntarily initiate a recall or make payments related to such claims as a result of various industry or business practices or the need to maintain good customer relationships. Our other products may also be subject to product liability claims or recalls. We cannot assure you that our product liability insurance will be sufficient to cover all product liability claims, that such claims will not exceed our insurance coverage limits or that such insurance will continue to be available on commercially reasonable terms, if at all. Any product liability claim brought against us could have a material adverse effect on our reputation and business.

Our business may become subject to future product certification regulations, which may impair our ability to market our products.

We must obtain product certification from governmental agencies, such as the U.S. Environmental Protection Agency and the California Air Resources Board, to sell certain of our products in the United States and internationally. A significant portion of our future sales will depend upon sales of fuel management products that are certified to meet existing and future air quality and energy standards. We cannot assure you that our products will continue to meet these standards. The failure to comply with these certification requirements could result in the recall of our products or in civil or criminal penalties.

We anticipate that regulatory bodies will establish certification procedures and impose regulations on fuel cell enabling technologies, which may impair our ability to distribute, install and service these systems. Any new government regulation that affects our advanced fuel technologies, whether at the foreign, federal, state or local level, including any regulations relating to installation and servicing of these systems, may increase our costs and the price of our systems. As a result, these regulations may have a negative impact on our business, results of operations and financial condition.

Failure to comply with applicable environmental and other laws and regulations could adversely affect our business and harm our results of operations.

We use hazardous materials in our research and development and manufacturing processes, and as a result are subject to federal, state, local and foreign regulations governing the use, storage, handling and disposal of these materials and hazardous waste products that we generate. Although we believe that our procedures for using, handling, storing and disposing of hazardous materials comply with legally prescribed standards, we cannot completely eliminate the risk of contamination or injury resulting from hazardous materials and we may incur liability as a result of any such contamination or injury. In the event of an accident, including a discharge of hazardous materials into the environment, we could be held liable for damages or penalized with fines, and the liability could exceed our insurance and other resources. We have also incurred and may continue to incur expenses related to compliance with environmental laws. Such future expenses or liability could have a significant negative impact on our business, financial condition and results of operations. Further, we cannot assure you that the cost of complying with these laws and regulations will not materially increase in the future.

We are also subject to various other federal, state, local and foreign laws and regulations. Failure to comply with applicable laws and regulations, including new or revised safety or environmental standards, could give rise to significant liability and require us to incur substantial expenses and could materially harm our results of operations.

New technologies could render our existing products obsolete.

New developments in technology may negatively affect the development or sale of some or all of our products or make our products obsolete. A range of other technologies could compete with plug-in electric hybrid, fuel cell, hydrogen, hybrid or other technologies on which our automotive business is currently focused. Our success depends upon our ability to design, develop and market new or modified hybrid and fuel cell products and systems. Our inability to enhance existing products in a timely manner or to develop and introduce new products that incorporate new technologies, conform to increasingly stringent emission standards and performance requirements and achieve market acceptance in a timely manner could negatively impact our competitive position. New product development or modification is costly, involves significant research, development, time and expense and may not necessarily result in the successful commercialization of any new products.

The development of uniform codes and standards for hydrogen fuel cell vehicles and related hydrogen refueling infrastructure may not develop in a timely fashion.

Uniform codes and standards do not currently exist for fuel cell systems, fuel cell components or the use of hydrogen as a vehicle fuel. Establishment of appropriate codes and standards is a critical element to allow fuel cell system developers, fuel cell component developers and hydrogen storage and handling companies to develop products that will be accepted in the marketplace.

All fuels, including hydrogen, pose significant safety hazards, and hydrogen vehicles have not yet been widely used under “real-world” driving conditions. Ensuring that hydrogen fuel is safe to use by the car-driving public requires that appropriate codes and standards be established that will address certain characteristics of hydrogen and the safe handling of hydrogen fuels.

The development of fuel cell and hydrogen fuel applicable standards is being undertaken by numerous organizations, including the American National Standards Institute, the American Society of Mechanical Engineers, the European Integrated Hydrogen Project, the International Code Council, the International Standards Organization, the National Fire Protection Association, the National Hydrogen Association, the Society of Automotive Engineers, the Canadian Standards Association, the American National Standards Institute and the International Electrotechnical Commission. Given the number of organizations pursuing hydrogen and fuel cell codes and standards, it is not clear whether universally accepted codes and standards will result and, if so, when.

Although many organizations have identified as a significant priority the development of codes and standards, we cannot assure you that any resulting codes and standards would not materially affect our revenue or the commercialization of our products.

Risks Related to Our Renewable Energy Segment

Schneider Power’s success is highly dependent on its ability to obtain a substantial amount of capital in order to build and commission its renewable energy project pipeline.

Our wholly-owned subsidiary, Schneider Power, will need substantial capital in order to complete the development and construction of its wind and solar energy project pipeline. If Schneider Power is unable to obtain financing for its project pipeline, then it could result in significant delays in the development and construction of such projects or the sale or other disposition of such projects, which could have a material adverse effect on Schneider Power’s business, its ability to repay any intercompany loans made by us and our ability to realize the expected value we paid to acquire Schneider Power.

Schneider Power’s success is highly dependent on its ability to obtain permits, approvals, authorization, power purchase agreements and retain its land rights.

In order for Schneider Power to successfully develop and construct the wind and solar energy projects in its development pipeline it will need to obtain a number of various permits, approvals and authorizations from various federal, state, provincial and municipal governmental agencies and power purchase agreements with the respective governments or other third parties and must maintain its land access rights for such projects. We cannot provide any assurances that it will be able to obtain and maintain such permits, approvals, authorizations, agreements or land rights. Failure to obtain and maintain such permits, approvals, authorizations, agreements and land rights could result in significant delays or termination of the development projects, which could have a material adverse effect on Schneider Power’s business.

Development and construction of wind and solar energy projects is subject to a number of risks and uncertainties.

Development and construction of wind and solar electricity generation facilities is dependent on site assessment and the successful planning, installation and commissioning of clusters of wind turbines and solar module arrays, which includes foundation and interconnection structures. There is always the risk that a project will sustain delays and incur material cost overruns. In addition, wind and solar potential for a particular generation facility is based on historical data and weather patterns which may change significantly and have an adverse impact on future energy output and project profitability and cash flow for any given period.

Fluctuations in the Euro and Canadian dollar could have a material effect on Schneider Power’s business and operations.

Schneider Power, a Canadian entity, purchases its wind turbines and a majority of its other capital equipment from foreign suppliers that transact in Euro and U.S. dollars and which have long lead times. Unfavorable fluctuations in the Euro and U.S. dollar versus the Canadian dollar could have a significant adverse effect on Schneider Power’s financial results and could significantly increase the cost of capital equipment purchased from such foreign suppliers.

Decrease in demand or price for solar cells could have an adverse effect on our financial statements.

We, through our affiliate Asola, have entered into a long-term supply agreement under which we have agreed to purchase solar cells with a cumulative power of 77.5 mega watts (MW) through December 31, 2017 at pre-determined quantities that could cause us to hold larger than expected quantities of inventory on hand as a result of future decreased demand, and at pre-determined prices that could be above market rates in the future that could cause us to incur losses on the sale of products manufactured utilizing the solar cells. The spot trading prices for solar cell deliveries have decreased to levels that are currently below prices that we have secured for this applicable period under our long-term supply agreement. As a result, Asola demanded an adjustment to the stated pricing under the supply agreement in a fair and reasonable manner to account for the change in economic circumstances under a “loyalty clause” contained in the supply agreement. Asola’s demand and the subsequent negotiations were not successful and the matter is now in litigation in Germany. We cannot provide any assurance that the matter will be resolved in Asola’s favor. If the matter is resolved unfavorably to Asola and it is determined that a loss is probable on our remaining commitments to purchase the solar cells, we will be required to record a charge in the future for the difference between our remaining unconditional commitments and our estimated net realizable value and that charge could be material.

Other Risks Related to Our Business

Our Credit Agreement with our senior secured lender contains certain negative covenants that could restrict our ability to implement our business plan.

Pursuant to the terms of the Credit Agreement with our senior secured lender, we must first obtain the consent of our senior secured lender before entering into certain transactions or undertaking certain activities including, without limitation, incurring additional debt outside the ordinary course of business, acquiring the stock or assets of another business or entity, and selling or leasing our assets other than in the ordinary course of business. In connection with our acquisition of Schneider Power, our senior secured lender required us to pay a consent fee of $3.0 million which we satisfied by our delivery of a promissory note which is described in our financial statements as the Consent Fee Term Note. In the event that our business plan contemplates transactions or activities that are prohibited under the Credit Agreement and our senior secured lender is unwilling to give its consent, then we will either have to pay our senior secured lender a fee in order to get its consent or, alternatively, revise our business plan.

Past acquisitions and any future acquisitions, equity investments, joint ventures, strategic alliances or other similar transactions may not be successful.

We have consummated and may continue to consummate acquisitions, equity investments, joint ventures and strategic alliances in order to provide increased capabilities to our existing products, supply new products and services or enhance our distribution channels. We expect to continue to make strategic acquisitions of and investments in other businesses that offer complementary products, services and technologies, augment our market segment coverage, geographic locations, or enhance our technological capabilities. We may also enter into strategic alliances or joint ventures to achieve these goals. If we fail to integrate acquired businesses successfully into our existing businesses, or incur unforeseen expenses in consummating future acquisitions or other investments, we could incur unanticipated expenses and losses.

Any transactions or relationships will be accompanied by the risks commonly encountered with those matters. Risks that could have a material adverse affect on our business, results of operations or financial condition include, among other things:

•	the difficulty of assimilating the operations and personnel of acquired businesses;

•	the potential disruption of our ongoing business;

•	the distraction of management from our business;

•	the unexpected loss of customers of the acquired business;

•	the potential inability of management to maximize our financial and strategic position as a result of an acquisition or investment;

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the potential for costs and delays in implementing, and the potential difficulty in maintaining uniform standards, controls, procedures and policies, including the integration of different information systems;

•	the impairment of relationships with employees and customers as a result of any integration of new management personnel;

•	the risk of entering market segments in which we have no or limited direct prior experience and where competitors in such market segments have stronger market segment positions;

•	the risk that there could be deficiencies in the internal controls of any acquired company or investments that could result in a material weakness in our overall internal controls taken as a whole;

•	the potential loss of key employees of an acquired company;

•	the potential dilution of earnings through acquisitions and options granted to employees of acquired companies or businesses; and

•	the potential for shareholder lawsuits.

We currently face and will continue to face significant competition.

Our products face and will continue to face significant competition. New developments in technology may negatively affect the development or sale of some or all of our products or make our products uncompetitive or obsolete. Other companies, many of which have substantially greater resources, are currently engaged in the development of plug-in electric hybrid, hydrogen and electric hybrid propulsion products and technologies that are similar to, or may be competitive with, certain of our products and technologies.

Because the plug-in electric hybrid, fuel cell and hybrid propulsion technologies have the potential to replace existing power sources, competition for plug-in electric, fuel cell and hybrid products will come from current power technologies, from improvements to current power technologies and from new alternative power technologies. Increases in the market for alternative fueled vehicles may cause OEMs to find it advantageous to develop and produce their own hybrid propulsion or fuel management equipment rather than purchase the equipment from us. In addition, greater acceptance of plug-in electric hybrid, electric vehicles and alternative fuel engines or fuel cells may result in new competitors. Furthermore, there are competitors, including OEMs, working on developing other plug-in electric, fuel cell and hybrid vehicle technologies in our targeted markets. A large number of corporations, national laboratories and universities in the United States, Canada, Europe and Japan possess plug-in electric, fuel cell and hybrid vehicle technology and/or are actively engaged in the development and manufacture of plug-in electric, fuel cells and hybrid vehicles. Each of these competitors has the potential to capture market share in various markets, which would have a material adverse effect on our position in the industry and our business, results of operations and financial condition. Many of our competitors have greater financial, labor and other resources and a more diverse and developed customer base which give them significant competitive advantages.

We depend on our intellectual property, and our failure to protect that intellectual property could adversely affect our future growth and success.

Our failure to protect our existing intellectual property rights may result in the loss of exclusivity or the right to use our technologies. If we do not adequately ensure our freedom to use certain technology, we may have to pay others for rights to use their intellectual property, pay damages for infringement or misappropriation, and/or be enjoined from using such intellectual property.

We have not conducted formal evaluations to confirm that our technology and products do not or will not infringe upon the intellectual property rights of third parties. As a result, we cannot be certain that our technology and products do not or will not infringe upon the intellectual property rights of third parties. If infringement were to occur, our development, manufacturing, sales and distribution of such technology or products may be disrupted.

We rely on patent, trade secret, trademark and copyright law to protect our intellectual property. Our patent position is subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent. Accordingly, we cannot assure you that any of the patents we have filed or other patents that third parties license to us will not be invalidated, circumvented, challenged, rendered unenforceable, or licensed to others or that any of our pending or future patent applications will be issued with the breadth of claim coverage we seek, if issued at all.

Effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries. For instance, it may be difficult for us to enforce certain of our intellectual property rights against third parties who may have inappropriately acquired interests in our intellectual property rights by filing unauthorized trademark applications in foreign countries to register our marks because of their familiarity with our business in the United States.

Some of our proprietary intellectual property is not protected by any patent or patent application, and, despite our precautions, it may be possible for third parties to obtain and use such intellectual property without authorization. We have generally sought to protect such proprietary intellectual property in part by confidentiality agreements and, if applicable, inventors’ rights agreements with strategic partners and employees, although such agreements have not been put in place in every instance. We cannot guarantee that these agreements adequately protect our trade secrets and other intellectual property or proprietary rights. In addition, we cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of these relationships. Furthermore, the steps we have taken and may take in the future may not prevent misappropriation of our solutions or technologies, particularly in respect of officers and employees who are no longer employed by us or in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

Our failure to obtain or maintain the right to use certain intellectual property may negatively affect our business.

Our future success and competitive position depends in part upon our ability to obtain or maintain certain proprietary intellectual property used in our principal products. This may be achieved, in part, by prosecuting claims against others who we believe are infringing our rights and by defending claims of intellectual property infringement brought by others. While we are not currently engaged in any material intellectual property litigation, in the future we may commence lawsuits against others if we believe they have infringed our rights, or we may become subject to lawsuits alleging that we have infringed the intellectual property rights of others. For example, to the extent that we have previously incorporated third-party technology and/or know-how into certain products for which we do not have sufficient license rights, we could incur substantial litigation costs, be forced to pay substantial damages or royalties, or even be forced to cease sales in the event any owner of such technology or know-how were to challenge our subsequent sale of such products (and any progeny thereof). In addition, to the extent that we discover or have discovered third-party patents that may be applicable to products or processes in development, we may need to take steps to avoid claims of possible infringement, including obtaining non-infringement or invalidity opinions and, when necessary, re-designing or re-engineering products. However, we cannot assure you that these precautions will allow us to successfully avoid infringement claims. Our involvement in intellectual property litigation could result in significant expense to us, adversely affect the development of sales of the challenged product or intellectual property and divert the efforts of our technical and management personnel, whether or not such litigation is resolved in our favor. In the event of an adverse outcome in any such litigation, we may, among other things, be required to:

•	pay substantial damages;

•	cease the development, manufacture, use, sale or importation of products that infringe upon other patented intellectual property;

•	expend significant resources to develop or acquire non-infringing intellectual property;

•	discontinue processes incorporating infringing technology; or

•	obtain licenses to the infringing intellectual property.

We cannot assure you that we would be successful in any such development or acquisition or that any such licenses would be available upon reasonable terms, if at all. Any such development, acquisition or license could require the expenditure of substantial time and other resources and could have a material adverse effect on our business, results of operations and financial condition.

Our business could suffer if we fail to attract and maintain key personnel.

Our future depends, in part, on our ability to attract and retain key personnel, including engineers, technicians, machinists and management personnel. For example, our research and development efforts depend on hiring and retaining qualified engineers. Competition for highly skilled engineers is extremely intense, and we may experience difficulty in identifying and hiring qualified engineers in many areas of our business. Our future also depends on the continued contributions of our executive officers and other key management and technical personnel, each of whom would be difficult to replace. We do not maintain a key person life insurance policy on our chairman of the board, our chief executive officer, or our chief financial officer. The loss of the services of one or more of our senior executive officers or key personnel, or the inability to continue to attract qualified personnel, could delay product development cycles or otherwise materially harm our business, results of operations and financial condition.

Our insurance may not be sufficient.

We carry insurance that we consider adequate in regard to the nature of the covered risks and the costs of coverage. We are not fully insured against all possible risks, nor are all such risks insurable.

Changes in environmental policies could hurt the market for our products and our renewable energy projects.

The market for plug-in electric hybrid, fuel cell, hybrid and other forms of alternative fuel vehicles and equipment and the demand for our products are driven, to a significant degree, by local, state and federal regulations that relate to air quality, greenhouse gases and pollutants, and that require the purchase of motor vehicles and equipment operating on alternative fuels or fuel cells. Similarly, foreign governmental regulations also affect our international business. These laws and regulations may change, which could result in transportation or equipment manufacturers abandoning or delaying their interest in alternative fuel and fuel cell powered vehicles or equipment. In addition, a failure by authorities to enforce current domestic and foreign laws or to adopt additional environmental laws could limit the demand for our products.

Although many governments have identified as a significant priority the development of alternative energy sources, and fuel cells in particular, we cannot assure you that governments will not change their priorities or that any change they make would not materially affect our revenue or the development of our products.

Our renewable energy projects are also subject to a number of environmental laws, rules and policies related to noise, air, water, wildlife and other aspects of the environment and the surrounding habitat which must be adhered to in order to obtain the permits necessary to develop, construct and operate the projects. Any change in such laws, rules and policies could result in significant cost-overruns and delays or termination of such projects.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results, and current and potential stockholders may lose confidence in our financial reporting.

We are required by the SEC to establish and maintain adequate internal control over financial reporting that provides reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. We are likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses in those internal controls.

In our Annual Report on Form 10-K for the year ended April 30, 2009, we reported that we had a material weakness over the accounting for and disclosure of derivatives associated with debt and warrant instruments because we lacked the technical expertise and did not maintain adequate procedures to ensure that the accounting for derivative financial instruments was appropriate under U.S. generally accepted accounting principles (GAAP). Procedures related to identifying derivative instruments and disclosing derivative instruments at April 30, 2009 did not operate properly and this material weakness resulted in a restatement of our prior financial statements. Since April 30, 2009, we developed and implemented a remediation plan to address the identified material weakness as follows: (i) we increased our technical expertise of GAAP associated with accounting for derivative instruments and (ii) we enhanced internal procedures to better identify derivative financial instruments.

Although we believe that these efforts have strengthened our internal control over financial reporting and address the concern that gave rise to the material weakness as of April 30, 2009, we cannot be certain that our expanded knowledge and revised internal control practices will ensure that we maintain adequate internal control over our financial reporting in future periods. Any failure to maintain such internal controls could adversely impact our ability to report our financial results on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis as required by the SEC and NASDAQ, we could face severe consequences from those authorities. In either case, there could result a material adverse affect on our business. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

Provisions of Delaware law and of our Certificate of Incorporation and Bylaws may make a takeover or change in control more difficult.

Provisions in our Certificate of Incorporation and Bylaws, and of Delaware corporate law, may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that our management and board of directors oppose. Public stockholders that might desire to participate in one of these transactions may not have an opportunity to do so. Our Certificate of Incorporation and Bylaws provide for the following:

•	a staggered board of directors, which makes it difficult for stockholders to change the composition of the board of directors in any one year;

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the exclusive right of the board of directors to change the number of directors and fill vacancies on the board of directors, which could make it more difficult for a third party to obtain control of the board of directors;

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authorizing the issuance of preferred stock which can be created and issued by the board of directors without prior stockholder approval, commonly referred to as “blank check” preferred stock, with rights senior to those of our common stock, which could make it more difficult or expensive for a third party to obtain voting control of us;

•	advance notice requirements for director nominations or other proposals at stockholder meetings;

•	prohibiting stockholder action by written consent, which could delay a third party from pursuing an acquisition; and

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requiring the affirmative vote of holders of at least two-thirds of our outstanding voting stock to amend certain provisions in our Certificate of Incorporation and Bylaws, and requiring the affirmative vote of 80% of our outstanding voting stock to amend certain other provisions of our Certificate of Incorporation and Bylaws, which could make it more difficult for a third party to remove the provisions we have included to prevent or delay a change of control.

These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or to change our management and the board of directors.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the selling stockholders.

We will, however, receive the proceeds from the exercise of the warrants held by the selling stockholders for the 1,153,303 shares underlying such warrants which are covered by this prospectus unless, if permitted under the warrant, such exercise is done on a cashless basis. If all of the warrants are exercised for cash, the total amount of proceeds that we would receive is approximately $7.4 million. We would expect to use the proceeds from the cash exercise of warrants, if any, for general working capital purposes. We will pay the expenses of registration of these shares, including legal and accounting fees.

BUSINESS

Overview

We are a fully integrated alternative energy company—a leader in the development and production of advanced clean propulsion systems, and renewable energy generation systems and services. We believe that we are uniquely positioned to integrate advanced fuel system, electric drive, software control strategies and propulsion control system technologies for alternative fuel vehicles, in particular, plug-in electric hybrid, electric, fuel cell and hydrogen hybrid vehicles based on our years of experience in vehicle-level design, system and component software development, vehicle electronics, system control strategies and system integration.

We classify our business operations into three reporting segments: Electric Drive & Fuel Systems, Renewable Energy (as of April 16, 2010) and Corporate. The Corporate segment consists of general and administrative expenses incurred at the corporate level that are not directly attributable to the Electric Drive & Fuel Systems or Renewable Energy business segments. The Corporate segment also includes activities of our anticipated future operating segments. Certain financial information related to our business segments can be found in the footnotes to the financial statements included in this prospectus.

Our Electric Drive & Fuel Systems business segment provides powertrain design and engineering, system integration, manufacturing and assembly of components and packaged systems for electric, hybrid-electric, plug-in hybrid-electric, range extended plug-in electric, alternative fuel, and hydrogen vehicles, including refueling and recharging stations and systems.

Our portfolio of technologies and products include hybrid electric and plug-in hybrid electric powertrain systems, advanced battery control systems, proprietary vehicle control systems and software, fuel storage and fuel delivery products and control systems for use in hybrid, fuel cell, and other alternative fuel vehicles. Our proprietary control systems and software is integrated into base vehicle components such as inverters, chargers, battery systems and converters to provide customized hybrid drivetrain technologies and systems. We also design and manufacture computerized controls, regulators and automatic shut-off equipment, lightweight, high-pressure hydrogen and natural gas storage tanks using advanced composite technology and hydrogen refueling systems capable of storage at up to 10,000 psi.

Our customer base includes automotive Original Equipment Manufacturers (OEMs), military and governmental agencies, aerospace, and other strategic alliance partners.

Background

We were incorporated in the state of Delaware in October 2000 as a wholly-owned subsidiary of IMPCO Technologies, Inc. (IMPCO). We spun off from IMPCO and became a separate company on July 23, 2002.

On April 16, 2010 we completed our acquisition of Toronto, Ontario, Canada-based Schneider Power Inc. (Schneider Power) under the terms of a definitive Arrangement Agreement executed on November 24, 2009 (the “Arrangement Agreement”) pursuant to which Quantum acquired all of the outstanding shares of Schneider Power in a stock-for-stock exchange. Effective upon the closing of the Arrangement Agreement, we now operate Schneider Power as a wholly-owned subsidiary. Schneider Power is a renewable energy company that develops and constructs wind and solar electricity generation facilities. Schneider Power owns and operates one wind farm in Ontario, Canada that has been in operation since 2007. Schneider Power is currently acting as construction manager on another wind farm project in Ontario that was developed by Schneider Power and subsequently sold to a third party renewable energy investor. Schneider Power has a portfolio in excess of one gigawatt (1,000 MW) of wind and solar energy projects in North America and the Caribbean that it is currently developing.

On August 27, 2008, start-up activities were initiated in Quantum Solar Energy, Inc. (Quantum Solar), a new venture based in Irvine, California and formed by us along with ConSolTec GmbH (the majority shareholder of asola Advanced and Automotive Solar Systems GmbH (Asola)), for the production and distribution of mono and poly-crystalline silicon solar modules with an initial capacity of 45 megawatts (MW). We currently own 85% of Quantum Solar and the remaining 15% is owned by the majority shareholder of our affiliate, Asola. All activities of the consolidated subsidiary are included in our Corporate segment and to date principally consist of partial payments on long lead assembly equipment under construction for solar module production capability.

On January 16, 2008, we completed a series of transactions that resulted in the disposal of substantially all the assets of our former Tecstar Automotive Group business segment. Prior to the disposal, the Tecstar Automotive Group business segment consisted of all of the business activities we acquired on March 3, 2005 when we completed our merger with Tecstar Automotive Group, Inc. as well as subsequent specialty vehicle business acquisitions. The historical activities of the Tecstar Automotive Group business segment are now classified as discontinued operations.

Business Operations

Electric Drive & Fuel System Segment

We provide hybrid drivetrain and advanced fuel system design, powertrain engineering, electronic control and software strategies, system integration, manufacturing and assembly of propulsion systems and sub-systems for a variety of automotive applications including plug-in hybrid electric, hybrid electric, range extended plug-in electric, fuel cell and other alternative fuel vehicles. We also design, engineer and manufacture hybrid and fuel cell concept vehicles and hydrogen refueling systems primarily for use in the transportation, aerospace, and military industries. Our range extended hybrid drive system, which we refer to as Q-Drive, is comprised of or provides control software for a lithium-ion battery pack, an optimized generator, traction motor(s), transmission/transaxle, inverters, DC-DC converter, hybrid controller, controls strategies and software subsystems designed to improve vehicle fuel economy and performance, leverage existing gas station infrastructure, and utilize home-based battery recharging. We also have other derivative drive systems within our family of hybrid drives that have evolved from the Q-Drive hybrid drive system, including a new advanced all-wheel-drive diesel hybrid electric powertrain that we refer to as the Q-Force. Our packaged fuel systems comprise the alternative fuel storage in high pressure composite tanks, injection, regulation, monitoring, and electronics and control systems to improve efficiency, enhance power output, and reduce pollutant emissions from hybrids, plug-in hybrids, internal combustion engines and hydrogen fuel cell vehicles.

We supply our hybrid electric drive systems and packaged fuel systems for alternative fuel vehicles to OEM customers for use by consumers and for commercial and government fleets. Since 1997, we have sold approximately 20,000 systems for alternative fuel vehicles, primarily to General Motors Corporation and its affiliates (General Motors). We believe that a commercial market will begin to develop for our Q-Drive system or certain Q-Drive subsystems within the next year, especially for luxury high performance vehicle applications due to Fisker Automotive’s planned launch of the Fisker Karma vehicle platform. We believe this is the first step to market introduction and to demonstrate the technical feasibility and fuel economy advantages of PHEV technology. We are also engineering and developing variants of the Q-Drive including a parallel drive for PHEV pickup trucks and a “2nd Generation” scaled version of the Q-Drive that is specifically directed at lower-cost light duty vehicles, including mid-size cars and trucks, to significantly advance PHEVs and the average fuel economy in the near term.

We also provide our hybrid electric propulsion systems, gaseous hydrogen fuel systems and refueling products for fuel cell applications, and compressed natural gas fuel systems to major OEMs through funded research and development contracts and on a prototype basis. These hydrogen fuel cell systems and hydrogen refueling products are not currently manufactured in high volumes and will require additional product and application development. We expect initial commercialization for our hydrogen and fuel cell vehicle products to begin in the 2013-2015 time period.

Our products, technologies and engineering services are designed to meet the demand for vehicles to achieve better fuel economy, which in turn will decrease fuel costs, lessen dependence on crude oil, reduce harmful emissions and meet a growing demand for “green vehicle” technology. Our products relate primarily to hybrid electric and plug-in hybrid electric powertrain systems, advanced battery control systems, electronic vehicle control systems and software, fuel storage and fuel delivery products and control systems for use in electric, hybrid, fuel cell, and other alternative fuel vehicles. Our proprietary control systems and software is integrated into base vehicle components such as inverters, chargers, battery systems and converters to provide customized hybrid drivetrain technologies and systems. Our controller and software products range from 8- to 32-bit architecture. Certain control system products precisely control the flow and pressure of gaseous fuels such as natural gas, hydrogen and other gases such as air. The development of electronic controls and software is partially funded internally as well as by a specific application or customer-sponsored programs. We also design and manufacture computerized controls, regulators and automatic shut-off equipment, and lightweight, high-pressure hydrogen and natural gas storage tanks using advanced composite technology. We continue to improve our products and develop new systems to meet increasingly stringent vehicle operational and durability requirements in automotive OEM hybrid electric and fuel cell powered vehicles. We are currently developing an advanced hybrid control strategy to optimize the overall powertrain efficiency by enhancing the interaction between the engine/generator, traction battery and traction drive.

The current market for our hybrid drive systems and packaged fuel systems for PHEVs, electric, fuel cell and hydrogen hybrid applications is the emerging world market for passenger, fleet, industrial and military vehicles. We plan to continue the development of our hybrid drive systems and hydrogen vehicle and refueling technologies to meet market opportunities. We are focusing our enabling technology marketing efforts on North America, Europe and Asia-Pacific.

Hybrid and Plug-in Hybrid Electric Vehicle Industry

The emerging hybrid and plug-in hybrid electric vehicle industry offers a technological option to address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. Hybrid electric vehicles use both an electric motor and an internal combustion engine to propel the vehicle. A hybrid is designed to capture energy that is normally lost through braking and coasting to recharge the batteries (regenerative braking), which in turn powers the electric motor without the need for plugging in. The hybrid vehicle market is growing. There is a variety of hybrid electric vehicles available to consumers today with more models expected in the near future. Cities across the country are already benefiting from the use of hybrid electric buses in their communities. Advantages of hybrid electric vehicles include: reduced fuel consumption and tailpipe emissions, optimized fuel efficiency and performance, lower fuel costs, and they are able to use the existing gas station infrastructure. The main challenges include the limited availability of components (batteries, powertrains, power electronics) and the higher initial cost. Even with these challenges, the demand for hybrid electric vehicles has continued to increase. J.D. Powers & Associates reports that hybrid electric vehicle sales are expected to represent 7% of the total car market in 2015. In addition, the U.S. Military has mandated a 5% per annum reduction in its internal fuel usage and is seeking fuel-efficient applications/vehicles to meet this mandate. Further, in May 2009, the Obama administration announced new Corporate Average Fuel Economy (CAFE) standards mandating automakers to increase the average fuel economy of their U.S. vehicle fleets to 35.5 miles per gallon (mpg) by 2016, accelerating the previous timeline for compliance by four years to 2016 from 2020. The CAFE standards raise the average fuel economy for passenger vehicles from 27.5 mpg to 39.0 mpg and increase the standard for light trucks from 23.0 mpg to 30.0 mpg. The accelerated timeframe provides further clarity to automakers to accelerate development of hybrid/electric vehicle platforms.

Recent advances in batteries and other components have resulted in the emergence of PHEVs. As with other hybrids, a PHEV has the ability to run on either electricity or an internal combustion engine. PHEVs have a larger battery than the batteries used in conventional electric hybrids and they can be recharged by plugging into an appropriate outlet. Recharged vehicles are designed to provide 20-60 miles of all electric, zero emission range without engine power. PHEVs are currently being tested in prototype form and we anticipate will soon be available for sale. Advantages of plug-in hybrids include: reduced fuel consumption and tailpipe emissions, optimized fuel efficiency and performance, recovered energy from regenerative braking, unchanged gas station infrastructure, grid connection potential, “home based” battery recharging at a fraction of the cost of petroleum equivalent, pure zero emission capability, even lower fueling costs compared to battery sustaining hybrids, and possible use in secondary markets for used batteries and reduced waste. Our hybrid control software systems optimize the operation of all hybrid and PHEV subsystems including the engine, generator, motor, inverters, battery system, power converters, and charger to maximize fuel economy while minimizing emissions. But, challenges still remain, including cost and complexity of two powertrains, limited supplier base and component availability (batteries, powertrains, power electronics), higher initial cost, cost of batteries and battery replacement, unproven technologies and added vehicle weight. Advanced battery technologies and systems, specifically lithium-ion batteries, are considered to be the key enabling technology for the commercial viability of PHEVs. Such advanced battery technologies are currently under development but are not yet available on a commercial basis.

In addition to providing incentives to businesses to advance the development of hybrid and electric vehicles, the U.S. government has provided and is expected to continue to provide incentives to taxpayers to purchase and place in service qualified hybrid vehicles through the use of tax credits.

Advanced batteries, capable of meeting standards for durability, performance, and weight, are a key technology for plug-in hybrid electric vehicles and other electric vehicles. The DOE reported that they plan to provide assistance to construct or upgrade battery manufacturing, component, and recycling plants for lithium-ion and other advanced batteries, as well as for production factories for electric drive vehicle power electronics. These grants are expected to help lower the cost of battery packs, batteries, and electric propulsion systems, enabling manufacturers to establish a thriving domestic electric vehicle industry. These advanced battery factories will also support battery manufacturing for consumer products, as well as military and utility applications. The DOE has also pledged to support demonstration, evaluation, and education projects to help develop the market for advanced electric drive vehicles.

Additionally, California and other states are providing grants to support alternative fuel vehicle technology to assist in the commercialization of plug-in hybrid electric vehicles and other electric vehicles. On October 6, 2010, the California Energy Commission (CEC) announced that we had been approved by the CEC’s board of directors for a $1.4 million grant under the CEC’s Alternative and Renewable Fuel and Vehicle Technology Program. The finalization of the grant award is pending approval of final documentation by the CEC. Upon completion of the expected award arrangement, the Electric Drive & Fuel Systems segment will use the proceeds to assist in the development of certain components for our next generation of the Q-Drive powertrain system.

Fuel Cell and Hydrogen/Compressed Gas Vehicle Industry

The fuel cell and hydrogen vehicle industry also offers a technological option to address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. Fuel cell and hydrogen-based internal combustion engine vehicles have emerged as a potential alternative to existing conventional internal combustion engine vehicles because of their higher efficiency, reduced noise and lower tailpipe emissions. Fuel cell industry participants are currently targeting the transportation and hydrogen refueling infrastructure markets. We believe that our fuel cell and hydrogen-based enabling products of fuel storage, fuel delivery and battery and electronic control systems along with our vehicle-level system integration experience can be effectively applied in these markets.

A fuel cell is an electrochemical device that produces electricity by combining hydrogen with oxygen from the air. This electrochemical reaction occurs silently and without combustion, with useable heat and water as the only by-products. The system can use as its base fuel either pure hydrogen or hydrogen derived from hydrocarbon fuels, such as methanol, natural gas or petroleum, using a device called a reformer. A reformer breaks down hydrocarbon fuels using heat and a catalytic process. Regardless of the fuel used to provide hydrogen, the fuel cell system will require on-board hydrogen storage, fuel delivery and electronic controls. We believe that the keys to optimizing the performance of a fuel cell are proper metering and delivery of hydrogen fuel and air to its fuel cell stacks and efficient storage of the fuel to maximize its total operation time; an area that we have expertise in.

There are now over 100 hydrogen-refueling stations worldwide, with essentially all the stations dispensing compressed hydrogen. In California alone, where the state is actively promoting a “Hydrogen Highway Network,” the aim is to establish 20 public hydrogen refueling stations by 2013 of which there are expected to be eight (8) public hydrogen refueling stations in operation by the end of 2011. Californian continues to support fuel cell vehicles and hydrogen fuel through regulatory and policy efforts such as the state’s Zero Emission Vehicle Program, the state’s Global Warming Solutions Act, and the state’s Alternative and Renewable Fuel and Vehicle Technology Program. Other states that have established statewide initiatives to encourage the implementation of hydrogen and fuel cells include Colorado, Florida, Illinois, Michigan, New Mexico, New York and Ohio.

Other examples of fuel cell and hydrogen demonstration programs include the California Fuel Cell Partnership, California Stationary Fuel Cell Collaborative, Compressed Hydrogen Infrastructure Program, Clean Energy Partnership in Berlin, Controlled Hydrogen Fleet & Infrastructure Demonstration and Validation Project, Fuel Cell Bus Club, Japan Hydrogen & Fuel Cell Demonstration Project, Hydrogen Highway Network in California, BC Hydrogen Highway in British Columbia, AQMD Test Fleet, Hi Way Initiative, Ruhr-Alps-Milan Hydrogen Supply Chain Integrated Project, Hydrogen Corridor in Canada, Norwegian HyNor Project, Illinois Hydrogen Highway, The Northern H in the Upper Midwest of the United States, Singapore’s Initiative in Energy Technology, Iceland’s SMART-H2 project, and projects in Hungary, Spain, and the United Kingdom.

Fuel cell and hydrogen-powered hybrid vehicles are being designed to provide clean, quiet power for a variety of applications in transportation, fleet, industrial and military vehicles. The commercialization of fuel cells in all of these markets will require cost reductions for the entire system, including the fuel cell stack, fuel system, balance-of-plant, and assembly.

Many OEMs, including Daimler, Ford, General Motors, Honda, Hyundai, Nissan, and Toyota Motor Corporation have unveiled prototypes of fuel cell vehicles. Although the number of years required before mass production of fuel cell vehicles will be available to the public cannot be reasonably predicted due to the required advances necessary to reduce the costs of the technology and the cost of developing the required infrastructure, Daimler, Toyota Motor Corporation and General Motors have each announced their intentions to sell fuel cell vehicles to the public within the coming decade.

Commercialization of fuel cell vehicles is dependent upon establishing cost-effective on-board fuel storage solutions, hydrogen storage and handling codes and standards, and a hydrogen-refueling infrastructure. These technologies will require across-the-board cost reductions for the entire system, including the fuel cell stack, fuel system, balance-of-plant, and assembly. As cost reduction targets are achieved in higher volume production, we believe that the fuel subsystem will ultimately represent approximately 20% of the cost of a fuel cell or hydrogen system. Safety is also a primary concern when dealing with highly compressed gases. The fuel storage systems must be able to withstand rigorous testing as individual components and as part of the fuel system on the vehicle. Safety concerns apply to the fuel system as a whole, including the tank, regulator and fuel lines, all of which need to comply with applicable safety standards. Our operations are ISO/TS 16949 certified and we have performed extensive testing of our fuel storage components and systems which comply with applicable safety standards, including standards developed by the European Integrated Hydrogen Project (EIHP). Additionally, to ensure widespread commercialization, the fuel storage and delivery systems need to provide adequate range, be of acceptable size and shape, and perform similarly to conventionally fueled vehicles without unacceptably high cost.

Although the commercialization of fuel cell vehicles has not developed as quickly as previously anticipated due to the emergence of hybrid and plug-in hybrid electric vehicle technologies, it is still widely believed to be one of many solutions for medium and long distance clean vehicle or low emission driving. We believe interim steps will continue to be taken by governments to expand the initial refueling infrastructure including mobile refueling units, compact stationary refueling units and bulk transport trailers. In addition, we expect the efforts by OEM’s to advance the development of fuel cell vehicle platforms that can be commercialized within this decade to continue in preparation for a number of vehicle releases in the middle of this decade.

We have also recently introduced a compressed natural gas cylinder technology capable of allowing Class “A” trucks to travel 1,000 miles before refueling. We have shipped initial units in the second and third quarters of fiscal 2011 and expect expansion of natural gas vehicle applications in the US market.

Electric Drive and Fuel Systems Products and Services

Our Electric Drive and Fuel Systems products, technologies and services include:

Products:

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Electronic vehicle control systems and software – our proprietary software is the heart of its hybrid systems and the key enabler of its high efficiency operation. The company has OEM level software incorporating torque security features per ISO26262 in a Spice Level 2 compliant package. These control systems monitor and optimize electrical control strategies and/or gaseous fuel flow to drive systems to meet manufacturers’ and government hybrid electric, fuel cell, or engine requirements. The hybrid control software systems optimize the operation of all hybrid and PHEV subsystems including the engine, generator, motor, inverters, battery system, power converters, and charger to maximize fuel economy while minimizing emissions.

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Lithium ion and advanced battery control systems – we work with leading energy storage system manufacturers to provide state of the art battery systems tailored to each drive system application. These energy storage systems include high energy and power lithium cells, battery management systems, thermal control systems, state of charge/health and control algorithms, integrated into complete battery packs developed for automotive applications.

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Inverters and Motors – we provide customization of inverters and a variety of motors as an integral subsystem to our drive systems. The inverters are very efficient and compact devices which have been specified and/or designed by us. Our drive systems use primarily Interior Permanent Magnet motors due to their substantially higher efficiency, especially at low speeds. For products not available off-the-shelf, we will have them contract manufactured to meet product or customer specifications.

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Engine/Generator and Fuel Cell Power – we provide power generating systems for use as a prime-mover or range extender. We optimize engines to operate at high efficiency and with low emissions on conventional or alternative fuels. We develop specifications and contracts production of customized generators to maximize vehicle efficiency. We also have experience integrating fuel cells and hydrogen storage and supply systems into vehicle applications.

•	Fuel storage – advanced composite, ultra-lightweight tanks that provide cost-effective storage of hydrogen or natural gas at pressures to 10,000 psi (1000 bar).

•	Fuel delivery – pressure regulators, fuel injectors, flow control valves, and other components designed to control the pressure, flow and metering of gaseous fuels.

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Accessories – we also provide accessories such as DC-DC converters, DC-AC inverters, electric air conditioning systems, power steering pumps, etc. with its complete hybrid drive systems. We specify and have the components contract manufactured to meet its high quality, high efficiency requirements.

Services:

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Vehicle Design and Prototype Vehicle Builds. We design complete concept and low-volume production vehicles to demonstrate hybrid, plug-in hybrid, and fuel cell vehicle architecture. We also provide complete vehicle builds on a concept and prototype basis.

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Systems Integration. We integrate our advanced hybrid drive systems with battery systems, advanced fuel storage, fuel delivery, engines, electric motors, inverters, generators, and electronic vehicle control components into hybrid and PHEVs, hydrogen fueled vehicles, fuel cell applications, as well as hydrogen refueling products. We also employ rapid prototyping techniques, which accelerate the iterative design process and result in a more accurate design.

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Testing and Validation. To increase the likelihood of high success rates at the system level, we perform component, subsystem and system testing and validation. The company has test equipment (shaker tables, temperature chambers, salt spray booths, roller and engine dynamometers, etc) to test and validate most automotive devices. These procedures must satisfy our own internal requirements, customer-specific requirements and industry standards. If no suitable procedures exist, we generate requirements for the customer.

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Certification and Compliance. Our regulatory and certification engineers endeavor to implement the latest emissions and safety regulations in efforts to ensure the proper certification and ongoing compliance of our products and our business. We certify complete vehicles in our CARB and EPA certified test lab.

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Production Engineering and Manufacturing Process Development. We provide complete production engineering and manufacturing process development for our limited volume production process as a tier-one OEM automotive supplier and for certain military applications.

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Vehicle Level Assembly. We develop and manage the assembly process for integration of our systems into end products at our facilities or at our customers’ facilities for low to high volume applications. We also build complete concept vehicles.

•	Training. We develop comprehensive technical training for customers that sell and service our products as well as for those that use our products.

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Service and Warranty. We have extensive capabilities in developing service procedures, diagnostics, tools, and complete repair/maintenance programs for OEMs. We also provide technical support over the telephone or at customer sites to resolve technical issues.

Fisker Automotive’s first production car, a plug-in hybrid sports sedan called the Fisker Karma, incorporates our Q-Drive hybrid electric vehicle architecture. We have been providing drive train development and vehicle integration services to Fisker Automotive for their Fisker Karma vehicle since November 2007. We are completing the final development phase which includes system validation, certification and other pre-production development activities that we expect will culminate in a certified, saleable, production release vehicle in the first half of calendar 2011.

On November 8, 2010, we amended our long-term production supply agreement with Fisker Automotive that we executed on April 29, 2010, which sets forth the definitive terms pursuant to which we are the exclusive supplier of certain key sub-systems and control systems included in the Q-Drive powertrain system for the Fisker Karma production vehicle and specifies a royalty fee that we will receive for each Fisker Karma vehicle sold that incorporates our Q-Drive technology (the “Fisker Production Agreement”). The Fisker Production Agreement covers the program life of the vehicle platform and outlines minimum volume of 45,000 vehicles over this period. Under the terms of the licensing and supply arrangement, we, subject to our ability to meet Fisker Automotive’s performance, cost and delivery requirements, will be the exclusive supplier of the following components and subsystems included within our Q-Drive powertrain system that will be used in the Fisker Karma vehicle: (i) the hybrid controller and hybrid control software, (ii) the on-board charger, (iii) the DC-DC converter, and (iv) the solar roof. The amended purchase price for these components and subsystems on a per vehicle basis (which includes a service fee, license and royalty fee) starts at approximately $4,100 for the first 6,500 vehicles and gradually decreases based on volume to approximately $3,200 dollars once 30,000 units are ordered and stays at that price for volumes in excess of 30,000 units. The supply agreement will also provide us with the opportunity to supply components and systems for future Fisker Automotive vehicle programs, upon us meeting Fisker Automotive’s performance, cost and delivery requirements.

Our first-generation Q-Drive system evolved over several years of innovation and development. Our Q-Drive system takes full advantage of the performance potential of electric drive systems while achieving high fuel mileage and low emissions through its integrated plug-in hybrid electric vehicle (PHEV) design. Benefits of our Q-Drive system include optimized fuel efficiency and superior performance, unchanged gas station infrastructure, and convenient battery recharging with any 110-volt outlet, 220/240-volt fast-charging, or possibly using a solar energy powered re-charging station.

Other recent developments associated with our hybrid and electric vehicle and fuel cell programs include:

In February 2011, we announced that General Motors awarded us a $10 million development and validation program for hydrogen storage vessels that will utilize our proprietary ultra lightweight composite technology and assembly processes that save substantial mass while maximizing the fuel storage capacity.

In January and February 2011 we announced several new purchase contracts from large US natural gas vehicle integrators, including AVS and Semi Service, to supply a series of high capacity natural gas vehicle tanks for light duty trucks.

In October 2010, we delivered an advanced electric postal delivery demonstration vehicle to the US Postal Service (USPS) based on the Long Life Vehicle (LLV) platform that USPS widely uses. The demonstration vehicle is currently under evaluation by the USPS. We previously announced in February 2010 that we were competitively selected, along with four other companies, for participation in a one year demonstration and validation program being conducted by the USPS in Washington DC. A successful demonstration in the nation’s capital could pave the way to broad adoption of battery electric vehicles in the USPS fleet. Electrification of the 178,000-strong LLV segment of the postal delivery fleet, the largest civilian fleet in the country, will help to reduce emissions across the country and reduce dependence on foreign petroleum while supporting the continued development of the US electric vehicle industry.

In October 2010, the California Energy Commission (CEC) announced that we had been approved by the CEC’s board of directors for a $1.4 million grant under the CEC’s Alternative and Renewable Fuel and Vehicle Technology Program. The finalization of the grant award is pending approval of final documentation by the CEC. Upon completion of the expected award arrangement, the Electric Drive & Fuel Systems segment will use the proceeds to assist in the development of certain components for our next generation of the Q-Drive powertrain system.

In November 2009, we announced that we had designed, developed and shipped diesel hybrid electric vehicles to the U.S. Army—Tank Automotive Research Development and Engineering Center (TARDEC). We developed the Clandestine Extended Range Vehicle (CERV) for TARDEC, which is a hybrid electric vehicle targeted for quick-paced special operations-type missions involving reconnaissance, surveillance, and targeting. The CERV design incorporates our Q-Force architecture, which is a new advanced all-wheel-drive diesel hybrid electric powertrain.

In November 2009, we were awarded a contract to supply carbon fiber composite hydrogen and oxygen storage vessels for Lockheed Martin’s Space Systems’ development of ISIS (Integrated Sensor is the Structure) airship powered by a Regenerative Fuel Cell (RFC). ISIS is a large stratospheric airship, carrying an integral radar sensor that can detect small valuable targets from a distance of several hundreds of kilometers away. The ISIS uses solar rays during daylight hours to generate renewable electricity that electrolyzes water to generate hydrogen and oxygen to run the RFC at night. In May 2010, we announced that we were awarded an additional contract to supply critical hydrogen metering systems for the ISIS program. Lockheed martin will build the prototype airship for the U.S. Defense Advanced Research Projects Agency (DARPA) under their $400 million military contract.

In March 2009, we announced that we were awarded a contract to upgrade Volvo-Eicher Commercial Vehicles Ltd.’s (Volvo’s) four and six cylinder engine platforms, using our gaseous fuel injection systems and powertrain engineering expertise, to meet certain new stringent emissions regulations in India that came into effect beginning April 2010. We believe that India holds one of the highest natural gas vehicle growth potentials in the world and we intend to continue to pursue opportunities to expand our business in this market. This strategic alliance led to our equity investment in Shigan Quantum in September 2009.

In October 2008, we announced that we had designed, developed and shipped a new generation of hybrid electric vehicles incorporating hydrogen internal combustion engines to TARDEC for deployment at the Selfridge Air National Guard Base (SANGB). This deployment is part of a larger test and demonstration program involving TARDEC joint service partners around the country, in support of the US Army’s 21st Century Base Initiative. The hydrogen-powered vehicles will reduce emissions and provide an opportunity to verify and utilize the existing hydrogen refueling infrastructure.

In June 2008, we delivered the third of three operational stationary hydrogen refueling units located in the City of Rochester, New York under contracts with General Motors and the New York State Energy Research and Development Authority (NYSERDA). In July 2009, one of our stationary hydrogen refueling units also opened to the public at JFK Airport in New York. In January 2011 we delivered to California State Los Angeles Campus a new, uniquely designed stand alone “retail-like” and user-friendly hydrogen dispenser, coupled with our standard hydrogen gas chiller unit for use in the campus’ new hydrogen re-fueling station. The station is set to open to the public in March 2011. We plan to continue seeking out opportunities to add hydrogen refueling infrastructure to further advance the transition to and adoption of alternative fuels.

In April 2008, we completed shipments of our packaged hydrogen fuel systems to General Motors in support of their Equinox fuel cell vehicle program that consists of a fleet of approximately 100 vehicles and we continue to provide service support to General Motors under this program.

In March 2007, we were awarded a contract with California’s South Coast Air Quality Management District (AQMD) to develop and demonstrate PHEVs. Under this program, we are currently developing, manufacturing, and deploying 20 Ford Escape PHEVs for demonstration in Southern California. Under the program, we are utilizing our OEM system engineering and vehicle integration methodologies in the development of a plug-in hybrid version of the 2010 Ford Escape Hybrid. The PHEV system is based on integrating a lithium-ion battery pack and management system. In January 2011, we completed the shipment of all 20 vehicles.

Renewable Energy Segment

Through our wholly-owned subsidiary, Schneider Power, we are a licensed electricity generator, developer and builder of renewable electricity generation facilities. We currently own and operate a 1.6 megawatt (MW) wind farm in Ontario, Canada. In addition, we have a portfolio of wind and solar farm projects in North America and the Caribbean with potential capacity in excess of one gigawatt (1,000 MW) that are in various stages of development. We have capabilities to completely engineer, develop, construct and commission a renewable energy farm.

We currently generate electrical power from wind turbines operating in Ontario, Canada under a long term Power Purchase Agreement with a Canadian-based renewable energy reseller. The predictable nature of the wind resource, the demonstrated reliability of the turbines, the low cost of operations including zero cost of fuel, and the long term fixed rate financing structure that supports the Ontario wind farm operations all contribute to a highly predictable and consistent cash flow stream from these operations. As we continue to grow the capacity of our wind and solar power generation asset base, we expect the steady financial return aspect of this business segment to remain in place.

Development of wind and solar farm projects involves several sequential stages of completion and advancement before the project becomes operational. These stages will generally include the feasibility study of the project, negotiating land easements, securing grid interconnections on the subject project, performing environmental studies, entering a power purchase agreement, arranging for construction financing, managing the construction, and commissioning the project. These stages will generally include:

•	Feasibility Studies – studies are first conducted to obtain sufficient data to validate the energy capacity of a prospective project;

•	Land Easements – for land parcels that we do not control, we must negotiate with local landowners to obtain easements to allow for the development of a wind and/or solar project on their properties;

•	Grid Interconnections – applications are submitted to the local regulated utility distributor to obtain approval for grid interconnections on the subject project;

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Environmental Studies – assessments and feasibility studies are completed and submitted to federal, provincial and municipal governments to obtain permits for construction and commissioning of the project;

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Power Purchase Agreements (PPAs) – PPAs are negotiated and secured with the local regulated utility or government power agency and establish rates to be paid for power generated by our projects and the term of the agreement (generally 20 years);

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Construction Financing – installation of the project infrastructure and systems requires significant capital outlays that are financed with equity capital, project debt (typically non-recourse) or a combination thereof; and

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Commissioning – upon completion of the construction phase, standard electrical tests are performed and adjustments are made to the wind turbines and/or solar panel arrays to validate the safe and efficient operation of the installed systems.

Wind and solar energy project returns depend mainly on the following factors: energy prices, transmission costs, wind and solar resources, wind turbine and solar module costs, construction costs, financing cost and availability of government incentives. In applying our strategy, we take into account the combination of all of these factors and focus on margins, return on invested capital and value creation as opposed solely to project size. Some of our projects, while having high construction costs, still offer attractive returns because of favorable wind and solar resources or higher energy prices. Additionally, in many cases, smaller, more profitable projects can create as much absolute value as do larger, lower-returning projects. We assess the profitability of each project by evaluating its net present value.

An energy project may be financed with all equity or a combination of equity and debt. Due to Schneider Power’s limited cash availability and the high cost of development and construction of a project, Schneider Power has historically entered into strategic relationships to provide for project financing. Schneider Power will evaluate its project portfolio and assess sale, joint venture or own-account alternatives on a project-by-project basis once certain milestones are achieved. If Schneider Power decides to enter into strategic relationships to provide for project equity and/or debt financing on certain of its projects, we anticipate that a typical strategic relationship would be structured in one of two ways, (i) Schneider Power would transfer a majority interest to a strategic partner for a development fee while retaining a minority carried interest in the project; or alternatively (ii) Schneider Power would transfer a partial interest to a strategic partner for a development fee while retaining a pro rata interest in the project. We would anticipate that Schneider Power and the strategic partner would also enter into a development agreement pursuant to which Schneider Power would provide development services for the project in addition to receiving a development fee.

In addition to energy sales on our existing wind electricity generation facilities and future wind and solar energy facilities that we are currently developing, we anticipate generating revenues and cash flows through the sale of ownership interests in our renewable energy projects and through development and construction services for renewable energy projects owned by third parties.

In February 2011, Schneider Power completed the sale of a wind farm project that was under development and that we refer to as the Grand Valley wind farm. The project’s carrying value of $2.1 million is classified as an asset held for sale as of April 30, 2010 and January 31, 2011 in the accompanying consolidated financial statements. During the first nine months of fiscal 2011, Schneider Power executed an arrangement with a non-affiliated third party for the sale of the project asset and received $0.4 million in cash deposits in connection with the arrangement. In February 2011, Schneider Power received the final $1.7 million of cash consideration. From the cumulative total of $2.1 million in gross cash consideration received during fiscal 2011, $0.9 million was distributed to the minority interest partners associated with the project asset.

Renewable Energy Generation and Development Industry

Demand for electricity has dramatically increased as our society has become more technologically driven, and we expect this trend to continue. Significant new capacity for the generation of electricity will be required to meet this anticipated demand, particularly as vehicular transportation shifts in part from internal combustion propulsion to electric and hybrid electric propulsion systems. According to the DOE’s Energy Information Administration (EIA), nearly half of all electricity in the United States produced in 2008 was generated by coal, which is the largest source of carbon dioxide in the atmosphere. Other major sources of electricity in 2008 were nuclear (20%) and renewable energy sources (9%).

Most of the world’s main energy sources are still based on the consumption of non-renewable resources such as coal, petroleum, natural gas and uranium. Although renewable energy resources today represent a relatively small amount of the energy produced, wind and solar energy farms are growing rapidly in market share. We believe wind and solar energy growth in North America is being driven primarily by:

•	decreasing costs in the supply chain and continued improvements in wind and solar technologies;

•	public concern about environmental issues, including climate change;

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favorable federal, state and provincial policies regarding climate change and renewable energy, exemplified by state RPS programs and the ARRA in the US and the Green Energy Act in Ontario, that support the development of renewable energy;

•	increasing obstacles for the construction of conventional power plants; and

•	public concern over continued North American dependence on foreign energy imports.

We intend to leverage our portfolio of existing wind and solar projects, along with strategic relationships developed by Schneider Power to increase our footprint in renewable energy generation and development.

Business Strategy

Our business strategy is to commercialize advanced, low-emission vehicle technology and enhance our leadership position as a tier-one automotive supplier of advanced propulsion systems, alternative fuel systems, powertrain engineering, system integration, and assembly. We also plan to use our existing renewable energy and development platform to expand our ownership of energy producing projects and enhance our involvement in the development and operational management of renewable energy generation facilities.

Our strategy for achieving these objectives includes the following:

Commercialize Our Proprietary Q-Drive Hybrid Vehicle Propulsion System and Sub-Systems

We intend to commercialize and supply our Q-Drive system to Fisker Automotive and newly developed variations thereof into production programs with other OEMs, military programs and other customer groups such as the postal service. We delivered our initial Q-Drive system to Fisker Automotive and integrated these systems into the first Fisker Karma sports sedan production vehicle and into the Fisker Karma S convertible concept vehicle that were first showcased at the Detroit auto show in January 2008 and 2009, respectively. Over the past three years, we have performed substantial development and integration work on our Q-Drive system for incorporation into the Fisker Automotive line of PHEVs. We are currently completing the final phase of that development which includes system validation, certification and other pre-production development activities. We expect that the successful completion of these development activities will culminate in a certified, saleable, production release vehicle in the first half of calendar 2011.

Additionally, we plan to commercialize certain proprietary hybrid drivetrain subsystems including hardware and software controls by selling these subsystems to automotive OEMs, large heavy-duty vehicle manufactures, integrators, and other providers of hybrid vehicle technologies. We believe our internally funded and developed hybrid control strategies, software and technologies can be effectively and efficiently leveraged into these growing market opportunities.

Increase Our Participation in the Hybrid and Plug-in Hybrid OEM Vehicle Markets by Advancing and Introducing New Lower-Cost Technology and Securing Customer and Government Funding

We plan to continue to develop and advance our hybrid drive packages to capture new customers in a growing hybrid and electric vehicle market. We plan to leverage our hybrid drivetrain technology and systems integration capabilities to continue to advance our hybrid control systems, motor control software and propulsion system control strategies. We plan to integrate these technologies and software systems with re-designed drive-train components to provide lower-cost powertrain systems. We expect to continue to expand our customer base in our efforts to further develop advanced and lower cost hybrid drive system component parts and secure customer and government funding to provide the capital to make these advancements.

We have delivered a hybrid powered light-duty all-terrain vehicle and several hybrid vehicles, including a diesel hybrid version of our military special operations vehicle containing a battery dominant, series hybrid electric propulsion system, to the U.S. Army for evaluation. We are also currently developing, manufacturing, and deploying 20 Ford Escape PHEVs for demonstration in Southern California under a contract with California’s South Coast Air Quality Management District (AQMD). Under this contract, we are utilizing our OEM system engineering and vehicle integration methodologies to develop a plug-in hybrid version of the 2010 Ford Escape Hybrid. We have also produced several prototype vehicles with derivative Q-Drive systems for customer evaluation. We believe that significant opportunities for growth exist in the market for hybrids, PHEVs, and hydrogen-powered hybrids. Based on the anticipated market size and projected growth rate for hybrid vehicles across the globe, we have prioritized our business development efforts in North America, Asia-Pacific and Europe.

Design, Integrate and Assemble Packaged Fuel Systems and Re-Fueling Units for Hydrogen and Fuel Cell Vehicles, Alternative Fuel and Other Emerging Applications

We plan to continue to leverage our advanced fuel systems, and other alternative vehicle technologies to assist OEMs in expediting the commercialization of hydrogen, fuel cell and other alternative fuel and specialized vehicle applications. We also plan to develop systems and complete vehicles to assist the military in adopting hydrogen and fuel cell technologies. We intend to apply our expanded vehicle-level design, powertrain engineering, vehicle electronics and system integration expertise to early development and emerging OEM and military vehicle programs to capture early limited production and assembly of new vehicles.

We plan to leverage our hydrogen storage, metering and control technologies, and integration capabilities to capitalize on the need for mobile and stationary hydrogen refueling units. We believe there are significant opportunities to work with OEMs and energy and petroleum companies in providing the initial refueling products such as mobile refueling units, compact stationary refueling units, and hydrogen storage for bulk transport trailers. We have grown our programs with the U.S. military to develop advanced fuel cell and hybrid electric vehicle technologies. We plan to continue assisting the military in developing their fuel cell, hybrid electric, and other advanced propulsion system technologies.

Expand Our Renewable Energy Development and Production Platform

We intend to expand our footprint in renewable energy electricity generation facilities in North America and the Caribbean. We will achieve this through the development and construction of our existing project pipeline and to continue prospecting for future renewable energy sites. We have in excess of one Gigawatt (1,000 MW) of projects in our project pipeline that we plan to bring to fruition.

We also expect to continue to support the growth and expansion of Asola, which opened a state-of- the- art PV Module manufacturing facility in Erfurt, Germany in May 2009 which has since tripled its capacity to 45 MW. We expect Asola to continue to grow and expand in Europe, Africa and Asia. Asola has signed letters of intent for the formation of joint ventures with alliance partners in Italy, South Korea, and Morocco for the production and distribution of mono and poly-crystalline silicon solar modules with initial capacities of 30 MW. Asola is also in the process of forming a strategic relationship in Canada to begin production of “local content” solar panels for the Ontario, Canada market place.

We, through our subsidiary Quantum Solar, Inc., intend to use Asola’s expertise, technologies and know-how to enter the solar panel manufacturing industry in the United States and Canada. Our plan is for Quantum Solar to operate a 45 MW solar panel manufacturing facility in Southern California. Through Quantum Solar, we also plan to assess strategic opportunities in thin film modulization as well as opportunities in solar panel distribution and integration.

Further, on March 14, 2011, we amended a non-binding Letter of Intent with Asola’s majority share holder, ConSolTec GmbH (ConSolTec) that we executed in August 2010, which sets forth terms related to a proposed transaction pursuant to which we and ConSolTec would establish a newly formed holding company, with us as the controlling equity holder, to create a solar panel manufacturing, distribution and sales entity to service global markets (the “Asola LOI”). The assets of the new entity would include Asola and Quantum Solar as wholly-owned subsidiaries. Under the proposed terms of the Asola LOI, the transaction is contingent upon several conditions including our ability to raise a certain level of capital in order to provide compensation to ConSolTec and to provide sufficient equity capital to the new entity to enable the entity’s expansion into additional global markets. The Asola LOI, as amended, contemplates a transaction completion date of June 30, 2011.

Leverage Our Battery and Hydrogen Storage Systems into Broader Energy Storage Applications

We plan to utilize our full array of storage technologies, developed for automotive and refueling applications, in broader applications within the energy industry. The storage of energy is becoming more important with the emergence of renewable energies and the concept of distributed energy. We believe our industry-leading hydrogen storage systems and our lithium-ion battery system technologies can enhance the availability of intermittent renewable resources, like wind and solar by providing cost effective storage options. Our advanced storage technologies provide energy users with the ability to store and utilize energy on demand.

Strategic Relationships

We evaluate on an ongoing basis the benefits of joint ventures, acquisitions and strategic alliances with our customers and other parties to strengthen our global business position and to expand our business operations. We have focused our strategic alliances on expanding our market opportunities and advancing the development of our technologies.

Fisker Automotive

On August 7, 2007, we co-founded Fisker Automotive, Inc. (Fisker Automotive), a joint venture with Fisker Coachbuild, LLC, which was formed for the purpose of producing premium plug-in hybrid automobiles. We owned 6.2 million shares of Fisker Automotive’s common stock on March 21, 2011, which represents less than 1% of the issued and outstanding shares of Fisker Automotive’s capital stock.

Asola

On January 4, 2008, we acquired a 24.9% ownership interest in Asola, a solar module manufacturer located in Erfurt, Germany. Asola has been developing and manufacturing high-efficiency photovoltaic modules for a number of innovative applications, including automotive, residential, and commercial applications for over 20 years. Asola developed the solar roof panel that is incorporated into the Fisker Karma PHEV. Asola’s current facility has an annual manufacturing capacity to produce 45 MW of solar panels. See discussion of Asola LOI under Business Strategy above.

Power Control and Design

On October 6, 2009, we acquired a 22% interest in Power Control and Design, Inc. (“PCD”). PCD designs and develops control software for use in motor control, solar-to-grid, wind-turbine, electric vehicle charges and power conversion products and applications for infrastructure, automotive, aerospace and industrial markets.

Shigan Quantum

On September 3, 2009, we acquired at 25% interest in Shigan Quantum Technologies PVT LTD (“Shigan Quantum”), a start-up company organized under India’s Corporate Act. Shigan Quantum intends to manufacture and sell gaseous fuel injectors using the Company’s technologies and variants thereof.

General Motors

In 2002, we entered into a ten-year strategic alliance with General Motors. We believe that our strategic alliance with General Motors will advance and commercialize, on a global basis, the integration of our gaseous storage and handling systems into fuel cell systems used in the transportation markets. Under the alliance, Quantum and General Motors have co-developed technologies that are designed to accelerate the commercialization of fuel cell applications. Additionally, General Motors will endorse Quantum as a recommended provider of hydrogen storage, hydrogen handling and associated electronic controls. This strategic alliance expands the relationship that has been in place between General Motors and Quantum since 1993, through which we provided packaged natural gas and propane fuel systems for General Motors’ alternative fuel vehicle products. In connection with General Motor’s bankruptcy proceedings, we were designated us as an important supplier and “new” General Motors assumed all contracts and purchase orders with us, including the agreements comprising the strategic alliance.

Customers and Development Programs

A substantial portion of our revenue in fiscal 2010 and the first nine months of fiscal 2011 related to system development and application engineering services provided to Fisker Automotive and General Motors. During fiscal year 2010, revenues from Fisker Automotive, General Motors and U.S. Army—Tank Automotive Research, Development and Engineering Center (TARDEC) comprised 46%, 12% and 11%, respectively, of our total consolidated revenue. During the first nine months of fiscal year 2011, revenues from Fisker Automotive and General Motors comprised 47% and 11%, respectively, of our total consolidated revenue.

During our history, we have had prototype development projects or programs in our continuing operations with the following entities:

Adam Opel AG	Miljobil Grenland A/S
AeroVironment	Missle Defense Agency SBIR
Air Resources Board	NYSERDA
Alion Science and Technology	Proton Energy Systems, Inc.
American Wind Power & Hydrogen	Roush Performance Products
Ballard Power Systems	Saleen, Inc.
Daimler	Select Engineering Services
EDAG Inc.	Shell Hydrogen LLC
Energy Conversion Devices	South Coast Air Quality Management District
Fisker Automotive	Suzuki Motor Corporation
Ford Motor Company	The State University of New York—Buffalo
General Motors (Fuel Cell Activities)	Toyota Motor Corporation
General Motors Corporation	U.S. Army—National Automotive Center
General Motors of Canada, Limited	U.S. Army—Tank Automotive Research, Development and Engineering Center
Hyundai America Technical Center	U.S. Department of Energy
Hyundai Motor Company	VistOrka hf (Eco Energy Ltd.)
ISE Research	Volvo Eicher
Lawrence Livermore National Laboratory	Yamaha Motor Company
Lockheed Martin Space Systems

Research and Product Development

We conduct research and product development in the following areas, with corresponding technical capabilities:

•

2nd Generation Q-Drive – engineering and developing variants of the Q-Drive including a parallel drive for PHEV pickup trucks and a “2nd Generation” scaled version of the Q-Drive that is specifically directed at lower-cost light duty vehicles, including mid-size cars and trucks, to significantly advance PHEVs and the average fuel economy in the near term.

•

Vehicle Engineering and Build – designing, engineering and building concept or early adoption type vehicles using hybrid electric drive system, vehicle and powertrain engineering, vehicle and system integration, and vehicle packaging.

•	Hybrid Control Systems and Control Strategies – designing and optimizing control systems and strategies to maximize vehicle performance and range.

•	Lithium Ion and Advanced Battery Control Systems – developing electronic control systems and software to maximize efficiency and energy storage in lithium ion battery applications.

•	Electronic Controls and Software Systems – automotive hardware design and selection, engine modeling, calibration and software design for engine and emission controls.

•

Fuel Storage – composite pressure vessel design and analysis, carbon fiber filament winding, and hydraulic, pneumatic, burst and fatigue testing. Evaluation, testing and integration capabilities for advanced hydrogen storage, including hydride, conformable and other emerging compressed and solid state storage.

•	Mechanical Design and Development – pneumatics, kinematics, hydraulic components and systems, and advanced materials, structural, flow and thermal analysis.

•

Advanced Emissions Testing – testing facility that utilizes California Air Resources Board (CARB) and U.S. Environmental Protection Agency (EPA) approved advanced technology to test Super Ultra Low Emission Vehicles. EPA/CARB certification testing, vehicle development testing including catalyst efficiency, diagnostics, calibration, engine durability testing, and engine mapping.

•

Advanced Products – injectors, fuel management, fuel storage, and fuel supply for fuel cell power systems, mass flow sensors for natural gas flow measurement and “smart” sensors using microcontrollers and microprocessors.

•

Component and Subsystem Test Facilities –extended vibration, shock loads and accelerations, extreme temperature exposure from -85° F to 392° F, thermal shock, cyclic corrosion, extended salt, fog, humidity and dryness cycling, severe acid and alkali corrosion, flow simulations, and pneumatic leak checks.

•	Concept Vehicle Development – concept vehicle design and development using powertrain engineering, CAD engineering, and other vehicle development and tooling processes.

We believe we are uniquely positioned, based on our research and product development capabilities, as a Tier-1 automotive supplier in providing hybrid propulsion systems, vehicle-level design, powertrain engineering, power electronics and wheel motor interfacing, system integration, and manufacturing and assembly of packaged fuel systems for automotive applications including hybrids, PHEVs, hydrogen electric vehicles, electric only vehicles, fuel cell vehicles, other alternative fuel vehicles, and hydrogen refueling.

Our research and development activities include both customer-funded research and development and company-sponsored research and development that are further discussed in Item 7. Management’s Discussion and Analysis of Financial Condition and Results from Operations. We will continue to strategically invest in research and development over the next several years in order to advance our products for hybrid, hydrogen fuel cell and alternative fuel applications.

Automotive Industry and the Worldwide Economy

Our business is primarily related to hybrid, hydrogen and alternative fuel vehicle development programs and product sales, which vary directly with the program timing and production schedules of our OEM and other customers. The market for these vehicles is sensitive to general economic conditions, government agency and commercial fleet spending and consumer preferences. The rate at which our customers sell hybrid, hydrogen or alternative fuel vehicles depends on their marketing and distribution strategy, as well as company specific inventory and incentive programs. Any significant reduction or increase in production of these vehicles by our OEM customers may have a material effect on our business.

During calendar 2009, the U.S. and world economy and the automotive industry deteriorated significantly and measures implemented by the federal government to stabilize the domestic credit markets and the economy have not been realized to the extent expected. However, the automotive industry in particular received targeted funding and bailouts from the federal government that have had a direct, positive impact on the Detroit-based automakers. Based on recent profits reported by certain automakers and the repayment of some of these loans, the White House has indicated the industry is recovering at a pace few thought possible. The automotive industry may take years to fully recover and the level of uncertainty in the economy as a whole remains real, but we are experiencing a renewed sense of enthusiasm for advanced technology type vehicle programs from our OEM customers. In February 2011, we announced that General Motors awarded us a $10.0 million development and validation program for hydrogen storage vessels that will utilize our proprietary ultra lightweight composite technology and assembly processes that save substantial mass while maximizing the fuel storage capacity.

Competition

Electric Drive & Fuel Systems

A number of domestic and international automotive and industrial manufacturers are developing alternative clean power systems using lithium-ion batteries, hybrid systems, fuel cells or clean burning gaseous fuels in order to decrease fuel costs, lessen dependence on crude oil and reduce harmful emissions.

The demand for hybrid electric and plug-in hybrid electric vehicles has been increasing in response to consumer demand for vehicles that both meet performance expectations and are fuel efficient. Many of the major automotive OEMs (including General Motors, Ford, Toyota and Honda) have rolled out prototypes of electric and/or hybrid electric vehicles over the past year that will compete with us, via our association with our affiliate, Fisker Automotive. We believe our expertise with technologies employed on our hybrid propulsion systems together with our system integration experience offers a competitive advantage to OEM hybrid vehicle manufacturers.

We believe that our competitive advantage over current and potential future competitors is our software development, technology portfolio and integration expertise derived from many years of experience with advanced propulsion systems. Our current competitors, such as Magna, typically focus on individual components and our concentrated on providing parts and supplies for high volume vehicle programs; not low to mid-volume programs. We offer complete systems and subsystems based on our own control strategies and advanced technologies.

In the fuel cell and hydrogen industry, our expertise is in hydrogen fuel storage, fuel delivery, electronic and drive system controls, and system integration. We do not manufacture fuel cells or fuel reformers. We may face competition from companies providing components such as tanks, regulators or injectors. We may also face competition from traditional automotive component suppliers, such as Bosch, Delphi, Siemens, and Visteon, and from OEMs that develop fuel systems internally.

A critical element for hydrogen-based vehicles and OEM alternative fuel vehicles is fuel storage. Our major competitors for high-pressure gaseous storage cylinders include Dynetek Industries Ltd., Lincoln Composites and Structural Composites Inc.

Many of these potential competitors have been in business longer than us and have substantially greater financial, marketing and development resources than we have. We expect that we will face increased competition in the future as new competitors enter the market and advanced technologies become available. In addition, consolidation in our industry may also affect our ability to compete. Consolidation may strengthen our competitors’ financial, technical and marketing resources and may provide greater access to customers. Consequently, these competitors may be able to develop greater resources for the development, promotion and sale of their products. We cannot assure you that we will be able to compete successfully with our existing or new competitors or that the competitive pressures will not materially and adversely affect our business, financial condition or results of operations.

Renewable Energy

In North America, large utility companies dominate the energy production industry, and coal continues to dominate as the primary resource for electricity production. Electricity generated from wind and solar energy faces competition from conventional resources such as nuclear, oil and natural gas and from renewable technologies such as hydro, geothermal and biomass. The advantages of conventional production of electricity are that:

•	the technology and infrastructure already exist for the use of fossil fuels such as coal, oil and natural gas; and

•	supply of most fossil fuels is plentiful and pricing is attractive on a levelized cost of energy basis, particularly for coal and natural gas.

However, energy produced by conventional resources also faces a number of challenges including:

•	the inefficient atmospheric combustion of fossil fuels leads to the release of pollution into the atmosphere including carbon dioxide which is largely considered the primary cause of global warming;

•

fossil fuels are non-renewable unsustainable resources which are expected to eventually decline in production and become exhausted with potentially negative consequences to societies that remain highly dependent on them.

In contrast, electricity generated from wind and solar energy:

•

produces no water or air pollution that can contaminate the environment because there are no chemical processes involved in wind and solar power generation; therefore, there are no waste by-products such as carbon dioxide;

•	does not contribute to global warming because it does not generate greenhouse gases; and

•	benefit from zero-cost renewable fuel sources;

However, wind and solar energy producers also face certain obstacles including:

•	wind strength and sunshine levels that are not consistent as they change throughout each day and season; producing intermittent flow of power as compared to conventional baseload sources;

•	residents in communities where wind and solar farms exist may consider them an “eyesore” or possibly even a health risk; and

•	wind farms, depending on their location, may negatively affect bird migration patterns and may pose a danger to bird and bats in certain time periods;

While we compete with owners of electrical generation assets, including owners of fossil fuel generation assets, we believe our primary competitors are developers and operators focused on renewable energy generation. Renewable energy sources, including wind, biomass, geothermal and solar, currently benefit from various governmental incentives such as feed-in tariffs, tax credits, cash grants and loan guarantees, RPS programs and associated RECs and accelerated tax depreciation. Many of these incentives are not available with respect to energy generated from fossil fuels. The wind and solar energy industry in North America has a range of developers, including large integrated independent power producers and established European producers, many of whom have greater financial and other resources than we do. While our pipeline spans several regions across North America, we have not achieved the scale of many of the larger wind energy producers.

In the wind and solar energy sectors, competition occurs primarily during the development stages of a project rather than during a project’s operational phase. As discussed in “Risk Factors,” wind and solar projects require certain natural conditions that are found in limited geographic areas and at particular sites. Projects must also interconnect to electricity transmission or distribution networks to deliver electricity. We compete with other developers for desirable sites and for the ability to connect to transmission or distribution networks. Depending on the regulatory framework and market dynamics of a region, we may also face competition in bidding for long-term PPAs. Because the renewable energy industry in North America is at an early stage, we also compete with other renewable energy developers for personnel with requisite industry knowledge and experience.

Safety, Regulation, and Product Certification

The manufacture, distribution and sale of our products are subject to governmental regulations in the United States at the federal, state and local levels. The most extensive regulations are promulgated under the National Traffic and Motor Vehicle Safety Act, which, among other things, empowers the National Highway Traffic Safety Administration (NHTSA) to require a manufacturer to remedy certain “defects related to motor vehicle safety” or vehicles that fail to conform to all applicable federal motor vehicle safety standards.

Federal Motor Vehicle Safety Standards are promulgated by the NHTSA. Many of our products are affected by these standards. We engage various testing companies, which also perform testing for NHTSA, to test certain of our products. NHTSA can require automotive manufacturers to recall products. We have not experienced any material recalls.

Like other automotive OEMs and manufacturers of automotive component parts, we may be subject to claims that our products caused or contributed to damage or injury sustained in vehicle accidents or may be required to recall products deemed to contain defects related to motor vehicle safety. We believe that we are adequately insured for any claims. However, any such claims in excess of our insurance coverage or material product recall expenses could adversely affect our financial condition and results of operations. Promulgation of additional safety standards in the future could require us to incur additional testing and engineering expenses that could adversely affect our results of operations.

We must obtain emission compliance certification from the Environmental Protection Agency (EPA) to introduce vehicles or engines into commerce in the United States, and from the California Air Resources Board to introduce vehicles or engines into commerce in California. Certification requires that each vehicle or engine meet specific component, subsystem and vehicle-level durability, emission, evaporative, and idle tests. Both federal and state authorities have various environmental control standards relating to air, water and noise pollution that affect our business and operations.

Furthermore, we strive to meet stringent industry standards set by various regulatory bodies and industry practices, including the U.S. Department of Transportation and Federal Motor Vehicle Safety Standards, the National Fire Protection Association, TÜV, European Integrated Hydrogen Project, Kouatsugasu Hoan Kyokai, Underwriters Laboratories, and American Gas Association. Approvals enhance the acceptability of our products in the domestic marketplace. Many foreign countries also accept these agency approvals as satisfying the “approval for sale” requirements in their markets.

Our international sales are subject to foreign tariffs and taxes, changes in which are difficult to predict and which can adversely affect sales. Our products must also comply with government safety standards imposed in our foreign markets.

Backlog

As of January 31, 2011, our total backlog was $29 million. Our backlog consists of product orders that we believe are firm plus revenue associated with development service programs under contract that has not yet been recognized under the percentage of completion method. We anticipate that substantially all of the current backlog will be completed in calendar year 2011; however, included in our current backlog is $22 million representing the sales value of the initial shipments of our Q-Drive system for the Fisker Karma vehicle that is scheduled to go into high volume production in calendar 2011 and any significant delays on behalf of Fisker Automotive could extend the time required to realize all revenues associated with the backlog. Our backlog increased in February 2011 as a result of the $10 million development and validation program for hydrogen storage vessels with General Motors discussed in the Business Operations section.

Intellectual Property

The continued development and protection of our intellectual property is crucial to our future success. We rely primarily on patent and trade secret laws to protect our intellectual property rights. Although we recognize the importance of patent and trade secret laws and, when appropriate, seek the advantages and benefits these laws offer, we believe that our growth and future success will be more dependent on factors such as the knowledge, experience and expertise of our personnel, new product introductions, continued emphasis on research and development and creation of “know-how.”

We do not know whether any patents will be issued from our patent applications or whether the scopes of our issued patents are sufficiently broad to protect our technologies or processes. Our patents may not provide us a competitive advantage. Competitors may successfully challenge the validity and/or scope of our patents and trademarks. We also rely on a combination of trademark, trade secret and other intellectual property laws and various contract rights to protect our proprietary rights. However, we do not believe our intellectual property rights provide significant protection from competition. We believe that establishing and maintaining strong strategic relationships with valued customers and OEMs are the most significant factors protecting us from new competitors.

In connection with our strategic alliance with General Motors, each party retains the ownership of its existing technology and jointly owns technology that is jointly created under the alliance. No jointly owned patents have been received or applied for under the alliance. Under the alliance, each party granted the other certain exclusive and/or nonexclusive licenses with respect to certain intellectual property developed by such party prior to and during the term of the alliance and also with respect to the jointly owned intellectual property. During the term of the alliance, we are subject to certain transfer restrictions with respect to the pledge, hypothecation, encumbrance, sale or licensing of certain intellectual property. Further, we are obligated to share with General Motors a portion of our revenues generated from the sale of our gaseous storage, handling and control products for fuel cell systems for both automotive and non-automotive applications. The revenue sharing payments continue for a period of 45 years. We do not expect the revenue sharing payments to begin until at least the 2012 fiscal year. Given the uncertainty of the amount of revenues we will generate from the sale of our gaseous storage, handling and control products in future years, we are unable to quantify the amount of revenue sharing payments we will be required to make to General Motors, if any.

Employees

As of March 21, 2011, we had 101 full-time employees and six (6) part-time employees in our combined businesses. During peak production periods, we may increase our work force. Historically, the available labor force has been adequate to meet such periodic requirements. None of our employees are represented by a collective bargaining agreement. We consider our relations with our employees to be good.

Properties

Our corporate headquarters is located in Irvine, California. The facility in Irvine is leased from Cartwright, LLC (Cartwright) and another unrelated party. Our chief executive officer and an irrevocable trust established by our chairman of the board own 50% and 36.67%, respectively, of Cartwright LLC. The remaining 13.33% of Cartwright LLC is owned by an unrelated party.

Our facility in Lake Forest, California conducts the research and development for our Q-Drive hybrid electric propulsion system and other hybrid technologies, production of systems and technologies that enable the use of gaseous fuels in internal combustion engines and fuel cells, including hydrogen systems integration, validation and certification for concept, prototype and production vehicles. The center additionally conducts research and development of advanced fuel delivery and electronic control systems for light- and medium-duty OEM alternative fuel vehicles and for fuel cell applications, including transportation. Our facility in Toronto, Ontario houses the administrative offices of our wholly-owned subsidiary, SPI.

Below is a description of the manufacturing, research and development and general office facilities material to the Company:

	Approximate		Lease
	Square	Owned or	Expiration
Location	Footage	Leased	Date	Principal Uses	Business Segment
Irvine, California	88,000	Leased	10/31/15	Corporate offices	Corporate
Lake Forest, California	156,000	Leased	5/31/15	Manufacturing, assembly, design, research and development, and testing	Electric Drive & Fuel Systems
Toronto, Ontario	5,000	Leased	2/28/13	Administrative offices - SPI	Renewable Energy

We believe our facilities are presently adequate for our current core product manufacturing operations and OEM development programs and production; however, our existing facilities are currently underutilized. Specifically, our facilities in Lake Forest, California include a 60,000 light industrial building that is unoccupied and we only utilize approximately 20% of our available space in our Irvine, California facility for our corporate offices. We anticipate that the unoccupied portions of our facilities will be fully utilized as we expand our operations in the hybrid vehicle and solar industries. If we require additional facilities, we believe we will be able to obtain suitable space on commercially reasonable terms.

Legal Proceedings

From time to time, we receive claims of and become subject to product liability, employment, intellectual property and other commercial litigation related to the conduct of our business. Such litigation, regardless of its merit or outcome, could be costly and time consuming and could divert our management and other key personnel from our business operations. The uncertainty of litigation increases the risks associated with it. In connection with such litigation, we may be subject to significant damages or equitable remedies relating to the operation of our business. Any such litigation may materially harm our business, results of operations and financial condition.

We are one of several defendants in a lawsuit filed in June 2008 in Oakland County Circuit Court, State of Michigan, by a former shareholder of Wheel to Wheel, LLC, a former tier 2 subsidiary of ours prior to our disposition of the Tecstar Automotive Group (TAG) business segment. The other defendants include Wheel to Wheel, LLC (W2W), TAG, our senior secured lender (Lender), an affiliate of the Lender to whom we transferred the TAG business segment in January 2008, Richard C. Anderson (Anderson), the Estate of Jeffrey P. Beitzel (Beitzel Estate), and Douglass C. Goad (Goad). The plaintiff alleges that W2W breached the terms of a Stock Redemption Agreement and Consulting Agreement, both dated April 30, 2003, and is seeking approximately $3 million in damages. Anderson, Beitzel Estate and Goad are being sued as guarantors of the W2W obligations. Plaintiff is alleging that we, WB QT, LLC (affiliate of Lender) and WB Automotive, Inc. (affiliate of Lender) are also liable to plaintiff under a successor liability theory. Anderson, Goad and Beitzel Estate asserted cross-claims against us, WB QT, LLC and WB Automotive, Inc. claiming they are entitled to indemnification. The court dismissed those claims as premature. Anderson has also asserted breach of contract claims against TAG alleging he is entitled to severance benefits under an employment agreement between Anderson and TAG and against us alleging we are liable for such severance benefits under successor liability and piercing the corporate veil theories. A case evaluation was held on December 13, 2010. Upon conclusion of the case evaluation, the plaintiff was awarded total damages of $1.8 million allocated among the defendants as follows: (i) $900,000 against W2W, Anderson, Goad and the Estate of Jeffrey P. Beitzel, joint and several, (ii) $450,000 against us and TAG, joint and several, and (iii) $450,000 against WB QT, LLC and WB Automotive, Inc., joint and several. With respect to Anderson’s employment claims, he was awarded $100,000 against us and TAG, joint and several. We rejected the case evaluation and expect the case to proceed to trial in the first half of calendar year 2011. On February 9, 2011, Mr. Anderson’s employment claims against us were dismissed without prejudice. We believe the claims against us are without merit and we intend to vigorously defend all such claims but cannot provide any assurance as to the outcome of the case. On March 10, 2011, we and the other parties in the case entered in to a global Settlement Agreement and Mutual General Release. Pursuant to the terms of the Settlement Agreement, we agreed to issue 108,000 shares of our common stock to Richard C. Anderson on March 31, 2011, and all parties agreed to dismiss the lawsuit and forever release one another from any and all claims arising from or related to the lawsuit.

MANAGEMENT ’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Recent Events described in the Prospectus Summary section of this prospectus and our financial statements and notes to financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements, which generally include the plans and objectives of management for future operations, estimates or projections of future economic performance, and our current beliefs regarding revenues, profits and losses, capital resources and liquidity. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various risks and uncertainties, including those set forth under the “Risk Factors” section and elsewhere in this prospectus.

Company Overview

We are a fully integrated alternative energy company—a leader in the development and production of advanced clean propulsion systems, and renewable energy generation systems and services. We believe that we are uniquely positioned to integrate advanced fuel system, electric drive, software control strategies and propulsion control system technologies for alternative fuel vehicles, in particular, plug-in electric hybrid, electric and hydrogen hybrid vehicles based on our years of experience in vehicle-level design, vehicle electronics, system control strategies and system integration.

Our Electric Drive & Fuel Systems business segment provides powertrain engineering, system integration, manufacturing and assembly of packaged fuel systems and propulsion control systems for vehicles and other applications including fuel cells, hybrids, plug-in hybrid electric, alternative fuels, and hydrogen refueling stations and systems. We also design, engineer and manufacture hybrid and fuel cell vehicles. Our customer base includes automotive Original Equipment Manufacturers (OEMs), military and governmental agencies, aerospace, and other strategic alliance partners.

Our portfolio of technologies and products include hybrid electric and plug-in hybrid electric powertrain systems, advanced battery control systems, electronic vehicle control systems and software, fuel storage and fuel delivery products and control systems for use in hybrid, electric, fuel cell, and other alternative fuel vehicles. We also design and manufacture computerized controls, regulators and automatic shut-off equipment, lightweight, high-pressure hydrogen and natural gas storage tanks using advanced composite technology and hydrogen refueling systems.

With our recent acquisition of Schneider Power, Inc. (SPI) completed on April 16, 2010, our business now includes the Renewable Energy business segment, which consists of the development, construction and operation of wind and solar electricity generation facilities. SPI also owns and operates a wind farm in Ontario, Canada and has a significant portfolio of renewable wind and solar energy projects in North America and the Caribbean in various stages of development.

Acquisition of Schneider Power

On April 16, 2010 we completed our acquisition of Toronto, Ontario, Canada-based Schneider Power, Inc. (“Schneider Power” or “SPI”) under the terms of a definitive Arrangement Agreement executed on November 24, 2009 (the “Arrangement Agreement”) pursuant to which Quantum acquired all of the outstanding shares of SPI in a stock-for-stock exchange. Effective upon the closing of the Arrangement Agreement, we now operate SPI as a wholly-owned subsidiary. SPI is a renewable energy company that develops and constructs wind energy farms. SPI also owns and operates a wind farm in Ontario, Canada and has a significant portfolio of renewable wind and solar energy projects in North America and the Caribbean that it is currently developing.

In connection with the closing of the Arrangement Agreement, we issued a total of 840,551 shares of our common stock to SPI shareholders (representing 0.01195 of a Quantum common share for each SPI common share outstanding), which included 10,549 shares issued to holders of SPI in-the-money compensatory stock options at the time of closing. All outstanding SPI stock options and SPI warrants were cancelled effective upon the closing of the transaction. We provided the former SPI warrant holders with Quantum replacement warrants that allowed these warrant holders to purchase up to 102,822 shares of our common stock at exercise prices ranging from $9.60 to $48.20 per share. On August 21, 2010, 73,322 of the replacement warrants expired. The remaining replacement warrants have an exercise price of $17.60 per share and expire on May 13, 2011. The closing of the Arrangement Agreement was accounted for as an acquisition of SPI by Quantum. Pursuant to the terms of the Arrangement Agreement, we appointed an individual nominated by SPI to fill a vacancy on our board of directors.

Financial Operations Overview

In managing our business, our management uses several financial and non-financial factors to analyze our performance. Financial factors include forecast to actual comparisons, analysis of revenue and cost trends, project costs and analysis, backlog of customer programs, and changes in levels of working capital. Non-financial factors include assessing the extent to which current programs are progressing in terms of timing and deliverables and the success to which our systems are interfacing with our customers’ vehicle applications. We also assess the degree to which we secure additional programs or new programs from our current or new OEM customers and the level of government funding we receive for propulsion systems and storage solutions. We also evaluate the number of units shipped as part of current and new programs and evaluate the operations of our affiliates.

Non financial factors for the Renewable Energy business segment include wind study results, land ownership agreements, interconnections to the grid, power purchase agreements and other project metrics framing the underlying economics of a renewable energy farm.

We expense all research and development when incurred. Research and development expense includes both customer-funded research and development and company-sponsored research and development. Customer-funded research and development consists primarily of expenses associated with contract revenue. These expenses include application development costs we funded under customer contracts. We will continue to require significant research and development expenditures over the next several years in order to commercialize our products for hybrid, hydrogen fuel cell and alternative fuel applications.

We classify our business operations into three reporting segments: Electric Drive & Fuel Systems (formerly referred to as the Fuel Systems Segment), Renewable Energy (beginning April 16, 2010) and Corporate. Prior to January 16, 2008, we also had a business segment referred to as the Tecstar Automotive Group. The Tecstar Automotive Group segment ceased operations on January 16, 2008 when we transferred substantially all of that segment’s business operations to an affiliate of our senior secured lender. As a result of such transfer, the historical activities of the Tecstar Automotive Group business segment are now classified as discontinued operations.

The chief operating decision maker allocates resources and tracks performance by the reporting segments. We evaluate performance based on profit or loss from operations before interest and income taxes.

Electric Drive & Fuel Systems Segment

Our Electric Drive & Fuel Systems segment supplies advanced propulsion and fuel systems for alternative fuel vehicles to OEM customers for use by consumers and for commercial and government fleets. Since 1997, we have sold approximately 20,000 fuel systems for alternative fuel vehicles. We also provide our propulsion systems and hydrogen storage products for hybrid and fuel cell applications to major OEMs and certain governmental agencies through funded research and development contracts and on a prototype and production intent basis. This segment’s business operations primarily consist of design, integration and supply of electric drive and control system technologies and manufacture and supply of packaged fuel systems for use in hybrid, plug-in electric hybrid, hydrogen, fuel cell, and other alternative fuel vehicles.

Our Electric Drive & Fuel Systems segment generates product revenues through the sale of hydrogen fuel storage, fuel delivery, and electronic control systems to OEMs, the installation of our systems into OEM vehicles, and the sale of transportable hydrogen refueling stations. Product revenues are also generated through the sale of compressed natural gas (CNG), propane (LPG), and hydrogen fuel storage, fuel delivery, and electronic control systems for internal combustion engine applications.

Our Electric Drive & Fuel Systems segment also generates contract revenue by providing engineering design and support to OEMs, primarily Fisker Automotive and General Motors, so that our advanced propulsion systems integrate and operate with the OEM’s hybrid or fuel cell applications. Contract revenue is also generated from customers in the aerospace industry, military and other governmental entities and agencies, and other strategic alliance partners.

Renewable Energy

Our Renewable Energy segment consists solely of the business operations of SPI. SPI, headquartered in Toronto, Ontario, Canada, is an independent power producer, developer of renewable energy projects and provider of related development services and is a licensed electricity generator and wholesaler. Our development of renewable energy projects involves several sequential stages of completion and advancement before a project becomes operational. We conduct feasibility studies to obtain sufficient data to validate the wind and/or solar energy capacity from a prospective project. We must negotiate with local landowners to obtain easements to allow for the development of an energy farm on their properties. Applications are submitted to local utility providers to obtain approvals for grid interconnections, and environmental assessments and feasibility studies must be completed and submitted to Federal, Provincial and Municipal governments to obtain permits for construction and commissioning. Finally, we secure Power Purchase Agreements (“PPAs”) with a utility provider or power broker as a project approaches the construction and operational stage.

Wind and solar energy project returns depend mainly on the following factors: energy prices, transmission costs, wind and solar resources, wind turbine and solar module costs, construction costs, financing cost and availability of government incentives. In applying our strategy, we take into account the combination of all of these factors and focus on margins, return on invested capital and value creation as opposed solely to project size. Most of our projects offer attractive returns because of favorable wind and solar resources and higher energy prices. Additionally, in many cases, smaller, more profitable projects can create as much absolute value as do larger, lower-returning projects. We assess the profitability of each project by evaluating its net present value.

An energy project may be financed with all equity or a combination of equity and debt. Due to SPI’s limited cash availability and the high cost of development and construction of a project, SPI has historically entered into strategic relationships to provide for project financing. SPI will evaluate its project portfolio and assess sale, joint venture or own-account alternatives on a project-by-project basis once certain milestones are achieved. If SPI decides to enter into strategic relationships to provide for project equity and/or debt financing on certain of its projects, we anticipate that a typical strategic relationship would be structured in one of two ways, (i) SPI would transfer a majority interest to a strategic partner for a development fee while retaining a minority carried interest in the project; or alternatively (ii) SPI would transfer a partial interest to a strategic partner for a development fee while retaining a pro rata interest in the project. We would anticipate that SPI and the strategic partner would also enter into a development agreement pursuant to which SPI would provide development services for the project in addition to receiving a development fee.

In addition to energy sales on our existing wind electricity generation facility and future wind and solar energy facilities that we are currently developing, we anticipate generating revenues and cash flows through the sale of ownership interests in our renewable energy projects and through development and construction services for renewable energy projects owned by third parties. Prior to our acquisition, SPI entered into an arrangement to sell their interest in a 22 MW wind farm that was in an early development phase. SPI received Canadian Dollar (CAD) 2.1 million in total sales proceeds in connection with the sale that was completed in installments and closed on February 1, 2011.

Corporate Segment

The Corporate segment consists of general and administrative expenses incurred at the corporate level that are not directly attributable to the Electric Drive & Fuel Systems or Renewable Energy reporting segments. Corporate expenses consist primarily of personnel costs, share-based compensation costs and related general and administrative costs for executive, finance, legal, human resources, investor relations and our board of directors.

In connection with the transfer of the Tecstar Automotive Group’s assets to our senior secured lender in January 2008, certain historical indirect expenses of the Corporate segment that were directly attributable to the Tecstar Automotive Group business activities and would not have been incurred had the Tecstar Automotive Group business segment not existed, have been reclassified and are reported as discontinued operations.

On August 27, 2008, start-up activities were initiated in Quantum Solar Energy, Inc. (Quantum Solar) based in Irvine, California and formed for the purpose of producing and distributing mono and poly-crystalline silicon solar modules with an initial capacity of 45 MW. We currently own 85% of Quantum Solar and the remaining 15% is owned by ConSolTec GmbH, the majority shareholder of Asola. All activities of the consolidated subsidiary are included in our Corporate segment and to date principally consist of partial payments on long lead assembly equipment under construction for solar module production capability. Once Quantum Solar commences its manufacturing operations, we anticipate that we will report these activities under a new business segment separate from the Electric Drive & Fuel Systems, Renewable Energy and Corporate reporting segments.

In September 2010, the CEC announced that we had been approved by the CEC’s board of directors for up to a $4.4 million low interest loan under the CEC’s Clean Energy Business Financing Program. The finalization of the loan arrangement is pending approval of final documentation by the CEC. Upon completion of the expected loan arrangement, draw downs under the loan will be subject to certain conditions, namely, the investment by us of specified matching funds for the project. Any proceeds received under the loan arrangement will be utilized to assist in the purchase of manufacturing equipment for the start up of Quantum Solar Energy, Inc. (Quantum Solar)’s module manufacturing operation (see Liquidity).

On March 14, 2011, we amended a non-binding Letter of Intent with Asola’s majority share holder, ConSolTec GmbH (ConSolTec) that we executed in August 2010, which sets forth terms related to a proposed transaction pursuant to which we and ConSolTec would establish a newly formed holding company, with us as the controlling equity holder, to create a solar panel manufacturing, distribution and sales entity to service global markets (the “Asola LOI”). The assets of the new entity would include Asola and Quantum Solar as wholly-owned subsidiaries. Under the proposed terms of the Asola LOI, the transaction is contingent upon several conditions including our ability to raise a certain level of capital in order to provide compensation to ConSolTec and to provide sufficient equity capital to the new entity to enable the entity’s expansion into additional global markets. The Asola LOI, as amended, contemplates a transaction completion date of June 30, 2011 We cannot provide any assurance that we will be able to complete the transaction contemplated by the Asola LOI. (see Liquidity).

Tecstar Automotive Group Segment

Prior to its disposal in January 2008, the Tecstar Automotive Group segment was comprised of virtually all of the business activities acquired via the merger with Tecstar Automotive Group in March 2005, and subsequent specialty vehicle business acquisitions. In January 2008, we transferred substantially all the assets of our Tecstar Automotive Group segment to an affiliate of our senior secured lender pursuant to a strict foreclosure under Article 9 of the Uniform Commercial Code. As a result of the transfer, the Tecstar Automotive Group business segment (formerly consisting of all of the Tecstar businesses and operating units) ceased operations for purposes of our financial reporting. The Tecstar Automotive Group segment, prior to its disposal, engineered and integrated specialty equipment products into motor vehicle applications, primarily General Motors’ pick-up trucks and sport utility vehicles, provided vehicle build capabilities associated with military vehicle projects and provided design and powertrain services for high performance cars.

As a result of the disposal of the Tecstar businesses, all historical activities of the Tecstar Automotive Group business segment have been classified as discontinued operations in the accompanying consolidated statements of operations and consolidated statements of cash flows. Additionally, certain historical indirect expenses of the Corporate segment that were directly attributable to the Tecstar Automotive Group business activities and would not have been incurred had the Tecstar Automotive Group business segment not existed, have been reclassified and reported as discontinued operations.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with US generally accepted accounting principles (US GAAP) and are included elsewhere in this report. We believe that the application of certain critical accounting policies, which are important to our financial position and results of operations, require significant judgments and estimates on the part of management. We evaluate our estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management considers an accounting estimate to be critical if:

•	it requires assumptions to be made that were uncertain at the time the estimate was made; and

•	changes in the estimate or different estimates that could have been selected could have a material impact on our results of operations or financial condition.

Our management has discussed the development and selection of these critical accounting policies and estimates with the audit committee of our board of directors, and the audit committee has reviewed the disclosure presented below relating to them. We believe the critical accounting policies described below affect the more significant judgments and estimates used in the preparation of our consolidated financial statements:

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We generally manufacture products based on specific orders from customers. Revenue is recognized on product sales upon shipment or when the earnings process is complete and collectibility is reasonably assured. We include the costs of shipping and handling, when incurred, in cost of goods sold. We generally recognize revenue and profit as work progresses on long-term, fixed price contracts for product application development using the percentage-of-completion method. Generally, we estimate percentage complete by determining cost incurred to date as a percentage of total estimated cost at completion. For certain other contracts, percentage complete is determined by measuring progress towards contract deliverables if it is determined that this methodology more closely tracks the realization of the earnings process. For contracts measured under the estimated cost approach, we believe we can generally make dependable estimates of the revenue and costs applicable to various stages of a contract. Recognized revenue and profit are subject to revisions as the contract progresses to completion. Our estimates of contract costs are based on expectations of engineering development time and materials and other support costs. These estimates can change based on unforeseen technology and integration issues, but known risk factors and contract challenges are generally allowed for in the initial scope and cost estimate of the program. Our historical final contract costs have usually approximated the initial estimates and any unforeseen changes in the estimates have not normally resulted in a material impact to financial results. Revisions in profit estimates are charged to income in the period in which the facts that give rise to the revision become known. For energy sales, we recognize revenues based on the terms of a power purchase agreement which outlines long-term pricing and escalation for the power produced by the renewable energy farm.

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We conduct a major portion of our business with a limited number of customers. For fiscal 2011 and for the foreseeable future, Fisker Automotive has represented and is expected to continue to represent, a significant portion of our revenues and accounts receivables. Credit is extended based upon an evaluation of each customer’s financial condition, with terms consistent with those present throughout the industry. Typically, we do not require collateral from customers. We have recorded an allowance for uncollectible accounts receivable based on past experience and certain circumstances surrounding the composition of total accounts receivable. To the extent we increase this allowance, we must include an expense in the statement of operations. If commercial conditions differ from management’s estimates, an additional write-off may be required.

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We provide for the estimated cost of product warranties at the time revenue is recognized based on past experience and expectations of future costs to be incurred. Our Electric Drive & Fuel Systems segment provides product warranties in certain circumstances depending on the platform and model year. For prototype components and systems that are not production intent, warranties are generally not provided. While we engage in product quality programs and processes, including actively monitoring and evaluating the quality of our component suppliers, our warranty obligation is affected by product failure rates, material usage and service delivery costs incurred in correcting a product failure. Should actual product failure rates, material usage or service delivery costs differ from our estimates, revisions to the estimated warranty liability would be required.

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We write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. As part of our estimate, we rely upon future planned design configurations and projected alternative usage of certain components estimated by our engineering teams. We also consider estimated demand for service and warranty parts based on historical information. If actual usage rates or market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

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We account for our ownership interests in Asola, PCD and Shigan Quantum under the equity method of accounting in accordance with Accounting Standards Codification (ASC) Topic No. 323 “Investments—Equity Method and Joint Ventures” (ASC 323) as a result of our ability to exercise significant influence over the operating and financial policies of these affiliates. Under ASC 323, investments of this nature are recorded at original cost and adjusted periodically to recognize our proportionate share of the entity’s net income or losses after the date of investment. When net losses from an investment accounted for under the equity method exceed its carrying amount, the investment balance is reduced to zero and additional losses are not recorded. We resume accounting for the investment under the equity method when the entity subsequently reports net income and our share of that net income exceeds the share of net losses not recognized during the period the equity method was suspended. We account for our ownership interest in Fisker Automotive under the cost method of accounting in accordance with ASC Topic No. 325-20 “Cost Method Investments” (ASC 325-20). Under ASC 325-20, investments of this nature are initially recorded at cost. Income is recorded for dividends received that are distributed from net accumulated earnings of the investee subsequent to the date of investment. Dividends received in excess of earnings subsequent to the date of investment are considered a return of investment and are recorded as reductions in the cost of the investment. Investments are written down only when there is clear evidence that a decline in value that is other than temporary has occurred. Our foreign based affiliates have functional currencies other than the US Dollar. As such, translation adjustments may result from the process of translating our affiliates’ financial statements from their functional currency to US Dollars, which we account for in accordance with ASC Topic No. 830 “Foreign Currency Matters.”

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We periodically evaluate our long-lived assets for impairment, particularly intangible assets and goodwill relating to acquisitions. Goodwill is not amortized, but is evaluated periodically for any impairment in the carrying value. We review our long-lived assets, which include property and equipment, construction in process, intangible assets and goodwill, for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Factors we consider important which could trigger an impairment review include, but are not limited to, the following: significant underperformance relative to expected historical or projected future operating results; significant changes in the manner of our use of the acquired assets or the strategy for our overall business; significant negative industry or economic trends; and a significant decline in our stock price for a sustained period. Goodwill and long-lived asset impairment assessments are generally determined based on fair value techniques, including determining the estimated future discounted and undiscounted cash flows over the remaining useful life of the asset. Those models require estimates of future revenue, profits, capital expenditures and working capital for each reporting unit. We estimate these amounts by evaluating historical trends, the current state of the automotive industry and the economy, current budgets, and operating plans. Discounted cash flows are calculated using a discount rate determined by management to be commensurate with the risk inherent in the current business model. Determining the fair value of reporting units and goodwill includes significant judgment by management and different judgments could yield different results. Any resulting impairment loss could have a material impact on our financial condition and results of operations.

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We account for provisions contained within certain of our warrant contracts and the written put option contained within the Lender Commitment as derivative instrument liabilities in accordance with ASC Topic No. 815 “Derivatives and Hedging” (ASC 815). The share price of our common stock represents the underlying variable that gives rise to the value of the derivative instruments. Additional factors include the volatility of our stock price, our credit rating, discount rates, and stated interest rates. In accordance with ASC 815, the derivative instrument liabilities are recorded at fair value and marked to market each period. Changes in fair value of the derivatives each period resulting from a movement in the share price of our common stock or the passage of time are recognized as fair value adjustments of derivative instruments on our consolidated statements of operations as other income or expense. The fair value adjustments can have a material impact on our financial condition and results of operations.

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We evaluate whether modifications to and restructuring of existing debt instruments result in substantial changes as defined by ASC Topic No. 470, “Debt” (ASC 470). Significant management judgment is required and we use the assistance of independent valuation consultants to estimate the fair value of the original and amended debt instruments as part of our evaluation. Different judgments could yield different results. If we determine that a substantial change has occurred with respect to the modifications, we treat the transaction as an extinguishment of the original debt and recognize a gain or loss on the debt retirement. If we determine that our senior lender has for economic or legal reasons related to our financial condition, granted us a concession that our senior lender would not otherwise consider, we treat the modifications as a troubled debt restructuring and analyze whether a gain should be recorded in connection with the concession.

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We account for stock compensation expense under ASC Topic No. 718 “Compensation—Stock Compensation” (ASC 718). ASC 718 requires all share-based payments, including grants of stock options and restricted stock, to be recognized in our financial statements based on their respective grant date fair values. Under this standard, the fair value of each employee stock option is estimated on the date of grant using an option-pricing model that meets certain requirements. We currently use the Black-Scholes option-pricing model to estimate the fair value of our share-based payments. The Black-Scholes model meets the requirements of ASC 718 but the fair values generated by the model may not be indicative of the actual fair values of our share-based awards as it does not consider certain factors important to share-based awards, such as continued employment, periodic vesting requirements and limited transferability. The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by our stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. We estimate the expected volatility and estimated life of our stock options at grant date based on historical data trended into the future. The risk-free interest rate assumption is the Constant Maturity Treasury rate on government securities with a remaining term equal to the expected term of the option. The dividend yield assumption is based on our history and expectation of dividend payouts. The fair value of our restricted stock is based on the fair market value of our common stock on the date of grant. Share-based compensation expense recognized in our financial statements is based on awards that are ultimately expected to vest. The amount of share-based compensation expense is reduced for estimated forfeitures based on historical experience. Forfeitures are required to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. We evaluate the assumptions used to value stock-based awards on a quarterly basis. If factors change and we employ different assumptions, stock-based compensation expense may differ significantly from what we have recorded in the past. If there are any modifications or cancellations of the underlying unvested securities, we may be required to accelerate, increase or cancel any remaining unearned share-based compensation expense. To the extent that we grant additional equity securities to employees or we assume unvested securities in connection with any acquisitions, our share-based compensation expense will be increased by the additional unearned compensation resulting from those additional grants or acquisitions.

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As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves the estimation of our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. Included in this assessment is the determination of the net operating loss carry-forward that has resulted from our cumulative net operating loss. These temporary differences result in an overall net deferred tax asset or liability position. We must assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent that we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or change this allowance in a period, we generally include an expense or benefit within the tax provision in the consolidated statement of operations. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our deferred tax assets. We have recorded a valuation allowance on our deferred tax assets due to uncertainties related to our ability to fully utilize these assets, primarily consisting of net operating losses and credits that may be carried forward before they expire, and that are subject to certain limitations. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to adjust the recorded valuation allowance, which could materially impact our financial position and results of operations.

Recent Accounting Pronouncements Adopted

Effective May 1, 2010, we adopted new guidance under Accounting Standards Codification (ASC) No. 810-10-05, “Consolidations-Variable Interest Entities.” ASC 810-10-05 changes the approach to determining the primary beneficiary of a variable interest entity (VIE) and requires companies to more frequently assess whether they must consolidate VIEs. The adoption of this guidance did not have a material impact on our financial position or results of operations.

Recent Accounting Pronouncements Issued

In September 2009, the Financial Accounting Standards Board (FASB) reached a consensus on Accounting Standards Update (ASU) No. 2009-13, “Revenue Recognition (Topic 605)—Multiple-Deliverable Revenue Arrangements.” ASU 2009-13 modifies the requirements that must be met for an entity to recognize revenue from the sale of a delivered item that is part of a multiple-element arrangement when other items have not yet been delivered. ASU 2009-13 eliminates the requirement that all undelivered elements must have either: i) vendor specific objective evidence (VSOE) or ii) third-party evidence (TPE), before an entity can recognize the portion of an overall arrangement consideration that is attributable to items that already have been delivered. In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, entities will be required to estimate the selling prices of those elements. Overall arrangement consideration will be allocated to each element (both delivered and undelivered items) based on their relative selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity’s estimated selling price. The residual method of allocating arrangement consideration has been eliminated. Early adoption is permitted. This new update is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Based on the current nature of our operations, we do not expect that the adoption of this requirement on May 1, 2011 will have a material impact on our consolidated financial statements.

Results of Operations

Three and Nine Months Ended January 31, 2010 and 2011

Total revenues and operating losses for our business segments and gross profit (loss) on our product sales for the three and nine months were as follows:

	Three Months Ended January 31,		Nine Months Ended January 31,
	2010	2011	2010	2011
Total Revenue
Electric Drive & Fuel Systems	$1,479,436	$4,430,157	$7,228,322	$11,474,255
Renewable Energy	—	175,368	—	576,383
Corporate	—	—	—	—

Total	$1,479,436	$4,605,525	$7,228,322	$12,050,638

Operating Loss
Electric Drive & Fuel Systems	$(2,926,931)	$(2,317,933)	$(7,675,363)	$(6,468,418)
Renewable Energy	—	(1,302,499)	—	(2,080,085)
Corporate	(3,160,361)	(2,147,380)	(7,587,896)	(6,702,955)

Total	$(6,087,292)	$(5,767,812)	$(15,263,259)	$(15,251,458)

Product Gross Profit (Loss)
Electric Drive & Fuel Systems:
Net product sales	$474,803	$862,272	$1,086,960	$2,212,360
Cost of product sales	(329,189)	(730,855)	(1,190,732)	(2,093,929)

Gross profit (loss)	$145,614	$131,417	$(103,772)	$118,431

Renewable Energy:
Net product sales	$—	$90,390	$—	$219,376
Cost of product sales	—	(23,403)	—	(97,969)

Gross profit	$—	$66,987	$—	$121,407

Electric Drive & Fuel Systems Segment

Product revenue for the Electric Drive & Fuel Systems segment increased $0.4 million, or 80%, from $0.5 million in the third quarter of fiscal 2010 to $0.9 million in the third quarter of fiscal 2011, and increased $1.1 million, or 100%, from $1.1 million in the first nine months of fiscal 2010 to $2.2 million in the first nine months of fiscal 2011, due in part to the initial product shipments to Fisker Automotive related to our Q-Drive hybrid drive systems and increased shipments of high pressure fuel storage tanks for CNG applications. We expect product revenue to increase in the fourth quarter of fiscal 2011 due to our anticipated increase in sales to Fisker Automotive associated with the Fisker Automotive’s planned production launch of the Fisker Karma in the first half of calendar 2011.

Contract revenue for the Electric Drive & Fuel Systems segment increased $2.6 million, or 260%, from $1.0 million in the third quarter of fiscal 2010, to $3.6 million in the third quarter of fiscal 2011, and increased $3.2 million, or 52%, from $6.1 million in the first nine months of fiscal 2010, to $9.3 million in the first nine months of fiscal 2011. Contract revenue is derived primarily from system development and application engineering of our products under funded Fisker Automotive contracts, other OEM contracts, aerospace programs, and other funded contract work with the United States (US) military and other government agencies. Fisker Automotive represented $0.3 million and $2.6 million of contract revenue earned during the third quarters of fiscal 2010 and 2011, respectively.

For fiscal 2011 and for the foreseeable future, we anticipate that Fisker Automotive will continue to represent a significant portion of our overall Electric Drive & Fuel Systems segment revenues as we continue to ship components to and provide development services for Fisker Automotive.

Cost of product sales for the Electric Drive & Fuel Systems segment increased $0.4 million, or 133%, from $0.3 million in the third quarter of fiscal 2010, to $0.7 million in third quarter of fiscal 2011, and increased $0.9 million, or 75%, from $1.2 million in the first nine months of fiscal 2010, to $2.1 million in first nine months of fiscal 2011, primarily as a result of increased product revenues.

Gross profits on product sales for the Electric Drive & Fuel Systems segment remained relatively flat in the third quarter of fiscal 2011 compared to the third quarter of fiscal 2010. Gross profits on product sales for the first nine months of fiscal 2011 improved $0.2 million from a negative $0.1 million in the first nine months of fiscal 2010 to a positive $0.1 million in the first nine months of fiscal 2011. The improved gross margins are primarily due to higher revenues realized in the first nine months of fiscal 2011 that absorbed a fixed level of manufacturing overhead costs. We expect to realize improvement in our gross margins for the fourth quarter of fiscal 2011 as we anticipate increased shipments of components to Fisker Automotive related to our Q-Drive hybrid drive system.

Research and development expense associated with development contracts increased $2.3 million, or 230%, from $1.0 million in the third quarter of fiscal 2010, to $3.3 million in the third quarter of fiscal 2011, and increased $2.8 million, or 53%, from $5.3 million in the first nine months of fiscal 2010, to $8.1 million in the first nine months of fiscal 2011, which was mainly due to higher development program revenues in the current periods as compared to the same periods in the prior year.

Internally funded research and development expense for the Electric Drive & Fuel Systems segment decreased $0.3 million, or 16%, from $1.9 million in the third quarter of fiscal 2010, to $1.6 million in the third quarter of fiscal 2011, and decreased $0.4 million, or 8%, from $4.9 million in the first nine months of fiscal 2010, to $4.5 million in the first nine months of fiscal 2011. Our internally funded research effort includes hybrid control strategies and proprietary software designed to precisely control hybrid propulsion and vehicle performance and hydrogen storage, injection and regulation programs. The decrease in internally funded research and development is mainly due to focusing our engineering resources on activities associated with Fisker Automotive and other development contracts in the current year periods.

Selling, general and administrative expenses for the Electric Drive & Fuel Systems segment remained the same at $1.1 million in the third quarter of both fiscal 2010 and fiscal 2011, and decreased $0.2 million, from $3.5 million in the first nine months of fiscal 2010, to $3.3 million in the first nine months of fiscal 2011.

Operating loss for the Electric Drive & Fuel Systems segment improved $0.6 million, from a loss of $2.9 million in the third quarter of fiscal 2010, to a loss of $2.3 million in the third quarter of fiscal 2011, and improved $1.2 million, from a loss of $7.7 million in the first nine months of fiscal 2010, to a loss of $6.5 million in the first nine months of fiscal 2011, mainly as a result of higher revenues generated. We expect the operating loss to continue to improve in the fourth quarter of fiscal 2011 as a result of anticipated higher revenues.

Renewable Energy Segment

Our results of operations include the activities of our wholly owned subsidiary, SPI, for the period of time subsequent to our acquisition of SPI on April 16, 2010. SPI recognized $0.1 million and $0.2 million of revenue from energy sales related to its Providence Bay wind farm that is reported as part of net product revenues, $0.1 million and $0.4 million of revenue from construction management contract services, and $1.5 million and $2.7 million of operating expenses, during the third quarter and first nine months of fiscal 2011, respectively. Included in operating costs for the third quarter and nine months of fiscal 2011 was a $1.0 million impairment charge due to the abandonment of the Spring Bay wind farm construction project in early calendar 2011 and $0.1 million and $0.3 million, respectively, representing amortization of intangible assets associated with the renewable energy project portfolio identified in connection with the acquisition of SPI.

Corporate Segment

Corporate expenses decreased $1.1 million in the third quarter of fiscal 2011, from $3.2 million in fiscal 2010 to $2.1 million in fiscal 2011, and decreased $0.9 million in the first nine months of fiscal 2011, from $7.6 million in fiscal 2010, to $6.7 million in fiscal 2011, due in part to significantly higher than usual levels of professional service fees incurred in the third quarter of fiscal 2010 in connection with our acquisition of SPI and other administrative expenses. Corporate expenses reported for this segment reflect the general and administrative expenses that indirectly support our ongoing Electric Drive & Fuel Systems segment, our Renewable Energy segment, and any future operating segments. Corporate expenses consist primarily of personnel costs, share-based compensation costs and related general and administrative costs for executives, finance, legal, human resources, investor relations and our board of directors. Corporate expenses as a percentage of total consolidated revenues decreased to 56% for the first nine months of fiscal 2011, as compared to 105% in the first nine months of fiscal 2010, primarily due to higher revenues and lower costs realized in fiscal 2011. We expect the amount of corporate expenses as a percentage of total consolidated revenues for the fourth quarter of fiscal 2011 to continue to be lower than the levels incurred in the same period of fiscal 2010, as we anticipate that our consolidated revenues for the fourth quarter of fiscal 2011 will be higher than the comparable previous year period.

Non-Reporting Segment Results

Interest Expense. Interest expense, net of interest income, amounted to $1.4 million in the third quarter of fiscal 2011, as compared to $0.8 million recognized in the third quarter of fiscal 2010, and $2.6 million in the first nine months of fiscal 2011, as compared to $2.2 million recognized in the first nine months of fiscal 2010. Interest expense primarily relates to debt instruments payable to our senior lender. The increase in expense during fiscal 2011 is primarily related to higher effective interest rates incurred associated with the investor bridge term loans that were issued in October 2010 and the amortization of debt origination costs associated with new and amended debt instruments in the current fiscal year.

Fair Value Adjustments of Derivative Instruments. Derivative instruments at January 31, 2011, consisted of the embedded conversion feature under the Bridge Notes and certain warrant contracts referred to in our financial statements as the October 2006 Warrants, the June 2007 Warrants, the August 2008 Warrants, the August 2009 Warrants and the September 2009 Warrants. There was also a derivative instrument associated with the senior lender’s written put option under a $10.0 million lender commitment that was in effect during fiscal 2011 until the commitment was terminated in connection with the execution of a Forbearance Agreement and restructuring of debt with our senior lender that occurred on January 3, 2011. Fair value adjustments of derivative instruments, which represent non-cash unrealized gains or losses, amounted to a gain of $0.7 million and $8.2 million in the third quarter and first nine months of fiscal 2011, respectively, compared to a gain of $24.9 million and a loss of $9.9 million in the third quarter and first nine months of fiscal 2010, respectively. The share price of our common stock represents the primary underlying variable that impacts the value of the derivative instruments. Additional factors that impact the value of the derivative instruments include the volatility of our stock price, our credit rating, and discount rates. The unrealized gains recognized in fiscal 2011 were primarily attributable to the decrease in our share price over the course of the first nine months of fiscal 2011 ($14.00 at April 30, 2010 and $8.95 at January 31, 2011) that materially decreased the fair value of the derivative instrument liabilities during the fiscal year. Due to the volatile nature of our share price, we expect that we will continue to recognize gains or losses on our derivative instruments each period and that the amount of such gains or losses could be material.

Loss on Modification of Debt and Derivative Instruments. We have recognized losses on contractual modifications of our debt and derivative instruments issued to our senior lender amounting to $14.6 million in the first nine months of fiscal 2010 and $1.5 million in the first nine months of fiscal 2011, respectively. These contractual modifications, discussed further in Note 7 to the condensed consolidated financial statements, are as follows:

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On July 10, 2009, the derivative features embedded within our existing and two new convertible note instruments issued on that date increased in fair value by $7.0 million as a result of certain modifications to those instruments.

•

On August 3, 2009, we modified the $10.0 million lender commitment to establish a fixed conversion price should the lender exercise its written put option and elect to make the investment in the form of a convertible note. Prior to the modification, the convertible note conversion price was variable. The fixed conversion price modification resulted in an immediate charge of $2.6 million.

•

On November 24, 2009, we recognized a total charge of $5.1 million as a result of a series of transactions with our senior lender that was accounted for as an implied exchange of debt instrument. The significant components of the charge were as follows: (i) $1.3 million resulting from amending the stated maturity dates on the three convertible notes held by our senior lender from August 31, 2010 to March 31, 2011 (which immediately increased the fair values of these debt instruments over their existing carrying values by $1.3 million); (ii) $0.4 million from amending the expiration date of the $10.0 million lender commitment from August 31, 2010 to March 31, 2011; and (iii) $3.5 million from the issuance of a new debt instrument (which we refer to in our SEC filings and financial statements as the “Consent Fee Term Note”) to our senior lender in satisfaction of a fee we agreed to pay our senior lender in order to obtain the senior lender’s consent, as required by our credit agreement, in connection with our acquisition of SPI.

•

On January 3, 2011, we and our senior lender executed a Forbearance Agreement and restructured certain of our debt instruments. In connection with the debt restructure, the three convertible notes held by our senior lender were modified to extend the maturity dates from July 31, 2011 to August 31, 2011, and the fixed conversion price in each convertible note was reduced from $14.20 to $9.80; the $10 million lender commitment was terminated; the senior lender provided us with a new $5.0 million non-revolving line of credit; and we issued a warrant to the senior lender entitling it to purchase up to 277,777 shares of our common stock at a fixed exercise price of $9.00 per share. We concluded that the modifications to the convertible note debt instruments were substantial and represented an implied exchange of those debt instruments for new debt instruments. A net loss of $0.5 million on extinguishment of the convertible note debt instruments and the derivative instrument associated with the $10 million lender commitment was recognized in connection with the debt restructure.

•

On January 18, 2011, we and each of the holders of the bridge notes that we issued in October 2010 (Bridge Notes) entered into an agreement pursuant to which the principal and interest repayment terms and the maturity date of the Bridge Notes were amended and we issued warrants to the holders of the Bridge Notes entitling them to purchase up to 131,902 shares of our common stock at a fixed exercise price of $9.20. We concluded that the modifications to the Bridge Notes were substantial and represented an implied exchange of the existing Bridge Notes for new Bridge Notes. A net loss on extinguishment of $1.0 million was recognized as a result of the implied exchange.

Loss on Settlement of Debt and Derivative Instruments. During the first nine months of fiscal 2010 and 2011, we settled a total of $20.0 million and $0.5 million of principal due under our debt instruments, respectively, and in fiscal 2010 we also extinguished $10.5 million of principal due under our debt instruments, by the issuance of shares of our common stock. As a result of these in-kind settlements and related extinguishments, we recognized a gain of $0.7 million in the first nine months of fiscal 2010 and a nominal gain in the first nine months of fiscal 2011.

Equity in Earnings of Affiliates. During the third quarter and first nine months of fiscal year 2011, we recognized income of $0.3 million and $0.4 million, respectively, representing the net equity in earnings of our affiliates that we account for under the equity method of accounting. The income in fiscal 2011 is primarily associated with the operating results of Asola, but it also includes the operating results of Shigan Quantum and PCD. In the prior fiscal year, we recognized $0.1 million and $0.6 million in the three and nine months ended January 31, 2010, respectively, representing our equity share in earnings of our affiliates. Our ownership in Fisker Automotive was also accounted for under the equity method from inception of the business through August 2010; however, we did not recognize any share of losses realized by Fisker Automotive through August 2010 as our net investment balance in the business at all times had been zero and we had no obligation to fund deficit balances of the business. Effective as of September 2010, we now account for our ownership share in Fisker Automotive under the cost method.

Income Taxes. Our income tax expense is minor for all periods presented primarily as a result of our lack of earnings history. As a result of our historical losses, we have generated significant net operating losses that we can carry forward to offset taxable earnings that we generate in the future. We expect that income taxes will continue to be nominal for the fourth quarter of fiscal 2011.

Years Ended April 30, 2009 and 2010

Total revenues and operating loss for our continuing business segments and gross profit (loss) on our product sales for the years ended April 30, 2009 and 2010 were as follows (in thousands):

	Year Ended April 30,
	2009	2010
	(in thousands)
Total Revenue
Electric Drive & Fuel Systems	$23,258	$9,590
Renewable Energy	—	15
Corporate	—	—

Total	$23,258	$9,605

Operating Loss
Electric Drive & Fuel Systems	$(14,398)	$(10,911)
Renewable Energy	—	(77)
Corporate	(10,719)	(9,517)

Total	$(25,117)	$(20,505)

Product Gross Profit (Loss)
Electric Drive & Fuel Systems and Renewable Energy:
Net product sales	$975	$1,450
Cost of product sales	(2,288)	(1,573)

Product gross profit (loss)	$(1,313)	$(123)

Revenues decreased $13.7 million, from $23.3 million in fiscal 2009 to $9.6 million in fiscal 2010. The decrease in revenue in fiscal 2010 is primarily related to delays at Fisker Automotive related to the Fisker Karma development program.

Fisker Automotive comprised 59% and 46%, General Motors comprised 13% and 12%, and U.S. Army—TARDEC comprised 13% and 11%, of the total Electric Drive & Fuel Systems segment revenue reported for the fiscal years ended April 30, 2009 and 2010, respectively.

Our overall operating loss decreased $4.6 million, from $25.1 million in fiscal 2009 to $20.5 million in fiscal 2010. The decrease in operating loss was primarily due to the amortization and impairment of the remaining unamortized intangible asset associated with General Motors that was written off in the third quarter of fiscal 2009, which amounted to charges of $7.0 million incurred in fiscal 2009 and none in fiscal 2010. Excluding the effects of the amortization and impairment charges, the operating loss would have increased $2.4 million during fiscal 2010 which is attributable to the lower revenues generated in the current year.

Electric Drive &Fuel Systems Segment

Product revenue for the Electric Drive & Fuel Systems segment increased $0.4 million, or 40%, from $1.0 million in fiscal 2009 to $1.4 million in fiscal 2010. We expect product revenue to increase significantly in fiscal 2011 as a result of anticipated sales of components to Fisker Automotive related to our Q-Drive hybrid drive systems which are anticipated to begin in the second half of fiscal 2011.

Contract revenue for the Electric Drive & Fuel Systems segment decreased $14.1 million, or 63%, from $22.3 million in fiscal 2009 to $8.2 million in fiscal 2010. Contract revenue is derived primarily from system development and application engineering of our products under funded Fisker Automotive contracts, OEM contracts, and other funded contract work with the U.S. military and other government agencies. We began the third phase of the Fisker Karma development program in April 2009, which includes services related to system validation, certification and other pre-production development activities that we expect will culminate in a certified, saleable, production release vehicle near the end of calendar 2010. The significant decline in contract revenue in fiscal 2010 compared to fiscal 2009 was primarily due to program delays at Fisker Automotive due to their funding restraints. In September 2009, Fisker Automotive announced that they had received a conditional commitment from the U.S. Department of Energy (DOE) for $528.0 million in low interest loans. However, the loan was not finalized and Fisker Automotive was unable to draw upon the loan until the spring of 2010. As a result, Fisker Automotive suspended much of its activities related to the Fisker Karma program including many of the activities covered under our phase three statement of work.

Cost of product sales for the Electric Drive & Fuel Systems segment decreased $0.7 million, or 30%, from $2.3 million in fiscal 2009 to $1.6 million in fiscal 2010. This improvement was mainly due to lower levels of obsolescence inventory reserves in fiscal 2010 as compared to fiscal 2009. During fiscal 2009, we recognized higher than usual charges for inventory reserves in connection with the deterioration of the automotive industry and reduced turnover of our inventory of automotive component parts.

Gross profits on product sales for the Electric Drive & Fuel Systems segment improved $1.2 million from a negative $1.3 million in fiscal 2009 to a negative $0.1 million in fiscal 2010. The negative gross margins were primarily due to unabsorbed manufacturing overhead costs.

Research and development expense associated with development contracts decreased $10.2 million, or 60%, from $16.9 million in fiscal 2009 to $6.7 million in fiscal 2010. The decrease is primarily related to decreased levels of design and engineering services performed in connection with the Fisker Automotive Karma program during fiscal 2010 as a result of the program delays at Fisker Automotive.

Internally funded research and development expense for the Electric Drive & Fuel Systems segment decreased $1.6 million, or 19%, from $8.3 million in fiscal 2009 to $6.7 million fiscal 2010. Our internally funded research effort has shifted away from hydrogen storage, injection and regulation programs and is now more focused on solid-state components, hybrid control strategies and proprietary software designed to precisely control hybrid propulsion and vehicle performance. The reduction in fiscal 2010 is primarily due to personnel related cost reductions implemented during fiscal year 2010.

Selling, general and administrative expenses for the Electric Drive & Fuel Systems segment increased $2.2 million, from $3.2 million in fiscal 2009 to $5.4 million in fiscal 2010. The increase during fiscal 2010 primarily relates to a $1.2 million non-recurring gain that was recognized during the second quarter of fiscal 2009 related to an insurance settlement associated with facility damages and a charge of $0.9 million recognized for the fourth quarter of fiscal 2010 associated with the full impairment of our advances made to ALP. In June 2010, certain secured creditors of ALP had a receiver appointed pursuant to the terms of a General Security Agreement between ALP and such secured creditors and as a result, ALP ceased operations. As a result, we recorded a charge to write off the entire balance of advances provided to ALP that were associated with undelivered products and services still owed to us.

Amortization and impairment of intangibles in the prior year period relates to our strategic alliance agreement with General Motors. Amortization and impairment expense in fiscal 2009 was $7.0 million. On January 31, 2009, the remaining unamortized balance of the intangible asset was written off in connection with an impairment analysis performed due to the deterioration of the automobile industry. As a result of the impairment, there has been no amortization expense recognized in fiscal 2010.

Operating loss for the Electric Drive & Fuel Systems segment decreased $3.5 million, from $14.4 million in fiscal 2009 to $10.9 million in fiscal 2010. The decrease in loss was primarily due to the non-recurring amortization and impairment charges associated with the General Motors intangible asset that were incurred in fiscal year 2009 which was partially offset by the decline in net contract revenues.

Renewable Energy Segment

Our results of operations for fiscal 2010 include the activities of our wholly owned subsidiary, SPI, for the period of time subsequent to our acquisition of SPI (April 17, 2010 through April 30, 2010). During that two week period, SPI recognized $15 thousand of revenue from energy sales related to its Providence Bay Wind Farm and recognized operating expenses of $0.1 million.

Corporate Segment

Corporate expenses decreased $1.2 million in fiscal 2010 from $10.7 million in fiscal 2009 to $9.5 million in fiscal 2010. Corporate expenses reported for this segment reflect the general and administrative expenses that indirectly support our ongoing Electric Drive & Fuel Systems operating segment, our Renewable Energy segment and any future operating segments. Corporate expenses consist primarily of personnel costs, share-based compensation costs and related general and administrative costs for executive, finance, legal, human resources, investor relations and our board of directors. Corporate expenses as a percentage of total consolidated revenues increased to 99% in fiscal 2010 as compared to 46% in fiscal 2009, primarily due to lower revenues generated in fiscal 2010.

Non-Reporting Segment Results

Interest Expense. Interest expense, net of interest income, amounted to $2.4 million in fiscal 2010 as compared to $3.7 million recognized in fiscal 2009. Interest expense primarily relates to debt instruments payable to our senior secured lender. The decline in expense during fiscal 2010 is primarily related to lower levels of outstanding debt.

Fair Value Adjustments of Derivative Instruments. Derivative instruments consist of embedded features contained within our convertible notes, our Term Note B debt instrument, our Consent Fee Term Note, the written put option under the $10.0 million Lender Commitment (since terminated on January 3, 2011), and warrant contracts referred to in our financial statements as the October 2006 Warrants, the June 2007 Warrants, the August 2008 Warrants, the August 2009 Warrants and the September 2009 Warrants. Fair value adjustments of derivative instruments, which represent non-cash unrealized gains or losses, amounted to a loss of $10.6 million in fiscal 2010, compared to a gain of $27.7 million in fiscal 2009. The share price of our common stock represents the primary underlying variable that impacts the value of the derivative instruments. Additional factors that impact the value of the derivative instruments include the volatility of our stock price, our credit rating, discount rates, and stated interest rates. The unrealized gain recognized in fiscal 2009 was primarily attributable to the significant decrease in our share price over the course of fiscal 2009 ($26.40 at April 30, 2008 and $14.40 at April 30, 2009) that materially decreased the fair value of the derivative instrument liabilities year over year. The unrealized loss recognized in fiscal 2010 resulted in part from higher volatility rates of our share price at the end of fiscal 2010 as compared to the end of fiscal 2009 that has the effect, all other factors being equal, of increasing the value of the derivative instrument liabilities, and in part to the timing of certain debt conversions and debt principal demands on behalf of the senior secured lender near the midpoint of fiscal 2010 when our share price was higher ($23.80 at October 31, 2009) than our share price at the end of fiscal 2010 ($14.00 at April 30, 2010) which negated a portion of the offsetting effects of a lower share price at the end of the fiscal year with respect to the fair value calculations. Due to the volatile nature of our share price, we expect that we will continue to recognize gains or losses on our derivative instruments each period and that the amount of such gains or losses could be material.

Loss on Modification of Debt and Derivative Instruments. We have recognized losses on contractual modifications of our debt and derivative instruments issued to our senior secured lender amounting to $23.8 million in fiscal 2009 and $14.7 million in fiscal 2010, respectively. These contractual modifications, discussed further in Note 10 to the consolidated financial statements – April 30, 2010, are as follows:

•	On May 30, 2008, certain modifications to the embedded derivative feature contained within Term Note B immediately increased the fair value of the derivative instrument by $23.8 million.

•

On July 10, 2009, the derivative features embedded within our existing and two new convertible note instruments issued on this date increased in fair value by $7.0 million as a result of certain modifications that included setting the fixed conversion price on the debt to $14.20 per share and pushing out the stated maturity dates on the outstanding balances.

•

On August 3, 2009, we modified the $10.0 million Lender Commitment by fixing the conversion price under the convertible note structure available to the senior secured lender under its written put option that previously had been a price that would equal the market price on the date the senior secured lender exercised the put option. This modification to set a fixed conversion price of $14.20 cents per share prior to the exercise of the senior secured lender’s put option resulted in an immediate charge of $2.6 million.

•

On November 24, 2009, we recognized a combined charge of $5.1 million from the implied exchange of debt instruments in connection with obtaining our senior secured lender’s consent of the proposed SPI acquisition and for amendments to certain of the outstanding debt instruments with the senior secured lender. The significant components of the charge were as follows : (i) amended the stated maturity dates on our three convertible notes from August 31, 2010 to March 31, 2011 (which immediately increased the fair values of these debt instruments over their existing carrying values by $1.3 million); (ii) extended the expiration date of the $10.0 million Lender Commitment from August 31, 2010 to March 31, 2011 (which immediately increased the fair value of the senior secured lender’s put option by $0.4 million); and (iii) issued a new debt instrument in satisfaction of a fee negotiated with our senior secured lender to obtain the senior secured lender’s consent (the “Consent Fee Term Note”), as required by our credit facilities, in connection with the planned acquisition of SPI that had a fair value of $3.5 million.

Loss on Settlement of Debt and Derivative Instruments. During fiscal 2009 and 2010 we settled a total of $10.2 million and $20.5 million of debt principal and extinguished $4.2 million and $10.5 million of derivative liabilities associated with our debt instruments with the issuance of shares of our common stock. As a result of these settlements and related extinguishments, we recognized a net loss of $4.3 million in fiscal 2009 and a gain of $0.8 million in fiscal 2010 that are described in more detail below:

•

During fiscal 2009, $10.2 million of principal was converted at the option of the holder under Convertible Note I on various dates throughout the period which we satisfied with the issuance to the holder of a combined total of 513,777 shares. The fair value of the embedded derivative instruments associated with the convertible notes is reduced on a proportional basis to the amount of debt principal converted by the holder. For example, if 10% of the outstanding debt principal just prior to the conversion is converted, we reduce the fair value of the derivative instrument on the conversion date by 10%. In connection with shares issued to settle debt principal conversions during fiscal 2009, the derivative instrument associated with Convertible Note I was reduced by $4.2 million and a net loss on the settlement of the debt principal and derivative instruments of $4.3 million, which represented the difference between the fair value of shares issued ($18.7 million) and the settlement of the liabilities ($10.2 million of debt principal and $4.2 million of derivative instruments), was recognized.

•

During fiscal 2009, $0.5 million of the derivative instrument liabilities associated with the October 2006 Warrants were extinguished in connection with the exercise of warrants to purchase 20,000 shares of our common stock. The difference between the fair value of the shares issued of $0.4 million (net of the cash received upon exercise of the warrants) and the amount of derivative liabilities extinguished resulted in the recognition of a gain of $0.1 million on the settlement of these derivative warrant liabilities.

•

During fiscal 2010, $6.9 million of principal was converted at the option of the holder under three convertible notes ($0.51 million, $1.03 million and $1.37 million under Convertible Note I on September 23, 2009, October 13, 2009 and November 24, 2009, respectively; $2.72 million under Convertible Note II on November 24, 2009, and $1.23 million under Convertible Note III on November 24, 2009) which we satisfied with the issuance to the holder of a combined total of 484,222 shares. In connection with shares issued to settle debt principal conversions during fiscal 2010, the derivative instruments associated with the three convertible notes were reduced by $6.9 million and a net gain on the settlement of the debt principal and derivative instruments of $1.4 million, which represented the difference between the fair value of shares issued ($12.4 million) and the settlement of the liabilities ($6.9 million of debt principal and $6.9 million of derivative instruments), was recognized.

•

During fiscal 2010, $4.4 million of principal was repaid under Term Note B ($3.9 million on November 24, 2009 and $0.5 million on February 9, 2010) which we satisfied with the issuance to the holder of a combined total of 333,099 shares. The fair value of the embedded derivative instrument associated with Term Note B is reduced on a proportional basis to the amount of debt principal settled in a manner consistent with the methodology used to extinguish derivative liabilities under the convertible notes. Accordingly, the derivative instrument associated with Term Note B was reduced by $3.6 million and a net loss on the settlement of the debt principal and derivative instrument of $0.1 million, which represented the difference between the fair value of shares issued ($8.1 million) and the settlement of the liabilities ($4.4 million of debt principal and $3.6 million of derivative instrument), was recognized.

•

During fiscal 2010, $9.2 million of debt was repaid under Term Note A and Term Note C ($1.12 million under Term Note A on June 15, 2009; $3.75 million, $2.50 million and $1.80 million under Term Note C on May 1, 2009, October 1, 2009 and November 2, 2009, respectively) which we satisfied with the issuance to the holder of a combined total of 527,075 shares. The shares had a combined fair value of $9.6 million on the settlement dates. The difference between the fair value of the shares issued and the reduction of the principal was recognized as a net loss on settlement of $0.4 million.

•

During fiscal 2010, $1.6 million of the derivative instrument liabilities associated with the October 2006 Warrants were extinguished in connection with the exercise of warrants to purchase 54,922 shares of our common stock. The fair value of the shares issued was also $1.6 million; therefore, there was no gain or loss on the settlement of these derivative warrant liabilities.

Equity in Earnings of Affiliates. During fiscal year 2010, we recognized net earnings of $1.1 million representing our equity share in earnings of our affiliate, Asola, that we account for under the equity method. For fiscal 2009, we recognized a net loss of $0.7 million representing income of $0.1 million for our share of Asola’s earnings and charges of $0.8 million for our share of ALP’s losses. Our ownership in Fisker Automotive was also under the equity method of accounting during fiscal 2010; however, we did not recognize any losses realized by Fisker Automotive under the equity method as our net investment balance is zero and we have no obligation to fund deficit balances of the business. Our share of earnings or losses for the operating activities of PCD and Shigan Quantum, in which our equity interests were obtained in fiscal 2010, were not significant for the twelve month period ended April 30, 2010.

Other Income (Expense). We recorded other income of $2.0 million during fiscal 2009 in connection with a life insurance settlement payment. No significant other income or expense was recognized during fiscal 2010.

Income Taxes. Our income tax expense is minor for both fiscal periods presented primarily as a result of our lack of earnings history. As a result of our historical losses, we have generated significant net operating losses that we can carry forward to offset taxable earnings that we generate in the future.

Years Ended April 30, 2008 and 2009

Total revenues and operating loss for our continuing business segments and gross profit (loss) on our product sales for the years ended April 30, 2008 and 2009 were as follows (in thousands):

	Year Ended April 30,
	2008	2009
	(in thousands)
Total Revenue
Electric Drive & Fuel Systems	$26,497	$23,258
Corporate	—	—

Total	$26,497	$23,258

Operating Loss
Electric Drive & Fuel Systems	$(7,340)	$(14,398)
Corporate	(11,431)	(10,719)

Total	$(18,771)	$(25,117)

Product Gross Profit (Loss)
Electric Drive & Fuel Systems:
Net product sales	$11,856	$975
Cost of product sales	(10,016)	(2,288)

Product gross profit (loss)	$1,840	$(1,313)

Revenues decreased in fiscal 2009 primarily related to a significant decline in product shipments and engineering services provided to General Motors in fiscal 2009 compared to fiscal 2008. The decline was partially offset by increased development program activities provided to Fisker Automotive in fiscal 2009 versus the prior fiscal year.

Fisker Automotive comprised 8% and 59%, General Motors comprised 64% and 13%, and U.S. Army—TARDEC comprised 10% and 13%, of the total Fuel Systems segment revenue reported for the fiscal years ended April 30, 2008 and 2009, respectively.

Our overall operating loss increased $6.3 million, from $18.8 million in fiscal 2008 to $25.1 million in fiscal 2009 primarily as a result of a non-cash charge of $5.8 million in the third quarter of fiscal 2009 for the impairment of the unamortized balance of the intangible asset associated with our Strategic Alliance Agreement with General Motors, in addition to our overall lower revenues generated in fiscal 2009 as compared to the prior year.

Electric Drive & Fuel Systems Segment

Product sales for the Electric Drive & Fuel Systems segment decreased $10.9 million, or 92%, from $11.9 million in fiscal 2008 to $1.0 million in fiscal 2009. Product sales in fiscal 2008 included shipments of hydrogen fuel storage systems associated with General Motors’ Equinox fuel cell vehicle program. Product sales declined significantly in fiscal 2009 as a result of the last shipment of all units ordered under General Motors’ Equinox program at the end of the fourth quarter of fiscal 2008. Internal resources previously dedicated to the Equinox production program were redirected near the beginning of fiscal 2009 to the development of General Motors’ next generation vehicle programs, military programs and development of the Q-Drive for Fisker Automotive.

Cost of product sales for the Electric Drive & Fuel Systems segment decreased $7.7 million, or 77%, from $10.0 million in fiscal 2008 to $2.3 million in fiscal 2009 mainly due to the lower overall product sales volume, partially offset by an increase in inventory reserves and write-offs related to certain discontinued or cancelled hydrogen and fuel cell vehicle programs.

Gross profits on product sales for the Electric Drive & Fuel Systems segment decreased $3.1 million from positive $1.8 million in fiscal 2008 to negative $1.3 million in fiscal 2009 mainly attributable to the lower overall product sales volume, increases in inventory reserves, and reduced product margins as a result of higher absorption of fixed overhead costs per unit shipped.

Contract revenue for the Electric Drive & Fuel Systems segment increased $7.7 million, or 53%, from $14.6 million in fiscal 2008 to $22.3 million in fiscal 2009. Contract revenue is derived primarily from system development and application engineering of our products under funded Fisker Automotive contracts, OEM contracts, and other funded contract work with the U.S. military and other government agencies. Contract revenue is recognized as work progresses on fixed price contracts using the percentage-of-completion method, which relies on estimates of total expected contract revenue and costs. Recognized revenue is subject to revisions as the contracts progress to completion. Near the beginning of our third quarter of fiscal 2009, activities on behalf of General Motors associated with next generation hydrogen fuel system programs declined or were terminated by General Motors with indications that existing and proposed new programs could experience extended delays. Activities under the Fisker Automotive program to develop the hybrid electric powertrain for the Fisker Karma were expanded during fiscal 2009 and revenues in fiscal 2009 represent twelve months of services provided to Fisker Automotive as compared to approximately four months of services provided to this affiliate in fiscal 2008. We began the third phase of the Fisker Karma development program in April 2009 that includes system validation, certification and other pre-production development activities.

Research and development expense associated with development contracts increased $8.1 million, or 92%, from $8.8 million in fiscal 2008 to $16.9 million in fiscal 2009 primarily related to increased levels of design and engineering activities associated with the Fisker Automotive Karma program during fiscal 2009 and activities associated with General Motors’ next generation vehicle programs in the first half of fiscal 2009.

Internally funded research and development expense for the Electric Drive & Fuel Systems segment decreased $0.4 million, or 5%, from $8.7 million in fiscal 2008 to $8.3 million in fiscal 2009 mainly due to personnel related cost reductions implemented during fiscal 2009.

Selling, general and administrative expenses for the Electric Drive & Fuel Systems segment decreased $1.4 million or 30%, from $4.6 million incurred in fiscal 2008 to $3.2 million incurred in fiscal 2009 and primarily related to a $1.2 million gain recognized during the second quarter of fiscal 2009 for an insurance settlement associated with facility damages and costs stemming from a flooding incident occurring in September 2007 that is included as an offset to selling, general and administrative expenses in the Electric Drive & Fuel Systems segment.

Amortization and impairment of intangibles for the Electric Drive & Fuel Systems segment related to the strategic alliance agreement with General Motors. The amortization expense in the first nine months of fiscal year 2009 was comparable to the first nine months of fiscal 2008 and amounted to $1.2 million. On January 31, 2009, the remaining unamortized balance of the intangible asset of $5.8 million was written off in connection with an impairment analysis. As a result of the impairment, there was no amortization expense recognized in the fourth quarter of fiscal 2009 nor will there be any thereafter associated with the strategic alliance agreement.

Operating loss for the Electric Drive & Fuel Systems segment increased $7.1 million, from $7.3 million in fiscal 2008 to $14.4 million in fiscal 2009, primarily due to the impairment of the intangible asset in the third quarter of fiscal 2009 and lower levels of revenues generated during fiscal 2009.

Corporate Segment

Corporate expenses decreased by $0.7 million in fiscal 2009 from $11.4 million in fiscal 2008 to $10.7 million in fiscal 2009. Certain historical indirect expenses of the Corporate segment that were directly attributable to the Tecstar Automotive Group business activities and would not have been incurred had the Tecstar Automotive Group business segment not existed, have been reclassified and reported as discontinued operations on the accompanying consolidated statements of operations. Corporate expenses as a percentage of total consolidated revenues increased slightly to 46% for fiscal 2009 as compared to 43% for fiscal 2008.

Non-Reporting Segment Results

Interest Expense. Interest expense, net of interest income, amounted to $3.7 million in fiscal 2009 as compared to $2.6 million incurred in fiscal 2008 and primarily relates to debt instruments, as amended, payable to our current senior secured lender in which proceeds were initially provided in January 2007. Interest expense for fiscal 2009 includes $0.2 million of additional expense related to amortization of debt origination costs which equaled the amortization expense incurred in fiscal 2008. Interest earned on cash deposits was nominal during fiscal 2008 and was $0.3 million for fiscal 2009.

Fair Value Adjustments of Derivative Instruments. Derivative instruments consisted of embedded features contained within our Convertible Note I and Term Note B debt instruments and warrant contracts referred to as the October 2006 Warrants, the June 2007 Warrants and the August 2008 Warrants. Fair value adjustments of derivative instruments amounted to a gain of $27.7 million in fiscal 2009 as compared to a loss of $0.6 million in fiscal 2008. In fiscal 2009, the gain was primarily attributable to the significant decline in our share price over the course of the fiscal year that reduced the fair value of the derivative instrument liabilities.

Loss on Modification of Derivative Instruments. As a result of contractual modifications executed on May 30, 2008 to the embedded derivative feature contained within Term Note B that immediately increased the fair value of the derivative instrument liability by $23.8 million, a loss on modification of debt was recognized in fiscal 2009.

Loss on Settlement of Derivative Instruments. During fiscal 2009, our senior secured lender requested conversions of $10.2 million of debt principal under the provisions of a convertible note. In connection with the issuance of our common shares (which had a fair value of $18.7 million on the settlement dates) in satisfaction of the principal converted and shares required pursuant to a Make-Whole Amount provision contained in the note, portions of the derivative instrument liability associated with the conversion feature were also extinguished in the total amount of $4.2 million. The difference between the fair value of the shares issued and the extinguishment of the liabilities during fiscal 2009 was recognized as a loss on settlement of $4.3 million. During fiscal 2009, $0.5 million of the derivative instrument liabilities associated with the October 2006 Warrants were extinguished in connection with the exercise of warrants to purchase 20,000 shares of our common stock. The difference between the fair value of the shares issued of $0.4 million (net of the cash received upon exercise of the warrants) and the amount of derivative liabilities extinguished resulted in the recognition of a gain of $0.1 million on the settlement of these derivative warrant liabilities. There were no conversions by the senior secured lender or warrant exercises associated with derivative instruments in fiscal 2008 and therefore, no gain or loss was recognized in the prior year for settlements of derivative instruments.

Minority Interest in Losses of Subsidiaries. During fiscal 2008, our net losses were reduced by $1.7 million for the portion of losses incurred by our affiliate, ALP, which was allocated to ALP’s minority equity interests through the period that we consolidated our ownership interest in ALP. As a result of dilution in our equity voting interests in ALP below a controlling level on April 10, 2008, we deconsolidated ALP and began recording our ownership interest in ALP under the equity method of accounting.

Equity in Earnings (Losses) of Affiliates. During fiscal 2009 we recognized negative $0.8 million representing our equity share in losses of ALP as compared to zero recognized in fiscal 2008. We recognized $0.1 million in fiscal 2009 representing our share of Asola’s profits for the 12 month period ending April 30, 2009 as compared to $0.3 million that we recognized in the prior fiscal year representing our share of Asola’s profits for the four month period subsequent to our acquisition of our equity interest in Asola in January 2008. Our ownership in Fisker Automotive, since its formation in August 2007, was also under the equity method of accounting (thru July 31, 2010); however, we did not recognize any losses realized by Fisker Automotive under the equity method as our net investment balance in this affiliate is zero and we have no obligation to fund deficit balances of the business.

Other Income (Expense). We recorded other income of $2.0 million during fiscal 2009 in connection with a life insurance settlement payment. No significant other income or expense was recognized during fiscal 2008.

Income Taxes. Our income tax expense is minor for both fiscal periods presented primarily as a result of our lack of earnings history. As a result of our historical losses, we have generated significant net operating losses that we can carry forward to offset taxable earnings that we generate in the future.

Discontinued Operations—Tecstar Automotive Group Segment

The Tecstar Automotive Group business segment ceased operations on January 16, 2008 in connection with the transfer of substantially all of its assets. Accordingly, the activities of the Tecstar Automotive Group reporting segment are reported as a single line item in the accompanying consolidated statements of operations as loss from discontinued operations.

The discontinued operations of the Tecstar Automotive Group business segment generated income (losses), net of tax effects, of $66.9 million of losses for fiscal 2008. Included in fiscal 2008 was a gain of $8.6 million recognized in connection with the disposal.

Liquidity and Capital Resources

Cash Flow Activities – Years ended April 30, 2010 and April 30, 2009

Net cash used in operating activities of our continuing operations during fiscal 2010 was $14.7 million as compared to $16.9 million used during fiscal 2009. The cash used during fiscal 2010 was primarily due to a net loss from operations of $17.7 million before the non-cash effects of changes in fair value of derivative instruments, depreciation, and amortization, impairment of intangible asset, share-based compensation charges, and other non-cash items. Cash increased $3.0 million as a result of net changes in operating assets and liabilities during fiscal 2010, mainly due to a reduction in accounts receivable resulting from customer collections and a reduced level of inventory.

Net cash used in investing activities of our continuing operations during fiscal 2010 was $0.6 million as compared to net cash used of $9.7 million during fiscal 2009. Net cash used for investing activities in fiscal 2010 was primarily associated with the net effects of (i) an advance of $0.6 million provided by us to SPI in November 2009; (ii) an increase in cash of $0.6 million that we acquired upon the completion of the merger with SPI in April 2010; (iii) $0.4 million used by us for capital equipment purchases over the course of the fiscal year; and (iv) $0.2 million used to acquire equity interest in PCD. Cash used in fiscal 2009 was primarily related to payments provided to Asola totaling $4.9 million and capital equipment purchases of $4.8 million.

Net cash provided by financing activities of our continuing operations during fiscal 2010 was $16.8 million as compared to $23.2 million during fiscal 2009. Cash provided during fiscal 2010 consisted principally of net proceeds of (i) $10.7 million from a private placement transaction in September 2009; (ii) $3.1 million from a private placement transaction in April 2010; and (iii) $3.0 million in proceeds received from our senior lender in July 2009 under a new convertible note arrangement.

Cash Flow Activities – Nine months ended January 31, 2011 and January 31, 2010

Net cash used in operating activities during the first nine months of fiscal 2011 was $11.4 million, as compared to net cash used of $11.1 million during the first nine months of fiscal 2010. The cumulative impact of net changes in operating assets and liabilities during the first nine months of fiscal 2011 was a net increase of $1.3 million, mainly related to an increase in deferred revenue and other accrued liabilities. The level of cash used in the third quarter of fiscal 2011 was $2.8 million, which was similar to the level of cash used in the second quarter of fiscal 2011. We anticipate that our cash requirements for operations over the course of the entire fiscal 2011 will approximate the level of cash used during fiscal 2010.

Net cash used in investing activities during the first nine months of fiscal 2011 was $1.5 million, as compared to net cash used of $1.2 million during the first nine months of fiscal 2010. Net cash used for investing activities in fiscal 2011 was primarily associated with activities to construct our Spring Bay wind farm that was scheduled to be operational in April 2011; however, project activities on the Spring Bay wind farm were suspended during the third quarter of fiscal 2011 due to a lack of sufficient capital to complete the project and the project was abandoned. We do not expect a significant level of cash to be used during the fourth quarter of fiscal 2011 for construction or other additions to property and equipment.

During the first nine months of fiscal 2011, we also received $0.4 million related to deposits on an arrangement for the sale of the Grand Valley wind farm asset that we classify as an asset held for sale. The deposits are included in other accrued liabilities on the accompanying condensed consolidated balance sheet at January 31, 2011 and reported as a cash flow from investing activities. On February 1, 2011, which was subsequent to the most recent balance sheet date reported, we completed the sale of the Grand Valley wind farm asset and received the final $1.7 million of cash consideration. Of the cumulative total of $2.1 million in cash consideration received during fiscal 2011 from the sale of the Grand Valley wind farm, $0.9 million was distributed to the minority interest partners associated with the asset.

Net cash provided by financing activities during the first nine months of fiscal 2011 was $11.2 million, as compared to $13.7 million during the first nine months of fiscal 2010. Cash provided during the first nine months of fiscal 2011 consisted principally of (i) net proceeds of $6.2 million from a private placement of common stock units that was partially completed in April 2010 and finalized during the first quarter of fiscal 2011, (ii) net proceeds of $3.4 million from a private placement of the Bridge Notes that was completed in October 2010, and (iii) net proceeds of $2.5 million received under a new non-revolving line of credit with our senior lender established on January 3, 2011. On January 18, 2011 and February 14, 2011, we made principal payments of $1.0 million and $1.4 million to the holders of the Bridge Notes. On February 16, 2011, we received net proceeds of $5.3 million from a private placement of common stock units. On February 25, 2011, we used a portion of the proceeds from the private placement completed on February 18, 2011, to repay $0.5 million on the non-revolving line of credit. We expect to use up to $1.9 million in cash on April 29, 2011 for the final payment of principal and interest due under the Bridge Notes.

Capital Resources

From our inception we have funded our operations and strategic investments primarily with proceeds from public and private offerings of our common stock and borrowings with financial institutions and our current senior lender. Since May 1, 2008, we have completed the following capital transactions:

•

On May 30, 2008, we received $7.5 million in proceeds from our senior lender under a term note that was set to mature on August 31, 2009 (Term Note C) and we initially secured a $10.0 million unconditional commitment (Lender Commitment) from an affiliate of our senior lender that allowed us to draw on the commitment at our option and also allowed the senior lender to fund the commitment at the senior lender’s option under certain defined structures. As discussed further below, the Lender Commitment was terminated in connection with the January 3, 2011 debt restructure that we executed with the senior lender before either party exercised its option under the arrangement.

•

On August 25, 2008, we completed a registered direct offering that yielded gross proceeds of $19.1 million from the sale of 450,000 shares of our common stock at a price of $42.40 per share. The investor also received warrants in connection with the transaction. The net amount received by us from the transaction, after deducting placement agent fees and offering expenses, was approximately $17.7 million. We allocated $7.3 million of the net amount received from the transaction to the warrants that are classified as derivative instruments.

•

On July 10, 2009, we and our senior lender agreed to a series of modifications to our credit facilities and incremental borrowings. In connection with the modifications, the amount of outstanding principal and unpaid interest on a term note (Term Note A) of $6.6 million was replaced with a new convertible note in that amount issued to the senior lender (Convertible Note II) and we received an additional $3.0 million in proceeds in exchange for a new convertible note issued to the senior lender (Convertible Note III).

•

On September 4, 2009, we completed a private placement offering that raised cumulative gross proceeds of $12.3 million from the sale of 1,005,909 shares of our common stock at a price of $12.20 per share. The investors and placement agent also received warrants in connection with the transactions. The net amount received by us from the transactions, after deducting placement agent fees and offering expenses, was approximately $10.8 million.

•

On various dates from April 30, 2010 through July 26, 2010, we raised cumulative gross proceeds of $10.9 million in connection with a private placement offering of 986,452 shares of our common stock at a price of $11.00 per share. The investors and placement agent also received warrants in connection with the private placement. The net amount received by us, after deducting placement agent fees and offering expenses, was $9.3 million (of which $6.2 million was received in the first quarter of fiscal 2011).

•

On October 13, 2010 and October 19, 2010, we raised cumulative gross proceeds of $4.0 million from a private placement sale of senior subordinated bridge notes (Bridge Notes) and warrants to certain accredited investors. The net amount received by us, after deducting placement agent fees and transaction expenses, was $3.4 million. On December 31, 2010, a payment default occurred as we were unable to repay the principal and interest on the December 31, 2010 maturity date. The payment default in the Bridge Notes caused contractual defaults on all of our debt obligations with our senior lender.

•

On January 3, 2011, we and our senior lender entered into a series of transactions which restructured certain of our debt instruments, terminated the $10.0 million lender commitment, and provided us with a new $5.0 million non-revolving line of credit (LOC). On January 10, 2011, we received proceeds of $2.5 million under the LOC.

•

On January 18, 2011, we and each of the holders of the Bridge Notes agreed to amend the scheduled principal repayment dates and revised the maturity date of the Bridge Notes to April 29, 2011, which cured the default under the Bridge Notes.

•

On February 18, 2011, we completed a private placement of common stock and warrants pursuant to which we raised cumulative gross proceeds of $5.7 million from the sale of 1,124,259 shares of our common stock to investors at a price of $5.07 per share. The net amount received by us from the transaction, after deducting placement agent fees and offering expenses, was approximately $5.3 million. Our senior lender participated in the private placement as an investor and converted $2.0 million of the outstanding borrowings under the LOC in exchange for 394,478 of our shares at a price of $5.07 per share. In connection with the closing of the private placement, the remaining unused portion of the LOC of $2.5 million was terminated.

•

On March 2, 2011, March 3, 2011, March 14, 2011, and March 28, 2011, we issued a total of 369,010 shares of our common stock to our senior secured lender in payment of $1,750,000 of principal due under the promissory note we refer to in our SEC filings and financial statements as Term Note B.

Liquidity

Our historical operating results, capital resources and financial position, in combination with current projections and estimates, were considered in management’s plan and intentions to fund our operations over a reasonable period of time which we define as the twelve month period ending as of January 31, 2012. For purposes of liquidity disclosures, we assess the likelihood that we have sufficient available working capital and other principal sources of liquidity to fund our operating activities and obligations as they become due and the likelihood that we will be able to maintain compliance with the required provisions contained within our debt instruments over the twelve month period.

Our principal sources of liquidity as of March 21, 2011 consist of approximately $4 million of cash and cash equivalents. We have historically incurred operating losses and negative cash flows from operating activities. Although we expect to use a significant amount of cash in our operations over the next year for our operating activities and debt service, our current operating plan anticipates increased revenues and improved profit margins for the twelve month period, which we expect will reduce the levels of cash required for our operating activities as compared to historical levels of use.

As of March 21, 2011, we had $22.1 million of outstanding debt obligations, consisting of $1.9 million due under the Bridge Notes that mature on April 29, 2011, $12.2 million due under three convertible notes that mature on August 31, 2011 (unless the holder exercises its contractual right to extend the maturity date to August 31, 2013), $3.8 million due under Term Note B that matures on January 16, 2015, but is potentially payable upon demand in cash beginning after January 15, 2012, $3.0 million due under the Consent Fee Term Note that matures on January 16, 2015, but is potentially payable upon demand in cash beginning after July 31, 2011, and $1.2 million related to a bank term loan that matures on April 3, 2012.

In order to have sufficient cash for our operations and debt service needs, we will need to raise significant additional capital in the very near future. The amount of equity capital that we can raise from the sale of common stock or instruments convertible into common stock is currently limited due to the number of unreserved shares we have available for issuance. Accordingly, in order to raise common equity capital sufficient to meet or working capital and debt service needs, we will need our stockholders to approve an amendment to our Certificate of Incorporation to increase our authorized shares. We cannot provide any assurance that our stockholders will approve such an amendment to our Certificate of Incorporation. Our ability to raise equity capital in a private placement transaction in the near term is also limited by certain Nasdaq Listing Rules which may require us to either first obtain approval from our stockholders or obtain a hardship exemption from Nasdaq.

We believe that our existing principal sources of liquidity will only be sufficient to fund our activities through the end of April 2011. We have based this estimate on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect. Our recurring negative cash flows combined with our existing sources of liquidity and other conditions raise substantial doubt about our ability to continue as a going concern.

The consolidated financial statements that are included in this registration statement have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. These consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to our ability to continue as a going concern.

In addition to our need to raise sufficient capital to cover our existing operations and debt service obligations in the very near future, we will also need to raise additional capital in order to complete the proposed Asola LOI transaction, complete the build out of our planned wind and solar development projects, complete the planned Quantum Solar manufacturing operation in Irvine, California, and to further develop the next generation of our Q-Drive hybrid electric propulsion system. We do not plan to move forward with the proposed Asola LOI transaction, the build out of wind and solar development projects or the Quantum Solar manufacturing operation until we raise a level of additional capital to be able repay our debt obligations as they mature, fund one or more of these projects and maintain sufficient levels of working capital for our overall business.

Although we anticipate that we will be able to raise sufficient additional capital through public or private offerings of equity or debt securities and/or through federal and state governmental grants or loans to: (i) provide sufficient liquidity for our working capital needs, including the debt service requirements discussed above, (ii) continue development of our wind and solar farm projects, (iii) complete the Quantum Solar manufacturing operation, and (iv) provide capital for other initiatives over the coming months, we cannot provide any assurances that we will be able to secure additional funding on terms acceptable to us, if at all. In addition, we will need to increase revenues and improve profit margins for our business to be sustainable over the long term.

If we are unsuccessful in raising sufficient capital to pay the senior debt obligations, then we will need to either refinance those obligations or seek an extension of the maturity dates. Given our historical operating results and the difficult credit markets that currently exist, we do not expect that we will be able refinance our senior indebtedness with a traditional commercial loan. Rather, we will need to seek an alternative loan arrangement such as a convertible debenture or other equity linked debt securities.

Although we will try to negotiate an extension of the applicable maturity dates with our senior lender and we have successfully extended the scheduled maturity dates on the debt obligations with our senior lender in the past on several occasions, we cannot provide any assurances that we will be able to further modify the current arrangements. We are also currently evaluating our options for raising additional capital in order to maintain sufficient liquidity to meet our obligations as they become due. The actual amount of capital that we will need to raise is highly dependent upon the levels of debt conversions by our convertible note lenders and our ability to further extend the scheduled maturity dates of our obligations.

If we are unable to raise sufficient capital to fund our working capital needs or repay our debt obligations as they mature or otherwise refinance those debt obligations or extend the maturity dates, it would have a material adverse affect on our business and our ability to continue as a going concern.

Contractual Obligations

The following table contains supplemental information regarding total contractual obligations as of January 31, 2011:

	Payments due by Period
Contractual Obligations	Total	Less Than One Year	1-3 Years	3-5 Years	More Than 5 Years
Operating Lease Obligations	$13,564,755	$2,961,131	$6,032,349	$4,571,275	$—
Long-Term Debt	27,220,326	25,816,797	1,340,593	62,936	—
Scheduled Interest Payments	1,257,108	1,243,483	13,625	—	—
Employment Agreements (1)	5,668,495	5,334,385	334,110	—	—
Purchase Obligations (2)	154,249,000	40,288,000	40,621,000	37,490,000	35,850,000

Total	$201,959,684	$75,643,796	$48,341,677	$42,124,211	$35,850,000

(1)	Includes agreements in place as of February 1, 2011 and consists of the estimated minimum contractual obligations under the arrangements assuming a termination of employment without cause initiated by the Company and benefit continuation assuming a cost to the Company of 15% of base salaries. All agreements remain in place until terminated by either of the parties. For further information about the specific terms of the employment agreements with executive officers, see the text of the employment agreements, the filing dates of which are referenced as exhibits to this report.
(2)	Consists of our unconditional obligations to purchase solar cells from Asola and to provide our share of prepayments to Asola associated with a solar cell purchase arrangement (see Off Balance Sheet Disclosures below).

Research and Development Funding Commitment. Pursuant to our strategic alliance agreements with General Motors (which were assumed by General Motors LLC as part of the bankruptcy reorganization) we have committed to spend $4.0 million annually for specific research and development projects directed by General Motors to speed the commercialization of our fuel cell related products. Since this commitment was waived or partially waived by General Motors for each of the calendar years 2002 through 2010, we anticipate that this commitment will be waived or partially waived in the future. During fiscal 2010 and through the first nine months of fiscal 2011, there were no directed research and development activities pursuant to the agreement.

Royalties. We are obligated to provide revenue sharing payments to General Motors based on a percentage of gross revenue derived from sales of applications developed under the strategic alliance agreement. The revenue sharing payments will equal 5% of applicable gross revenue through July 23, 2015, 4% for the ten-year period ending July 23, 2025, 3% for the ten-year period ending July 23, 2035, and 2% for the ten-year period ending July 23, 2045. On July 23, 2045, we will also be obligated to provide a final revenue sharing payment to General Motors equal to the present value of future revenue sharing payments that would otherwise be payable to General Motors on an annual basis assuming an income stream to General Motors of 2% of our gross revenues in perpetuity. As of March 21, 2011, no revenue sharing payments have been applicable.

Quantitative and Qualitative Disclosures About Market Risk

As of January 31, 2011, we are exposed to market risk from changes in our common stock pursuant to the terms of our derivative instrument liabilities associated with the conversion feature under the Bridge Notes and our warrants issued in October 2006, June 2007, August 2008, August 2009 and September 2009. The share price of our common stock represents the underlying variable that primarily gives rise to the value of our derivative instruments. In accordance with US GAAP, the derivative instrument liabilities are recorded at fair value and marked to market each period. Changes in fair value of the derivatives each period resulting from a movement in the share price of our common stock or the passage of time are recognized as fair value adjustments of derivative instruments on our consolidated statements of operations as other income or expense. The change in fair values of our derivatives can have a material impact on our earnings or loss each period. For example, if our share price immediately increased 10% above the closing price of $8.95 per share on January 31, 2011, the fair value of our derivative instruments would increase and a charge in the amount of $1.0 million related to the increase in fair value of the derivatives would be recognized as follows:

	Fair Value	Effect of 10%
	Reported at	Pro forma Share	Pro forma
Derivative Financial Instrument:	January 31, 2011	Price Increase	Fair Value

Warrant contracts issued in October 2006	$3,525,000	$130,000	$3,655,000
Warrant contracts issued in June 2007	1,871,000	321,000	2,192,000
Warrant contracts issued in August 2008	2,539,000	372,000	2,911,000
Warrant contracts issued in Aug/Sept 2009	503,000	83,000	586,000
Conversion features under Bridge Notes	91,000	59,000	150,000

	$8,529,000	$965,000	$9,494,000

We are also exposed to risk from fluctuating currency exchange rates, primarily the US Dollar against the Euro Dollar and against the Canadian Dollar. Specifically, we are at risk that a future decline in the US Dollar against the euro will increase the amount that we will have to pay to satisfy requirements of our long-term supply agreement with Asola and other obligations that we enter into with European-based suppliers. On January 31, 2011, one euro was equal to 1.36 US Dollars. We have a remaining commitment to purchase solar cells with a cumulative power of 77.5 MW and make prepayments through December 31, 2017 at a fixed price of 113.3 million euro, or US$154.2 million, based on the currency exchange rate at January 31, 2011; a 10% decline in the US Dollar against the euro could require us to pay an additional US$15.4 million over the course of the remaining agreement. We face transactional currency exposures that arise when our foreign subsidiaries and affiliates enter into transactions denominated in currencies other than their own local currency. We also face currency exposure that arises from translating the results of our Canadian and German operations to the US Dollar.

We are not exposed to market risk from changes in interest rates due to the fixed nature of interest rates associated with our debt instruments.

To date, we have not used any derivative financial instruments for the purpose of reducing our exposure to adverse fluctuations in interest rates but we have entered into currency exchange arrangements for the purpose of reducing our exposure to adverse changes in currency exchange rates. As of January 31, 2011, we had no outstanding contractual commitments to purchase foreign currency. Net foreign currency transaction gains or losses were not significant during the first nine months of fiscal 2011.

Off Balance Sheet Disclosures

Construction in Progress

Our wholly-owned subsidiary SPI is currently developing wind and solar farm projects in Ontario, Canada and in the Caribbean. The build out of these projects will require significant costs to complete. In addition, we intend to establish a solar photovoltaic module manufacturing operation in Irvine, California during fiscal 2012 if we can obtain sufficient financing. As of January 31, 2011, this operation has used approximately $2 million to initiate construction of manufacturing equipment and may require approximately $10 million in additional capital for manufacturing equipment expenditures, facility improvements, and other costs to become operational.

We do not plan to move forward with the build out of the wind and solar farm projects or the solar module manufacturing operation until we raise a level of additional capital to be able to fund these projects and maintain sufficient levels of working capital for our overall business (see Liquidity).

Asola Solar Cell Supply Agreement and Guarantee

Our affiliate, Asola, has a certain long-term solar cell supply agreement dated November 1, 2007 (Supply Agreement) with one of its suppliers of solar cells for Asola’s solar module manufacturing operations. We have a related unconditional commitment under a November 2007 agreement with Asola to purchase one-half of the solar cells and to provide our share of prepayments totaling 4.5 million euro to Asola in connection the Supply Agreement. As of the date of these financial statements, we had provided Asola with 3.0 million euro for our share of prepayments under the Supply Agreement. The remaining 1.5 million euro was due on September 1, 2009 but, as discussed in more detail below, the Supply Agreement is currently in dispute. We have not purchased any solar cells under our agreement with Asola and we are still obligated to provide an additional 1.5 million Euro to Asola to satisfy our share of the September 1, 2009 prepayment required under the Supply Agreement. Asola has not initiated or threatened to take any action against us in connection with our obligations under our agreement with Asola.

Beginning in calendar 2009, the worldwide supply of solar cells increased and suppliers in the industry lowered prices for both the immediate delivery of solar cells and for longer term solar cell purchase arrangements. As a result of these price declines, the spot rates of solar cells for immediate delivery are significantly below the purchase prices that are specified under the Supply Agreement. The Supply Agreement includes a “loyalty clause” that states that if a provision of the Supply Agreement proves to be unreasonable for one of the parties to the agreement, then any such circumstance will be taken account of in a fair and reasonable way. Pursuant to the Supply Agreement, Asola was required to take delivery of solar cells with a combined power of 4.0 million watts in calendar 2009 and 10.0 million watts in calendar 2010. Asola has not taken delivery of these cells and has claimed that the “loyalty clause” requires that the supplier amend the prices specified under the Supply Agreement in a reasonable manner. The matter reached an impasse with the supplier and is currently working its way through the German legal system. In August 2010, a settlement and oral hearing was held which did not change our view that we do not have a loss contract that requires a charge to be recognized.

If Asola is unable to successfully modify its remaining commitments under the Supply Agreement, we may have to record a charge in the future equal to the sum of our prepayments made to date, plus the remaining unconditional commitments, less the estimated net realizable value of the solar cells to be acquired under our agreement with Asola. This amount cannot be reasonably estimated at this time based on the uncertainty with forecasting future market prices over the remaining period of the Supply Agreement. However, we currently believe that the range of a potential charge that we could be required to recognize would be limited to $11.4 million, which amount represents the total of all solar cell prepayments and other advances made by us to Asola, plus our net investment in Asola at January 31, 2011. If we complete the transaction as contemplated under the Asola LOI, the amount of potential loss that we could be exposed to under the Supply Agreement would increase as a result of us acquiring an anticipated controlling equity ownership in Asola.

We also have an unconditional commitment to guaranty up to 1.0 million euro of Asola’s bank debt.

Warrants with Exercise Price Resets

We issued warrants to investors in October 2006 and in August 2008 that contain contractual provisions which, subject to certain exceptions, reset the exercise price of such warrants if at any time while such warrants are outstanding, we sell or issues shares of our common stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of our common stock at a price below $47.20 for the October 2006 Warrants or $80.00 for the August 2008 Warrants, provided that the exercise price for the August 2008 Warrants cannot be reset below $38.60. Since the initial issuance of these warrants, we have completed equity transactions to date that resulted in the reset of the exercise price of the October 2006 Warrants and August 2008 Warrants to $4.19 and $43.65, respectively.

The October 2006 Warrants and August 2008 Warrants also contain a provision that increases the number of shares of common stock subject to such warrants if and when the exercise price is reset so that the aggregate purchase price payable applicable to the exercise of the warrants after the reset of the exercise price is the same as the aggregate purchase price payable immediately prior to the reset. As a result of the exercise price resets to date, the number of shares subject to the October 2006 Warrants and August 2008 Warrants increased to 929,496 and 1,237,758, respectively. Any resets to the exercise price of the October 2006 Warrants and/or August 2008 Warrants in the future will have an additional dilutive effect on our existing shareholders.

Warrant Classifications

We evaluate the warrants provided in connection with each of our private placement or public offerings in accordance with applicable accounting guidance and we have concluded that liability classification is appropriate for warrants issued in October 2006, June 2007, August 2008, August 2009 and September 2009. We have further concluded that equity classification is appropriate for the warrants that we issued in June 2006, warrants issued in connection with the private placement that covered the period from April 30, 2010 through July 26, 2010 (the “Spring 2010 Warrants”), the October 2010 Warrants, the warrants issued on January 3, 2011 and on January 18, 2011, due to the fact that these warrants are required to be physically settled in shares of our common stock and there are no provisions that could require net-cash settlement. We have not yet completed our evaluation of the appropriate classification of the warrants issued on February 18, 2011 in connection with the private placement.

The proceeds from the transactions in June 2006 and in the spring of 2010 that gave rise to certain warrants have been allocated to the stock and the warrants based on their relative fair values. However, we aggregate the values for financial reporting purposes as both types of instruments issued in June 2006 and in the spring of 2010 have been classified as permanent equity. The proceeds from the bridge note transactions in October 2010 and on January 18, 2011 and the debt restructure with our senior lender on January 3, 2011 that gave rise to certain warrants have been allocated between the debt component and the warrants based on their relative fair values.

The classification as equity for the June 2006 Warrants, the Spring 2010 Warrants, the October 2010 Warrants, and the warrants issued in January 2011 could change as a result of either future modifications to the existing terms of settlement or the issuance of new financial instruments by us that could be converted into an increased or unlimited number of shares. If a change in classification of these warrants is required in the future, the warrants would be treated as derivative liabilities, brought onto the balance sheet at their fair value, and marked to market each period, with the changes in fair values being recognized in the respective period’s statement of operations.

DIRECTORS AND OFFICERS

The size of our board is currently fixed at seven members. In accordance with our Certificate of Incorporation and Amended and Restated Bylaws, the terms of office of our board of directors are divided into three classes as nearly equal in size as possible with staggered three-year terms: Class I, whose term will expire at the annual meeting of stockholders for fiscal year 2011, Class II, whose term will expire at the annual meeting of stockholders for fiscal year 2012, and Class III, whose term will expire at the annual meeting of stockholders for fiscal year 2013. Our Class I directors are Paul E. Grutzner, Brian A. Runkel and Carl E. Sheffer, our Class II directors are G. Scott Samuelsen and Jonathan Lundy, and our Class III directors are Alan P. Niedzwiecki and Dale L. Rasmussen. There are no familial relationships among our executive officers and directors.

At each annual meeting of stockholders, the successors to the directors whose terms will then expire are elected to serve from the time of their election and qualification until the third annual meeting following their election or until their successors have been duly elected and qualified, or until their earlier resignation or removal. The classification of our board of directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of our company.

Pursuant to our strategic alliance with General Motors Holdings, LLC (“General Motors”), successor to General Motors Corporation, we agreed to nominate one individual designated by General Motors to our board of directors during the term of the strategic alliance. In addition, General Motors is also entitled to designate a non-voting “ex-officio” member of the board of directors during the term of our strategic alliance. The non-voting observer has no authority to exercise the powers of a director in the management of our company. To date, General Motors has not presented a director nominee for stockholder vote, nor has it designated a non-voting observer.

The table below sets forth the name, age and position of our executive officers and directors as of the date of this prospectus.

Name	Age	Position
Alan P. Niedzwiecki	54	Chief Executive Officer, President and Director
Dale L. Rasmussen	61	Chairman of the Board of Directors and Director
W. Brian Olson	47	Chief Financial Officer; Treasurer
David Mazaika	47	Chief Operating Officer
Kenneth R. Lombardo	45	Vice President-Legal; General Counsel and Corporate Secretary
Bradley J. Timon	48	Corporate Controller; Chief Accounting Officer
Paul E. Grutzner	45	Director
Brian A. Runkel	49	Director
Carl E. Sheffer	65	Director
G. Scott Samuelsen	68	Director
Jonathan Lundy	47	Director

Below is a brief summary of the background and experience of each of the named executive officers and directors: With respect to the directors, the summaries include a brief statement of the specific experience, qualifications, attributes and skills that contributed to the decision of the board of directors to nominate him for election as a director at the time of such nomination.

Alan P. Niedzwiecki has served as President and as one of our directors since February 2002 and was appointed as Chief Executive Officer in August 2002. Mr. Niedzwiecki served as Chief Operating Officer from November 2001 until he was appointed as Chief Executive Officer in August 2002. From October 1999 to November 2001, Mr. Niedzwiecki served as Executive Director of Sales and Marketing. From February 1990 to October 1999, Mr. Niedzwiecki was President of NGV Corporation, an engineering and marketing/commercialization consulting company. Mr. Niedzwiecki has more than 25 years of experience in the alternative fuels industry in product and technology development and commercialization relating to mobile, stationary power generation and refueling infrastructure solutions. Mr. Niedzwiecki is a graduate of Southern Alberta Institute of Technology. Mr. Niedzwiecki has also served on the board of directors of Fisker Automotive from November 2007 until September 2010. Mr. Niedzwiecki brings to the Board his proven leadership experience and over 25 years of experience in the alternative fuels industry, in particular, in product and technology development and commercialization relating to mobile, stationary power generation and refueling infrastructure solutions.

Dale L. Rasmussen has served as a member of our board of directors since October 2000, and was appointed as Chairman of the Board in February 2002. On May 1, 2006, Mr. Rasmussen became a full-time employee of the Company. His responsibilities include acquisitions, joint ventures, strategic alliances and investor and shareholder relations. Mr. Rasmussen was the Senior Vice President and Secretary of IMPCO Technologies from 1989 through 2005, joining the Company in 1984 as Vice President of Finance and Administration and Corporate Secretary. Prior to joining IMPCO, Mr. Rasmussen was a commercial banker for twelve years at two banks and responsible for managing the bank’s investment portfolio, branch and corporate development, and he also served as corporate secretary. Mr. Rasmussen is a graduate of Western Washington University; upon graduating he received the marketing student of the year award. Mr. Rasmussen is also a graduate of Pacific Coast Banking School, University of Washington. Mr. Rasmussen also served on the board of directors, as Chairman, of Fisker Automotive from November 2007 until January 2010. Mr. Rasmussen has served on our board of directors since 2000 and as our Chairman since 2002. Mr. Rasmussen brings to the Board his extensive experience in the alternative fuel and renewable energy industries, and banking and corporate finance.

W. Brian Olson has served as Chief Financial Officer and Treasurer since August 2002. From July 1999 to August 2002, Mr. Olson served as Treasurer, Vice President and Chief Financial Officer of IMPCO. He originally joined IMPCO in October 1994 and held various financial positions with IMPCO, including serving as Corporate Controller. Prior to joining IMPCO, Mr. Olson was with the public accounting firm of Ernst & Young LLP and its Kenneth Leventhal Group. Mr. Olson holds a Bachelor of Science degree in business and operations management from Western Illinois University and a Masters of Business Administration degree in finance and economic policy from the University of Southern California. Mr. Olson is a Certified Financial Manager and a Certified Management Accountant.

David M. Mazaika has served as Chief Operating Officer since December 2008. Prior to joining us, Mr. Mazaika served as Chairman and CEO for ISE Corporation, a company which he co-founded in 1994. Prior to this, Mr. Mazaika was Vice President of Business Development for International Space Enterprises. From 1985 to 1993, Mr. Mazaika held senior positions with Convair and Space Systems Divisions of General Dynamics. Mr. Mazaika holds a Bachelor of Science in Electrical Engineering from Cornell University.

Volker Amelung has served as our Managing Director of Business Development since October 1, 2010. Prior to joining us, Mr. Amelung was the President and Chief Executive Officer of EDAG Inc., the U.S. subsidiary of EDAG GmbH, a $1.0 billion global engineering services company headquartered in Germany. Prior to be appointed the President and Chief Executive Officer of EDAG Inc,, Mr. Amelung was EDAG Inc.’s Vice President of Product Development for 9 years. Mr. Amelung received a diploma in Mechanical Engineering from Hamburg University of Applied Science, with a major in vehicle engineering, concepts and design and a minor in strength and durability of light weight structures.

Kenneth R. Lombardo has served as Vice President and General Counsel since May 2005 and became Corporate Secretary in September 2005. From March 1996 to May 2005, Mr. Lombardo practiced law at Kerr, Russell and Weber, PLC in Detroit, Michigan, where he specialized in mergers and acquisitions, taxation, corporate and business law. Mr. Lombardo is also a certified public accountant with over six years of audit and tax experience with Deloitte & Touche. Mr. Lombardo received his law degree from Wayne State University Law School and a Bachelor of Science degree in Business Administration, with a major in Accounting, from Central Michigan University.

Bradley J. Timon has served as Corporate Controller and Chief Accounting Officer since April 2004. Prior to joining us, Mr. Timon worked as a financial consultant. From June 1998 to October 2001, Mr. Timon was with CORE, INC. serving as the Corporate Controller and then later as Acting Chief Financial Officer. Between September 1995 and May 1998, Mr. Timon served as a Controller for James Hardie Industries. Before entering private industry, Mr. Timon was with the public accounting firm KPMG from 1989 to 1995. Mr. Timon has a Bachelor of Arts degree in accounting from California State University, Fullerton and is a Certified Public Accountant.

Paul E. Grutzner has served as one of our directors since July 2005. Mr. Grutzner founded ClearPoint Financial, LP, an independent pension consulting firm in 2002, and currently serves as its Managing Partner. Prior to founding ClearPoint Financial, LP, Mr. Grutzner held positions consulting on retirement plans with RBC Dain Rauscher and CIBC Oppenheimer. He received a B.S. in Agricultural Economics and Sociology from the University of Wisconsin, Madison. Mr. Grutzner has over 22 years of experience in the financial industry, including over 13 years of experience with major broker/dealers. Mr. Grutzner brings to the Board extensive executive management experience in business development and strategic planning.

Brian A. Runkel has served as one of our directors since July 2002. Since 1993, Mr. Runkel has served as President of Runkel Enterprises, an environmental consulting firm. Mr. Runkel also serves as Executive Director of the California Environmental Business Council, a non-profit trade and business association representing the California environmental technology and services industries. He received a B.A. in International Relations from George Washington University, and a J.D. from Harvard Law School. Mr. Runkel brings to the Board his extensive background in a broad range of environmental and green energy issues including renewable energy markets, green transportation regulations, laws and markets, and general environmental laws and regulations. Mr. Runkel has been extensively involved with the environmental and energy industries for over 20 years, both as a lawyer, regulator/political appointee within Federal and California environmental agencies, and as a private sector consultant to the environmental technology and green energy industries. Mr. Runkel also provides valuable and extensive management and financial/budgeting experience, both from managing large agencies and projects within the State of California government, and also as the long-time executive director of one of the leading trade associations for the California environmental industry. In this latter role, Mr. Runkel has advised numerous start-up leading edge environmental and green energy technology companies on various issues that also affect the Company, including market development, export-related issues, government certifications, grants and contracts, strategic planning, and regulatory issues.

Carl E. Sheffer has served as one of our directors since March 2005. Mr. Sheffer is President of Sheffer Enterprises, LLC, a consulting organization focused on the automotive industry, and has over 35 years of experience in the automotive industry. Prior to forming Sheffer Enterprises, Mr. Sheffer was Vice President, OEM Relations, for the Specialty Equipment Market Association (“SEMA”). During his 8 1/2 years with SEMA, Mr. Sheffer was responsible for all of the association’s interactions with the original equipment manufacturers (OEMs), including trade show participation, technology transfer programs, new vehicle measuring sessions and various dealer relations initiatives. Between 1972 and 1999, Mr. Sheffer held a variety of roles in human resources management, manufacturing, public relations and public policy for General Motors Corporation. Mr. Sheffer received a B.S. in business administration from Central Michigan University and a Master’s degree from Oakland University. Mr. Sheffer has been involved in the automobile industry for the past 38 years in various capacities. He achieved executive status within the General Motors corporate structure following numerous jobs with diversified responsibilities. Mr. Sheffer’s achievements at General Motors were key factors in being selected and hired as the first Vice President, OEM Relations for the SEMA organization, a non-profit organization consisting of seven thousand member companies globally whose business is focused on the automotive accessory aftermarket. He has done consulting work for several member companies following his departure from SEMA in 2007. Mr. Sheffer was selected to be a member of our board of directors in 2005 based on his extensive knowledge of the automotive industry and his personal relationships with numerous high-level executives at the various automobile manufacturers.

G. Scott Samuelsen has served as one of our directors since July 2002. Since 1970, Dr. Samuelsen has been a professor of Mechanical and Aerospace Engineering at the University of California, Irvine, where he serves as the director of the National Fuel Cell Research Center and as the director of the Advanced Power and Energy Program. He also leads the Pacific Rim Consortium on Energy, Combustion, and the Environment and serves as co-Chair of the California Stationary Fuel Cell Collaborative. Dr. Samuelsen received B.S., M.S., and Ph.D. degrees in Mechanical Engineering from the University of California, Berkeley. Mr. Samuelsen brings to the Board a vast range of skills and experience in the alternative energy market, including research, publications and teaching of energy in general, fuel cell technology, the hydrogen economy, alternative fuels, hydrogen and electric vehicles, renewable energy, distributed generation, and environmental quality in particular. Mr. Samuelsen is the director of a major energy research center with over sixty staff, students and contributing faculty, and is responsible in such role for the technical, business and agency relations, and fiscal viability of the program.

Jonathan Lundy was appointed to our board of directors on April 16, 2010 in connection with our acquisition of Schneider Power Inc. Upon closing of the acquisition, we agreed to appoint Mr. Lundy, who was nominated by Schneider Power, to our Board. Mr. Lundy is currently serving as Senior Vice President, General Counsel and Corporate Secretary of Atomic Energy Canada Limited, a full-service nuclear energy company that provides services to nuclear utilities around the world. Prior to joining Atomic Energy, Mr. Lundy was the Chief Executive Officer of Schneider Power where he also served on the board of directors and the audit and compensation committees. Mr. Lundy’s prior experience includes seven years as an executive officer of Hydrogenics Corporation where he served as President-Power and Generation from 2004 through 2007 and as Vice President-Corporate Development and General Counsel from 2000 through 2004. Mr. Lundy also previously worked as a corporate and securities lawyer at each of Osler, Hoskin and Harcourt LLP and Heenan Blaikie LLP in Toronto, Canada. Mr. Lundy received a Bachelor of Arts and Bachelor of Laws from the University of Western Ontario. Mr. Lundy brings to the Board proven leadership skills, a thorough understanding of renewable and alternative energy markets and broad executive management experience in strategic and business development, business planning and operations. Mr. Lundy also has extensive experience in public market legal and corporate governance issues and corporate finance.

COMPENSATION

Executive Officers

Overview

This discussion and analysis addresses the Company’s and the Compensation Committee’s compensation philosophy and the material elements of compensation packages for the Company’s named executive officers. As used in this prospectus, the term “named executive officers” means the Company’s Chief Executive Officer, Chairman of the Board, Chief Financial Officer, Chief Operating Officer and Vice President-Legal.

Compensation Objectives and Philosophy

The objective of the Company’s executive compensation program is to create long-term value for the Company’s stockholders by offering a compensation package to the Company’s named executive officers that is designed to (i) attract talented individuals with unique skill sets and experience in the renewable energy sector, (ii) incentivize and motivate those talented individuals to apply their unique skill sets at a superior level and in furtherance of the Company’s strategic plan, (iii) reward those individuals for extraordinary contributions to the Company and major achievements, and (iv) retain those talented and motivated individuals to lead the Company’s future development, growth and success.

The Compensation Committee believes that in order to achieve the Company’s compensation objectives it is important to offer the named executive officers a compensation package that will provide total compensation that is competitive to packages offered by other companies in the same or similar industries. To ensure competitiveness, the Compensation Committee considers benchmarking data, internet-based compensation information and resources, and, as needed, the advice of one or more compensation consultants. All compensation consultants are engaged directly by the Compensation Committee. In 2005, ECG Advisors, LLC prepared a compensation study which included benchmarking data of a select “peer” group consisting of the following comparable companies: Hydrogenics, FuelCell Energy, Ballard, Featherlite, Collins Industries, Miller Industries, R&B, Inc., TransPro, Inc. and Noble International. The Compensation Committee used the ECG Advisors, LLC report to establish the current compensation program. In October 2008, the Compensation Committee engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”) to provide updated benchmarking data with respect to the compensation package offered to the Company’s Chief Executive Officer and to provide the Committee with advice on sound Committee governance practices. The report prepared by Semler Brossy included a select “peer” group consisting of the following comparable companies: PMFG, Inc., American Superconductor Corp., TASER International, Inc., Graham Corporation, Fuel Cell Energy, Inc., Evergreen Solar, Inc., Maxwell Technologies, Inc., Satcon Technology Corporation, Verenuim Corporation, MOCON, Inc., Valence Technology, Inc., Plug Power, Inc., Syntroleum Corporation, and Ener1, Inc. The benchmarking data used by the Compensation Committee includes overall compensation and each of the salary, cash bonus and stock incentive components thereof.

The primary elements of the compensation package provided to the named executive officers consists of a base salary, discretionary cash bonus, discretionary grant of equity awards under the Company’s 2002 Stock Incentive Plan, employment-related benefits, and certain limited perquisites. On an annual basis, the Compensation Committee performs a review of the compensation package for each of the named executive officers and makes any adjustments or modifications that it deems reasonable and necessary in light of the Company’s compensation philosophy and objectives. In performing its review, the Compensation Committee first receives a proposal from the Chief Executive Officer which sets forth the Chief Executive Officer’s recommendations for the other named executive officers regarding (i) salary adjustments, (ii) the amount of discretionary cash bonus, if any, and (iii) the number of equity incentive awards, if any. The Compensation Committee then considers such recommendations along with various other objective and subjective factors, such as the named executive officer’s individual performance and extraordinary contributions during the year, the Company’s performance, stock performance, and the desire or need to ensure that the named executive officer remains in the Company’s employ. The compensation package for the Chief Executive Officer is determined solely by the Compensation Committee. The Compensation Committee reviews each element of compensation separately and in the aggregate when making its decisions. In years when discretionary cash bonuses and equity awards are granted, the Compensation Committee also considers the Company’s cash resources and short-term needs in determining the appropriate allocation between the awards. The Compensation Committee is in the process of developing a performance based system that it plans to implement during the 2011 fiscal year. The Compensation Committee has engaged Semler Brossy to assist with this endeavor. Our Compensation Committee has reviewed our compensation policies and practices and concluded that they do not reward unreasonable risk or promote excessive risk-taking that is reasonably likely to have a material adverse effect on the Company.

Each of the named executive officers has an Employment Agreement with the Company, except for the Chief Operating Officer. The Compensation Committee establishes and approves all Employment Agreements and terms of employment based on input from the Chief Executive Officer, Chief Operating Officer, Chairman of the Board, and/or Vice President-Legal and the recommendations of outside compensation consultants as required and engaged by the Compensation Committee.

Components of Executive Compensation

Base Salary

The overall compensation package is weighted toward a high base salary. The Compensation Committee believes that a high base salary is necessary to attract individuals that possess the unique skill set needed for the development and growth of a young company in an emerging industry, and to assure retention of that unique skill set and associated experience, relationships and competitive advantage. The base salaries of the executive officers are determined on the basis of each individual’s responsibilities, qualifications, experience and extraordinary contributions to the Company during the preceding year, as well as the salary practices of the peer group and other companies with which the Company competes for executive talent.

The Compensation Committee reviews the base salaries of the Company’s executive officers at least annually in accordance with the criteria set forth above. The weight that the Committee places on different factors may vary from individual to individual, and necessarily involves both objective (e.g., new contracts awarded during the fiscal year) and subjective (e.g., successful external relationships established) measurements of individual performance.

Discretionary Cash Bonus

Each executive officer is eligible to receive a discretionary cash bonus on an annual basis. Cash bonuses are awarded solely at the discretion of the Compensation Committee and are intended to reward outstanding efforts and contributions made during the applicable fiscal year. As a general policy, discretionary cash bonuses, if any, are awarded at or near the end of the fiscal year. However, on occasion the Compensation Committee may award a cash bonus during the course of the fiscal year to reward exemplary and outstanding performance on a particular transaction or project. The Compensation Committee makes its determination as to whether to grant a discretionary annual cash bonus based on the recommendations made by the Chief Executive Officer (for each of the other named executive officers) as well as various individual and Company performance factors such as (i) revenue and EBITDA for the fiscal year compared to prior year and budget, (ii) stock performance, (iii) the executive’s individual performance during the year, (iv) extraordinary efforts made by an executive during the fiscal year, (v) major strategic accomplishments, (vi) the desire or need to retain the executive in the face of competition for executive talent in the industry, and (vii) the Company’s liquidity.

Historically, discretionary cash bonuses have not been awarded on a regular basis. When granted, the amount of such cash bonuses has been in the range of 5% to 25% of the named executive officer’s base salary.

Equity Awards

The Compensation Committee believes that an important component of the compensation paid to the Company’s named executive officers should be derived from equity-based compensation. These awards take the form of stock options and, under certain circumstances, restricted stock. The Compensation Committee believes that stock appreciation and stock ownership in the Company are valuable incentives to executives, that the granting of equity-based awards serves to align their interests with the long-term interests of the stockholders as a whole, and that it encourages them to manage the Company in its best long-term interests without unreasonable risk-taking.

The Compensation Committee grants stock options to the Company’s named executive officers under the Company’s 2002 Stock Incentive Plan. The Committee generally makes such grants on an annual basis in connection with the Compensation Committee’s annual review of the named executive officer’s compensation package. In making its determination as to whether to grant an equity award, the Committee reviews the recommendation made by the Chief Executive Officer (for each of the other named executive officers) as well as objective and subjective performance factors discussed in the Discretionary Cash Bonus section, plus the named executive officer’s expected future contributions to the Company and the named executive officer’s stock option grant history. However, the Compensation Committee does not give quantitative weight to any particular performance measure.

The Compensation Committee also approves grants of restricted stock under the 2002 Stock Incentive Plan to named executive officers on a selective basis. It bases its decision whether to grant restricted stock on whether the executive has made an extraordinary contribution to the Company’s and stockholders’ interests, and/or whether retaining the executive for at least the period of the restrictions is critical to the Company. Restricted stock awards may also be granted in lieu of a cash bonus when the Company’s cash position and needs prohibit the payment of a cash bonus.

The Compensation Committee’s policy is to price stock options at the closing price on the date of grant. The Committee’s policy also treats any proposed re-pricing or exchange of stock options, including by amending outstanding options to lower their exercise price or by canceling any outstanding options and replacing them with new options, as a material amendment to the 2002 Stock Incentive Plan, thus, requiring stockholder approval under applicable laws, rules and regulations. The Compensation Committee’s policy is also to require the option and stock awards to vest ratably over a period of time, typically four years for stock options and three years for restricted stock awards.

Officer Benefits

The named executive officers receive a range of other benefits, including, but not limited to, participation in a 401(k) savings plan, health and dental coverage, Company-paid term life insurance, and standard and supplemental long-term disability coverage. The Company’s focus with respect to benefits for each named executive officer is to provide or offer the individual adequate financial protection (i) against “catastrophes” that will interrupt his or her income, i.e. the executive’s death or disability, or the illness or injury of the executive or his or her spouse or dependent children, and (ii) for the individual to afford to be able to retire; that is, to be able to stop working, after a career in the workforce, without suffering a significant decline in his or her standard of living. The Company expects the individual to share in the costs of providing certain of these protections, and intends that the individual’s wealth accumulation from participating in the Company’s stock plans will be a significant source of retirement income. From November 2007 through March 2010, the Company’s named executive officers were also eligible to participate in a non-qualified deferred compensation plan. The plan was terminated in March 2010.

Perquisites

The Company provides its named executive officers with a limited range of perquisites on a case-by-case basis that it believes is reasonable, competitive and business-justified. These perquisites may include, but are not limited to, a monthly car allowance, term life insurance, and memberships in clubs that are used for business purposes.

Employment Arrangements and Change-in-Control Arrangements

Alan P. Niedzwiecki serves as our President and Chief Executive Officer pursuant to an Amended and Restated Employment Agreement entered into on May 1, 2006, and continues until the earliest of either our or his termination of employment or his disability, death or retirement, as set forth in the agreement. The agreement provides for an annual base salary of $725,000, subject to annual review. The agreement also provides Mr. Niedzwiecki with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) personal umbrella coverage of at least $10,000,000, (v) four weeks paid vacation per year, (vi) the choice of the use of a company owned or leased vehicle or a car allowance of $1,000 per month, and (vii) participation in each incentive compensation plan adopted by the Company. The agreement further provides for severance benefits upon Mr. Niedzwiecki’s termination of employment by the Company without Cause (as defined in the agreement) or by Mr. Niedzwiecki for Good Reason (as defined in the agreement). The severance benefits include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Niedzwiecki obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

Dale L. Rasmussen serves as our Chairman of the Board pursuant to an Employment Agreement entered into on May 1, 2006, and continues until the earliest of either our or his termination of employment or his disability, death or retirement, as set forth in the agreement. The agreement provides for an annual base salary of $600,000, subject to annual review. The agreement also provides Mr. Rasmussen with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) personal umbrella coverage of at least $10,000,000, (v) four weeks paid vacation per year, (vi) the choice of the use of a company owned or leased vehicle or a car allowance of $1,000 per month, and (vii) participation in each incentive compensation plan adopted by the Company. The agreement further provides for severance benefits upon Mr. Rasmussen’s termination of employment by the Company without Cause (as defined in the agreement) or by Mr. Rasmussen for Good Reason (as defined in the agreement). The severance benefits include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Rasmussen obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

W. Brian Olson serves as our Chief Financial Officer pursuant to an Employment Agreement entered into on January 10, 2006, and continues until the earliest of either our or his termination of employment or his disability, death or retirement, as set forth in the agreement. The agreement provides for an annual base salary of $450,000, subject to annual review. The agreement also provides Mr. Olson with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) four weeks paid vacation per year, (v) a car allowance of $1,500 per month, and (vi) participation in each incentive compensation plan adopted by the Company. The agreement further provides for severance benefits upon Mr. Olson’s termination of employment by the Company without Cause (as defined in the agreement) or by Mr. Olson for Good Reason (as defined in the agreement). The severance benefits include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Olson obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

David M. Mazaika serves as our Chief Operating Officer. We have not entered into a formal written agreement with Mr. Mazaika. Mr. Mazaika’s current annual base salary is $250,000 and is subject to annual review. Mr. Mazaika’s terms of employment also include the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) company provided term life insurance of $125,000, (iii) four weeks paid vacation per year, (iv) a car allowance of $1,000 per month, and (v) participation in each incentive compensation plan adopted by the Company.

Kenneth R. Lombardo serves as our General Counsel, Vice President-Legal, and Corporate Secretary pursuant to an Employment Agreement effective as of July 1, 2005. Mr. Lombardo’s current annual base salary is $260,000 and is subject to annual review. The agreement also provides Mr. Lombardo with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) four weeks paid vacation per year, (v) a car allowance of $700 per month, and (vi) participation in each incentive compensation plan adopted by the Company. The agreement further provides for severance benefits upon Mr. Lombardo’s termination of employment by the Company without Cause (as defined in the agreement) or by Mr. Lombardo for Good Reason (as defined in the agreement). The severance benefits include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Lombardo obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

Summary Compensation Table for 2010(1)

The following table sets forth information concerning the annual and long-term compensation for services rendered for fiscal years 2010, 2009 and 2008 for each individual who served as Chief Executive Officer during the last completed fiscal year, the Chief Financial Officer and the three other most highly compensated executive officers. These individuals are referred to in this prospectus as the “named executive officers.” Each of the named executive officers has an Employment Agreement with the Company, except for the Chief Operating Officer. The Compensation Committee establishes and approves all Employment Agreements and terms of employment based on input from the Chief Executive Officer, Chief Operating Officer, Chairman of the Board, and/or Vice President-Legal and the recommendations of outside compensation consultants as required and engaged by the Compensation Committee.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards (2)	Option Awards (3)	All Other Compensation		Total
Alan P. Niedzwiecki	2010	$725,000	$0	$0	$0	$40,861	(4)	$765,861
President; Chief Executive Officer; Director	2009	$725,000	$0	$0	$0	$40,203		$765,203
	2008	$725,000	$75,000	$80,000	$85,650	$30,699		$996,349
Dale L. Rasmussen	2010	$600,000	$0	$0	$0	$34,307	(5)	$634,307
Chairman of the Board	2009	$600,000	$0	$0	$0	$34,992		$634,992
	2008	$600,000	$75,000	$80,000	$85,650	$19,389		$860,039
W. Brian Olson	2010	$450,000	$0	$0	$0	$30,216	(6)	$480,216
Chief Financial Officer, Treasurer	2009	$450,000	$0	$0	$0	$106,890		$556,890
	2008	$450,000	$75,000	$80,000	$85,650	$28,188		$718,838
Kenneth R. Lombardo	2010	$260,000	$0	$0	$0	$19,153	(7)	$279,153
Vice President-Legal; and Corporate Secretary	2009	$260,000	$0	$0	$0	$19,359		$279,359
	2008	$250,000	$25,000	$0	$57,100	$16,202		$348,302
David M. Mazaika	2010	$250,000	$0	$0	$0	$19,413	(8)	$269,413
Chief Operating Officer

(1)	In accordance with the rules of the SEC, the compensation described in this table does not include various perquisites and other benefits received by a named officer which do not exceed $10,000 in the aggregate.
(2)	Amounts listed in these columns represent the fair value of the stock award estimated on the grant date determined in accordance with generally accepted accounting principles.
(3)	Amounts listed in these columns represent the fair value of the award estimated on the grant date using the Black-Scholes option-pricing formula. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for fiscal year 2010 in Note 14 to Consolidated Financial Statements under the heading “Share-Based Compensation.”
(4)	All Other Compensation for Mr. Niedzwiecki in fiscal year 2010 consisted of auto allowance of $12,000, life, long term disability and umbrella insurance premiums of $21,061 and 401(k) match of $7,800.
(5)	All Other Compensation for Mr. Rasmussen in fiscal year 2010 consisted of auto allowance of $12,000, life and long-term disability insurance premiums of $14,957 and 410(k) match of $7,350.
(6)	All Other Compensation for Mr. Olson in fiscal year 2010 consisted of auto allowance of $18,000, life and long term disability insurance premiums of $4,866 and 401(k) match of $7,350.

(7)	All Other Compensation for Mr. Lombardo in fiscal year 2010 consisted of auto allowance of $8,400, life and long-term disability insurance premiums of $3,391 and 401(k) match of $7,362.
(8)	All Other Compensation for Mr. Mazaika in fiscal year 2010 consisted of auto allowance of $12,000 and 401(k) match of $7,413.

Potential Payments Upon Termination or Change-In-Control

The table below reflects the amount of compensation payable to each of the named executive officers pursuant to each officer’s employment agreement in the event of the Company’s termination of employment without cause or the named executive officer’s termination for “good reason,” and upon termination of employment following a change in control. The amounts set forth in the table assume that such termination was effective on April 30, 2010.

Name	Base Salary Component	Value of Employee Benefits (1)	Accelerated Vesting (2)	Total Potential Value
Alan P. Niedzwiecki	$1,450,000	$4,796	$70,000	$1,524,796
Dale L. Rasmussen	$1,200,000	$7,060	$70,000	$1,277,060
W. Brian Olson	$900,000	$3,340	$70,000	$973,340
Kenneth R. Lombardo	$520,000	$4,041	$—	$524,041
David M. Mazaika (3)	—	—	—	—

(1)	The amount shown is based on COBRA premium rates at current plan elections and family coverage categories.
(2)	The amount shown consists of the assumed gain on the accelerated shares based on a market price of $14.00 per share, the closing price of our common stock as reported on the Nasdaq on April 30, 2010, the last trading day in fiscal 2010.
(3)	Mr. Mazaika is not party to a formal written employment agreement with the Company providing for any change-in-control compensation.

Grants of Plan-Based Awards During Fiscal Year 2010

There were no incentive plan payments, option or restricted stock awards granted to any of our named executive officers during fiscal year 2010. On August 2, 2010, the Compensation Committee granted to each of Messrs. Niedzwiecki, Rasmussen and Olson an award of 12,500 restricted shares and 12,500 options, an award to Mr. Lombardo of 8,750 restricted shares and 8,750 options, and an award to Mr. Mazaika of 7,500 restricted shares and 7,500 options related to fiscal year 2010. The restricted shares vest in full on August 2, 2013 and the options vest ratably over four years (25% per year). The Compensation Committee’s decision was based on an in-depth and thorough review of the dedication, performance, and contributions made by these named executive officers throughout the year, the patience demonstrated in light of the absence of pay raises, bonuses or equity awards during the prior fiscal year, and retention of a thin and stretched staff during difficult and trying times. Most importantly to the Compensation Committee’s decision, however, was the Committee’s desire to retain and incentivize these named executive officers as the Company continues to evolve into a fully integrated renewable energy company with the launch of major wind and solar and plug-in electric vehicle initiatives, which are critical components of the Company’s long-term business plan and vision.

Outstanding Equity Awards at Fiscal Year-End 2010(1)

The following table sets forth the equity awards outstanding as of April 30, 2010 for each of our named executive officers:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested
Alan P. Niedzwiecki	77	—	$22.60	8/17/2010	5,000	$70,000
	128	—	$22.60	12/20/2010
	750	—	$22.60	12/14/2011
	4,286	—	$22.60	7/25/2012
	5,000	—	$22.60	8/11/2013
	4,545	—	$22.60	3/15/2014
	4,167	—	$22.60	3/3/2015
	5,469	—	$22.60	7/12/2015
	4,688	1,563	$22.60	8/22/2016
	3,750	3,750	$16.00	3/14/2018
Dale L. Rasmussen	313	—	$22.60	12/20/2010	5,000	$70,000
	12	—	$22.60	1/2/2011
	781	—	$22.60	12/14/2011
	2,679	—	$22.60	7/25/2012
	3,571	—	$22.60	8/11/2013
	2,273	—	$22.60	3/15/2014
	4,167	—	$22.60	3/3/2015
	4,688	—	$22.60	7/12/2015
	4,688	1,563	$22.60	8/22/2016
	3,750	3,750	$16.00	3/14/2018
W. Brian Olson	625	—	$22.60	12/20/2010	5,000	$70,000
	781	—	$22.60	12/14/2011
	2,679	—	$22.60	8/27/2012
	3,571	—	$22.60	8/11/2013
	2,273	—	$22.60	3/15/2014
	3,472	—	$22.60	3/3/2015
	2,344	—	$22.60	7/12/2015
	3,906	1,302	$22.60	8/22/2016
	3,750	3,750	$16.00	3/14/2018
Kenneth R. Lombardo	625	—	$22.60	7/12/2015
	1,563	521	$22.60	8/21/2016
	2,500	2,500	$16.00	3/14/2018
David M. Mazaika	1,875	5,625	$20.40	1/6/2019

(1)	All options and stock awards were awarded under the Company’s 2002 Stock Incentive Plan. Options vest over four years and stock awards vest over three years.
(2)	The amounts in this column represent the fair market value of the restricted stock as of April 30, 2010. The closing price of the Company’s stock was $14.00 on that date.

Option Exercises and Stock Vested for 2010

There were no option exercises by our named executive officers and none of them had any stock that vested during fiscal year 2010.

Nonqualified Deferred Compensation for 2010(1)

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Alan P. Niedzwiecki	—	—	—	—	—
Dale L. Rasmussen	—	—	—	—	—
W. Brian Olson	—	—	16,225	—	67,509	(2)
Kenneth R. Lombardo	—	—	—	—	—
David M. Mazaika	—	—	—	—	—

(1)	Pursuant to the Executive Nonqualified Excess Plan, certain executives, including named executive officers, may defer all or a portion of their base salary and/or discretionary cash bonus. Deferral elections are made by eligible executives in April of each year for amounts to be earned in the following year. An executive may defer all or a portion of his base salary and/or discretionary cash bonus. The Company may also make contributions to executives under the plan; however, there are no required matching payments into the plan. In fiscal year 2010, the board of directors of the Company approved the termination of the Nonqualified Deferred Compensation plan due to lack of participation and the high cost of maintaining the plan.
(2)	The full amount of the aggregate balance was reported in the Summary Compensation Table for fiscal year 2009.

Directors

Board Membership and Board Meeting Fees

During fiscal year 2010, our non-employee directors were each paid $30,000 for membership on our board of directors. Non-employee directors also received an attendance fee of $2,500 for regularly scheduled quarterly meetings and an attendance fee ranging from $1,000 to $2,500 for special meetings, with the amount of the fee dependent on the length and nature of the special meeting. Non-employee directors were also reimbursed their reasonable travel-related expenses for meetings attended in person.

Committee Fees

Our non-employee directors receive a fee for serving on committees and attending committee meetings. For fiscal year 2010, the chairperson of our Audit Committee was paid an annual fee of $20,000, the chairperson of our Compensation Committee was paid an annual fee of $10,000, and the chairperson of our Nominating and Governance Committee was paid an annual fee of $5,000. The non-chair members of our Audit Committee were paid an annual fee of $5,000. Committee members also received $1,000 for each committee meeting attended. If a non-employee director serves on more than one committee and attended multiple meetings of the same or different committees on the same day, the director received a single fee of $1,000 for those meetings, or if the committee meeting is held on the same day as a board meeting, the director received only the applicable board meeting fee.

Stock Awards

Non-employee directors are eligible to participate in our 2002 Stock Incentive Plan. Non-employee directors are entitled to receive a one-time grant of stock options to purchase up to 1,000 shares of our common stock when first elected or appointed to serve on our board of directors, and an annual grant of stock options to purchase 1,000 shares of our common stock unless waived. Additional stock option grants and restricted stock grants to directors are at the discretion of management and our board of directors. During fiscal year 2010, Thomas J. Tyson was granted 1,250 shares of restricted common stock and options to purchase up to 1,250 shares of our common stock in connection with the expiration of his term to reward him for more than eight years of dedicated and valuable service to the Company. Mr. Lundy received options to purchase up to 1,000 shares of our common stock in connection his appointment to our board of directors. On August 2, 2010, all of our directors were granted 1,250 shares of restricted stock which vest on August 2, 2013 and options to purchase up to 1,000 shares of our common stock (which includes the annual grant of 1,000 options) which vest ratably over four years. The estimated grant date fair value of the awards is not reflected in the Director Compensation table below since the awards were granted in fiscal year 2011.

Director Compensation for 2010

The table below sets forth the compensation paid to the Company’s directors (excluding directors that are also named executive officers) for fiscal year 2010.

Name	Fees Earned or Paid in Cash	Stock Awards (1)		Option Awards (2)		Total
Paul E. Grutzner	$56,167	$0		$0		$56,167
Brian A. Runkel	$75,500	$0		$0		$75,500
G. Scott Samuelsen	$78,500	$0		$0		$78,500
Carl E. Sheffer	$49,500	$0		$0		$49,500
Thomas J. Tyson (3)	$74,333	$31,500	(4)	$40,447	(5)	$146,280
Jonathan Lundy (6)	$0	$0		$10,600		$10,600

(1)	Amount listed in these columns represent the full grant date fair value of the stock award determined in accordance with generally accepted accounting principles.
(2)	Amounts listed in these columns represent the full grant date fair value of the option award determined in accordance with generally accepted accounting principles. Assumptions made for the purpose of computing these amounts are discussed in Note 14 to Consolidated Financial Statements – April 30, 2010 under the heading “Share-Based Compensation.”
(3)	Mr. Tyson’s term as a member of our board of directors expired on March 30, 2010.
(4)	Included in this amount is $14,000 of incremental fair value resulting from modifications made in March 2010 in connection with the expiration of Mr. Tyson’s term as a member of our board of directors to a restricted stock award originally granted to Mr. Tyson in March 2008.
(5)	Included in this amount is $31,447 of incremental fair value resulting from modifications made in March 2010 in connection with the expiration of Mr. Tyson’s term as a member of our board of directors to option awards granted to Mr. Tyson in prior fiscal years.
(6)	Mr. Lundy was appointed to our board of directors on April 16, 2010. In connection with his appointment, Mr. Lundy received an award of 1,000 stock options with an exercise price of $14.00, which vests ratably over 4 years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of each class of our securities as of March 21, 2011. It shows shares beneficially owned by each of the following:

•	each person or group of affiliated persons known by us to beneficially own more than 5% of any class of our outstanding voting securities;

•	each of our directors;

•	each of our named executive officers; and

•	all current directors and named executive officers as a group.

We have determined the beneficial ownership shown in this table in accordance with the rules of the Securities and Exchange Commission (“SEC”). Under those rules, if a person held options or warrants to purchase shares of our common stock that were currently exercisable or exercisable within 60 days of March 21, 2011, then those shares are included only in that person’s reported holdings and in the calculation of their percentage ownership of our common stock. As a result, the beneficial ownership percentage of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on March 21, 2011. Except as otherwise provided herein, the percentage of beneficial ownership is based on 11,173,031 shares of common stock and does not reflect 49,998 shares of Series B nonvoting common stock that were outstanding on March 21, 2011. General Motors, LLC (General Motors) owns 100% of the outstanding shares of Series B common stock, which shares will convert on a one-for-one basis into shares of our common stock in the event General Motors transfers such shares to a person that is not controlled by, or under common control with, General Motors. To our knowledge, each person named in the table has sole voting and investment power over the shares listed by that person’s name, except where we have shown otherwise in the footnotes or where community property laws affect ownership rights. Except where we show otherwise, the address of each person in this table is: c/o Quantum Fuel Systems Technologies Worldwide, Inc., 17872 Cartwright Road, Irvine, California 92614.

Name of Beneficial Owner	Shares	Percent
Greater than 5% Stockholders:
WB QT, LLC (1) 3033 Excelsior Blvd., Suite 300 Minneapolis, MN 55416	1,196,286	9.99%
Capital Ventures International (2) One Capital Place P.O. Box 1787 GT Grand Cayman, Cayman Islands British West Indies	936,600	7.7%
Heights Capital Management, Inc. (2) One Capital Place P.O. Box 1787 GT Grand Cayman, Cayman Islands British West Indies	936,600	7.7%
Named Executive Officers and Directors:
Dale L. Rasmussen (3)	48,490	*
Alan P. Niedzwiecki (4)	56,895	*
W. Brian Olson (5)	46,218	*
Kenneth R. Lombardo (6)	15,708	*
David M. Mazaika (7)	11,250	*
Brian A. Runkel (8)	7,512	*
G. Scott Samuelsen (9)	8,300	*
Carl E. Sheffer (10)	5,308	*
Paul E. Grutzner (11)	5,235	*
Jonathan Lundy(12)	2,444	*
All current directors and executive officers as a group (10 persons) (13)	207,360	1.8%

*	Represents less than 1%.
(1)	Includes 801,808 shares beneficially owned that are issuable (i) upon conversion of principal due upon conversion of convertible notes held by WB QT, LLC, (ii) in payment of principal due under a promissory note held by WB QT that is payable upon demand which the Company has the right to pay using shares of its common stock, and/or (iii) upon exercise of warrants, and excludes 1,769,174 shares of common stock in the aggregate issuable upon conversion of the convertible notes, in payment of the demand promissory note, and upon exercise of the warrants because such instruments are subject to limitations on exercise or conversion under which the holder thereof does not have the right to exercise such debt conversion or warrant exercise to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, together with its affiliates, of more than 4.9%, 4.99% or 9.99% (as applicable) of the common stock. For purposes of this beneficial ownership calculation, the number of shares potentially issuable in payment of the demand promissory notes assumes that WB QT made demand for payment of the entire outstanding balance due under such promissory note on March 21, 2011, that the Company exercised its right to settle the demand using shares of its common stock, and that the price per share used to determine that number of shares so required to be delivered was $4.35 (which represents the Company’s closing price on March 21, 2011). Without such limitations on exercise or conversion, WB QT would beneficially own 2,965,460 shares of common stock. This disclosure is based on information received from WB QT, LLC as of March 21, 2011.

(2)	Includes 936,600 shares that are issuable upon exercise of warrants. Heights Capital Management, Inc. serves as investment manager to Capital Ventures International. Therefore, Heights Capital Management, Inc. and Capital Ventures International have joint voting and dispositive power with respect to the shares, such that each entity is deemed to beneficially own the entire 936,600 shares. Capital Ventures International and Heights Capital Management disclaim any beneficial ownership of any such shares, except for their pecuniary interest therein. This information was derived from Schedule 13G filed by Capital Ventures International on February 11, 2011.
(3)	Includes 12,500 shares of restricted stock that vests on August 2, 2013, and 30,034 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after March 21, 2011.
(4)	Includes 12,500 shares of restricted stock that vests on August 2, 2013, and 36,092 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after March 21, 2011.
(5)	Includes 12,500 shares of restricted stock that vests on August 2, 2013, and 25,953 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after March 21, 2011.
(6)	Includes 8,750 shares of restricted stock that vests on August 2, 2013 and 6,458 shares issuable upon exercise of outstanding options that are exercisable or will become exercisable within 60 days after March 21, 2011.
(7)	Includes 7,500 shares of restricted stock that vests on August 2, 2013 and 3,750 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after March 21, 2011.
(8)	Includes 1,250 shares of restricted stock that vests on August 2, 2013 and 5,212 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after March 21, 2011.
(9)	Includes 1,250 shares of restricted stock that vests on August 2, 2013 and 5,390 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after March 21, 2011.
(10)	Includes 1,250 shares of restricted stock that vests on August 2, 2013 and 2,952 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after March 21, 2011.
(11)	Includes 1,250 shares of restricted stock that vests on August 2, 2013 and 2,485 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after March 21, 2011.
(12)	Includes 1,250 shares of restricted stock that vests on August 2, 2013 and 250 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after March 21, 2011 and 472 shares held by his spouse.
(13)	Includes an aggregate of 60,000 shares of restricted stock and 118,576 shares issuable upon exercise of outstanding options that are exercisable or will become exercisable within 60 days after March 21, 2011. All shares of unvested restricted stock may be voted by the holders thereof at meetings of our stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has not adopted formal written policies and procedures for the review and approval of transactions with related parties. However, pursuant to the Company’s Audit Committee Charter, all related party transactions must first be reviewed and approved by the Audit Committee unless such transaction was already approved by another independent body of the Board. In its review and approval process, the Audit Committee considers various factors including the nature and extent of the conflict of interest, the materiality of the transaction amount, and whether the terms are reasonable and representative of an arm’s length transaction with an unrelated third party.

We have entered into indemnification agreements with each of our directors and executive officers that provide the maximum indemnity available to directors and officers under Section 145 of the Delaware General Corporation Law and our charter, as well as certain additional procedural protections. We have also entered into employment and related agreements with certain of our executive officers, as described under “Executive Compensation—Employment Agreements and Change-in-Control Arrangements.”

We are a party to a lease agreement with Cartwright, LLC, which owns 75% of our facility located in Irvine, California. Mr. Niedzwiecki, our Chief Executive Officer, owns a 50% interest in Cartwright, LLC. The Rasmussen Family Irrevocable Trust, established by Mr. Rasmussen, our Chairman, owns a 36.67% interest in Cartwright, LLC. Kent Rasmussen, Mr. Rasmussen’s son, serves as the trustee of The Rasmussen Family Irrevocable Trust and in such capacity has sole voting and dispositive power of such Trust. During fiscal year 2010, we paid $737,235 in base and other rent on our Irvine facility. Pursuant to the terms of the lease, the base rent is currently $86,043 per month. The aggregate amount of all lease payments due under the lease from May 1, 2010 until the lease expires is $5,896,962.

Board Independence

Nasdaq listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as defined under Nasdaq rules and as affirmatively determined by the board of directors. After review of all the relevant transactions or relationships between each director (and his family members) and the Company, senior management, and our independent auditors, our board of directors has affirmatively determined that at all times during the 2010 fiscal year at least four of the seven directors (Messrs. Grutzner, Runkel, Samuelsen and Sheffer) were independent directors within the meaning of applicable Nasdaq rules. The Board also determined that Mr. Tyson, whose term expired on March 30, 2010, was also independent.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Messrs. Samuelsen (Chair), Runkel and Grutzner. None of our executive officers serves as a director or member of the Compensation Committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving on our Compensation Committee.

SELLING STOCKHOLDERS

Selling security holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the shares of common stock offered by this prospectus. The common stock being offered by the selling security holders are those issued by us pursuant to a Securities Purchase Agreement dated February 16, 2011 and the shares of common stock underlying the warrants issued in connection therewith. We are registering the common stock in order to permit the selling security holders to offer the shares for resale from time to time. The selling security holders may sell all, some or none of their shares in this offering. See “Plan of Distribution.” None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

The following tables set forth certain information as of March 21, 2011 (unless otherwise noted) concerning, among other things, the number of shares of common stock that may be offered from time to time by each selling security holder pursuant to this prospectus. The second column lists the number of shares of common stock beneficially owned by each selling security holder, assuming exercise of the warrants held by the selling security holders on that date, taking into account any limitations on exercise contained therein. The third column lists the common stock being offered by this prospectus by the selling security holders. The fourth column assumes the sale of all of the shares offered by the selling security holders pursuant to this prospectus. The fifth column is based on total outstanding shares of common stock outstanding as of March 21, 2011, and assumes all shares underlying the warrants held by the selling security holders included in the second column have been sold as of that date. The information is based on information provided by or on behalf of the selling security holders. We have assumed for purposes of the table below that the selling security holders will sell all of their shares of common stock that may be sold under this prospectus, and that any other shares of our common stock beneficially owned by the selling security holders will continue to be beneficially owned.

Information about the selling security holders may change over time. In particular, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which they provided to us information regarding their beneficial ownership. Any changed or new information given to us by the selling security holders will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Table of Selling Security Holders Holding Shares of Common Stock

The following table lists the selling security holders:

Name of Selling Security Holder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering(1)		Number of Shares of Common Stock Offered	Number of Shares of Common Stock Beneficially Owned after the Offering (Assuming the Sale of all Shares Offered)	Common Stock Ownership Percentage Following Offering
Cranshire Capital, L.P.	227,955	(2)	426,174	6,061	*
Iroquois Master Fund Ltd.	573,349	(3)	453,815	431,106	3.4%
Rockmore Investment Master Fund Ltd.	157,749	(4)	167,929	59,130	*
Hudson Bay Master Fund Ltd.	428,529	(5)	494,615	172,119	1.4%
WB QT, LLC.	1,196,286	(6)	693,117	1,368,071	9.99%
Alpha Capital Anstalt	69,034	(7)	103,551	—
Cowen Overseas Investment LP	98,619	(8)	147,929	—
Anson Investments Master Fund, LP.	98,619	(9)	147,929	—
Freestone Advantage Partners, LP.	24,654	(10)	36,981	—

(1)	Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares, as well as any shares as to which the selling security holder has the right to acquire beneficial ownership through the exercise or conversion of any stock option, warrant, preferred stock or other right within 60 days of the date of this prospectus. Notwithstanding the foregoing, the table does not identify a selling security holder as the beneficial owner of shares held by another selling security holder listed in the table. Unless otherwise indicated below, to our knowledge, all selling security holders named in the table have sole voting and investment power with respect to their shares of common stock.

(2)	Downsview Capital, Inc. (“Downsview”) is the general partner of Cranshire Capital, L.P. (“Cranshire”) and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin (“Mr. Kopin”), President of Downsview, has voting control over Downsview. As a result of the foregoing, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Cranshire. Such 227,955 shares of common stock excludes 204,280 shares of common stock issuable upon exercise of two warrants issued on February 18, 2011 because such warrants are not exercisable until six (6) months and one (1) day following the date of issuance (and such warrants also contain a blocker provision under which the holder thereof does not have the right to exercise such warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof or any of its affiliates, of more than 4.9% of the common stock). Without such blocker provisions (and assuming such two warrants are currently exercisable), each of Mr. Kopin and Downsview may be deemed to have beneficial ownership of 432,235 shares of common stock.

(3)	Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by IMF. Such 573,349 shares of common stock includes 316,939 shares of common stock in the aggregate issuable upon exercise of three warrants held by IMF. Such 573,349 shares of common stock excludes (i) 114,167 shares of common stock in the aggregate issuable upon exercise of such three warrants because each of such warrants contain a blocker provision under which the holder thereof does not have the right to exercise each of such warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, together with its affiliates, of more than 4.99% of the common stock and (ii) 197,405 shares of common stock issuable upon exercise of two other warrants held by IMF because each such warrant is not exercisable until six (6) months and one (1) day following the date of issuance thereof (and each such warrant also contains a blocker provision under which the holder thereof does not have the right to exercise such warrant to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof or any of its affiliates, of more than 4.9% of the common stock). Without such blocker provisions (and assuming such other two warrants are currently exercisable), Iroquois Capital, Mr. Silverman and Mr. Abbe would be deemed to beneficially own 884,921 shares of Common Stock.

(4)	Rockmore Capital, LLC (“Rockmore Capital”) serves as the investment manager to Rockmore Investment Master Fund Ltd. (“Rockmore Master Fund”) and in such capacity has investment discretion to vote and dispose of these shares. Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of Rockmore Master Fund and may be deemed to have investment discretion over these shares. Each of Rockmore Capital and Messrs. Bernstein and Daly, disclaims beneficial ownership of these shares. Such 157,749 shares of common stock includes 59,130 shares issuable upon exercise of a warrant. Such 157,749 shares of common stock excludes 69,310 shares of common stock issuable upon exercise of two warrants issued on February 18, 2011 because such warrants are not exercisable until six (6) months and one (1) day following the date of issuance (and such warrants also contain a blocker provision under which the holder thereof does not have the right to exercise such warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof or any of its affiliates, of more than 4.9% of the common stock). Without such blocker provisions (and assuming such two warrants are currently exercisable), each of Rockmore Capital and Messrs. Bernstein and Daly may be deemed to have beneficial ownership of 227,059 shares of common stock.

(5)	Hudson Bay Capital Management L.P., the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Such 428,529 shares of common stock includes 172,119 shares of common stock issuable upon exercise of a warrant held by Hudson Bay Master Fund Ltd. Such 428,529 shares of common stock excludes 238,208 shares of common stock issuable upon exercise of two warrants issued on February 18, 2011 because such warrants are not exercisable until six (6) months and one (1) day following the date of issuance (and such warrants also contain a blocker provision under which the holder thereof does not have the right to exercise such warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof or any of its affiliates, of more than 4.9% of the common stock). Without such blocker provisions (and assuming such two warrants are currently exercisable), Hudson Bay Capital Management L.P. and Mr. Gerber would be deemed to beneficially own 666,734 shares of common stock. Mr. Gerber disclaims beneficial ownership over these securities.

(6)	Includes 801,808 shares of common stock issuable (i) upon conversion of principal due upon conversion of convertible notes held by WB QT, LLC, (ii) in payment of principal due under a promissory note held by WB QT that is payable upon demand which the Company has the right to pay using shares of its common stock, and/or (iii) upon exercise of warrants, and excludes 1,769,174 shares of common stock in the aggregate issuable upon conversion of the convertible notes, in payment of the demand promissory note, and upon exercise of the warrants because such instruments are subject to limitations on exercise or conversion pursuant to which the holder thereof does not have the right to convert such debt or exercise such warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, together with its affiliates, of more than 4.9%, 4.99% or 9.99% (as applicable) of the common stock. For purposes of this beneficial ownership calculation, the number of shares potentially issuable in payment of the demand promissory notes assumes that WB QT made demand for payment of the entire outstanding balance due under such promissory note on March 21, 2011, that the Company exercised its right to settle the demand using shares of its common stock, and that the price per share used to determine that number of shares so required to be delivered was $4.35 (which represents the Company’s closing price on March 21, 2011). Without such limitations on exercise or conversion, WB QT would beneficially own 2,965,460 shares of common stock prior to the Offering and 2,272,343 shares of common stock after the Offering.

(7)	Konrad Ackerman has sole voting and investment control over such shares. The number of shares beneficially owned prior to the offering excludes 34,517 shares of common stock issuable upon exercise of a warrant issued on February 18, 2011 because such warrant is not exercisable until six (6) months and one (1) day following the date of issuance (and such warrant also contains a blocker provision under which the holder thereof does not have the right to exercise such warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof or any of its affiliates, of more than 4.9% of the common stock). Without such blocker provision (and assuming such warrant is currently exercisable), the number of shares beneficially would be 103,551.

(8)	Ramius Advisors, LLC (“Raimus Advisors”) is the general partner of Cowen Overseas Investment LP (“COIL”) and consequently has voting control and investment discretion over securities held by COIL. Ramius LLC is the managing member of Ramius Advisors. Cowen Group, Inc. (“Cowen”), which is a publicly traded company, is the managing member of Ramius LLC. Each of Ramius LLC and Cowen disclaims beneficial ownership of these securities. The number of shares beneficially owned prior to the offering excludes 49,310 shares of common stock issuable upon exercise of a warrant issued on February 18, 2011 because such warrant is not exercisable until six (6) months and one (1) day following the date of issuance (and such warrant also contains a blocker provision under which the holder thereof does not have the right to exercise such warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof or any of its affiliates, of more than 4.9% of the common stock). Without such blocker provision (and assuming such warrant is currently exercisable), the number of shares beneficially owned would be 147,929.

(9)	Moez Kassam has voting control and investment discretion over these shares. The number of shares beneficially owned prior to the offering excludes 49,310 shares of common stock issuable upon exercise of a warrant issued on February 18, 2011 because such warrant is not exercisable until six (6) months and one (1) day following the date of issuance (and such warrants also contain a blocker provision under which the holder thereof does not have the right to exercise such warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof or any of its affiliates, of more than 4.9% of the common stock). Without such blocker provisions (and assuming such warrant is currently exercisable), the number of shares beneficially owned would be 147,929.

(10)	Downsview Capital, Inc. (“Downsview”) is the investment manager for a managed account of Freestone Advantage Partners, LP and consequently has voting control and investment discretion over securities held in such account. Mitchell P. Kopin (“Mr. Kopin”), President of Downsview, has voting control over Downsview. As a result, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares held in such account which are being registered hereunder. The number of shares beneficially owned prior to the offering excludes 12,327 shares of common stock issuable upon exercise of a warrant issued on February 18, 2011 because such warrant is not exercisable until six (6) months and one (1) day following the date of issuance (and such warrant also contains a blocker provision under which the holder thereof does not have the right to exercise such warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof or any of its affiliates, of more than 4.9% of the common stock). Without such blocker provisions (and assuming such warrant is currently exercisable), the number of shares beneficially owned would be 36,981.

* Percentage ownership is less than 1%.

This prospectus may be used only by the selling security holders identified above to sell the shares of common stock opposite each respective selling security holder’s name in the column entitled “Number of Shares of Common Stock Offered.” This prospectus may not be used by any selling security holder not named in this prospectus, including transferees, pledgees or donees of the selling security holders named above, prior to the effectiveness of the registration statement of which this prospectus is a part. Prior to any use of this prospectus in connection with an offering of the common stock by any unnamed security holder or future transferees, pledgees or donees from such unnamed security holders, the registration statement, of which this prospectus is a part, will be amended, as required, to set forth the name and other information about such selling security holder. Additional information for the named security holders and the information for transferees, pledgees or donees of the named security holders will be provided by supplements to this prospectus, absent circumstances indicating the change is not material. The supplement or amendment will also disclose whether any security holder selling in connection with such supplement or amendment has held any position or office with, been employed by or otherwise had a material relationship with, us or any of our affiliates during the three years prior to the date of the supplement or amendment, if such information has not been previously disclosed.

PLAN OF DISTRIBUTION

The selling security holders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In connection with the sale of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling security holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling security holders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

To the extent required by the Securities Act or the rules and regulations thereunder, the selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling security holder for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

The selling security holders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling security holders use this prospectus for any sale of the shares of common stock, they will be subject to any applicable prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M, to the extent applicable, under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling security holders.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Our authorized capital stock consists of:

•	20,000,000 shares of common stock, $0.02 par value, of which 100,000 are designated as non-voting Series B common shares; and

•	20,000,000 shares of preferred stock.

As of March 21, 2011, we had a total of 11,173,031 shares of common stock issued and outstanding, of which 49,998 shares are Series B common stock. No shares of preferred stock were outstanding as of such date.

Common stock

Except as set forth below, holders of all series of our common stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of common stock do not have cumulative voting rights in the election of directors nor do they have subscription, conversion, redemption or preemptive rights or privileges.

Holders of our common stock are entitled to receive dividends as may be declared by the board of directors out of funds legally available therefore. Under the terms of the notes indenture and our revolving credit facility, we may not pay dividends on shares of our common stock. In the event of liquidation, holders of the common stock are entitled to share pro rata in any distribution of our assets remaining after payment of liabilities, subject to the preferences and rights of the holders of any outstanding shares of our preferred stock. All of the outstanding shares of our common stock are fully paid and nonassessable.

Our NASDAQ symbol is “QTWW.”

Series B Common stock

General Motors, LLC, successor in interest to General Motors Corporation, holds all outstanding shares of our Series B common stock, which shares are not entitled to vote on any matters submitted to the vote of our stockholders except as otherwise required by law. In the event we issue additional shares of any series of common stock as a dividend or other distribution on common stock, or a subdivision or combination of such common stock into a smaller or greater number of shares, the number of outstanding shares of Series B common stock will be adjusted to that number of shares of outstanding Series B common stock that is equal to the percentage of all outstanding shares of all series of our common stock (excluding shares issued pursuant to a board-approved stock option or equity incentive plan) that the holders of Series B common stock held prior to that event. Upon transfer by General Motors of any of the outstanding shares of Series B common stock to any person or entity that is not controlled by or under common control with General Motors, the transferred shares of Series B common stock will convert into an equal number of shares of common stock. Subject to the preferences or other rights of any preferred stock that may be issued from time to time, holders of Series B common stock will be entitled to participate ratably in dividends on common stock as declared by our board of directors. Holders of Series B common stock will be entitled to share ratably in all assets available for distribution to stockholders in the event of our liquidation or dissolution, subject to distribution of the preferential amount, if any, to be distributed to holders of preferred stock.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors, without any vote or action by the holders of common stock, to issue up to 20.0 million shares of preferred stock from time to time in one or more series. Our board of directors is authorized to determine the number of shares and designation of any series of preferred stock and the dividend rights, dividend rate, conversion rights and terms, voting rights (full or limited, if any), redemption rights and terms, liquidation preferences and sinking fund terms of any series of preferred stock. Issuances of preferred stock would be subject to the applicable rules of The Nasdaq Global Market or other organizations on whose systems our stock may then be quoted or listed. Depending upon the terms of preferred stock established by our board of directors, any or all series of preferred stock could have preference over common stock with respect to dividends and other distributions and upon our liquidation. Issuance of any such shares with voting powers, or issuance of additional shares of common stock, would dilute the voting power of outstanding common stock.

Outstanding Options and Warrants

As of March 21, 2011, we had 427,572 shares of common stock subject to outstanding options and 4,568,324 shares of common stock subject to outstanding warrants (including the 1,153,303 shares subject to warrants that are covered by this prospectus).

Stock Incentive Plan

We have one stock option plan, the 2002 Stock Incentive Plan (the “Plan”), which provides that options to purchase shares of our common stock and awards of restricted stock may be granted to directors, employees, associates and consultants. Options expire ten years after the date of grant or 30 days after termination of employment and generally vest ratably at the rate of 25% on each of the first four anniversaries of the grant date. New shares are issued to satisfy stock option exercises under the Plan. Options awarded are granted with an exercise price equal to the market price of our stock at the date of grant. Restricted stock generally cliff vests on the third anniversary of the grant date.

Warrants

In connection with a $12.5 million private placement offering completed on June 29, 2006, investors received warrants to purchase 44,025 shares of our common stock at an exercise price of $78.80 per share to the investors (the “June 2006 Warrants”). The warrants can be exercised at any time and expire in June 2011.

In connection with a $10.0 million private placement offering completed on October 27, 2006, investors received warrants to purchase 106,707 shares of our common stock at an initial exercise price of $47.20 per share (the “October 2006 Warrants”). The warrants can be exercised at any time and expire in April 2014.

In connection with a $18.75 million private placement offering that was completed on June 22, 2007, investors received warrants to purchase 750,000 shares of our common stock at $41.80 per share, which included 125,000 shares provided to the October 2006 investors in exchange for those investors waiving certain rights obtained in the October 2006 private placement (the “June 2007 Warrants”). In connection with the February 18, 2011 private placement discussed below in which certain of the June 2007 investors also participated, warrants to purchase up to 492,417 shares of our common stock were cancelled. The remaining warrants can be exercised anytime and expire in December 2014.

In connection with a $19.1 million registered direct offering completed on August 25, 2008, the investor received warrants to purchase 675,000 shares of our common stock at an initial exercise price of $80.00 per share (the “August 2008 Warrants”). The warrants can be exercised at any time and expire in August 2015.

In connection with a $12.3 million private placement offering completed in two rounds that closed on August 3, 2009 (the “August 2009 Warrants”) and September 4, 2009 (the “September 2009 Warrants”), investors received warrants to purchase 100,598 shares of our common stock at an exercise price of $17.00 per share to the investors. The warrants became exercisable beginning in February 2010, of which 32,045 relate to the August 2009 Warrants and expire in August 2014 and 68,553 relate to the September 2009 Warrants and expire in September 2014. In connection with the transaction, the placement agent also received 51,217 warrants to purchase shares of our common stock at an exercise price of $17.00 per share that became exercisable beginning in March 2010, of which 36,217 expire in September 2012 and 15,000 expire in September 2014.

On April 16, 2010, in connection with our acquisition of SPI, we issued replacement warrants entitling the holders of SPI warrants to purchase up to 102,822 shares of our common stock at exercise prices ranging from $9.60 to $48.20 per share (the “April 2010 Replacement Warrants”). On August 21, 2010, 73,322 of the replacement warrants expired. The remaining replacement warrants have an exercise price of $17.60 per share and expire on May 13, 2011. The fair value of the replacement warrants on the closing date was included as part of the consideration paid in connection with the acquisition.

In connection with a $10.9 million private placement offering completed on various dates from April 2010 through July 2010 (the “Spring 2010 Warrants”), investors received warrants to purchase 197,285 shares of our common stock at an exercise price of $18.20 per share to the investors. The warrants became exercisable beginning in October 2010. In connection with the transaction, the placement agent also received 121,884 in warrants to purchase shares of our common stock at an exercise price of $18.20 per share that became exercisable beginning in October 2010. The warrants expire five years from the date they were issued (April 2015 thru July 2015).

On October 13, 2010 and October 19, 2010, in connection with the issuance of the Bridge Notes, investors received warrants to purchase 36,203 shares of our common stock at an exercise price of $13.40 per share (the “October 2010 Warrants”). The warrants expire five years from the date they were issued.

On January 3, 2011, in connection with the execution of a Forbearance Agreement and restructure of our debt instruments with our senior secured lender, our senior secured lender received a warrant to purchase up to 277,777 shares of our common stock at an exercise price of $9.00 per share. The warrant, as amended, expires in February 2014.

On January 18, 2011, in connection with amendments to the Bridge Notes, the bridge investors received warrants to purchase up to 131,902 shares of our common stock at an exercise price of $9.20 per share. The warrants expire in January 2014.

On February 18, 2011, in connection with a private placement offering that raised gross proceeds of $7.7 million (of which $2.0 million was paid by the reduction of debt owed to our senior secured lender), the investors received warrants to purchase up to 759,370 shares of our common stock at an exercise price of $6.57 per share. Five of the investors also received a second warrant entitling them to purchase up to 393,933 shares of our common stock at $6.57 per share in exchange for warrants to purchase up to 492,417 shares at $41.80 per share that were issued in the private placement that was completed on June 22, 2007. The warrants become exercisable after six months and expire in February 2016.

The October 2006 Warrants, the June 2007 Warrants and the August 2008 Warrants contain contractual provisions that could potentially require us to net-cash settle the value of the remaining outstanding warrants in the event of a change in control or other fundamental change in Quantum in the future. Since the contractual provisions that could require us to net-cash settle the warrants are not within our control, equity classification is precluded. As such, we consider these warrants to be derivative instruments that are classified as current liabilities, recorded at fair value and marked to market each period, with the changes in fair values being recognized in the respective period’s statement of operations.

Further, the August 2009 Warrants and the September 2009 Warrants contain cashless warrant exercise provisions whereby the settlement calculation may incorporate the book value per share of common stock if there is not a public market for the common stock. Under GAAP, if an instrument’s settlement calculation incorporates variables other than those used to determine the fair value of a fixed-for-fixed forward or option on equity shares, the instrument would not be considered indexed to the entity’s own stock and therefore would not be precluded from derivative instrument consideration. As such, we consider these warrants to be derivatives that are classified as non-current liabilities, recorded at fair value and marked to market each period, with the changes in fair values being recognized in the respective period’s statement of operations.

The October 2006 Warrants and August 2008 Warrants contain contractual provisions which, subject to certain exceptions, reset the exercise price of such warrants if at any time while such warrants are outstanding, we sell or issues shares of our common stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of our common stock at a price below $47.20 for the October 2006 Warrants or $80.00 for the August 2008 Warrants, provided that the exercise price for the August 2008 Warrants cannot be reset below $38.60. Since the initial issuance of these warrants, we have completed equity transactions to date that resulted in the reset of the exercise price of the October 2006 Warrants and August 2008 Warrants to $4.19 and $43.65, respectively.

The October 2006 Warrants and August 2008 Warrants also contain a provision that increases the number of shares of common stock subject to such warrants if and when the exercise price is reset so that the aggregate purchase price payable applicable to the exercise of the warrants after the reset of the exercise price is the same as the aggregate purchase price payable immediately prior to the reset. As a result of the exercise price resets to date, the number of shares subject to the October 2006 Warrants and August 2008 Warrants increased to 929,496 and 1,237,758, respectively. Any resets to the exercise price of the October 2006 Warrants and/or August 2008 Warrants in the future will have an additional dilutive effect on our existing shareholders.

In addition to any anti-dilution provisions described above related to the October 2006 Warrants and August 2008 Warrants, all of our outstanding warrants contain standard anti-dilution provisions in the event of stock dividends or splits, reclassifications, or similar corporate events.

Convertible Debt

The table below summarizes the convertible notes we have outstanding as of March 21, 2011:

Description	Maturity Date(1)	Outstanding Principal and Accrued Interest as of March 21, 2011	Conversion Price
Fourth Amended and Restated Convertible Promissory Note (2)	August 31, 2011	$5,205,574	$9.80
Second Amended and Restated Convertible Promissory Note (3)	August 31, 2011	$4,819,513	$9.80
Second Amended and Restated Convertible Promissory Note (4)	August 31, 2011	$2,177,799	$9.80

(1)	Pursuant to the terms of each convertible note, the holder has the right to extend the maturity date to August 31, 2013.
(2)	This convertible note is referred to in our SEC filings as “Convertible Note I.”
(3)	This convertible note is referred to in our SEC filings as “Convertible Note II.”
(4)	This convertible note is referred to in our SEC filings as “Convertible Note III.”

Other Outstanding Debt Obligations Payable in Shares of Common Stock

The table below summarizes other outstanding debt obligations owed to our secured lender that we have the right to pay using shares of our common stock:

Description	Maturity Date	Outstanding Principal and Interest as of March 21, 2011	Conversion Price
Amended and Restated Term B promissory note (1)	January 16, 2015	$3,812,754	Floating
Promissory Note (2)	January 16, 2015	$3,002,959	Floating
Bridge promissory notes (3)	April 29, 2011	$1,879,895	$9.20

(1)	This note is referred to in our SEC filings as “Term Note B.” The principal amount is payable upon demand and we have the option to use our shares to satisfy the demands.
(2)	This note is referred to in our SEC filings as “Consent Fee Note.” The principal amount is payable upon demand beginning after July 31, 2011 and we have the option to use our shares to satisfy the demands if our share price exceeds $10.00 per share.
(3)	The Bridge Note holders have the option to receive their final principal and interest repayment amounts on the maturity date, estimated at $1.9 million in total, in shares of our common stock at a conversion rate of $9.20 per share. If the Bridge Note holders elect to take the shares and our closing share price is less than $9.20 on April 29, 2011, then each holder that elects to receive shares will also receive a make-whole cash payment equal to the difference between the fair value of the shares delivered and the amount of the final payment due.

Anti Takeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation and Amended and Restated Bylaws

The following discussion concerns certain provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws that could be viewed as having the effect of discouraging, delaying or preventing an attempt to obtain control of our company.

Delaware Law

Under certain circumstances, Section 203 of the Delaware General Corporation Law limits the ability of an “interested stockholder” to effect various business combinations with our company for a three-year period following the time that a stockholder became an interested stockholder. An “interested stockholder” is defined as a holder of more than 15% of the outstanding voting stock. An interested stockholder may engage in a business combination transaction with us within the three-year period only if:

•	our board of directors approved the transaction before the stockholder became an interested stockholder or approved the transaction in which the stockholder became an interested stockholder;

•	the interested stockholder acquired at least 85% of the voting stock in the transaction in which it became an interested stockholder; or

•

our board of directors and the holders of shares entitled to cast two-thirds of the votes entitled to be cast by all of the outstanding voting shares held by all disinterested stockholders approve the transaction.

Under Delaware law, unless the certificate of incorporation provides otherwise, stockholders are not permitted to call a special meeting of the stockholders. Our amended and restated certificate of incorporation and amended and restated bylaws do not permit stockholders to call special meetings.

Certificate of Incorporation and Bylaws

Preferred Stock. Our amended and restated certificate of incorporation provides that we may from time to time issue shares of preferred stock in one or more series, the terms of which will be determined by our board of directors. We will not solicit approval of our stockholders unless our board of directors believes that approval is advisable or is required by the rules of The Nasdaq National Market or by Delaware law. This could enable our board of directors to issue shares to persons friendly to current management which would protect the continuity of our management and render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise. These additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of our company.

Board of Directors. Our directors, other than those who may be the holders of any class or series of our preferred stock having the right under a preferred stock designation to elect additional directors under specified circumstances, are classified into three classes, as nearly equal in number as possible, with staggered three-year terms. Each of our directors is to hold the office until his or her successor is duly elected and qualified. Directors elected to succeed directors whose terms then expire are elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Each director holds office until his successor is duly elected and qualified.

Our amended and restated certificate of incorporation provides that, except as otherwise provided in any preferred stock designation relating to the rights of the holders of any class or series of preferred stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on our board of directors resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors, and not by the stockholders. Any director so elected will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until the director’s successor has been duly elected and qualified. No decrease in the number of directors constituting our board of directors will shorten the term of any incumbent director. Subject to the rights of any class or series of preferred stock having the right under a preferred stock designation to elect directors under specified circumstances, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all voting stock then outstanding, voting together as a single class.

These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by removal with its own nominees. Under the classified board of directors provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board of directors. Accordingly, these provisions would discourage a third party from initiating proxy contest, making a tender offer or otherwise attempting to gain control of our company.

No Stockholder Action by Written Consent; Special Meetings. Our amended and restated certificate of incorporation and amended and restated bylaws provide that stockholders must effect any action required or permitted to be taken at a duly called meeting or special meeting of stockholders and that those actions may not be effected by any written consent of the stockholders. Except as otherwise required by law or by any preferred stock designation, special meetings of stockholders may be called only by a majority of the whole board of directors, by our chairman of the board of directors, or by our chief executive officer. No business other than that stated in the notice of meeting may be transacted at any special meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by our board of directors, our chairman of the board of directors or our chief executive officer.

Advance Notice Procedures. Our amended and restated bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders. These stockholder notice procedures provide that only persons who are nominated by our board of directors, or by a stockholder who was a stockholder of record at the time of giving notice and has given timely written notice to our secretary before the meeting at which directors are to be elected, will be eligible for election as directors. These stockholder notice procedures also limit the business that may be conducted at an annual meeting of stockholders to business brought by our board of directors, or by a stockholder who has given timely written notice to our secretary of the stockholder’s intention to bring such business before the meeting. Under these stockholder notice procedures, for notice of a stockholder nomination for election as a director at an annual meeting to be timely, the notice must be received by our secretary not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day before the first anniversary of the preceding year’s annual meeting, except that, if the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, for the notice by the stockholder to be timely it must so be delivered not earlier than the close of business on the 120th calendar day before the annual meeting and not later than the close of business on the 90th calendar day before the annual meeting or the 10th calendar day following the day on which we first publicly announce a meeting date.

Nevertheless, if the number of directors to be elected to our board of directors is increased, and we make no public announcement naming all of the nominees for director or specifying the size of our increased board of directors at least 100 calendar days before the first anniversary of the preceding year’s annual meeting, a stockholder’s notice also will be considered timely, but only with respect to nominees for any new positions created by the increase, if it is delivered to our secretary not later than the close of business on the 10th calendar day following the day on which we first make the public announcement. Under these stockholder notice procedures, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, we must receive notice not earlier than the close of business on the 120th calendar day before the special meeting and not later than the close of business on the later of the 90th calendar day before the special meeting or the 10th calendar day following the day of the first public announcement of the date of the special meeting and of the nominees proposed by our board of directors to be elected at the meeting.

In addition, under these stockholder notice procedures, a stockholder’s notice to us to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors will be required to contain specified information. If the chairman of the meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with our stockholder notice procedures, the individual will not be eligible for election as a director, or the business will not be conducted at the meeting, as the case may be.

Amendments. Our amended and restated certificate of incorporation provides that the affirmative vote of the holders of at least 80% of our voting stock then outstanding, voting together as a single class, is required to amend provisions of our certificate of incorporation relating to stockholder action; the number, election and tenure of directors; the nomination of director candidates and the proposal of business by stockholders; the filling of vacancies on our board of directors; and the removal of directors. Our amended and restated certificate of incorporation further provides that provisions of our amended and restated bylaws relating to the foregoing subject matters, including the stockholder notice procedures, may be amended only by the affirmative vote of the majority of the whole board of directors or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of voting stock, voting together as a single class. Other than the provisions of our amended and restated bylaws referenced above, which will require at least 80% of the voting power, the affirmative vote of holders of at least two-thirds of the voting power of outstanding shares of voting stock, voting as a single class, is required to amend our amended and restated bylaws.

Limitation on Liability and Indemnification of Officers and Directors

Under Section 145 of the General Corporation Law of the State of Delaware, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our amended and restated certificate of incorporation also provides for mandatory indemnification of our directors and executive officers, and permissive indemnification of our employees and agents, to the fullest extent permissible under Delaware law.

Our amended and restated certificate of incorporation provides that the liability of directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We have entered into agreements with each of our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which each may be made a party by reason of the fact that each is or was a director or officer of our company or any of our affiliated enterprises, provided the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements also establish procedures that will apply if a claim for indemnification arises under the agreements.

We maintain a policy of directors’ and officers’ liability insurance that insures our directors and officers against the costs of defense, settlement or payment of a judgment under some circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PRICE RANGE OF COMMON STOCK

Our common stock is quoted on the NASDAQ Global Market under the trading symbol “QTWW.” The following table sets forth the high and low sales prices for our common stock for the periods indicated, as reported by the NASDAQ Global Market, and reflects the 1-for -20 reverse stock split implemented on February 8, 2011:

	Year Ended April 30,
	2011		2010		2009
Quarter	High	Low	High	Low	High	Low
First	$15.00	$9.40	$17.60	$13.00	$64.40	$23.00
Second	$12.60	$7.60	$35.40	$12.40	$44.80	$12.80
Third	$12.40	$8.40	$28.40	$14.40	$26.60	$10.60
Fourth	n/a	n/a	$17.40	$12.00	$19.00	$11.60

On March 21, 2011, the last reported sale price for our common stock as reported by the Nasdaq Global Market was $4.35 per share and there were approximately 825 holders of record of our common stock and one holder of record of our Series B common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. In addition, the terms of our credit facility, prohibit us from paying cash dividends without the consent of our lender. We currently intend to retain any future earnings to finance future growth and, therefore, do not anticipate paying any cash dividends in the foreseeable future.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services. Their address is 480 Washington Blvd., Jersey City, NJ 07310-1900 and their telephone number is 1-800-832-8519.

LEGAL MATTERS

Certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon by Kerr, Russell and Weber, PLC, Detroit, Michigan.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in this Prospectus and Registration Statement as set forth in their report, which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated Financial Statements. We’ve included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. Also, using our website, www.qtww.com, you can access electronic copies of documents we file with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and any amendments to those reports, free of charge. Information on our website is not incorporated by reference in this prospectus. You should note that the financial information included in the reports on Form 10-K for the fiscal years ended April 30, 2007 and April 30, 2008, Form 10-Q for the fiscal quarters ended October, 31, 2006 through January 31, 2009, previously filed by us, the related opinions of our independent registered public accounting firm, and all earnings press releases and similar communications issued by us, for such periods should not be relied upon and are superseded in their entirety by the information in our Annual Report on Form 10-K for the fiscal year ended April 30, 2009 filed with the SEC on January 26, 2010.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation provides that no director shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except for any breach of the director’s duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any transaction from which the director derived any improper personal benefit or to the extent indemnification is not permitted under the Delaware General Corporation Law.

Our certificate of incorporation also provides that we shall indemnify any person against all liability and expense incurred by reason of the fact that he or she is or was a director or officer, or was serving at the request of the Company as a director, officer, partner, trustee of, or employee or agent of another corporation, partnership or other entity, and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability.

The rights accruing to any person under our bylaws and certificate of incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by the bylaws and certificate of incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30, 2010	January 31, 2011
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,026,882	$2,468,357
Accounts receivable, net	2,833,137	3,187,712
Inventories, net	1,766,420	1,478,029
Deferred debt issuance costs, net	—	278,975
Prepaids and other current assets	927,920	1,668,610

Total current assets	9,554,359	9,081,683
Property and equipment, net	8,096,787	7,451,523
Investment in and advances to affiliates	6,971,944	7,491,852
Asset held for sale	2,089,947	2,098,530
Intangible assets, net	8,575,518	8,287,832
Goodwill	32,858,914	32,929,003
Prepayments to affiliate	3,971,600	4,083,800
Deposits and other assets	899,058	661,623

Total assets	$73,018,127	$72,085,846

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$4,167,199	$4,066,469
Accrued payroll obligations	1,353,709	1,258,866
Deferred revenue	200,562	667,640
Accrued warranties	89,754	86,531
Derivative instruments	12,547,000	8,026,000
Other accrued liabilities	1,853,468	2,867,510
Current portion of long-term debt	519,243	25,640,783

Total current liabilities	20,730,935	42,613,799
Long-term debt, net of current portion	21,133,928	1,403,529
Deferred income taxes	481,330	547,588
Derivative instruments	6,669,000	503,000
Commitments and contingencies
Equity:
Stockholders’ equity:
Preferred stock, $.001 par value; 20,000,000 shares authorized; none issued and outstanding at April 30, 2010 and January 31, 2011	—	—
Series B common stock, $.02 par value; 100,000 shares authorized; 49,998 issued and outstanding at April 30, 2010 and January 31, 2011	1,000	1,000
Common stock, $.02 par value; 19,900,000 shares authorized; 8,457,766 issued and outstanding at April 30, 2010 and 9,401,104 issued and outstanding at January 31, 2011	169,155	188,022
Additional paid-in-capital	395,709,444	409,227,217
Accumulated deficit	(372,016,566)	(382,838,498)
Accumulated other comprehensive loss	(755,791)	(459,181)

Total stockholders’ equity	23,107,242	26,118,560
Noncontrolling interests	895,692	899,370

Total equity	24,002,934	27,017,930

Total liabilities and equity	$73,018,127	$72,085,846

See accompanying notes.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2010	2011	2010	2011
Revenue:
Net product sales	$474,803	$952,662	$1,086,960	$2,431,736
Contract revenue	1,004,633	3,652,863	6,141,362	9,618,902

Total revenue	1,479,436	4,605,525	7,228,322	12,050,638
Costs and expenses:
Cost of product sales	329,189	754,258	1,190,732	2,191,898
Research and development	2,939,888	5,127,202	10,244,100	13,246,509
Selling, general and administrative	4,297,651	3,525,066	11,056,749	10,896,878
Impairment of long-lived assets	—	966,811	—	966,811

Total costs and expenses	7,566,728	10,373,337	22,491,581	27,302,096

Operating loss	(6,087,292)	(5,767,812)	(15,263,259)	(15,251,458)
Interest expense, net	(769,206)	(1,445,914)	(2,222,422)	(2,637,512)
Fair value adjustments of derivative instruments, net	24,902,000	717,000	(9,930,000)	8,199,000
Loss on modification of debt and derivative instruments, net	(5,076,000)	(1,513,359)	(14,615,000)	(1,513,359)
Gain on settlement of debt and derivative instruments, net	1,123,610	9,929	722,239	9,929
Equity in earnings of affiliates, net	64,000	278,088	551,000	424,043
Other income (expense), net	(7,308)	—	(27,774)	17,212

Income (loss) from operations before income tax expense	14,149,804	(7,722,068)	(40,785,216)	(10,752,145)
Income tax expense	(959)	(30,457)	(3,000)	(69,787)

Net income (loss) attributable to stockholders	$14,148,845	$(7,752,525)	$(40,788,216)	$(10,821,932)

Per share data - Net income (loss):
Basic	$2.00	$(0.82)	$(6.65)	$(1.17)
Diluted	$0.42	$(0.82)	$(6.65)	$(1.17)
Weighted average shares outstanding:
Basic	7,074,382	9,400,332	6,135,688	9,269,542
Diluted	8,627,803	9,400,332	6,135,688	9,269,542

See accompanying notes.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended January 31,
	2 010	2011
Cash flows from operating activities:
Net loss	$(40,788,216)	$(10,821,932)
Adjustments to reconcile net loss from operations to cash used in operating activities:
Depreciation on property and equipment and amortization of intangibles	942,830	1,310,264
Impairment of long-lived assets	—	966,811
Share-based compensation charges	722,681	878,539
Fair value adjustments of derivative instruments	9,930,000	(8,199,000)
Loss on modification of debt and derivative instruments	14,615,000	1,513,359
Gain on settlement of debt and derivative instruments	(722,239)	(9,929)
Amortization of deferred debt issuance fees	91,341	1,038,094
Debt interest paid-in-kind	1,011,720	886,379
Equity in earnings of affiliates	(551,000)	(424,043)
Provision for inventory obsolesence	348,169	92,715
Other non-cash items	559,691	100,194
Changes in operating assets and liabilities:
Accounts receivable	2,440,538	(348,351)
Inventories	725,602	195,676
Other assets	(275,008)	(341,062)
Accounts payable	(315,556)	600,269
Deferred revenue and other accrued liabilities	202,589	1,191,338

Net cash used in operating activities	(11,061,858)	(11,370,679)

Cash flows from investing activities:
Additions to property and equipment	(399,353)	(1,625,197)
Deposit received on asset held for sale	—	444,892
Payments to non-controlling interests	—	(190,667)
Investment in affiliate	(165,000)	(81,505)
Advances to non-affiliate	(600,000)	—

Net cash used in investing activities	(1,164,353)	(1,452,477)

Cash flows from financing activities:
Borrowings on term notes, net of issuance costs	3,000,000	3,380,225
Borrowings on capital leases and other financing	21,610	432,679
Borrowings on non-revolving line of credit	—	2,500,000
Payments on term notes	—	(1,011,250)
Payments on capital leases and other financing	(34,139)	(304,453)
Proceeds from issuance of common stock, net of transaction fees	9,339,798	6,221,344
Proceeds from issuance of warrants classified as derivative instruments	1,395,000	—
Proceeds from exercise of warrants and options	4,000	—

Net cash provided by financing activities	13,726,269	11,218,545

Net effect of exchange rate changes on cash	—	46,086
Net increase (decrease) in cash and cash equivalents	1,500,058	(1,558,525)
Cash and cash equivalents at beginning of period	2,621,215	4,026,882

Cash and cash equivalents at end of period	$4,121,273	$2,468,357

See accompanying notes.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

January 31, 2011

1) Background and Basis of Presentation

Background

Quantum Fuel Systems Technologies Worldwide, Inc. and Subsidiaries (collectively referred to as “Quantum,” “we,” “our” or “us”) is a fully integrated alternative energy company—a leader in the development and production of advanced clean propulsion systems, and renewable energy generation systems and services.

We believe that we are uniquely positioned to provide advanced fuel system, electric drive, software control strategies and propulsion control system technologies for alternative fuel vehicles, in particular, plug-in electric hybrid, electric, fuel cell and hydrogen hybrid vehicles based on our years of experience in vehicle-level design, system and component software development, vehicle electronics, system control strategies and system integration.

We provide powertrain design and engineering, system integration, manufacturing and assembly of components and packaged systems for electric, hybrid-electric, plug-in hybrid-electric, range extended plug-in electric, alternative fuel, and hydrogen vehicles, including refueling and recharging stations and systems. We are also an independent power producer and developer of renewable energy projects and provider of related services.

Our portfolio of technologies and products include hybrid electric and plug-in hybrid electric powertrain systems, advanced battery control systems, proprietary vehicle control systems and software, fuel storage and fuel delivery products and control systems for use in hybrid, fuel cell, and other alternative fuel vehicles. Our proprietary control systems and software is integrated into base vehicle components such as inverters, chargers, battery systems and converters to provide customized hybrid drivetrain technologies and systems. We also design and manufacture computerized controls, regulators and automatic shut-off equipment, lightweight, high-pressure hydrogen and natural gas storage tanks using advanced composite technology and hydrogen refueling systems capable of storage at up to 10,000 psi.

Our customer base includes automotive Original Equipment Manufacturers (OEMs), military and governmental agencies, aerospace, and other strategic alliance partners.

We were incorporated in the state of Delaware in October 2000 as Quantum Fuel Systems Technologies Worldwide, Inc., a wholly-owned subsidiary of IMPCO Technologies, Inc (IMPCO). We spun off from IMPCO and became a separate company on July 23, 2002.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with United States (US) generally accepted accounting principles (GAAP). The consolidated financial statements include the accounts of Quantum Fuel Systems Technologies Worldwide, Inc., our wholly owned subsidiary, Schneider Power, Inc (SPI), and our majority-owned subsidiary, Quantum Solar Energy, Inc. (Quantum Solar).

On April 16, 2010, we completed the acquisition of SPI, an alternative energy company with a portfolio of clean electricity generation development projects and land positions in prospective wind and solar power areas in North America and the Caribbean.

On August 27, 2008, start-up activities were initiated in Quantum Solar to develop a solar panel distribution and manufacturing operation in Irvine, California. We currently own 85.0% of Quantum Solar and the remaining 15.0% is owned by the majority shareholder of our affiliate, asola Advanced and Automotive Solar Systems GmbH (Asola).

We also hold ownership interests in certain unconsolidated active businesses that are accounted for either under the equity or cost methods of accounting. These interests include: (i) in December 2010 we and the majority shareholder of Asola formed Asola Quantum Solarpower AG (AQS) to serve as a holding company for certain divisions of Asola’s business, (ii) on September 3, 2009, we acquired an ownership interest in Shigan Quantum Technologies PVT LTD (Shigan Quantum), a start-up manufacturer of fuel injectors based in New Delhi, India, (iii) on October 6, 2009, we acquired an ownership interest in Power Control and Design, Inc. (PCD), a power control electronics software developer based in Newbury Park, California, (iv) on January 4, 2008, we acquired an ownership interest in Asola, a solar module manufacturer located in Erfurt, Germany, and (v) on August 7, 2007, we co-founded Fisker Automotive, Inc. (Fisker Automotive) with Fisker Coachbuild, LLC, which was formed for the purpose of producing premium plug-in hybrid automobiles. Our equity ownership in Fisker Automotive was less than 1% at January 31, 2011 and we currently account for our investment in Fisker Automotive under the cost method of accounting. See Note 5 for further discussion of these businesses.

We also have an ownership interest in Advanced Lithium Power, Inc. (ALP) that we obtained on March 3, 2006. ALP ceased operations in June 2010 upon the appointment of a receiver. Our remaining investment in ALP was fully written off as of April 30, 2010.

These condensed consolidated financial statements are unaudited and have been prepared in accordance with the instructions of Form 10-Q and Article 10 of Regulation S-X. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. These adjustments consist of normal and recurring accruals, as well as non-recurring charges.

All intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to fiscal year 2010 amounts to conform to the fiscal year 2011 presentation.

In preparing the condensed consolidated financial statements, we have evaluated subsequent events. Subsequent events are events that occur after the balance sheet date but before the consolidated financial statements are issued or are available to be issued.

Reverse Stock Split

On February 8, 2011, we implemented a reverse stock split pursuant to which all of the issued and outstanding shares of our common stock at the close of business on such date were combined and reconstituted as a smaller number of shares of common stock in a ratio of 1 share of common stock for every 20 shares of common stock. Fractional shares were paid in cash. Our authorized shares of common stock were reduced proportionately from 400.0 million to 20.0 million. The reverse stock split did not affect our 20.0 million shares of authorized preferred stock. The accompanying condensed consolidated financial statements and footnotes have been retroactively adjusted to reflect the effects of the reverse stock split that occurred after the date of the most recent financial statements. The reverse split did not affect the amount of equity we have or affect our market capitalization.

Capital Resources

From our inception we have funded our operations and strategic investments primarily with proceeds from public and private offerings of our common stock and debt and borrowings with financial institutions and our current senior lender. Capital transactions completed during fiscal 2011 are as follows:

•

On various dates from April 30, 2010 through July 26, 2010, we raised cumulative gross proceeds of $10.9 million in connection with a private placement offering of 986,452 shares of our common stock at a price of $11.00 per share. The investors and placement agent also received warrants in connection with the private placement. The net amount received by us, after deducting placement agent fees and offering expenses, was $9.3 million (of which $6.2 million was received in the first quarter of fiscal 2011).

•

On October 13, 2010 and October 19, 2010, we raised cumulative gross proceeds of $4.0 million from a private placement sale of senior subordinated bridge notes (Bridge Notes) and warrants to certain accredited investors. The net amount received by us, after deducting placement agent fees and transaction expenses, was $3.4 million. On December 31, 2010, a payment default occurred as we were unable to repay the principal and interest on the December 31, 2010 maturity date. The payment default in the Bridge Notes caused contractual defaults on all of our debt obligations with our senior lender.

•

On January 3, 2011, we and our senior lender entered into a series of transactions which restructured certain of our debt instruments, terminated the $10.0 million lender commitment, and provided us with a new $5.0 million non-revolving line of credit (LOC). On January 10, 2011, we received proceeds of $2.5 million under the LOC.

•

On January 18, 2011, we and each of the holders of the Bridge Notes agreed to amend the scheduled principal repayment dates and revised the maturity date of the Bridge Notes to April 29, 2011, which cured the default under the Bridge Notes.

•

On February 18, 2011, we completed a private placement of common stock and warrants pursuant to which we raised cumulative gross proceeds of $5.7 million from the sale of 1,124,259 shares of our common stock to investors at a price of $5.07 per share. The net amount received by us from the transaction, after deducting placement agent fees and offering expenses, was approximately $5.3 million. Our senior lender participated in the private placement as an investor and converted $2.0 million of the outstanding borrowings under the LOC in exchange for 394,478 of our shares at a price of $5.07 per share. In connection with the closing of the private placement, the remaining unused portion of the LOC of $2.5 million was terminated.

•

On February 17, 2011, February 18, 2011, and March 1, 2011, our senior lender demanded principal payments of $0.5 million, $0.25 million, and $0.5 million, respectively, under the term note we refer to as Term Note B. In accordance with the contractual terms of the debt instrument, we satisfied the principal demands by issuing 99,179, 50,237, and 101,274 shares of our common stock on March 2, 2011, March 3, 2011, and March 14, 2011, respectively.

Liquidity

Our historical operating results, capital resources and financial position, in combination with current projections and estimates, were considered in management’s plan and intentions to fund our operations over a reasonable period of time which we define as the twelve month period ending as of January 31, 2012. For purposes of liquidity disclosures, we assess the likelihood that we have sufficient available working capital and other principal sources of liquidity to fund our operating activities and obligations as they become due and the likelihood that we will be able to maintain compliance with the required provisions contained within our debt instruments over the twelve month period.

Our principal sources of liquidity as of March 7, 2011 consist of cash and cash equivalents of $4.8 million. We have historically incurred operating losses and negative cash flows from operating activities. Although we expect to use a significant amount of cash in our operations over the next year for our operating activities and debt service, our current operating plan anticipates increased revenues and improved profit margins for the twelve month period, which we expect will reduce the levels of cash required for our operating activities as compared to historical levels of use.

As of March 7, 2011, we had $22.6 million of outstanding debt obligations, consisting of $1.9 million due under the Bridge Notes that mature on April 29, 2011, $12.2 million due under three convertible notes that mature on August 31, 2011 (unless the holder exercises its contractual right to extend the maturity date to August 31, 2013), $4.3 million due under Term Note B that matures on January 16, 2015, but is potentially payable upon demand in cash beginning after January 15, 2012, $3.0 million due under the Consent Fee Term Note that matures on January 16, 2015, but is potentially payable upon demand in cash beginning after July 31, 2011, and $1.2 million related to a bank term loan that matures on April 3, 2012.

In order to have sufficient cash for our operations and debt service needs, we will need to raise significant additional capital in the very near future. The amount of equity capital that we can raise from the sale of common stock or instruments convertible into common stock is currently limited due to the number of unreserved shares we have available for issuance. Accordingly, in order to raise common equity capital sufficient to meet or working capital and debt service needs, we will need our stockholders to approve an amendment to our Certificate of Incorporation to increase our authorized shares. We cannot provide any assurance that our stockholders will approve such an amendment to our Certificate of Incorporation. Our ability to raise equity capital in a private placement transaction in the near term is also limited by certain Nasdaq Listing Rules which may require us to either first obtain approval from our stockholders or obtain a hardship exemption from Nasdaq.

We believe that our existing principal sources of liquidity will only be sufficient to fund our activities through the end of April 2011. We have based this estimate on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect. Our recurring negative cash flows combined with our existing sources of liquidity and other conditions raise substantial doubt about our ability to continue as a going concern.

The condensed consolidated financial statements that are included in this report have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. These condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to our ability to continue as a going concern.

In addition to our need to raise sufficient capital to cover our existing operations and debt service obligations in the very near future, we will also need to raise additional capital in order to complete the proposed Asola LOI transaction (see Note 5), complete the build out of our planned wind and solar development projects, complete the planned Quantum Solar manufacturing operation in Irvine, California, and to further develop the next generation of our Q-Drive hybrid electric propulsion system. We do not plan to move forward with the proposed Asola LOI transaction, the build out of wind and solar development projects or the Quantum Solar manufacturing operation until we raise a level of additional capital to be able repay our debt obligations as they mature, fund one or more of these projects and maintain sufficient levels of working capital for our overall business.

Although we anticipate that we will be able to raise sufficient additional capital through public or private offerings of equity or debt securities and/or through federal and state governmental grants or loans to: (i) provide sufficient liquidity for our working capital needs, including the debt service requirements discussed above, (ii) continue development of our wind and solar farm projects, (iii) complete the Quantum Solar manufacturing operation, and (iv) provide capital for other initiatives over the coming months, we cannot provide any assurances that we will be able to secure additional funding on terms acceptable to us, if at all. In addition, we will need to increase revenues and improve profit margins for our business to be sustainable over the long term.

If we are unsuccessful in raising sufficient capital to pay the senior debt obligations, then we will need to either refinance those obligations or seek an extension of the maturity dates. Given our historical operating results and the difficult credit markets that currently exist, we do not expect that we will be able refinance our senior indebtedness with a traditional commercial loan. Rather, we will need to seek an alternative loan arrangement such as a convertible debenture or other equity linked debt securities.

Although we will try to negotiate an extension of the applicable maturity dates with our senior lender and we have successfully extended the scheduled maturity dates on the debt obligations with our senior lender in the past on several occasions, we cannot provide any assurances that we will be able to further modify the current arrangements. We are also currently evaluating our options for raising additional capital in order to maintain sufficient liquidity to meet our obligations as they become due. The actual amount of capital that we will need to raise is highly dependent upon the levels of debt conversions by our convertible note lenders and our ability to further extend the scheduled maturity dates of our obligations.

If we are unable to raise sufficient capital to fund our working capital needs or repay our debt obligations as they mature or otherwise refinance those debt obligations or extend the maturity dates, it would have a material adverse affect on our business and our ability to continue as a going concern.

Use of Estimates in the Preparation of Consolidated Financial Statements

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates include assessing our levels of liquidity needs, collectability of accounts receivable, estimates of contract costs and percentage of completion, the use and recoverability of inventory, the carrying amounts and fair value of long-lived assets and goodwill, including estimates of future cash flows and market valuations, the determination of the amounts of impairment of long-lived assets, the fair value of embedded conversion features and/or derivatives associated with debt instruments and warrants, the realization of deferred taxes, useful lives for depreciation/ amortization periods of assets and provisions for warranty claims, among others. The markets for our products are characterized by competition, technological development and new product introduction, all of which could impact the future realizability of our assets. Actual results could differ materially from those estimates.

Revenue Recognition

We generally manufacture products based on specific orders from customers. Revenue is recognized when the earnings process is complete and collectibility is reasonably assured, which for product sales is generally upon shipment. We include the costs of shipping and handling, when incurred, in cost of goods sold.

Contract revenue for customer funded research and development is principally recognized by the percentage of completion method. Generally, we estimate percentage complete by determining cost incurred to date as a percentage of total estimated cost at completion. For certain other contracts, percentage complete is determined by measuring progress towards contract deliverables if it is determined that this methodology more closely tracks the realization of the earnings process. For contracts measured under the estimated cost approach, we believe we can generally make dependable estimates of the revenue and costs applicable to various stages of a contract. Recognized revenue and profit are subject to revisions as the contract progresses to completion. Our estimates of contract costs are based on expectations of engineering development time and materials and other support costs. These estimates can change based on unforeseen technology and integration issues, but known risk factors and contract challenges are generally allowed for in the initial scope and cost estimate of the program. Revisions in profit estimates are charged to income in the period in which the facts that give rise to the revision become known.

In certain circumstances, customers pay one price for multiple products and services. For arrangements with multiple deliverables, revenue is recognized upon the delivery of the separate units. Consideration from multiple element arrangements is allocated among the separate elements based on their relative fair values.

Effective with our acquisition of SPI on April 16, 2010, our product revenues now include energy generation sales associated with a wind farm which are recognized at the time of generation and delivery to the purchasing utility provider as metered at the point of interconnection with the transmission system. The rate paid by the purchasing utility provider is established in the Power Purchase Agreement (PPA) executed between us and the utility provider.

Recent Accounting Pronouncements Adopted

Effective May 1, 2010, we adopted new guidance under Accounting Standards Codification (ASC) No. 810-10-05, “Consolidations-Variable Interest Entities.” ASC 810-10-05 changes the approach to determining the primary beneficiary of a variable interest entity (VIE) and requires companies to more frequently assess whether they must consolidate VIEs. The adoption of this guidance did not have a material impact on our financial position or results of operations.

Recent Accounting Pronouncements Issued

In September 2009, the Financial Accounting Standards Board (FASB) reached a consensus on Accounting Standards Update (ASU) No. 2009-13, “Revenue Recognition (Topic 605)—Multiple-Deliverable Revenue Arrangements.” ASU 2009-13 modifies the requirements that must be met for an entity to recognize revenue from the sale of a delivered item that is part of a multiple-element arrangement when other items have not yet been delivered. ASU 2009-13 eliminates the requirement that all undelivered elements must have either: i) vendor specific objective evidence (VSOE) or ii) third-party evidence (TPE), before an entity can recognize the portion of an overall arrangement consideration that is attributable to items that already have been delivered. In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, entities will be required to estimate the selling prices of those elements. Overall arrangement consideration will be allocated to each element (both delivered and undelivered items) based on their relative selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity’s estimated selling price. The residual method of allocating arrangement consideration has been eliminated. Early adoption is permitted. This new update is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Based on the current nature of our operations, we do not expect that the adoption of this requirement on May 1, 2011 will have a material impact on our consolidated financial statements.

2) Acquisition of Schneider Power, Inc.

On April 16, 2010 we completed our acquisition of Toronto, Ontario, Canada-based Schneider Power, Inc. (SPI) under the terms of a definitive Arrangement Agreement executed on November 24, 2009 (the “Arrangement Agreement”) pursuant to which we acquired all of the outstanding shares of SPI in a stock-for-stock exchange. Effective upon the closing of the Arrangement Agreement, we now operate SPI as a wholly-owned subsidiary. SPI is a renewable energy company that develops and constructs electricity generation facilities. SPI also owns and operates a wind farm in Ontario, Canada and has a significant portfolio of renewable wind and solar energy projects in North America and the Caribbean in various stages of development. We report the operations of SPI in the Renewable Energy business segment (see Note 11).

In connection with the closing of the Arrangement Agreement, we issued a total of 840,551 shares of our common stock to SPI shareholders (representing 0.01195 of a Quantum common share for each SPI common share outstanding), which included 10,549 shares issued to holders of SPI in-the-money compensatory stock options at the time of closing. All outstanding SPI stock options and SPI warrants were cancelled effective upon the closing of the transaction. We provided the former SPI warrant holders with Quantum replacement warrants that allowed these warrant holders to purchase up to 102,822 shares of our common stock at exercise prices ranging from $9.60 to $48.20 per share. On August 21, 2010, 73,322 of the replacement warrants expired. The remaining replacement warrants have an exercise price of $17.60 per share and expire on May 13, 2011. The closing of the Arrangement Agreement was accounted for as an acquisition of SPI by Quantum.

Consideration and Measurement of Goodwill

The total fair value of the consideration provided by us on the closing date was $11.9 million and there is no further contingent consideration of other adjustments contemplated per the terms of the definitive business combination agreement.

We have preliminarily identified $9.4 million of tangible and intangible assets at fair value as of the date of the closing, which was net of the fair value of liabilities assumed and non-controlling interests. As a result, we have preliminarily ascribed $2.5 million of the consideration related to the transaction as goodwill in the Renewable Energy business segment representing the expected synergies and other intangible value that the SPI acquisition brought to our overall alternative energy business strategy (see Notes 6 and 11). Because the transaction was completed near the end of our fiscal 2010 period, we have not yet finalized the fair values of the assets acquired and liabilities assumed in connection with the acquisition, including the finalization of deferred tax assets and liabilities associated with the new subsidiary. During the nine months ended January 31, 2011, we revised our estimate of the fair value of certain liabilities assumed which resulted in an increase to goodwill of $0.1 million. We expect to complete our analysis during the remainder of fiscal 2011.

The preliminary fair value of the net assets acquired on April 16, 2010, including changes in estimates made during the nine months ended January 31, 2011, is as follows:

Components of Consideration:
Quantum common shares issued and exchanged for SPI common shares	$11,620,031
Quantum common shares issued to former SPI option holders	147,689
Quantum warrants issued to former SPI warrant holders	169,000

Total consideration	$11,936,720

Fair Value of Business Acquired:
Tangible assets acquired at fair value:
Cash and cash equivalents	$596,053
Accounts receivable	45,373
Prepaids and other current assets	608,060
Deposits and other assets	684,882
Property and equipment	1,912,829
Asset held for sale	2,095,057

Total tangible assets acquired	5,942,254
Intangible assets acquired at fair value:
Renewable energy project assets	8,613,000
Goodwill ascribed to transaction	2,524,818

Total assets acquired	17,080,072

Liabilities assumed at fair value:
Accounts payable	(1,273,568)
Accrued payroll obligations	(198,252)
Loan payable to Quantum	(624,510)
Other accrued liabilities	(357,529)
Long-term debt	(1,311,064)
Deferred income taxes	(480,548)

Total liabilities assumed	(4,245,471)
Non-controlling interests in SPI at fair value	(897,881)

Total liabilities assumed and non-controlling interests	(5,143,352)

Net assets acquired	$11,936,720

Pro Forma Data

The operating results of SPI have been included in our consolidated financial statements from the date of the acquisition. The pro forma financial data set forth below gives effect to our acquisition of SPI as if the acquisition had been completed on May 1, 2009. The pro forma financial data includes adjustments to reflect an increase in operating expenses associated with intangible asset amortization (resulting from the identification of renewable energy project intangible assets in connection with the acquisition that were not previously recorded) and an increase in the number of shares used in per share calculation as a result of shares issued in connection with the transaction. The pro forma financial data excludes those adjustments made to the book value of SPI’s tangible assets acquired and liabilities assumed based on their estimated fair value at the date of acquisition.

	Three months ended January 31, 2010		Nine months ended January 31, 2010
	As Reported	Pro Forma (unaudited)	As Reported	Pro Forma (unaudited)
Net revenue	$1,479,436	$1,676,254	$7,228,322	$7,531,268
Operating loss	$(6,087,292)	$(6,697,515)	$(15,263,259)	$(17,419,780)
Net income (loss) applicable to common stock	$14,148,845	$13,435,571	$(40,788,216)	$(42,725,761)
Net income (loss) per share - basic	$2.00	$1.70	$(6.65)	$(6.12)
Net income (loss) per share - diluted	$0.42	$0.38	$(6.65)	$(6.12)
Number of shares - basic	7,074,382	7,914,933	6,135,688	6,976,239
Number of shares - diluted	8,627,803	9,468,354	6,135,688	6,976,239

The pro forma financial information is for informational purposes only and is not indicative of what the actual consolidated results of operations might have been had the transaction occurred on May 1, 2009.

Investment in Grand Valley

Included in the SPI assets acquired is $2.1 million (as of April 16, 2010 and January 31, 2011) related to a renewable energy project asset that we have classified as held for sale. This asset represents the fair value of SPI’s investment in a wind farm project that is under development and that we refer to as the Grand Valley wind farm. We have recorded the asset at its fair value, less estimated cost to sell. As of the closing date of the Arrangement Agreement, management of SPI had committed to a plan to sell the asset and the asset was available for immediate sale in its present condition subject only to terms that are usual and customary for this type of sale. Actions to locate a buyer as of the acquisition date had been initiated and the sale of the asset was considered probable within twelve months.

During the first nine months of fiscal 2011, SPI executed an arrangement with a non-affiliated third party for the sale of the Grand Valley wind farm asset and we received $0.4 million in cash deposits in connection with the arrangement. The receipt of the deposits are included in other accrued liabilities on the condensed consolidated balance sheet at January 31, 2011 and reported as a cash flow from investing activities. On February 1, 2011, which was subsequent to the most recent balance sheet date reported, we completed the sale of the Grand Valley wind farm asset and received the final $1.7 million of cash consideration. From the cumulative total of $2.1 million in gross cash consideration received during fiscal 2011, $0.9 million was distributed to the minority interest partners associated with the asset.

3) Accounts Receivable

Accounts receivable consist of the following:

	April 30, 2010	January 31, 2011
Customer accounts billed	$1,189,097	$2,360,068
Customer accounts unbilled	1,716,149	923,368
Allowance for doubtful accounts	(72,109)	(95,724)

Accounts receivable, net	$2,833,137	$3,187,712

We assess the collectibility of receivables associated with our customers on an ongoing basis.

4) Inventories

Inventories consist of the following:

	April 30, 2010	January 31, 2011
Materials and parts	$3,670,420	$3,566,957
Work-in-process	72,757	32,185
Finished goods	904,494	858,111

	4,647,671	4,457,253
Less: provision for obsolescence	(2,881,251)	(2,979,224)

Inventories, net	$1,766,420	$1,478,029

5) Strategic Investments

Investment in Fisker Automotive

On August 7, 2007, we and Fisker Coachbuild, LLC, launched a new venture, Fisker Automotive, Inc. (Fisker Automotive), to produce premium plug-in hybrid automobiles. We initially owned 62.0% of Fisker Automotive; however, Fisker Automotive has since raised a level of capital that has resulted in the dilution of our direct ownership interest to less than 1% at January 31, 2011.

Fisker Automotive’s first scheduled production vehicle, the Fisker Karma, a four door hybrid-electric premium sports sedan that incorporates our plug-in hybrid electric vehicle architecture known as Q-Drive, is expected to have initial deliveries beginning in the first half of calendar 2011.

On April 29, 2010, we executed a long-term production supply agreement with Fisker Automotive which, as later amended on November 8, 2010, sets forth the definitive terms pursuant to which we are the exclusive supplier of certain key sub-systems and control systems included in the Q-Drive powertrain system for the Fisker Karma production vehicle and we will also receive a royalty for each Fisker Karma vehicle sold that incorporates our Q-Drive technology (the “Fisker Production Agreement”). The Fisker Production Agreement covers the program life of the vehicle platform and outlines minimum volumes of 45,000 vehicles over this period.

We accounted for our investment in Fisker Automotive under the equity method of accounting from the date of our initial ownership interest through the first quarter of fiscal 2011. During the second quarter of fiscal 2011, we changed the method of accounting to the cost method as a result of changes in the composition of the Fisker Automotive board of directors and the dilution of our equity interest since the initial formation of the venture such that we no longer are considered to have significant influence over Fisker Automotive; however, under both of these methodologies, our investment in Fisker Automotive has been carried at zero for all periods presented.

We are currently providing engineering services to Fisker Automotive, including system validation, certification and other pre-production development activities, under the third phase of the development of the Fisker Karma vehicle platform in addition to supplying certain prototype component parts for pre-production Fisker Karma vehicles.

We have recognized $2.8 million and $5.7 million in revenue during the three and nine month periods ended January 31, 2011, respectively.

Investment in Affiliates

We account for our active affiliates, Asola, AQS, PCD, and Shigan Quantum under the equity method of accounting. The components of investment in and advances to affiliates is as follows:

	April 30, 2010	January 31, 2011
Quantum Affiliates:
Asola	$6,806,944	$7,314,304
Asola Quantum Solarpower AG	—	81,505
PCD	165,000	91,293
Shigan-Quantum	—	4,750

Investment in and advances to affiliates	$6,971,944	$7,491,852

Asola

On January 4, 2008, we acquired a 24.9% ownership interest in asola Advanced and Automotive Solar Systems GmbH (Asola), a solar module manufacturer located in Erfurt, Germany. We also have an option to increase our ownership interest in Asola by an additional 7.8% in exchange for 0.1 million euro. We account for our equity interest in Asola under the equity method of accounting.

On March 14, 2011, we amended a non-binding Letter of Intent with Asola’s majority share holder, ConSolTec GmbH (ConSolTec) that we originally executed on August 24, 2010, which sets forth terms related to a proposed transaction pursuant to which we and ConSolTec would establish a newly formed holding company, with us as the controlling equity holder, to create a solar panel manufacturing, distribution and sales entity to service global markets (the “Asola LOI”). The assets of the new entity would include Asola and Quantum Solar as wholly-owned subsidiaries. Under the proposed terms of the Asola LOI, the transaction is contingent upon several conditions including our ability to raise a certain level of capital in order to provide compensation to ConSolTec and to provide sufficient equity capital to the new entity to enable the entity’s expansion into additional global markets. The Asola LOI, as amended, contemplates a transaction completion date of June 30, 2011.

Prior to the execution of the Asola LOI, we provided Asola and ConSolTec with written notice on December 28, 2009, that we were exercising our right to increase our ownership interest in Asola to 32.66% in exchange for payment of 0.1 million euro. The transaction to increase our ownership interest by 7.76% has not yet been completed and we have reserved our right to withdraw the exercise pending the outcome of the Asola LOI.

The conversion rate of one euro to one US Dollar was 1.32 to 1.0 as of April 30, 2010 and 1.36 to 1.0 as of January 31, 2011. We account for our equity interest in Asola under the equity method of accounting. Although Asola is a variable interest entity, we are not considered the primary beneficiary.

Our equity in earnings of Asola was US$0.3 million and US$0.5 million for the three and nine month periods ended January 31, 2011. Our equity in earnings takes into consideration the differences between German GAAP and US GAAP. Such differences are adjusted for in calculating our equity in earnings under US GAAP.

Asola Solar Cell Supply Agreement

Our affiliate, Asola, has a certain long-term solar cell supply agreement dated November 1, 2007 (Supply Agreement) with one of its suppliers of solar cells for Asola’s solar module manufacturing operations. We have a related unconditional commitment under a November 2007 agreement with Asola to purchase one-half of the solar cells and to provide our share of prepayments totaling 4.5 million euro to Asola in connection the Supply Agreement. As of the date of these financial statements, we had provided Asola with 3.0 million euro for our share of prepayments under the Supply Agreement. The remaining 1.5 million euro was due on September 1, 2009 but, as discussed in more detail below, the Supply Agreement is currently in dispute. We have not purchased any solar cells under our agreement with Asola and we are still obligated to provide an additional 1.5 million Euro to Asola to satisfy our share of the September 1, 2009 prepayment required under the Supply Agreement. Asola has not initiated or threatened to take any action against us in connection with our obligations under our agreement with Asola.

Beginning in calendar 2009, the worldwide supply of solar cells increased and suppliers in the industry lowered prices for both the immediate delivery of solar cells and for longer term solar cell purchase arrangements. As a result of these price declines, the spot rates of solar cells for immediate delivery are significantly below the purchase prices that are specified under the Supply Agreement. The Supply Agreement includes a “loyalty clause” that states that if a provision of the Supply Agreement proves to be unreasonable for one of the parties to the agreement, then any such circumstance will be taken account of in a fair and reasonable way. Pursuant to the Supply Agreement, Asola was required to take delivery of solar cells with a combined power of 4.0 million watts in calendar 2009 and 10.0 million watts in calendar 2010. Asola has not taken delivery of these cells and has claimed that the “loyalty clause” requires that the supplier amend the prices specified under the Supply Agreement in a reasonable manner. The matter reached an impasse with the supplier and is currently working its way through the German legal system. In August 2010, a settlement and oral hearing was held which did not change our view that we do not have a loss contract that requires a charge to be recognized.

If Asola is unable to successfully modify its remaining commitments under the Supply Agreement, we may have to record a charge in the future equal to the sum of our prepayments made to date, plus the remaining unconditional commitments, less the estimated net realizable value of the solar cells to be acquired under our agreement with Asola. This amount cannot be reasonably estimated at this time based on the uncertainty with forecasting future market prices over the remaining period of the Supply Agreement. However, we currently believe that the range of a potential charge that we could be required to recognize would be limited to $11.4 million, which amount represents the total of all solar cell prepayments and other advances made by us to Asola, plus our net investment in Asola at January 31, 2011. If we complete the transaction as contemplated under the Asola LOI, the amount of potential loss that we could be exposed to under the Supply Agreement would increase as a result of us acquiring an anticipated controlling equity ownership in Asola. Although we do not intend to purchase cells from Asola or make the scheduled prepayment that was due to Asola in September 2009 in connection with the Supply Agreement until the contractual matter discussed above is resolved, our unconditional remaining obligations, prior to any modifications discussed above, to purchase solar cells from Asola and provide our share of prepayments to Asola over the next five years (in euros and in US dollars based on the currency exchange rate as of January 31, 2011) is as follows:

	Euros:	US Dollars:
Eleven months ended December 2011	€29,595,000	$40,288,000
Twelve months ended December 2012	15,220,000	20,719,000
Twelve months ended December 2013	14,620,000	19,902,000
Twelve months ended December 2014	13,920,000	18,949,000
Twelve months ended December 2015	13,620,000	18,541,000
Thereafter	26,335,000	35,850,000

Total	€113,310,000	$154,249,000

We provided Asola with a loan in the amount of US$2.2 million on September 26, 2008 for the purpose of assisting Asola in meeting its September 2008 prepayment obligation under the Supply Agreement. The loan is evidenced by a promissory note and is guaranteed by ConSolTec, which guaranty is secured by ConSolTec’s pledge of all of its ownership interest in Quantum Solar. Per the stated terms of the note, the loan accrues interest at a 6.0% annualized rate and was set to mature upon the earlier of Asola’s completion of a capital raise of at least 20.0 million euro or March 31, 2010. Although Asola has not repaid the loan in accordance with the stated terms and we do not expect repayment over the next twelve months, we still consider the outstanding balance to be fully collectible. As a result, we classify the loan in noncurrent assets as part of the investment in and advances to affiliate on the accompanying condensed consolidated balance sheets at April 30, 2010 and January 31, 2011.

We recorded our initial investment in Asola at cost and adjust the carrying amount of the investment to recognize advances we provide to Asola, the impacts of foreign currency translation and our share of the earnings or losses of Asola after the date of acquiring the ownership interest. The activity and carrying balances for the nine month period ending January 31, 2011 is as follows:

U.S. Dollars:
Investment In and Advances to Asola:
Balance at April 30, 2010	$6,806,944
Foreign currency translation	80,586
Equity in earnings for the nine months ended January 31, 2011	493,000
Net settlement of accrued interest on note receivable	(66,226)

Balance at January 31, 2011	$7,314,304

Asola Quantum Solarpower AG

In December 2010, we acquired a 24.9% interest in Asola Quantum Solarpower AG (AQS) in exchange for a cash payment of $0.1 million. AQS was established to serve as a holding company for certain divisions of Asola’s current business and Asola’s anticipated expansion. Our current ownership in AQS is equal to the current ownership interest we have in Asola. There were no activities in AQS through January 31, 2011.

Power Control and Design

On October 6, 2009, we acquired a 22% interest in Power Control and Design, Inc. (PCD) in exchange for a cash payment of $165,000. PCD designs and develops control software for use in motor control, solar-to-grid, wind-turbine, electric vehicle charges and power conversion products and applications for infrastructure, automotive, aerospace and industrial markets. Our net equity in losses associated with PCD for the three and nine months ending January 31, 2011 were $0.04 million and $0.07 million, respectively, and our investment balance at January 31, 2011 was $0.09 million.

Shigan Quantum

On September 3, 2009, we acquired a 25% interest in Shigan Quantum Technologies PVT LTD (Shigan Quantum), a start-up company organized under India’s Corporate Act, in exchange for transferring certain of our intellectual property to the new entity. Shigan Quantum intends to manufacture and sell gaseous fuel injectors using our technologies and variants thereof. We have not contributed any assets with a historical cost basis to the affiliate and have no obligation to fund deficit balances. Our net equity in earnings associated with Shigan Quantum for the three and nine months ending January 31, 2011 along with our investment balance at January 31, 2011 is nominal.

6) Goodwill, Intangibles and Other Long-lived Assets

Goodwill

The balance of goodwill by reportable segment at April 30, 2010 and January 31, 2011 is as follows:

	Fuel Systems Segment	Renewable Energy Segment	Totals
Balance at April 30, 2010	$30,400,000	$2,458,914	$32,858,914
Increase in estimated liabilities acquired in connection with acquisition	—	59,893	59,893
Currency translation	—	10,196	10,196

Balance at January 31, 2011	$30,400,000	$2,529,003	$32,929,003

Intangibles

We amortize specifically identified intangible assets using the straight-line method over the estimated useful lives of the assets. In connection with the acquisition of SPI, we identified $8.6 million of project assets associated with SPI’s renewable energy portfolio that we have classified as intangible assets of the Renewable Energy reporting segment. Each of the intangible assets are being amortized over their estimated useful lives of 20 years.

Property and equipment

Changes in property and equipment for the six months ended January 31, 2011 are as follows:

	Balance at April 30, 2010	Additions	Transfers	Depreciation	Impairment	Reclassification and Foreign Currency	Balance at January 31, 2011
Property and equipment in service, net	$4,995,131	$—	$932,641	$(991,145)	$—	$31,564	$4,968,191
Construction in progress:
Wind farm development	131,149	1,494,671	—	—	(836,379)	(474,501)	314,940
Solar module manufacturing line	2,095,016	—	—	—	—	—	2,095,016
Leasehold improvements / plant equipment	875,491	—	(875,491)	—	—	—	—
Other	—	130,526	(57,150)	—	—	—	73,376

Total construction in progress	3,101,656	1,625,197	(932,641)	—	(836,379)	(474,501)	2,483,332

Total property and equipment, net	$8,096,787	$1,625,197	$—	$(991,145)	$(836,379)	$(442,937)	$7,451,523

Impairment of Long-lived Assets

During the first nine months of fiscal 2011 we capitalized $1.3 million of construction related activities on the Spring Bay wind farm project that was scheduled to be operational in April 2011; however, project activities on the wind farm were suspended during the third quarter of fiscal 2011 due to a lack of sufficient capital to complete the project and the project was abandoned. As a result of the abandonment, we recognized a charge of $1.0 million in the third quarter of fiscal 2011 in the Renewable Energy segment for the impairment of long-lived assets related to the project, of which $0.8 million was associated with construction in progress. The impairment was based on construction related costs and fees incurred to date that were considered non-recoverable as a result of the abandonment of the project. The remaining balance of construction in progress associated with the Spring Bay wind farm project after the recognition of the impairment, amounting to $0.5 million, was considered recoverable and reclassified to other current assets on the condensed consolidated balance sheet at January 31, 2011. Subsequent to the balance sheet date on March 3, 2011, SPI received a partial return of certain deposit payments made to the electrical transmission supplier in an amount equal to the balance reclassified.

We believe that no other event or circumstance exists that would indicate a potential impairment of the carrying values of goodwill, intangible assets, or any other significant long-lived asset as of January 31, 2011.

7) Debt Obligations

Our current and long-term debt consists of the following:

	April 30, 2010	January 31, 2011
Obligations to Senior Lender:
Convertible Note I: $4,588,924 principal, $173,499 accrued interest and $263,608 of unamortized premium in April 2010; $5,099,395 principal and $41,145 accrued interest in January 2011	$5,026,031	$5,140,540
Convertible Note II: $4,248,595 principal, $160,632 accrued interest and $244,057 of unamortized premium in April 2010; $4,721,209 principal and $ 38,093 accrued interest in January 2011	4,653,284	4,759,302
Convertible Note III: $1,919,818 principal, $72,585 accrued interest and $110,282 of unamortized premium in April 2010; $2,133,377 of principal and $17,213 accrued interest in January 2011	2,102,685	2,150,590
Term Note B	5,558,684	5,058,684
Consent Fee Term Note: $3,000,000 principal, less discount of $132,000 in April 2010; $3,000,000 principal in January 2011	2,868,000	3,000,000
Non-Revolving Line of Credit: $2,500,000 principal, less discount of $201,660 in January 2011	—	2,298,340

Obligations to Other Creditors:
Investor Bridge Term Loans: $3,033,750 principal and $25,646 of unamortized premium in January 2011	—	3,059,396
Bank Term Loan	1,302,312	1,257,096
Other obligations	142,175	320,364

Long-term debt, current and non-current	21,653,171	27,044,312
Less current maturities for scheduled cash payments and net amortization of premiums & discount	(519,243)	(25,640,783)

Long-term debt, non-current	$21,133,928	$1,403,529

Forbearance Agreement with Senior Lender

On December 31, 2010, we defaulted on the required repayment of the investor bridge term loans, which in turn, caused contractual defaults on all of our senior secured obligations with our senior lender. Pursuant to the terms of the Convertible Notes, Term Note B and the Consent Fee Term Note, upon the occurrence of an event of default, our senior lender had the right to declare the entire amounts outstanding under these debt instruments immediately due and payable.

On January 3, 2011 and as a result of the defaults, we executed a Forbearance Agreement with our senior lender to which our senior lender agreed to forbear from accelerating the maturity dates for any portion of the senior secured obligations and from exercising any of its rights and remedies until April 30, 2011 (the “Forbearance Period”), subject to certain conditions, and we restructured our portfolio of debt instruments with our senior lender.

The Forbearance Period expires immediately if we default under the Forbearance Agreement or upon the commencement of a voluntary bankruptcy, insolvency, reorganization or similar proceeding or the commencement of any similar non-voluntary case or legal proceeding that remains undismissed or stayed for more than 30 days. Provided another event of default under the agreements with our senior lender does not occur during the Forbearance Period and we are able to make the required final payment to the holders of the investor bridge term loans, the default under our agreements with our senior lender will be cured and the Forbearance Agreement terminated.

In connection with the January 3, 2011 debt restructure, the Convertible Notes were modified to extend the maturity dates from July 31, 2011 to August 31, 2011 and the fixed conversion prices were reduced from $14.20 to $9.80; the unused Lender Commitment was terminated; the senior lender provided us with a new $5.0 million non-revolving line of credit; and we issued warrants to the senior lender to purchase up to 277,777 shares of our common stock at a fixed exercise price of $9.00.

We determined that the Forbearance Agreement and the restructure of the outstanding debt instruments that were all negotiated at the same time required that we assess the impact of the modifications and replacement instruments on the entire portfolio of debt instruments with our senior lender as a whole and the debt instruments on an individual basis. Although we determined that the lender did not provide a concession in connection with the transactions completed on January 3, 2011 and that the modifications to the existing debt portfolio as a whole was not substantial, we concluded on an individual basis that the modifications to the Convertible Notes (discussed further below) were substantial and represented an implied exchange of the existing convertible note instruments held by the senior lender with new convertible debt instruments. A net loss on extinguishment of $0.5 million was recognized in connection with the January 3, 2011 transactions as follows:

Loss (gain) on extinguishment
Modification and replacement of Convertible Notes	$1,392,149
Termination of Lender Commitment derivative	(2,635,000)
Issuance of warrants to senior lender attributable to instruments extinguished	1,320,570
Fee paid to senior lender attributable to instruments extinguished	38,499
Recognition of unamortized debt issuance costs on instruments extinguished	406,749

Loss on extinguishment, net	$522,967

The net loss on extinguishment is recorded as a component of “loss on modification of debt and derivative instruments, net” on the accompanying condensed consolidated statements of operations.

Convertible Notes

We have three outstanding convertible promissory notes each originally issued on August 3, 2009, which we refer to as Convertible Note I, Convertible Note II, and Convertible Note III (collectively, the “Convertible Notes”). Each of the Convertible Notes has identical contractual terms for the remainder of the arrangements.

The significant contractual terms of the amended Convertible Notes as of April 30, 2010 were as follows: (i) annual fixed interest rates of 11.5% through August 31, 2010 (consisting of required minimum payments-in-kind (PIK) of 5.0% and cash or PIK options of 6.5%), declining to 9.5% thereafter as a result of scheduled decreases in the required minimum PIK from 5.0 % to 3.0%, (ii) scheduled semi-annual interest payment dates on January 1 and July 1 of each year until maturity and the principal under the notes cannot be prepaid in part or whole by us without consent of our senior lender, (iii) scheduled maturity dates of March 31, 2011, (iv) senior lender had the right to extend the scheduled maturity dates to August 31, 2013, subject to proper notice by March 15, 2011, and (v) outstanding principal under the Convertible Notes convertible into shares of our common stock at a fixed conversion price of $14.20 per share at any time until maturity at the option of the senior lender.

Since the date that the Convertible Notes were modified on April 30, 2010, we have classified the value, if any, of the embedded conversion features of the notes as equity.

On July 8, 2010, the Convertible Notes and the Consent Fee Term Note (discussed below) were amended in exchange for a debt modification fee payable to the senior lender. We satisfied the debt modification fee with the issuance of 1.7 million shares of our common stock to the senior lender that had a fair value of $0.9 million on the modification date and recorded the fair value of the fee as a deferred asset. The Convertible Notes were revised to amend the stated maturity dates from March 31, 2011 to July 31, 2011. We determined that the amendments to the Convertible Notes on July 8, 2010 were not substantial and did not represent an implied exchange of debt instruments. However, we reduced the balances of the unamortized debt premiums under the Convertible Notes as of July 8, 2010 by approximately $0.1 million, which equaled the immediate increase in fair value of the embedded conversion features under the Convertible Notes as a result of the modifications. The net balances of the debt premiums and the fair value of the debt modification fee allocated to the Convertible Notes were being amortized through the then scheduled maturity date of July 31, 2011 until the remaining unamortized balances were written off on January 3, 2011 in connection with further modifications to the Convertible Notes.

On January 3, 2011, in connection with the Forbearance Agreement discussed above, the maturity dates under the Convertible Notes were changed from July 31, 2011 to August 31, 2011 and the fixed conversion prices were reduced from $14.20 to $9.80. We accounted for the modifications as an implied exchange of the existing debt instruments associated with the Convertible Notes with new debt instruments which resulted in a charge of $1.4 million that is included as part of the net loss on extinguishment representing the difference between the carrying amount of the existing notes and the fair value of the modified notes at the time of extinguishment.

On July 1, 2010 and January 1, 2011, we elected to add the entire amount of accrued interest of $0.6 million and $0.6 million, respectively, to principal under the Convertible Notes that was payable on the scheduled semi-annual interest payment date in accordance with the PIK provisions contained within the notes.

Term Note B

At April 30, 2010, the significant contractual terms of Term Note B that was initially issued on January 16, 2008 were as follows: (i) fixed interest rate of 6.5% payable monthly in arrears, (ii) scheduled maturity date of January 16, 2015, (iii) the note has no scheduled principal amortization payments before maturity; however, our senior lender with proper notice has the option to demand all or part of the principal amount due under the note at any time, (iv) the note can be repaid in cash or restricted shares at our option, subject to certain conditions, including that our share price must be at least $10.00 for five consecutive business days prior to the payment date; however, this specific condition is only applicable for principal demands made by the senior lender after January 16, 2012, (v) we have the right to make prepayments under the note beginning on January 16, 2012 (the “First Call Date”); however, our option to make prepayments in shares is limited to $2.0 million in any ten business day period after the First Call Date, and (vi) when demand for payment or a prepayment is made, the principal amount due under Term Note B is subject to upward adjustment based upon the volume weighted average price (VWAP) for our common stock for the five business days immediately prior to the repayment date (the “VWAP Price”). When demand for payment is made by the senior lender or called by us, the actual amount required to be paid in satisfaction of the amount so demanded or called is equal to the greater of (A) 1.0 and (B) 0.075 multiplied by the lesser of (x) the VWAP for our common stock for the five business days immediately prior to the repayment date and (y) $70.00.

We refer to the required formula discussed above as the Term Note B principal multiplier feature. If we elect to pay in stock, then the number of shares to be issued is equal to the actual amount required to be paid (determined in accordance with the above formula) divided by the VWAP Price. Based on the foregoing formula, the principal multiplier only increases the amount payable above the face value of the note (i.e. has “intrinsic value”) when our VWAP Price is above $13.20 per share.

On January 19, 2011, the senior lender made a principal demand of $0.5 million. In accordance with the terms of the debt instrument, the scheduled payment date for the demand was January 27, 2011 and we satisfied the demand by issuing 53,384 shares of our common stock. The payment of the principal in shares resulted in a nominal gain representing the difference between the fair value of the shares delivered and the amount of principal settled.

As of January 31, 2011, the minimum amount of principal that is payable through the maturity date under the principal multiplier feature is $5.1 million and the maximum amount of principal that is payable under the principal multiplier feature is $26.6 million (assuming that the VWAP Price is at or above $70.00). The principal multiplier feature under the note did not have any intrinsic value as of January 31, 2011.

Term Note B has characteristics of and acts consistent with the types of debt securities generally considered to be convertible debt instruments primarily as a result of the embedded principal multiplier feature which provides the senior lender with potential additional value for their investment in connection with increases in our share price in a manner consistent with conversion features under typical convertible note instruments. Further, the share settlement provisions and below market interest rate structure of Term Note B is consistent with convertible debt instruments. As such, we consider the note to be a convertible debt instrument in applying applicable accounting guidance. Since the date that the note was last modified on April 30, 2010, we have classified the value, if any, of the embedded principal multiplier feature as a component of equity.

Consent Fee Term Note

The terms of our credit facilities with our senior lender required that we obtain the consent of our senior lender prior to entering into the Arrangement Agreement with SPI (see Note 2). On November 24, 2009, we and our senior lender executed a consent fee arrangement under which the senior lender agreed to give its consent to the proposed business combination. The consent fee was $3.0 million unless the business combination agreement was terminated in which case the consent fee would have automatically been reduced to $1.5 million. The consent fee was paid by delivery of a promissory term note (the “Consent Fee Term Note”) on November 24, 2009.

At April 30, 2010 the significant contractual terms of the Consent Fee Term Note were as follows: (i) note accrues interest at 0.0% per annum for the first full year and at 6.0% thereafter, (ii) scheduled maturity date of January 16, 2015, (iii) the note has no scheduled principal amortization payments before maturity; however, our senior lender with proper notice had the option to demand all or part of the principal amount due under the note beginning after July 1, 2010 if the VWAP for our common stock for the five business days preceding the date that a demand is made would have been above $10.00 at the time of the demand, otherwise, the senior lender could not make demand until March 31, 2011, (iv) the note can be repaid in cash or restricted shares at our option, subject to certain conditions, including that our share price must be at least $10.00 for five consecutive business days prior to the payment date; however, this specific condition is only applicable for principal demands made by the senior lender after March 31, 2011, (v) we have the right to make prepayments under the note beginning after January 16, 2012, and (vi) when demand for payment or a prepayment is made, the principal amount due under the Consent Fee Term Note is subject to upward adjustment based upon the VWAP for our common stock for the five business days immediately prior to the repayment date. When demand for payment is made by the senior lender or called by us, the actual amount required to be paid in satisfaction of the amount so demanded or called is equal to the greater of (a) the amount so demanded or called and (b) that amount determined by multiplying the principal amount so demanded or called by 0.04, with that product then multiplied by the lesser of (x) the VWAP Price and (y) $50.00.

We refer to the required formula discussed above as the Consent Fee Term Note principal multiplier feature. If we elect to pay in stock, then the number of shares to be issued is equal to the actual amount required to be paid (determined in accordance with the above formula) divided by the VWAP Price. Based on the foregoing formula, the principal multiplier only increases the amount payable above the face value of the note (i.e. has “intrinsic value”) when our VWAP Price is above $25.00 per share.

Similar to Term Note B, the Consent Fee Term Note is also considered to be a convertible debt instrument in applying applicable accounting guidance. Since the date that the acquisition of SPI was completed on April 16, 2010, which resolved a contingency in the contractual terms of the original note, we classify the value, if any, of the embedded principal multiplier feature as equity.

A debt discount, initially recognized at $0.5 million upon the issuance of the note in November 2009, was fully amortized through July 1, 2010 which was the first possible date that the senior lender could demand repayment of the note under the original terms of the note.

On July 8, 2010, the earliest date specified in the original Consent Fee Term Note that the senior lender could make a demand if our VWAP Price was below $10.00 was amended from March 31, 2011 to July 31, 2011. We determined that there was no change in the fair value of the embedded principal multiplier as a result of the debt modification and determined that the amendment to the Consent Fee Term Note was not substantial and did not represent an implied exchange of debt instruments.

As of January 31, 2011, the minimum amount of principal that is payable through the maturity date under the principal multiplier feature is $3.0 million and the maximum amount of principal that is payable under the principal multiplier feature is $6.0 million (assuming that the VWAP Price is at or above $50.00). The principal multiplier feature under the note did not have any intrinsic value as of this date.

Non-Revolving Line of Credit

On January 3, 2011 and in connection with the execution of the Forbearance Agreement and the debt restructure with our senior lender, our senior lender agreed to provide us with a new $5.0 million non-revolving line of credit (the “LOC”). The original terms under the LOC were as follows: (i) we could request advances on the line at any time prior to April 30, 2011; (ii) outstanding advances would not bear interest (unless an event of default occurs, in which case the interest rate would be 10% per annum); (iii) the LOC would mature on April 30, 2011; (iv) advances under the LOC were secured by substantially all of our assets; and (v) pursuant to the terms of the Forbearance Agreement, we were precluded from using the proceeds from the LOC to pay any portion of the principal and interest due under the Bridge Notes.

We received $2.5 million in advances under the LOC on January 10, 2011. Our senior lender participated in the private placement that we completed on February 18, 2011 and purchased $2.0 million of our securities. The senior lender’s $2.0 million of purchase price was satisfied by reducing, on a dollar-for-dollar basis, a portion of the balance due under the LOC. On February 25, 2011, we used a portion of the cash proceeds received in the private placement to repay the remaining $0.5 million balance under the LOC. Concurrent with the closing of the February 2011 private placement, the LOC and our ability to request advances thereunder was terminated.

A debt discount, initially recognized at $0.3 million upon the execution of the LOC on January 3, 2011, was being amortized through the then scheduled maturity date of April 30, 2011 until the remaining unamortized balance was written off on February 25, 2011 in connection with the termination of the LOC.

Investor Bridge Term Loans

On October 13, 2010 and October 19, 2010, we received total cumulative gross proceeds of $4.0 million in connection with the closing of a private placement transaction with certain accredited investors in exchange for issuing senior subordinated bridge notes payable (collectively, the “Bridge Notes”) and warrants to the investors. The significant terms of the Bridge Notes on the origination dates were as follows: (i) scheduled maturity dates of December 31, 2010, (ii) interest at 15.0% per annum, payable in cash upon maturity, (iii) principal payable in cash and cannot be prepaid, (iv) no conversion rights by note holders, and (v) notes are subordinate to outstanding obligations under debt instruments held by our senior lender.

We incurred direct issuance costs of $0.7 million in connection with the private placement transaction of which we allocated $0.6 million to the Bridge Notes which was amortized to interest expense over the scheduled life of the notes of December 31, 2010 with the remaining $0.1 million allocated to the warrants issued to the investors of the Bridge Notes (see Note 10). In addition, we recorded a debt discount on the origination date of the Bridge Notes equal to the fair value of the warrants issued with the Bridge Notes of $0.2 million that was amortized through December 31, 2010.

On December 31, 2010, we defaulted in payment of certain principal and accrued interest due under the Bridge Notes (the “Bridge Notes Default”).

On January 18, 2011, we and each of the holders of the Bridge Notes entered into an amendment to the Bridge Notes, which cured the Bridge Notes Default. Pursuant to the terms of the amendments to the Bridge Notes which are dated January 12, 2011, we agreed to repay the principal and interest in three installments as follows: (i) 25% of the original principal amount was paid upon execution of the amendments, (ii) 35% of the original principal was paid on February 15, 2011, and (iii) the remaining principal and accrued interest in the approximate amount of $1.9 million is due and payable on April 29, 2011. The holders of the Bridge Notes have the option to elect to receive the final payment in cash or shares of our common stock. If a holder elects to receive shares, the holder is also entitled to receive a cash “make-whole” payment, which, when added to the value of the shares so received, will equal the full amount of the remaining outstanding principal and interest due thereunder.

As of January 31, 2011 there was $0.2 million of accrued interest payable under the Bridge Notes that is scheduled to be repaid on April 29, 2011 and is included as part of other accrued liabilities on the condensed consolidated balance sheet.

In connection with the amendment to the Bridge Notes on January 18, 2011, we issued warrants to the bridge note holders, with an effective date of January 12, 2011, to purchase up to 131,902 shares of our common stock at a fixed exercise price of $9.20, with a fair value of $0.8 million, and we agreed to issue up to 22,500 shares of our common stock, with a fair value of $0.2 million, to the placement agent for professional services in connection with the Bridge Note amendments.

We concluded from our analysis of the transactions completed on January 18, 2011 that amended the terms of the Bridge Notes, including the addition of a substantive conversion feature, and the issuance of warrants to the bridge note investors and the agreement to issue common shares to the placement agent that: (1) the bridge note holders did not provide a concession in connection with the transactions and (2) the modifications to the Bridge Notes were substantial and represented an implied exchange of the existing debt instruments held by the bridge note holders with new debt instruments. A loss on extinguishment of $1.0 million was recognized in connection with the January 18, 2011 transactions as follows:

Loss on extinguishment
Modification and replacement of Bridge Notes	$176,392
Issuance of warrants to bridge note holders	814,000

Loss on extinguishment	$990,392

The loss on extinguishment is recorded as a component of “loss on modification of debt and derivative instruments, net” on the accompanying condensed consolidated statements of operations.

The portion of the debt issuance cost associated with the agreement to issue shares to the placement agent allocated to the debt component of the transactions, amounting to $0.2 million, has been deferred and is being amortized over the life of the amended Bridge Notes that now mature on April 29, 2011. The option to receive the final principal and accrued interest payment in cash or shares was determined to be an embedded derivative instrument that should be bifurcated and separately accounted for. The fair value of the conversion feature at January 18, 2011 was $0.1 million (see Note 8).

Bank Term Loan

In connection with our acquisition of SPI on April 16, 2010, we assumed a bank term loan that had an original principal amount of Canadian Dollar (CAD) 1.5 million upon its inception on April 3, 2007. The note accrues interest at a fixed rate of 7.0%; requires fixed payments of CAD 13,482 per month in cash through March 10, 2012, with the remaining principal amount of CAD 1.2 million due in cash on the maturity date of April 3, 2012. The loan is secured by power generation machinery and equipment and other assets of SPI’s Providence Bay wind farm project. The conversion rate of one CAD to one US Dollar was 0.9993 to 1.0 as of January 31, 2011.

Lender Commitment

On May 30, 2008, we secured a $10.0 million commitment from an affiliate of our senior lender (the “Lender Commitment”) that allowed us to draw on the commitment at our option and also allowed the senior lender to fund the commitment at the senior lender’s option under certain defined structures. The Lender Commitment was terminated on January 3, 2011 in connection with the Forbearance Agreement and debt restructure discussed above. Neither party had exercised its option prior to the termination of the commitment.

Prior to the termination, the option for either party under the Lender Commitment, as modified on November 24, 2009, was set to expire on March 31, 2011. The terms of the amended Lender Commitment from November 24, 2009 until it was terminated on January 3, 2011 were as follows: (a) if we had drawn on the commitment, the senior lender had the right to make the investment as either: (i) a two year secured convertible note, the conversion price fixed at $14.20 per share, with the coupon on the note equal to 18.0% or (ii) a senior secured straight note that redeemed in cash at 130% of face value after one year; (b) we had the right to only exercise up to $2.5 million in any 30 day period and we were required to provide the senior lender with a five day notice period of our intent to draw on the commitment; (c) in exchange for extending the commitment, the senior lender had a “put” option to make a $10.0 million investment that would have been structured as a non-interest bearing convertible note priced at 100.0% of par and redeemable at 120.0% of par two years after the funding date and the note under this structure would have converted into our common stock at a fixed conversion price of $14.20 per share.

The written put option, which had allowed the senior lender to make a $10.0 million cash payment to us in exchange for a debt instrument in the form of a convertible note, was considered to be a derivative instrument. Accordingly, the fair value of the instrument was recognized as a non-current derivative liability and marked to market each period (see Note 8) until it was terminated. We recognized a gain on extinguishment of the derivative instrument of $2.6 million which represented the fair value of the lender’s put option at the time the Lender Commitment was terminated.

Collateral and Covenants

Our obligations under the debt instruments with our senior lender and senior subordinated debt holders are secured by substantially all our assets. In addition, our obligations under the Bank Term Loan assumed on April 16, 2010 are secured by the assets of SPI. We were in compliance with the Forbearance Agreement with our senior lender and with existing covenants and other requirements of the debt instruments with our senior subordinated debt holders and our bank lender as of January 31, 2011.

Debt Maturities

The table below shows scheduled maturities of our long-term debt for each of the next five year periods ending January 31. Although the senior lender has the option to extend the scheduled maturity dates on the amended Convertible Notes, for purposes of this disclosure, we have used the scheduled maturity dates of August 31, 2011 for these three notes:

	Scheduled Payments	Net Amortization of Premiums & Discount	Total Maturities of Long-Term Debt
January 31:
2012	$25,816,797	$(176,014)	$25,640,783
2013	1,259,339	—	1,259,339
2014	81,254	—	81,254
2015	62,936	—	62,936
2016	—	—	—
Thereafter	—	—	—

	$27,220,326	$(176,014)	$27,044,312

8) Derivative Instruments and Fair Value Measurements

We measure our financial assets and liabilities in accordance with Fair Value Measurements and Disclosures under GAAP, which maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. GAAP describes three different valuation techniques to be used in determining fair value for financial assets and liabilities: the market, income or cost approaches. The three valuation techniques are consistent with generally accepted valuation methodologies. The hierarchy which prioritizes the inputs used to measure fair value from market based assumptions to entity specific assumptions are as follows:

Level 1: Inputs based on quoted market prices for identical assets or liabilities in active markets at the measurement date.

Level 2: Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are unobservable in the market and significant to the instrument’s valuation.

We measure financial instruments that we consider to be derivatives at fair value on a recurring basis, which at April 30, 2010 consisted of the Lender Commitment (see Note 7) and certain warrant contracts and at January 31, 2011 consisted of the embedded conversion features under the Bridge Notes and certain warrant contracts (see Note 10).

Our derivative instruments are measured on their respective origination dates, at the end of each reporting period and at other points in time when necessary, such as the dates of modifications, using Level 3 inputs. We do not report any financial assets or liabilities that we measure using Level 1 or Level 2 inputs and there were no transfers in or out of Level 3 for the first nine months of fiscal 2011.

The derivatives and their respective fair values measured using Level 3 inputs as of April 30, 2010 and January 31, 2011 are as follows:

	April 30, 2010	January 31, 2011
Derivative instruments classified as current liabilities:
Warrant contracts issued in October 2006	$4,160,000	$3,525,000
Warrant contracts issued in June 2007	4,100,000	1,871,000
Warrant contracts issued in August 2008	4,287,000	2,539,000
Embedded conversion features under Bridge Notes	—	91,000

	12,547,000	8,026,000
Derivative instruments classified as non-current liabilities:
Written Put Option under $10.0 million Lender Commitment	5,518,000	—
Warrant contracts issued in August & September 2009	1,151,000	503,000

	6,669,000	503,000

Total balance of derivative instruments	$19,216,000	$8,529,000

We determined the fair values of the derivative instrument liabilities associated with the written put option contained within the Lender Commitment and certain warrant contracts primarily based on option-pricing mathematical models generally referred to as “Black-Scholes” and “Monte Carlo” option-pricing models. These models determine the value of the derivative instruments based on complex mathematical formulas that assume that returns on our underlying stock are normally-distributed and that risk-free interest rates and stock volatilities will remain constant over the term of the contract. We used the Black-Scholes model to calculate the value of the June 2007 Warrants, the August 2009 Warrants and the September 2009 Warrants. For the written put option contained within the Lender Commitment (extinguished on January 3, 2011) and the derivative warrant contracts that incorporate more complex terms, including exercise price reset provisions (the October 2006 Warrants and the August 2008 Warrants), we utilize the Monte Carlo model which is similar to the Black-Scholes model; however, the Monte Carlo model simulates several thousand possible (but random) price paths for the underlying value of the derivative instruments. These random price paths are then averaged to determine the value of the derivative instruments as of the reporting period date.

We determined the fair value of the embedded conversion features under the Bridge Notes (beginning January 18, 2011) primarily based on binomial probability distribution models that integrate multiple layers of logic at each node representing probability weighted stock price points and possible outcomes over time based on volatility and appropriate risk free rates. The end node values are then individually present valued back to the valuation date. Under a binomial probability distribution model, the closing market price of our common stock on the dates of measurement and the estimated discount rates and annual volatility rates used are the primary drivers of fair value in addition to the contractual terms of the financial instruments.

The following table summarizes the changes in the fair value during the three and nine months ended January 31, 2011 for the derivative instrument liabilities using Level 3 inputs:

	Written Put Option	Bridge Notes	Warrants	Total
Balance at April 30, 2010	$5,518,000	$—	$13,698,000	$19,216,000
Fair value adjustments recognized in earnings	(1,082,000)	—	(2,330,000)	(3,412,000)

Balance at July 31, 2010	4,436,000	—	11,368,000	15,804,000
Fair value adjustments recognized in earnings	(1,592,000)	—	(2,478,000)	(4,070,000)

Balance at October 31, 2010	2,844,000	—	8,890,000	11,734,000
Origination of derivative instrument	—	147,000	—	147,000
Fair value adjustments recognized in earnings	(209,000)	(56,000)	(452,000)	(717,000)
Termination of derivative instrument recognized in earnings	(2,635,000)	—	—	(2,635,000)

Balance at January 31, 2011	$—	$91,000	$8,438,000	$8,529,000

The fair value of derivative instrument liabilities measured with Level 3 inputs are revalued quarterly. The assumptions used in the calculations under our binomial and/or option pricing models as of April 30, 2010 and January 31, 2011 were as follows:

	Written Put Option	Bridge Notes	October '06 Warrants	June '07 Warrants	August '08 Warrants	Aug/Sept '09 Warrants
April 30, 2010:
Annual volatility (1)	89.3%	N/A	79.7%	77.4%	72.8%	77.4%-94.5%
Risk-free rate	1.5%	N/A	2.0%	2.4%	2.4%	1.2%-2.0%
Discount rate for cash payments	14.3%	N/A	N/A	N/A	N/A	N/A
Dividend rate	0.0%	N/A	0.0%	0.0%	0.0%	0.0%
Closing price of Quantum stock	$14.00	N/A	$14.00	$14.00	$14.00	$14.00
Conversion / exercise price	$14.20	N/A	$11.00	$41.80	$62.60	$17.00
January 31, 2011:
Annual volatility (1)	N/A	90.2%	86.6%	82.7%	78.2%	58.9%-85.9%
Risk-free rate	N/A	0.3%	1.0%	1.5%	2.0%	0.4%-1.0%
Discount rate for cash payments	N/A	N/A	N/A	N/A	N/A	N/A
Dividend rate	N/A	0.0%	0.0%	0.0%	0.0%	0.0%
Closing price of Quantum stock	N/A	$9.00	$9.00	$9.00	$9.00	$9.00
Conversion / exercise price	N/A	$9.20	$9.00	$41.80	$54.02	$17.00

(1)	Annual volatility is based on the historical average of our identified peer group for a period consistent with the remaining term of the contract.

Fair Value Option

We have adopted ASC Topic No. 825 “Financial Instruments” (ASC 825), which allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for specified financial assets and liabilities on a contract-by-contract basis. We did not elect to adopt the fair value option for any of our financial assets or liabilities that were not already measured on a recurring basis. Based on certain qualifying events, we may elect to adopt the fair value option in the future for certain financial assets and liabilities.

We apply fair value techniques on a non-recurring basis associated with valuing potential impairment losses related to goodwill and other long-lived assets (see Note 6).

9) Warranties

We offer a warranty for all of our alternative fuel products. The specific terms and conditions of those warranties vary depending on the platform and model year. Warranty is provided for under terms similar to those offered by the original equipment manufacturer (OEM) to its customers. We estimate the costs that may be incurred under our warranty provisions and record a liability in the amount of such costs at the time product revenue is recognized. Factors that affect our warranty liability include the number of units sold, historical and anticipated rates of warranty claims, and cost per claim.

We generally disclaim all warranties on our prototype hydrogen fuel storage systems. At our discretion or under certain programs, we may provide for the replacement cost or perform additional tests of prototype component parts subsequent to product delivery. We include an estimate of these types of arrangements as part of our warranty liability. We periodically assess the adequacy of our recorded warranty liabilities and adjust the amounts as necessary.

Changes in our product warranty liability for the nine months ended January 31, 2011 are as follows:

Balance at April 30, 2010	$89,754
Warranties issued during the period	30,275
Adjustments to pre-existing warranties	1,042
Settlements made during the period (1)	(34,540)

Balance at January 31, 2011	$86,531

(1)	Consists of material and labor costs incurred to repair or replace products under warranty contracts.

10) Stockholders’ Equity

Reverse Stock Split

On February 8, 2011, we implemented a reverse stock split pursuant to which all of the issued and outstanding shares of our common stock at the close of business on such date were combined and reconstituted as a smaller number of shares of common stock in a ratio of 1 share of common stock for every 20 shares of common stock. Fractional shares were paid in cash. Our authorized shares of common stock were reduced proportionately from 400.0 million to 20.0 million. The reverse stock split did not affect our 20.0 million shares of authorized preferred stock. The condensed consolidated financial statements and footnotes have been retroactively adjusted to reflect the effects of the reverse stock split that occurred after January 31, 2011. The reverse split did not affect the amount of equity we have or affect our market capitalization.

Stock Incentive Plan

We have one stock option plan, the 2002 Stock Incentive Plan (the “Plan”), which provides that options to purchase shares of our common stock and awards of restricted stock may be granted to directors, employees, associates and consultants. Options expire ten years after the date of grant or 30 days after termination of employment and generally vest ratably at the rate of 25% on each of the first four anniversaries of the grant date. New shares are issued to satisfy stock option exercises under the Plan. Options awarded are granted with an exercise price equal to the market price of our stock at the date of grant. Restricted stock generally cliff vests on the third anniversary of the grant date.

Share-Based Compensation

We have included the following amounts for share-based compensation cost in the accompanying condensed consolidated statements of operations:

	Three Months Ended January 31,		Nine Months Ended January 31,
	2010	2011	2010	2011
Cost of product sales	$4,556	$8,740	$14,336	$21,799
Research and development	48,531	49,946	118,167	116,754
Selling, general and administrative	156,580	250,314	590,178	739,986

Total share-based compensation	$209,667	$309,000	$722,681	$878,539

Share-based compensation cost includes $122,906 and $295,908 related to restricted stock for the three and nine month periods ending January 31, 2011, respectively.

Below is a summary of unvested restricted stock activity under the Plan for the nine months ended January 31, 2011:

Number of Shares
Unvested restricted stock outstanding at April 30, 2010	22,250
Issued in fiscal year 2011	94,430
Vested in fiscal year 2011	(1,930)

Unvested restricted stock outstanding at January 31, 2011	114,750

Below is a summary of the options activity under the Plan for the nine months ended January 31, 2011:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (In Years)	Aggregate Intrinsic Value
Options outstanding at April 30, 2010	213,023	$21.60
Granted	239,500	$11.80
Exercised	0	$—
Forfeited	(21,349)	$12.20
Expired	(3,602)	$75.80

Options outstanding at January 31, 2011	427,572	$16.20

Vested and expected to vest at January 31, 2011	394,213	$16.40	7.3	$—
Options exercisable at January 31, 2011	162,561	$21.80	4.6	$—

On May 1, 2010, an additional 253,733 shares of common stock became available for future grant under the Plan pursuant to an “evergreen” provision contained in the Plan. At January 31, 2011, there were 297,748 shares of common stock available for grant under the Plan.

The fair value of options granted was estimated using the following weighted-average assumptions:

	Three Months Ended January 31,		Nine Months Ended January 31,
	2010	2011	2010	2011
Dividend yield	n/a	0.0%	n/a	0.0%
Expected life - years	n/a	6.2	n/a	6.2
Risk-free interest rate	n/a	2.4%	n/a	2.0%
Expected volatility of common stock	n/a	89.7%	n/a	89.4%

A summary of the grant date fair value and intrinsic value information is as follows:

	Three Months Ended January 31,		Nine Months Ended January 31,
	2010	2011	2010	2011
Weighted average grant date fair value per share	None granted	$8.92	None granted	$8.86
Intrinsic value of of options exercised	$—	$—	$2,250	$—
Total fair value of options vested during the period	$29,399	$37,178	$149,196	$430,297

Warrants

In connection with a $12.5 million private placement offering completed on June 29, 2006, investors received warrants to purchase 44,025 shares of our common stock at an exercise price of $78.80 per share to the investors (the “June 2006 Warrants”). The warrants can be exercised at any time and expire in June 2011.

In connection with a $10.0 million private placement offering completed on October 27, 2006, investors received warrants to purchase 106,707 shares of our common stock at an initial exercise price of $47.20 per share (the “October 2006 Warrants”). The warrants can be exercised at any time and expire in April 2014.

In connection with a $18.75 million private placement offering that was completed on June 22, 2007, investors received warrants to purchase 750,000 shares of our common stock at $41.80 per share, which included 125,000 shares provided to the October 2006 investors in exchange for those investors waiving certain rights obtained in the October 2006 private placement (the “June 2007 Warrants”). The warrants can be exercised anytime and expire in December 2014.

In connection with a $19.1 million registered direct offering completed on August 25, 2008, the investor received warrants to purchase 675,000 shares of our common stock at an initial exercise price of $80.00 per share (the “August 2008 Warrants”). The warrants can be exercised at any time and expire in August 2015.

In connection with a $12.3 million private placement offering completed in two rounds that closed on August 3, 2009 (the “August 2009 Warrants”) and September 4, 2009 (the “September 2009 Warrants”), investors received warrants to purchase 100,598 shares of our common stock at an exercise price of $17.00 per share to the investors. The warrants became exercisable beginning in February 2010, of which 32,045 relate to the August 2009 Warrants and expire in August 2014 and 68,553 relate to the September 2009 Warrants and expire in September 2014. In connection with the transaction, the placement agent also received 51,217 warrants to purchase shares of our common stock at an exercise price of $17.00 per share that became exercisable beginning in March 2010, of which 36,217 expire in September 2012 and 15,000 expire in September 2014.

On April 16, 2010, in connection with the acquisition of SPI, we provided the former SPI warrant holders with Quantum replacement warrants that allowed these former SPI warrant holders to purchase up to 102,822 shares of our common stock at exercise prices ranging from $9.60 to $48.20 per share (the “April 2010 Replacement Warrants”). On August 21, 2010, 73,322 of the replacement warrants expired. The remaining replacement warrants have an exercise price of $17.60 per share and expire on May 13, 2011. The fair value of the replacement warrants on the closing date was included as part of the consideration paid in connection with the acquisition (see Note 2).

In connection with a $10.9 million private placement offering completed on various dates from April 2010 through July 2010 (the “Spring 2010 Warrants”), investors received warrants to purchase 197,285 shares of our common stock at an exercise price of $18.20 per share to the investors. The warrants became exercisable beginning in October 2010. In connection with the transaction, the placement agent also received 121,884 in warrants to purchase shares of our common stock at an exercise price of $18.20 per share that became exercisable beginning in October 2010. The warrants expire five years from the date they were issued (April 2015 thru July 2015). The net amount received by us from the transactions, after deducting placement agent fees and offering expenses, was approximately $9.3 million (of which $6.2 million was received in the first quarter of fiscal 2011).

On October 13, 2010 and October 19, 2010, in connection with the issuance of the Bridge Notes, investors received warrants to purchase 36,203 shares of our common stock at an exercise price of $13.40 per share (the “October 2010 Warrants”). The warrants expire five years from the date they were issued. We recorded a debt discount on the origination date of the Bridge Notes equal to the fair value of the October 2010 Warrants of $0.2 million that was amortized over the scheduled life of the notes through December 31, 2010 (see Note 7).

On January 3, 2011, in connection with the execution of the Forbearance Agreement and restructure of the debt portfolio (see Note 7), our senior lender received warrants to purchase up to 277,778 shares of our common stock at an exercise price of $9.00 per share. The warrants expire in January 2014 and had a fair value of $1.6 million on the commitment date. We allocated $1.3 million of the fair value to the instruments extinguished on January 3, 2011 and recognized the remaining amount of $0.3 million as an implied debt discount on the LOC with our senior lender (see Note 7).

On January 18, 2011, in connection with amendments to the Bridge Notes, the bridge investors received warrants to purchase up to 131,902 shares of our common stock at an exercise price of $9.20 per share. The warrants expire in January 2014 and had a fair value of $0.8 million on the commitment date.

On February 18, 2011, in connection with a private placement offering that raised $5.3 million in net proceeds, investors received warrants to purchase up to 854,664 shares of our common stock at an exercise price of $6.57 per share. Our senior lender also participated in the private placement offering and received warrants to purchase up to 298,639 shares of our common stock at an exercise price of $6.57 per share. The warrants become exercisable after six months and expire in February 2016.

We evaluate the warrants provided in connection with each of our private placement or public offerings in accordance with applicable accounting guidance and we have concluded that liability classification is appropriate for warrants issued in October 2006, June 2007, August 2008, August 2009 and September 2009. We have further concluded that equity classification is appropriate for the warrants that we issued in June 2006, warrants issued in connection with the private placement that covered the period from April 30, 2010 through July 26, 2010 (the “Spring 2010 Warrants”), the October 2010 Warrants, the warrants issued on January 3, 2011 and on January 18, 2011, due to the fact that these warrants are required to be physically settled in shares of our common stock and there are no provisions that could require net-cash settlement. We have not yet completed our evaluation of the appropriate classification of the warrants issued on February 18, 2011 in connection with the private placement.

The proceeds from the transactions in June 2006 and in the spring of 2010 that gave rise to certain warrants have been allocated to the stock and the warrants based on their relative fair values. However, we aggregate the values for financial reporting purposes as both types of instruments issued in June 2006 and in the spring of 2010 have been classified as permanent equity. The proceeds from the bridge note transactions in October 2010 and on January 18, 2011 and the debt restructure with our senior lender on January 3, 2011 that gave rise to certain warrants have been allocated between the debt component and the warrants based on their relative fair values.

The classification as equity for the June 2006 Warrants, the Spring 2010 Warrants, the October 2010 Warrants, and the warrants issued in January 2011 could change as a result of either future modifications to the existing terms of settlement or the issuance of new financial instruments by us that could be converted into an increased or unlimited number of shares. If a change in classification of these warrants is required in the future, the warrants would be treated as derivative liabilities, brought onto the balance sheet at their fair value, and marked to market each period, with the changes in fair values being recognized in the respective period’s statement of operations.

The October 2006 Warrants, the June 2007 Warrants and the August 2008 Warrants contain contractual provisions that could potentially require us to net-cash settle the value of the remaining outstanding warrants in the event of a change in control or other fundamental change in Quantum in the future. Since the contractual provisions that could require us to net-cash settle the warrants are not within our control, equity classification is precluded. As such, we consider these warrants to be derivative instruments that are classified as current liabilities, recorded at fair value and marked to market each period, with the changes in fair values being recognized in the respective period’s statement of operations.

Further, the August 2009 Warrants and the September 2009 Warrants contain cashless warrant exercise provisions whereby the settlement calculation may incorporate the book value per share of common stock if there is not a public market for the common stock. Under GAAP, if an instrument’s settlement calculation incorporates variables other than those used to determine the fair value of a fixed-for-fixed forward or option on equity shares, the instrument would not be considered indexed to the entity’s own stock and therefore would not be precluded from derivative instrument consideration. As such, we consider these warrants to be derivatives that are classified as non-current liabilities, recorded at fair value and marked to market each period, with the changes in fair values being recognized in the respective period’s statement of operations.

The fair values of the derivative liabilities associated with warrant contracts as of April 30, 2010 and January 31, 2011, and a summary of the changes in the fair values of those derivative instruments during the nine months ended January 31, 2011 are disclosed in Note 8.

The October 2006 Warrants and August 2008 Warrants contain contractual provisions which, subject to certain exceptions, reset the exercise price of such warrants if at any time while such warrants are outstanding, we sell or issues shares of our common stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of our common stock at a price below $47.20 for the October 2006 Warrants or $80.00 for the August 2008 Warrants, provided that the exercise price for the August 2008 Warrants cannot be reset below $38.60. Since the initial issuance of these warrants, we have completed equity transactions through March 7, 2011 that resulted in the reset of the exercise price of the October 2006 Warrants and August 2008 Warrants to $4.98 and $43.65, respectively.

The October 2006 Warrants and August 2008 Warrants also contain a provision that increases the number of shares of common stock subject to such warrants if and when the exercise price is reset so that the aggregate purchase price payable applicable to the exercise of the warrants after the reset of the exercise price is the same as the aggregate purchase price payable immediately prior to the reset. As a result of the exercise price resets, the number of shares subject to the October 2006 Warrants and August 2008 Warrants increased to 783,284 and 1,237,758, respectively, as of March 7, 2011. Any resets to the exercise price of the October 2006 Warrants and/or August 2008 Warrants in the future will have an additional dilutive effect on our existing shareholders.

Warrant activity and warrants outstanding for fiscal 2011 through March 7, 2011, reportable in the equivalent number of shares of our common stock that can be purchased upon exercise of the warrants, is as follows:

Total Warrants
Warrants outstanding at April 30, 2010	2,333,322
Issued - original number	699,235
Issued - additional number (1)	214,512
Expired	(73,323)

Warrants outstanding at January 31, 2011	3,173,746
Issued - original number	1,153,303
Issued - additional number (1)	587,689
Canceled	(492,417)

Warrants outstanding at March 7, 2011	4,422,321

(1)	Additional number of warrants issued is associated with reset provisions of the October 2006 Warrants and August 2008 Warrants.

Shares Available

The number of undesignated shares available as of March 7, 2011, is as follows:

		Common Stock	Series B Common Stock	Preferred Stock
Shares authorized		19,900,000	100,000	20,000,000
Less shares issued and outstanding at January 31, 2011		(9,401,104)	(49,998)	—
Shares issued post January 31, 2011		(1,668,153)
Less shares designated for issuance under:
Stock options		(427,572)	—	—
Warrants		(4,422,321)	—	—
Conversion of principal under convertible notes	(1)	(1,240,748)	—	—
Bridge Notes		(208,658)
Professional fees		(22,500)

Total shares designated for future issuance		(6,321,799)	—	—

Undesignated shares available		2,508,944	50,002	20,000,000

Other instruments in which share settlement is at Company option:
Principal repayment in shares under Term Note B	(2)	926,599	—	—
Principal repayment in shares under Consent Fee Term Note	(3)	300,000	—	—

(1)	Represents number of shares upon conversion of $12.2 million of principal and interest outstanding under three convertible notes at a fixed conversion price of $9.80 per share.
(2)	Repayment of principal in shares is at our option, subject to certain conditions; represents the number of shares necessary for repayment of our term debt assuming $4.65 per share (the closing share price on March 7, 2011).
(3)	Repayment of principal in shares is at our option, subject to certain conditions, including that our share price must be at least $10.00 for five consecutive business days prior to the payment date; represents the number of shares necessary for repayment of our term debt assuming $10.00 per share.

Stockholders’ Equity Roll-forward

The following table provides a condensed roll-forward of stockholders’ equity for the nine months ended January 31, 2011:

	Common Stock Shares	Total Equity (Deficit)
Balance at April 30, 2010	8,457,766	$24,002,934
Share-based compensation on stock option and restricted stock awards	94,430	878,539
Issuance of common stock to investors	657,068	6,221,344
Issuance of common stock in satisfaction of debt principal	53,385	490,071
Issuance of common stock in exchange for professional services	55,455	600,000
Issuance of common stock in connection with debt modifications	83,000	878,140
Issuance of warrants in connection with debt modifications	—	2,606,776
Fair value adjustments in connection with debt modifications, net	—	1,680,685
Issuance of warrants in connection with debt issuance	—	181,083
Foreign currency translation	—	300,290
Net loss	—	(10,821,932)

Balance at January 31, 2011	9,401,104	$27,017,930

Comprehensive Income or Loss

The following table sets forth the reconciliation of net income (loss) to comprehensive loss:

	Three Months Ended January 31,		Nine Months Ended January 31,
	2010	2011	2010	2011
Comprehensive income (loss), net of tax:
Net income (loss), as reported	$14,148,845	$(7,752,525)	$(40,788,216)	$(10,821,932)
Currency translation adjustments	(419,049)	74,764	225,011	296,610

Comprehensive income (loss), net of tax:	$13,729,796	$(7,677,761)	$(40,563,205)	$(10,525,322)

11) Business Segment and Geographic Information

Business Segments

We classify our business operations into three reporting segments: Electric Drive & Fuel Systems, Renewable Energy (beginning April 16, 2010 with the acquisition of SPI) and Corporate.

The chief operating decision maker allocates resources and tracks performance by the reporting segments. We evaluate performance based on profit or loss from operations before interest and income taxes.

Electric Drive & Fuel Systems Segment

Our Electric Drive & Fuel Systems segment supplies advanced propulsion and fuel systems for alternative fuel vehicles to OEM customers for use by consumers and for commercial and government fleets. Since 1997, we have sold approximately 20,000 fuel systems for alternative fuel vehicles. We also provide our propulsion systems and hydrogen storage products for hybrid and fuel cell applications to major OEMs and certain governmental agencies through funded research and development contracts and on a prototype and production intent basis. This segment’s business operations primarily consist of design, integration and supply of electric drive and control system technologies and manufacture and supply of packaged fuel systems for use in hybrid, plug-in electric hybrid, hydrogen, fuel cell, and other alternative fuel vehicles.

Our Electric Drive & Fuel Systems segment generates product revenues through the sale of hydrogen fuel storage, fuel delivery, and electronic control systems to OEMs, the installation of our systems into OEM vehicles, and the sale of transportable hydrogen refueling stations. Product revenues are also generated through the sale of compressed natural gas (CNG), propane (LPG), and hydrogen fuel storage, fuel delivery, and electronic control systems for internal combustion engine applications.

Our Electric Drive & Fuel Systems segment also generates contract revenue by providing engineering design and support to OEMs, primarily Fisker Automotive and General Motors, so that our advanced propulsion systems integrate and operate with the OEM’s hybrid or fuel cell applications. Contract revenue is also generated from customers in the aerospace industry, military and other governmental entities and agencies, and other strategic alliance partners.

Renewable Energy Segment

Our Renewable Energy segment consists solely of the business operations of SPI. SPI, headquartered in Toronto, Ontario, Canada, is an independent power producer, developer of renewable energy projects and provider of related development services and is a licensed electricity generator and wholesaler. Our development of renewable energy projects involves several sequential stages of completion and advancement before a project becomes operational. We conduct feasibility studies to obtain sufficient data to validate the wind and/or solar energy capacity from a prospective project. We must negotiate with local landowners to obtain easements to allow for the development of an energy farm on their properties. Applications are submitted to local utility providers to obtain approvals for grid interconnections, and environmental assessments and feasibility studies must be completed and submitted to Federal, Provincial and Municipal governments to obtain permits for construction and commissioning. Finally, we secure Power Purchase Agreements (PPAs) with a utility provider or power broker as a project approaches the construction and operational stage.

Wind and solar energy project returns depend mainly on the following factors: energy prices, transmission costs, wind and solar resources, wind turbine and solar module costs, construction costs, financing cost and availability of government incentives. In applying our strategy, we take into account the combination of all of these factors and focus on margins, return on invested capital and value creation as opposed solely to project size. We assess the profitability of each project by evaluating its net present value.

An energy project may be financed with all equity or a combination of equity and debt. Due to SPI’s limited cash availability and the high cost of development and construction of a project, SPI has historically entered into strategic relationships to provide for project financing. SPI will evaluate its project portfolio and assess sale, joint venture or own-account alternatives on a project-by-project basis once certain milestones are achieved. If SPI decides to enter into strategic relationships to provide for project equity and/or debt financing on certain of its projects, we anticipate that a typical strategic relationship would be structured in one of two ways, (i) SPI would transfer a majority interest to a strategic partner for a development fee while retaining a minority carried interest in the project; or alternatively (ii) SPI would transfer a partial interest to a strategic partner for a development fee while retaining a pro rata interest in the project. We would anticipate that SPI and the strategic partner would also enter into a development agreement pursuant to which SPI would provide development services for the project in addition to receiving a development fee.

In addition to energy sales on our existing wind electricity generation facility and future wind and solar energy facilities that we are currently developing, we anticipate generating revenues and cash flows through the sale of ownership interests in our renewable energy projects and through development and construction services for renewable energy projects owned by third parties. Prior to our acquisition, SPI entered into an arrangement to sell their interest in a 22 MW wind farm that was in an early development phase. SPI received Canadian Dollar (CAD) 2.1 million in total sales proceeds in connection with the sale that was completed in installments and closed subsequent to the balance sheet date on February 1, 2011.

Corporate Segment

The Corporate segment consists of general and administrative expenses incurred at the corporate level that are not directly attributable to the Electric Drive & Fuel Systems or Renewable Energy reporting segments. Corporate expenses consist primarily of personnel costs, share-based compensation costs and related general and administrative costs for executive, finance, legal, human resources, investor relations and our board of directors.

On August 27, 2008, start-up activities were initiated in Quantum Solar Energy, Inc. (Quantum Solar) based in Irvine, California and formed for the purpose of producing and distributing mono and poly-crystalline silicon solar modules with an initial capacity of 45 MW. We currently own 85% of Quantum Solar and the remaining 15% is owned by ConSolTec GmbH, the majority shareholder of Asola. All significant activities of the consolidated subsidiary are included in our Corporate segment and to date principally consist of partial payments on long lead assembly equipment under construction for solar module production capability. Once Quantum Solar commences its manufacturing operations, we anticipate that we will report these activities under a new business segment separate from the Electric Drive & Fuel Systems, Renewable Energy and Corporate reporting segments.

Geographic Information

Our long-lived assets as of April 30, 2010 and January 31, 2011 are primarily based within facilities in Irvine and Lake Forest, California and on our wind farm located in Ontario, Canada. We also own land in Nova Scotia, Canada that we are developing as a renewable energy project. Our affiliate, Asola, is based in Erfurt, Germany.

Financial Information by Business Segment

Selected financial information by business segment for continuing operations follows:

	Three Months Ended January 31,		Nine Months Ended January 31,
	2010	2011	2010	2011
Total Revenue
Electric Drive & Fuel Systems	$1,479,436	$4,430,157	$7,228,322	$11,474,255
Renewable Energy	—	175,368	—	576,383
Corporate	—	—	—	—

Total	$1,479,436	$4,605,525	$7,228,322	$12,050,638

Operating Loss
Electric Drive & Fuel Systems	$(2,926,931)	$(2,317,933)	$(7,675,363)	$(6,468,418)
Renewable Energy	—	(1,302,499)	—	(2,080,085)
Corporate	(3,160,361)	(2,147,380)	(7,587,896)	(6,702,955)

Total	$(6,087,292)	$(5,767,812)	$(15,263,259)	$(15,251,458)

Product Gross Profit (Loss)
Electric Drive & Fuel Systems:
Net product sales	$474,803	$862,272	$1,086,960	$2,212,360
Cost of product sales	(329,189)	(730,855)	(1,190,732)	(2,093,929)

Gross profit (loss)	$145,614	$131,417	$(103,772)	$118,431

Renewable Energy:
Net product sales	$—	$90,390	$—	$219,376
Cost of product sales	—	(23,403)	—	(97,969)

Gross profit	$—	$66,987	$—	$121,407

Capital Expenditures
Electric Drive & Fuel Systems	$40,330	$16,499	$399,353	$131,345
Renewable Energy	—	95,900	—	1,493,852
Corporate	—	—	—	—

Total	$40,330	$112,399	$399,353	$1,625,197

Depreciation
Electric Drive & Fuel Systems	$278,075	$286,639	$901,196	$870,724
Renewable Energy	—	24,200	—	94,721
Corporate	20,472	8,328	41,634	25,700

Total	$298,547	$319,167	$942,830	$991,145

Amortization of Intangibles
Renewable Energy	$—	$113,108	$—	$319,119

Identifiable assets by reporting segment are as follows:

	April 30,	January 31,
	2010	2011
Identifiable Assets
Electric Drive & Fuel Systems	$38,777,359	$39,052,714
Renewable Energy - asset held for sale	2,089,947	2,098,530
Renewable Energy - all other assets	14,717,614	14,181,880
Corporate	17,433,207	16,752,722

	$73,018,127	$72,085,846

Research and development is expensed as incurred and is related to the operations of the Electric Drive & Fuel Systems and Renewable Energy business segments for each of the periods presented. Research and development expense includes both customer-funded research and development and internally-sponsored research and development. Customer-funded research and development consists primarily of expenses associated with contract revenue. These expenses include applications development costs in our Electric Drive & Fuel Systems business segment that are funded under customer contracts.

12) Earnings (Loss) Per Share

We compute net income (loss) per share by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and common equivalent shares outstanding during the period. We consider common equivalent shares from the exercise of stock options, warrants and convertible debt payable in the instance where the shares are dilutive to our net income. The effects of stock options, warrants and convertible debt were anti-dilutive for all periods presented.

The following table sets forth the computation of basic and diluted loss per share:

	Three Months Ended January 31,		Nine Months Ended January 31,
	2010	2011	2010	2011
Numerator for net income (loss) per share data - to common stockholders
Basic	$14,148,845	$(7,752,525)	$(40,788,216)	$(10,821,932)
Adjustments for diluted net income (loss):
Interest expense	639,912	—	—	—
Fair value adjustments to derivative instruments	(11,164,000)	—	—	—
Loss on modification of debt and derivative instruments	1,146,000	—	—	—
Loss on settlement of debt and derivative instruments	(1,186,490)	—	—	—

Diluted	$3,584,267	$(7,752,525)	$(40,788,216)	$(10,821,932)
Denominator for net income (loss) per share data - weighted-average shares
Basic	7,074,382	9,400,332	6,135,688	9,269,542
Adjustments for diluted weighted average shares:
Stock options	22,697	—	—	—
October 2006 and August/September 2009 warrants	181,455	—	—	—
Shares issuable upon settlement of debt instruments:
Convertible Notes	817,755	—	—	—
Term Note B	531,514	—	—	—

Diluted	8,627,803	9,400,332	6,135,688	9,269,542
Basic income (loss) per share:	$2.00	$(0.82)	$(6.65)	$(1.17)

Diluted income (loss) per share:	$0.42	$(0.82)	$(6.65)	$(1.17)

For the three month period ending January 31, 2011 and the nine month periods ending January 31, 2011 and 2010, shares of common stock potentially issuable upon the exercise of options, warrants and convertible notes, in addition to shares potentially issuable in satisfaction of term note obligations, were excluded in the computation of diluted per share data, as the effects would be anti-dilutive.

The following table sets forth the amount of shares excluded from the computation of diluted earnings per share, as to do so would have been anti-dilutive:

	Nine Months Ended
	January 31,
	2010	2011
Stock options	214,535	427,572
Warrants	2,096,792	3,173,746
Convertible notes	764,958	1,229,636
Term notes	636,994	862,076
Bridge notes	—	208,659
Lender commitment	704,225	—

	4,417,504	5,901,689

13) Income Taxes

For our US-based businesses, we have a net deferred tax asset position primarily consisting of net operating loss carry forwards that are available to offset future taxable income. In accordance with GAAP, we have established a valuation allowance for our net deferred tax asset since it is unlikely that the asset will be fully realized based on our lack of earnings history and current evidence.

Our wholly-owned subsidiary, SPI, based in Canada, has certain deferred tax liabilities which cannot be offset by net operating loss carry forwards from the US businesses and represents the balance of the net deferred tax liability reported as of January 31, 2011 on the accompanying condensed consolidated balance sheet. Included in the net deferred tax liability is a deferred amount consisting of the tax effected difference between the book value and tax basis of the Grand Valley wind farm asset (see Note 2).

14) Commitments and Contingencies

We and our affiliates are subject to various legal proceedings and claims which arise out of the normal course of our business. Management and our legal counsel periodically review the probable outcome of pending proceedings and the costs reasonably expected to be incurred. We accrue for these costs when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. In the opinion of management, any ultimate cost to us in excess of amounts accrued will not materially affect our consolidated financial position, results of operations or cash flows.

15) Subsequent Events

On February 1, 2011, we completed the sale of the Grand Valley wind farm asset and received the final $1.7 million of cash consideration, of which $0.7 million was distributed to the minority interest partners associated with the asset.

On February 8, 2011, we implemented a reverse stock split pursuant to which all of the issued and outstanding shares of our common stock at the close of business on such date were combined and reconstituted as a smaller number of shares of common stock in a ratio of 1 share of common stock for every 20 shares of common stock. The accompanying condensed consolidated financial statements and footnotes have been retroactively adjusted to reflect the effects of the reverse stock split that occurred after the date of the most recent financial statements.

On February 15, 2011, we paid the scheduled principal installment due under the Bridge Notes in cash in the total amount of $1.4 million.

On February 18, 2011, we completed a private placement offering that raised cumulative gross proceeds of $5.7 million from the sale of 1,124,259 shares of our common stock to investors at a price of $5.07 per share. The investors also received warrants in connection with the transaction. The net amount received by us from the transaction, after deducting placement agent fees and offering expenses, was approximately $5.3 million. Our senior lender also participated in the private placement offering and converted $2.0 million of the outstanding borrowings under the LOC in exchange for 394,478 of our shares at a price of $5.07 per share. In connection with the closing of the private placement, the remaining unused portion of the LOC of $2.5 million was cancelled.

On February 25, 2011, we used a portion of the cash proceeds received in the February 18, 2011 private placement to repay the remaining $0.5 million balance under the LOC. Concurrent with the closing of the February 18, 2011 private placement, the LOC and our ability to request advances thereunder was terminated.

On February 17, 2011, February 18, 2011, and March 1, 2011, our senior lender demanded principal amounts of $0.5 million, $0.25 million, and $0.5 million, respectively, under Term Note B. In accordance with the contractual terms of the debt instrument, we satisfied the principal demands by issuing 99,179; 50,237; and 101,274 shares of our common stock to our senior lender on March 2, 2011, March 3, 2011, and March 14, 2011, respectively.

On March 10, 2011, all parties involved in the lawsuit described under the Legal Proceedings section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on July 13, 2010 entered into a global Settlement Agreement with Mutual General Releases (the "Settlement Agreement"). The Settlement Agreement is to be effective on March 31, 2011 (the "Effective Date"). Effectiveness of the Settlement Agreement is subject to the parties' satisfaction of certain conditions. Pursuant to the terms of the Settlement Agreement, we agreed to pay Richard Anderson, a co-defendant and third-party plaintiff in the case, the sum of $0.55 million (the "Settlement Amount") on the Effective Date. The Settlement Amount will be paid on the Effective Date by our issuance and delivery to Richard Anderson of 108,000 unregistered shares of common stock. On the Effective Date, all claims against us and all other defendants will be forever dismissed with prejudice. We recorded an estimated liability for the lawsuit in a prior fiscal year and we do not expect to recognize a significant gain or loss on the issuance of shares in connection with the Settlement Agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Quantum Fuel Systems Technologies Worldwide, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Quantum Fuel Systems Technologies Worldwide, Inc. and Subsidiaries as of April 30, 2010 and 2009, and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended April 30, 2010. Our audits also included the financial statement schedule listed in the Index at Item 16(b). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Quantum Fuel Systems Technologies Worldwide, Inc. and Subsidiaries at April 30, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended April 30, 2010, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the financial statements, Quantum Fuel Systems Technologies Worldwide, Inc. and Subsidiaries recurring losses and negative cash flows combined with the Company’s existing sources of liquidity and other conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans as to these matters also are described in Note 1. The April 30, 2010 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

Orange County, California

July 12, 2010,

except for Note 1 and the effect of the retrospective application of the reverse stock split as described in Note 1, as to which the date is

March 4, 2011

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Year ended April 30,
	2009	2010
ASSETS
Current assets:
Cash and cash equivalents	$2,621,215	$4,026,882
Accounts receivable from affiliates	2,430,093	1,449,062
Accounts receivable from non-affiliates, net	2,891,825	1,384,075
Inventories, net	3,050,953	1,766,420
Prepaids and other current assets	782,001	927,920

Total current assets	11,776,087	9,554,359
Property and equipment, net	6,880,130	7,965,638
Investment in and advances to affiliates	5,534,740	6,971,944
Assets held for sale	—	2,089,947
Intangible asset, net	—	8,575,518
Goodwill	30,400,000	32,858,914
Prepayments to affiliates	4,845,400	3,971,600
Deposits and other assets	446,447	1,030,207

Total assets	$59,882,804	$73,018,127

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,408,330	$4,167,199
Accrued payroll obligations	1,263,816	1,353,709
Deferred revenue	299,187	200,562
Accrued warranties	223,493	89,754
Derivative instruments	15,198,000	12,547,000
Other accrued liabilities	1,690,007	1,853,468
Current portion of long-term debt	14,127,337	519,243

Total current liabilities	36,210,170	20,730,935
Long-term debt, net of current portion	18,540,330	21,133,928
Deferred income taxes	—	481,330
Derivative instruments	—	6,669,000
Commitments and contingencies
Equity:
Stockholders’ equity:
Preferred stock, $.001 par value; 20,000,000 shares authorized; none issued and outstanding at April 30, 2009 and April 30, 2010	—	—
Series B common stock, $.02 par value; 100,000 shares authorized; 49,998 issued and outstanding at April 30, 2009 and April 30, 2010	1,000	1,000
Common stock, $.02 par value; 19,900,000 shares authorized; 4,881,397 issued and outstanding at April 30, 2009 and 8,457,766 issued and outstanding at April 30, 2010	97,628	169,155
Additional paid-in-capital	331,521,501	395,709,444
Accumulated deficit	(325,722,239)	(372,016,566)
Accumulated other comprehensive loss	(765,586)	(755,791)

Total stockholders’ equity	5,132,304	23,107,242
Noncontrolling interests	—	895,692

Total equity	5,132,304	24,002,934

Total liabilities and equity	$59,882,804	$73,018,127

See accompanying notes.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended April 30,
	2008	2009	2010
Revenue:
Net product sales	$11,856,277	$975,098	$1,450,459
Contract revenue from affiliates	2,178,226	13,751,866	4,454,982
Contract revenue from non-affiliates	12,462,659	8,530,756	3,699,708

Total revenue	26,497,162	23,257,720	9,605,149
Costs and expenses:
Cost of product sales	10,015,622	2,288,237	1,573,380
Research and development	17,499,221	25,177,261	13,533,987
Selling, general and administrative	16,077,527	13,888,843	14,985,898
Amortization and impairment of intangible assets	1,675,835	7,020,607	16,498

Total costs and expenses	45,268,205	48,374,948	30,109,763

Operating loss	(18,771,043)	(25,117,228)	(20,504,614)
Interest expense, net	(2,557,266)	(3,690,855)	(2,415,082)
Fair value adjustments of derivative instruments	(611,000)	27,693,000	(10,574,000)
Loss on modification of debt and derivative instruments	—	(23,834,000)	(14,686,955)
Gain (loss) on settlement of debt and derivative instruments, net	—	(4,294,000)	822,239
Equity in earnings (losses) of affiliates, net	335,500	(733,000)	1,089,000
Other income (expense), net	(27,443)	1,985,031	(18,691)

Loss from continuing operations before income tax expense	(21,631,252)	(27,991,052)	(46,288,103)
Income tax expense	(1,600)	(1,600)	(6,224)

Loss from continuing operations	(21,632,852)	(27,992,652)	(46,294,327)
Loss from discontinued operations, net of tax effects	(66,886,009)	—	—

Net loss	(88,518,861)	(27,992,652)	(46,294,327)
Remove portion of net loss above attributable to noncontrolling interests	1,718,813	—	—

Net loss attributable to stockholders	$(86,800,048)	$(27,992,652)	$(46,294,327)

Per share data—basic and diluted:
Loss from continuing operations attributable to stockholders	$(5.19)	$(6.08)	$(7.17)
Loss from discontinued operations attributable to stockholders	(17.42)	—	—

Net loss	$(22.61)	$(6.08)	$(7.17)

Number of shares used in per share calculation—basic and diluted	3,839,569	4,600,666	6,459,899

Amounts attributable to stockholders:
Loss from continuing operations, net of tax	$(19,914,039)	$(27,992,652)	$(46,294,327)
Loss from discontinued operations, net of tax	(66,886,009)	—	—

Net loss	$(86,800,048)	$(27,992,652)	$(46,294,327)

See accompanying notes.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Series B Common Stock		Common Stock		Additional Paid-In- Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (loss)	Noncontrolling Interests	Total Equity	Comprehensive Income (loss)
	Shares	Amount	Shares	Amount
Balance at April 30, 2007	49,998	$1,000	3,252,620	$65,052	$291,364,009	$(210,929,539)	$(301,717)	$103,608	$80,302,413
Share-based compensation on stock option and restricted stock awards	—	—	21,000	420	2,956,382	—	—	—	2,956,802
Issuance of common stock to investors	—	—	625,000	12,500	5,782,571	—	—	—	5,795,071
Bifurcation of embedded derivative instrument from convertible note	—	—	—	—	(666,000)	—	—	—	(666,000)
Contributions from noncontrolling interests	—	—	—	—	—	—	—	1,481,810	1,481,810
Deconsolidation of subsidiary	—	—	—	—	—	—	—	133,395	133,395
Comprehensive loss:
Disposal and desconsolidation of subsidiary	—	—	—	—	—	—	203,359	—	203,359	$203,359
Foreign currency translation	—	—	—	—	—	—	98,358	—	98,358	98,358
Net loss	—	—	—	—	—	(86,800,048)	—	(1,718,813)	(88,518,861)	(88,518,861)

Total comprehensive loss	—	—	—	—	—	—	—	—	—	(88,217,144)
Add: comprehensive loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—	—	1,718,813

Comprehensive loss attributable to stockholders	—	—	—	—	—	—	—	—	—	$(86,498,331)

Balance at April 30, 2008	49,998	$1,000	3,898,620	$77,972	$299,436,962	$(297,729,587)	$—	$—	$1,786,347
Share-based compensation on stock option and restricted stock awards	—	—	(1,000)	(20)	1,944,244	—	—	—	1,944,224
Issuance of common stock to investor	—	—	450,000	9,000	10,414,971	—	—	—	10,423,971
Issuance of common stock in satisfaction of debt principal conversions	—	—	377,778	7,556	10,192,444	—	—	—	10,200,000
Issuance of common stock in satisfaction of Make-Whole Amount provision associated with debt principal conversions	—	—	136,000	2,720	8,601,280	—	—	—	8,604,000
Warrant exercises	—	—	20,000	400	931,600	—	—	—	932,000
Comprehensive loss:
Foreign currency translation	—	—	—	—	—	—	(765,586)	—	(765,586)	$(765,586)
Net loss	—	—	—	—	—	(27,992,652)	—	—	(27,992,652)	(27,992,652)

Total comprehensive loss	—	—	—	—	—	—	—	—	—	$(28,758,238)

Balance at April 30, 2009	49,998	$1,000	4,881,398	$97,628	$331,521,501	$(325,722,239)	$(765,586)	$—	$5,132,304
Share-based compensation on stock option and restricted stock awards	—	—	1,250	25	925,036	—	—	—	925,061
Issuance of common stock to investors	—	—	1,334,999	26,700	12,363,550	—	—	—	12,390,250
Issuance of common stock and warrants in connection with acquisition of Schneider Power, Inc.	—	—	840,551	16,811	11,919,909	—	—	—	11,936,720
Noncontrolling interest associated with acquisition of Schneider Power, Inc.	—	—	—	—	—	—	—	897,881	897,881
Issuance of common stock in satisfaction of debt and derivatives	—	—	1,344,396	26,888	30,116,551	—	—	—	30,143,439
Issuance of common stock from cashless warrant exercises	—	—	54,922	1,098	1,559,902	—	—	—	1,561,000
Option exercise	—	—	250	5	3,995	—	—	—	4,000
Reclass of derivative instruments from liabilities to equity	—	—	—	—	7,299,000	—	—	—	7,299,000
Comprehensive loss:						—	—	—
Foreign currency translation	—	—	—	—	—	—	9,795	(2,189)	7,606	$7,606
Net loss	—	—	—	—	—	(46,294,327)	—	—	(46,294,327)	(46,294,327)

Total comprehensive loss										(46,286,721)
Add: comprehensive loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—	—	2,189

Comprehensive loss attributable to stockholders	—	—	—	—	—	—	—	—	—	$(46,284,532)

Balance at April 30, 2010	49,998	$1,000	8,457,766	$169,155	$395,709,444	$(372,016,566)	$(755,791)	$895,692	$24,002,934

See accompanying notes.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended April 30,
	2008	2009	2010
Cash flows from operating activities:
Net loss	$(88,518,861)	$(27,992,652)	$(46,294,327)
Add back: Loss from discontinued operations, net of income tax	66,886,009	—	—

Net loss from continuing operations	(21,632,852)	(27,992,652)	(46,294,327)
Adjustments to reconcile net loss from continuing operations to cash used in operating activities:
Depreciation on property and equipment and amortization of intangibles	3,798,138	3,064,301	1,284,990
Impairment of intangible asset	—	5,775,775	—
Share-based compensation charges	2,858,620	1,944,224	925,061
Fair value adjustments of derivative instruments	611,000	(27,693,000)	10,574,000
Loss on modification of debt and derivative instruments	—	23,834,000	14,686,955
Loss on settlement of debt and derivative instruments	—	4,294,000	(822,239)
Provision for inventory obsolesence	186,318	1,294,945	618,357
Other non-cash items	1,146,301	1,880,107	1,261,038
Changes in operating assets and liabilities:
Accounts receivable	(6,608,360)	4,342,833	2,532,202
Prepayments to affiliates	(722,600)	(4,657,850)	—
Inventories	1,977,971	1,634,572	666,176
Other assets	(515,923)	162,651	439,638
Accounts payable	858,456	63,928	(90,570)
Deferred revenue and other accrued liabilities	4,869,174	(4,826,510)	(516,866)

Net cash used in operating activities of continuing operations	(13,173,757)	(16,878,676)	(14,735,585)
Net cash used in operating activities of discontinued operations	(12,624,926)	—	—

Net cash used in operating activities	(25,798,683)	(16,878,676)	(14,735,585)

Cash flows from investing activities:
Purchases of property and equipment	(1,630,914)	(4,820,315)	(445,821)
Advances to and payments associated with discontinued operations	(9,643,934)	—	—
Investment in and advances to affiliates	(1,296,348)	(4,863,000)	(165,000)
Loan provided to Schneider Power, Inc. prior to close of acquisition	—	—	(600,000)
Cash acquired upon close of acquisition of Schneider Power, Inc.	—	—	596,053
Other	9,698	(55,462)	—

Net cash used in investing activities of continuing operations	(12,561,498)	(9,738,777)	(614,768)
Net cash provided by investing activities of discontinued operations	6,362,908	—	—

Net cash used in investing activities	(6,198,590)	(9,738,777)	(614,768)

Cash flows from financing activities:
Borrowings on notes and other obligations	10,181,906	7,614,776	3,021,610
Payments on notes and other obligations	(14,682)	(2,713,794)	(53,474)
Proceeds from issuance of common stock, net of transaction fees	5,795,071	10,423,971	12,390,250
Proceeds from issuance of warrants classified as derivative instruments	11,792,000	7,290,000	1,395,000
Proceeds from exercise of warrants and options	—	600,000	4,000
Contributions from minority interest holders	1,481,810	—	—

Net cash provided by financing activities of continuing operations	29,236,105	23,214,953	16,757,386
Net cash provided by financing activities of discontinued operations	4,757,014	—	—

Net cash provided by financing activities	33,993,119	23,214,953	16,757,386

Effect of exchange rate changes on cash of continuing operations	(3,447)	—	(1,366)
Effect of exchange rate changes on cash of discontinued operations	12,330	—	—

Net effect of exchange rate changes on cash	8,883	—	(1,366)

Net increase (decrease) in cash and cash equivalents	2,004,729	(3,402,500)	1,405,667
Cash and cash equivalents at beginning of year	4,018,986	6,023,715	2,621,215

Cash and cash equivalents at end of year	$6,023,715	$2,621,215	$4,026,882

Continued on following page

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

	Year Ended April 30,
	2008	2009	2010
Supplemental schedule of non-cash investing and financing activities of continuing operations:
Exercise of warrants classified as derivative instruments:
Decrease in derivative instruments associated with warrants	$—	$480,000	$1,597,000
Increase in additional paid-in-capital	—	(480,000)	(1,561,000)
Decrease in accumulated deficit	—	—	(36,000)
Record initial value of embedded derivative instruments associated with debt and warrant issuances:
Increase in long-term debt	—	—	(2,251,000)
Increase in derivative instrument liability	(666,000)	—	(1,240,000)
Decrease in additional paid-in-capital	666,000	—	—
Increase in accumulated deficit	—	—	3,491,000
Conversion of debt to equity:
Decrease in debt principal and interest	—	10,200,000	20,486,458
Decrease in debt discount	—	—	(79,780)
Decrease in derivative instruments associated with debt obligations	—	4,162,000	10,523,000
Increase (decrease) in accumulated deficit	—	4,442,000	(786,239)
Increase in common stock and additional paid-in-capital	—	(18,804,000)	(30,143,439)
Reclass of derivative instruments from liability to equity:
Decrease in derivative instrument liability	—	—	7,299,000
Increase in additional paid-in-capital	—	—	(7,299,000)
Acquisition of Schneider Power, Inc.:
Fair value of tangible assets acquired	—	—	5,942,254
Goodwill and intangibles	—	—	11,077,925
Fair value of liabilities assumed	—	—	(4,185,578)
Noncontrolling interests	—	—	(897,881)
Increase in common stock and additional paid-in-capital	—	—	(11,936,720)
Deconsolidation of Advanced Lithium Power:
Carrying value of assets deconsolidated	(628,769)	—	—
Carrying value of liabilities and minority interests deconsolidated	582,161	—	—
Carrying value of accumulated other comprehensive loss deconsolidated	46,608	—	—
Investment in Asola:
Increase in investment in affiliate	1,869,000	—	—
Increase in obligations payable to affiliate	(1,869,000)	—	—
Supplemental disclosure information of continuing operations:
Cash paid during the year for:
Interest	$(1,367,217)	$(2,740,729)	$(609,292)
Income taxes	(1,600)	(1,600)	(3,125)

See accompanying notes.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

April 30, 2010

1. Background and Basis of Presentation

Background

Quantum Fuel Systems Technologies Worldwide, Inc. and Subsidiaries (collectively referred to as “Quantum,” “we,” “our” or “us”) is a fully integrated alternative energy company and a leader in the development and production of alternative fuel propulsion systems, energy storage technologies and alternative fuel vehicles. We believe that we are uniquely positioned to integrate advanced fuel system, electric drive, software control strategies and battery control system technologies for alternative fuel vehicles, in particular, plug-in electric hybrid, electric and hydrogen hybrid vehicles based on our years of experience in vehicle-level design, vehicle electronics, control strategies and system integration. With our acquisition of Schneider Power, Inc. (SPI) as discussed below and in Note 3, we are also now an independent power producer and developer of renewable energy projects and provider of related services.

We provide powertrain engineering, system integration, manufacturing and assembly of packaged fuel systems and battery control systems for vehicles and other applications including fuel cells, hybrids, plug-in electric hybrid, alternative fuels, and hydrogen refueling. We also design, engineer and manufacture hybrid and fuel cell vehicles.

Our portfolio of technologies include electronic controls, hybrid electric drive and control systems, hydrogen storage and metering systems, advanced lithium-ion battery control systems, and other alternative fuel technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell and other alternative fuel vehicles.

We were incorporated in the state of Delaware in October 2000 as Quantum Fuel Systems Technologies Worldwide, Inc., a wholly-owned subsidiary of IMPCO Technologies, Inc (IMPCO). We spun off from IMPCO and became a separate company on July 23, 2002.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (GAAP). The consolidated financial statements include the accounts of Quantum Fuel Systems Technologies Worldwide, Inc., our wholly owned subsidiary, SPI, and our majority-owned subsidiary, Quantum Solar Energy, Inc. (Quantum Solar).

On April 16, 2010, we completed the acquisition of SPI, an alternative energy company with a portfolio of clean electricity generation development projects and advanced exploration projects and land positions in prospective wind and solar power areas in North America and the Caribbean (see Note 3).

On August 27, 2008, start-up activities were initiated in Quantum Solar, a solar panel distribution and manufacturing operation in Irvine, California. We currently own 85.0% of Quantum Solar and the remaining 15.0% is owned by the majority shareholder of our affiliate, asola Advanced and Automotive Solar Systems GmbH (Asola).

We also hold ownership interests in certain unconsolidated affiliates that are accounted for under the equity method of accounting. These interests include: (i) on September 3, 2009, we acquired an ownership interest in Shigan Quantum Technologies PVT LTD (Shigan Quantum), a start-up manufacturer of fuel injectors based in New Delhi, India, (ii) on October 6, 2009, we acquired an ownership interest in Power Control and Design, Inc. (PCD), a power control electronics software developer based in Newbury Park, California, (iii) on January 4, 2008, we acquired an ownership interest in Asola, a solar module manufacturer located in Erfurt, Germany, (iv) on August 7, 2007, we co-founded Fisker Automotive, Inc. (Fisker Automotive) with Fisker Coachbuild, LLC, which was formed for the purpose of producing premium plug-in hybrid automobiles, and (v) on March 24, 2006, we obtained an ownership interest in Advanced Lithium Power Inc. (ALP). See further discussion of investments in affiliates at Note 4.

On January 16, 2008, the Company completed a series of transactions that resulted in the disposal of substantially all the assets of the Tecstar Automotive Group business segment. Prior to the disposal, the Tecstar Automotive Group business segment comprised all of the business activities acquired via the acquisition of Tecstar Automotive Group, Inc. (“Tecstar Automotive Group”), formerly known as Starcraft Corporation, that occurred on March 3, 2005 and subsequent specialty vehicle business acquisitions, including the February 8, 2006 acquisition of Regency Conversions, Inc. See Notes 16 and 20.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications, including reclassification of all historical activities and balances of the Tecstar Automotive Group business segment as discontinued operations, have been made to fiscal year 2008 and 2009 amounts to conform to the fiscal year 2010 presentation.

In preparing the consolidated financial statements, we have evaluated subsequent events. For purposes of these consolidated financial statements, subsequent events are those events that occurred after the balance sheet date but before the consolidated financial statements were originally issued on July 12, 2010. The effects of the reverse stock split implemented on February 8, 2011 and certain capital and debt transactions that have occurred after the original issuance of these consolidated financial statements have been disclosed below in this footnote as they are pertinent to the presentation of the consolidated financial statements and our liquidity disclosures.

Reverse Stock Split

On February 8, 2011, we implemented a reverse stock split pursuant to which all of the issued and outstanding shares of our common stock at the close of business on such date were combined and reconstituted as a smaller number of shares of common stock in a ratio of 1 share of common stock for every 20 shares of common stock. Fractional shares were paid in cash. Our authorized shares of common stock were reduced proportionately from 400.0 million to 20.0 million. The reverse stock split did not affect our 20.0 million shares of authorized preferred stock. The accompanying consolidated financial statements and footnotes have been retroactively adjusted to reflect the effects of the reverse stock split that occurred after the date of the most recent financial statements. The reverse split did not affect the amount of equity we have or affect our market capitalization.

Capital Resources

From our inception we have funded our operations and strategic investments primarily with proceeds from public and private offerings of our common stock and borrowings with financial institutions and our current senior lender. Since May 1, 2007, we have completed the following capital transactions:

•

On June 22, 2007, we completed a private placement offering that yielded gross proceeds of $18.75 million from the sale of shares of our common stock. The investors also received warrants in connection with the private placement transaction. We allocated $11.8 million of the net proceeds from the transaction to the warrants that are classified as derivative instruments.

•

On January 16, 2008, we transferred substantially all the assets of the Tecstar Automotive Group business segment to an affiliate of our senior lender in satisfaction of Tecstar Automotive Group’s debt obligations under a certain senior subordinated convertible note issued on July 12, 2004 (Tecstar Convertible Note). In connection therewith, our outstanding debt instruments payable to the senior lender were restructured in a manner that resulted in (i) the replacement of the Tecstar Convertible Note, with an outstanding principal and interest balance of $16.2 million, with a new $16.2 million debt instrument issued by Quantum that had similar terms (Convertible Note I), (ii) the elimination or release of $20.5 million of debt and (iii) incremental net borrowing capacity for Quantum of $1.9 million. The elimination or release of debt included approximately $15.5 million secured by Tecstar Automotive Group’s assets under the revolving line of credit and a $5.0 million term note issued by Tecstar Automotive Group to the senior lender on November 6, 2007 (Tecstar Term Note). The revolving line of credit, with a remaining availability of approximately $8.1 million after the transfer of the Tecstar business assets to the senior lender, was terminated and replaced with a new $10.0 million term note (Term Note B).

•

On May 30, 2008, we received $7.5 million in proceeds from our senior lender under a term note that was set to mature on August 31, 2009 (Term Note C) and we initially secured a $10.0 million unconditional commitment (Lender Commitment) from an affiliate of our senior lender that allowed us to draw on the commitment at our option and also allowed the senior lender to fund the commitment at the senior lender’s option under certain defined structures. As discussed further below, the Lender Commitment was terminated in connection with the January 3, 2011 debt restructure that we executed with the senior lender before either party exercised its option under the arrangement.

•

On August 25, 2008, we completed a registered direct offering that yielded gross proceeds of $19.1 million from the sale of shares of our common stock. The investor also received warrants in connection with the transaction. The net amount received by us from the transaction, after deducting placement agent fees and offering expenses, was approximately $17.7 million. We allocated $7.3 million of the net amount received from the transaction to the warrants that are classified as derivative instruments.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•

On July 10, 2009, we and our senior lender agreed to a series of modifications to our credit facilities and incremental borrowings. In connection with the modifications, the amount of outstanding principal and unpaid interest on a term note (Term Note A) of $6.6 million was replaced with a new convertible note in that amount issued to the senior lender (Convertible Note II) and we received an additional $3.0 million in proceeds in exchange for a new convertible note issued to the senior lender (Convertible Note III).

•

On September 4, 2009, we completed a private placement offering that raised cumulative gross proceeds of $12.3 million from the sale of shares of our common stock. The investors and placement agent also received warrants in connection with the transactions. The net amount received by us from the transactions, after deducting placement agent fees and offering expenses, was approximately $10.8 million.

•

On various dates from April 30, 2010 through July 26, 2010 we raised cumulative gross proceeds of $10.9 million in connection with a private placement offering from the sale of shares of our common stock. The investors and placement agent also received warrants in connection with the transactions. The net amount received by us from the transactions, after deducting placement agent fees and offering expenses, was $9.3 million (of which $6.2 million was received subsequent to the latest balance sheet date of April 30, 2010).

•

On October 13, 2010 and October 19, 2010, we raised cumulative gross proceeds of $4.0 million in a private placement transaction in exchange for issuing senior subordinated bridge notes (Bridge Notes) and warrants to certain accredited investors. The net amount received by us from the transactions, after deducting placement agent fees and transaction expenses, was $3.4 million. The Bridge Notes were originally scheduled to mature on December 31, 2010. We defaulted on the required repayment of the Bridge Notes, which in turn, caused contractual defaults on all of our debt obligations with our senior lender.

•

On January 3, 2011, as a result of the defaults discussed above, we executed a Forbearance Agreement with our senior lender to which our senior lender agreed to forbear from accelerating the maturity dates for any portion of the senior secured obligations and from exercising any of its rights and remedies until April 30, 2010, subject to certain conditions, and we restructured our portfolio of debt instruments with our senior lender. In connection with the debt restructure, the unused Lender Commitment was terminated and the senior lender provided us with a new $5.0 million non-revolving line of credit (LOC). On January 10, 2011, we received proceeds of $2.5 million under the LOC.

•

On January 18, 2011, we and each of the holders of the Bridge Notes agreed to amend the scheduled principal repayment dates and revised the maturity date to April 29, 2011, which cured the default under the Bridge Notes.

•

On February 18, 2011, we completed a private placement offering that raised cumulative gross proceeds of $5.7 million from the sale of shares of our common stock to investors. The investors also received warrants in connection with the transaction. The net amount received by us from the transaction, after deducting placement agent fees and offering expenses, was approximately $5.3 million. Our senior lender also participated in the private placement offering and converted $2.0 million of the outstanding borrowings under the LOC in exchange for shares of our common stock. In connection with the closing of the private placement, the remaining unused portion of the LOC of $2.5 million was cancelled.

Liquidity

Our historical operating results, capital resources and financial position in combination with current projections and estimates were considered in management’s plan and intentions to fund our operations over a reasonable period of time which we define as the twelve month period ending as of April 30, 2011. For purposes of liquidity disclosures, we assess the likelihood that we have sufficient available working capital and other principal sources of liquidity to fund our operating activities and obligations as they become due and the likelihood that we will be able to maintain compliance with the required provisions contained within our debt instruments over the twelve month period.

We have historically incurred operating losses and negative cash flows from operating activities and we expect that we will continue to incur operating losses and negative cash flows for the foreseeable future. Our principal sources of liquidity currently consist of our cash and cash equivalents.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We have significant debt obligations that are scheduled to mature and could potentially require material amounts of cash to satisfy in the period from April 29, 2011 through August 31, 2011. In order to have sufficient cash for our operations and debt service needs, we will need to raise significant additional capital in the very near future. The amount of equity capital that we can raise from the sale of common stock or instruments convertible into common stock is currently limited due to the number of unreserved shares we have available for issuance. Accordingly, in order to raise common equity capital sufficient to meet or working capital and debt service needs, we will need our stockholders to approve an amendment to our Certificate of Incorporation to increase our authorized shares. We cannot provide any assurance that our stockholders will approve such an amendment to our Certificate of Incorporation. Our ability to raise equity capital in a private placement transaction in the near term is also limited by certain Nasdaq Listing Rules which may require us to either first obtain approval from our stockholders or obtain a hardship exemption from Nasdaq.

Based on our current forecasts and estimates, we believe that our existing principal sources of liquidity will only be sufficient to fund our activities through the end of April 2011. However, we have based this estimate on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect. Our recurring negative cash flows combined with our existing sources of liquidity and other conditions raise substantial doubt about our ability to continue as a going concern.

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. These consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to our ability to continue as a going concern.

In addition to our need to raise sufficient capital to cover our existing operations and debt service obligations in the very near future, we will also need to raise additional capital in order to complete the proposed Asola LOI transaction, complete the build out of our planned wind development projects, complete the planned Quantum Solar manufacturing operation in Irvine, California, and to further develop the next generation of our Q-Drive hybrid electric propulsion system. We do not plan to move forward with the proposed Asola LOI transaction, the build out of wind development projects or the Quantum Solar manufacturing operation until we raise a level of additional capital to be able to fund one or more of these projects and maintain sufficient levels of working capital for our overall business.

Although we anticipate that we will be able to raise sufficient additional capital through public or private offerings of equity or debt securities and/or through federal and state governmental grants or loans to: (i) provide sufficient liquidity for our working capital needs, including the debt service requirements discussed above, (ii) continue development of our wind farm projects, (iii) complete the Quantum Solar manufacturing operation, and (iv) provide capital for other initiatives over the coming months, we cannot provide any assurances that we will be able to secure additional funding on terms acceptable to us, if at all. In addition, we will need to increase revenues and improve profit margins for our business to be sustainable over the long term.

If we are unsuccessful in raising sufficient capital to pay the senior indebtedness, then we will need to either refinance our senior indebtedness or seek an extension of the maturity dates. Given our historical operating results and the difficult credit markets that currently exist, we do not expect that we will be able refinance our senior indebtedness with a traditional commercial loan. Rather, we will need to seek an alternative loan arrangement such as a convertible debenture or other equity linked debt securities.

Although we will try to negotiate an extension of the applicable maturity dates with our senior lender and we have successfully extended the scheduled maturity dates on the debt obligations with our senior lender in the past on several occasions, we cannot provide any assurances that we will be able to further modify the current arrangements. We are also currently evaluating our options for raising additional capital in order to maintain sufficient liquidity to meet our obligations as they become due. The actual amount of capital that we will need to raise is highly dependent upon the levels of debt conversions by our convertible note lenders and our ability to further extend the scheduled maturity dates of our obligations with our lenders.

If we are unable to raise sufficient capital to fund our working capital needs or repay our debt obligations as they mature or otherwise refinance those debt obligations or extend the maturity dates, it would have a material adverse affect on our business and our ability to continue as a going concern.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Summary of Significant Accounting Policies

Use of Estimates in the Preparation of Consolidated Financial Statements

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates include assessing our levels of liquidity needs through April 30, 2011, collectability of accounts receivable, estimates of contract costs and percentage of completion, the use and recoverability of inventory, the carrying amounts and fair value of long-lived assets and goodwill, including estimates of future cash flows and market valuations associated with asset impairment evaluations, the fair value of derivatives associated with debt instruments and warrants, the realization of deferred taxes, useful lives for depreciation/ amortization periods of assets and provisions for warranty claims, among others. The markets for our products are characterized by competition, technological development and new product introduction, all of which could impact the future realizability of our assets. Actual results could differ materially from those estimates.

Foreign Currency Translations

The books and records of our wholly-owned subsidiary, SPI, and our affiliate, Asola, are maintained in functional currencies that differ from the U.S. dollar functional currency that is reported in the accompanying consolidated financial statements. SPI’s functional currency is the Canadian dollar and Asola’s functional currency is the Euro.

SPI’s assets and liabilities and our investment in and advances to Asola are translated at rates of exchange in effect at the end of the reporting period. SPI’s revenues and expenses and our equity in earnings or losses of Asola are translated at the average rates of exchange for the period. Foreign currency translation gains or losses are accumulated within other comprehensive income or loss as a separate component of stockholders’ equity.

Foreign currency gains and losses (transactions denominated in a currency other than SPI’s local currency) are included in selling, general and administrative expenses.

Revenue Recognition

We generally manufacture products based on specific orders from customers. Revenue is recognized when the earnings process is complete and collectibility is reasonably assured, which for product sales is generally upon shipment. We include the costs of shipping and handling, when incurred, in cost of goods sold.

Contract revenue for customer funded research and development is principally recognized by the percentage of completion method. Generally, we estimate percentage complete by determining cost incurred to date as a percentage of total estimated cost at completion. For certain other contracts, percentage complete is determined by measuring progress towards contract deliverables if it is determined that this methodology more closely tracks the realization of the earnings process. For contracts measured under the estimated cost approach, we believe we can generally make dependable estimates of the revenue and costs applicable to various stages of a contract. Recognized revenue and profit are subject to revisions as the contract progresses to completion. Our estimates of contract costs are based on expectations of engineering development time and materials and other support costs. These estimates can change based on unforeseen technology and integration issues, but known risk factors and contract challenges are generally allowed for in the initial scope and cost estimate of the program. Revisions in profit estimates are charged to income in the period in which the facts that give rise to the revision become known. In certain circumstances, specific contracts in which we cannot reliably make estimates of total revenues and expenses are accounted for under the completed contract method. Under the completed contract method, all revenue and expenses attributable to the specific contract are deferred until the end of the project.

In certain circumstances, customers pay one price for multiple products and services. For arrangements with multiple deliverables, revenue is recognized upon the delivery of the separate units. Consideration from multiple element arrangements is allocated among the separate elements based on their relative fair values.

Effective with our acquisition of SPI on April 16, 2010, our revenues now include energy generation sales associated with a wind farm which are recognized at the time of generation and delivery to the purchasing utility provider as metered at the point of interconnection with the transmission system. The rate paid by the purchasing utility provider is established in the Power Purchase Agreement (PPA) executed between us and the utility provider.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Research and Development Costs

Research and development costs are charged to expense as incurred. Equipment used in research and development with alternative future uses is capitalized and only the current period depreciation is charged to research and development.

Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less when purchased are considered to be cash equivalents.

Cash Flow Presentation

We report cash flows under the indirect method. We also report cash flow activities of our continuing business separate from cash flow activities of our discontinued operations. Consequently, cash flows from operating, investing and financing activities and effects of exchange rate changes on cash are presented separately for both continuing and discontinued operations in the accompanying consolidated statements of cash flows for the periods presented. Cash transfers from continuing operations to discontinued operations in the form of equity advances to fund operating losses through the January 2008 disposal date of the Tecstar Automotive Group business segment are reported as investing uses of cash for the continuing operations and as investing sources of cash for the discontinued operations.

Accounts Receivable

We sell to customers using credit terms customary in our industry. Credit is extended to customers based on an evaluation of the customer’s financial condition, and when credit is extended, collateral is generally not required. Interest is not normally charged on receivables. We establish an allowance for potential losses on our accounts receivable based on historical loss experience and current economic conditions. Accounts receivable are charged off to the allowance when we determine that the account is uncollectible.

Inventories

Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method for all inventories. Market is determined by replacement cost for raw materials and parts and net realizable value for work-in-process and finished goods. Our business is subject to the risk of technological and design changes. We provide for obsolete or slow-moving inventory based on our analysis of inventory levels and future sales forecasts at the end of each accounting period.

Property and Equipment

Property and equipment are stated at historical cost less accumulated depreciation. Depreciation on property and equipment (other than land which is not depreciated) is computed by the straight-line method over the estimated useful lives of the assets. We are depreciating tooling, dies and molds over 5 years; plant machinery and equipment over 7 years; power generation machinery and equipment over 20 years; information systems and office equipment over periods of 3 to 7 years; and automobiles and trucks over 5 years. Amortization of leasehold improvements and equipment financed under borrowing facilities is provided using the straight-line method over the shorter of the assets’ estimated useful lives or the lease terms.

Major renewals and improvements are capitalized and minor replacements, maintenance and repairs are charged to current operations as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheets and any gain or loss is reflected in the statements of operations.

Equity Method Investments

Investments in common stock of non-consolidated affiliates are accounted for under the equity method of accounting as a result of our ability to exercise significant influence over the operating and financial policies of our affiliates. The ability to exercise significant influence is due in part to the level of our equity holdings and/or through our representation on the board of directors for these affiliates. Under the equity method of accounting, investments of this nature are recorded at original cost and adjusted periodically to recognize our proportionate share of the investee’s net income or losses after the date of investment. When net losses from an investment accounted for under the equity method exceed its carrying amount, the investment balance is reduced to zero and additional losses are not recorded. We resume accounting for the investment under the equity method when the affiliated entity subsequently reports net income and our share of that net income exceeds the share of net losses not recognized during the period the equity method was suspended. Investments are written down only when there is clear evidence that a decline in value that is other than temporary has occurred.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Goodwill and Other Intangible Assets

Acquisitions meeting business combinations criteria often give rise to goodwill. We utilize the services of valuation consultants to assist in allocating purchase price to acquired assets and liabilities assumed in connection with acquisition activities.

Goodwill represents the excess of purchase price over the fair value of net assets acquired in acquisitions and is allocated to our business segments. Goodwill is not amortized and is assessed annually for impairment (as of February 1) or whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable.

We amortize specifically identified intangible assets using the straight-line method over the estimated useful lives of the assets. Impairment losses are recorded on long-lived assets used in operations when an indicator of impairment (significant decrease in market value of an asset, significant change in extent or manner in which the asset is used or significant physical change to the asset) is present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount.

Warranty Costs

We follow the policy of accruing an estimated liability for warranties at the time the warranted products are sold. Warranty is provided with terms similar to those offered by the OEM to its customers, which generally ranges from one to three years. Estimates are based, in part, on historical experience.

Derivative Financial Instruments

We account for conversion features contained within certain of our debt instruments and exercise features of certain of our warrant contracts as derivative financial instruments as further discussed in Notes 10, 11 and 14.

The derivative financial instruments, which are classified as liabilities, are recorded at fair value and marked to market each period. Changes in fair value of the derivatives each period resulting from a movement in the share price of our common stock or the passage of time are recognized as fair value adjustments of derivative instruments on the consolidated statements of operations as other income or expense. Changes in fair value resulting from the modification to the terms of the derivative are recognized as a gain or loss on modification of derivative instruments on the consolidated statement of operations as other income or expense. We also use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to our own stock, including evaluating the instrument’s contingent exercise and settlement provisions.

Certain derivative instruments are presented as current liabilities on the consolidated balance sheet if the terms allow the holder to either exercise warrants or to convert debt principal or demand principal repayments associated with derivative instruments within the current operating cycle. These derivative instruments are similar in nature to demand obligations because the settlement could require cash payment due to events that are outside of our control.

Income Taxes

The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date (see Note 12).

We account for uncertainties in income tax law under a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns as prescribed by GAAP. Under GAAP, the tax effects of a position are recognized only if it is “more-likely-than-not” to be sustained by the taxing authority as of the reporting date. If the tax position is not considered “more-likely-than-not” to be sustained, then no benefits of the position are recognized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Share-Based Compensation

We account for share-based compensation by recognizing the estimated fair value of stock options and similar equity instruments issued to our employees over the requisite vesting period as an expense. We use the Black-Scholes option-pricing formula and record compensation expense on a straight-line amortization basis over the requisite vesting period of the option grants or other stock-based awards.

Segment Information

We classify our continuing business operations into three segments: Fuel Systems, Renewable Energy and Corporate (see Note 16).

Comprehensive Income (Loss)

Other comprehensive income (loss) refers to revenues, expenses, gains and losses that under GAAP are included in comprehensive income (loss) but are excluded from net income or loss, as these amounts are recorded directly as an adjustment to stockholders’ equity. The change in our accumulated other comprehensive loss for the periods presented is primarily associated with currency translation gains or losses.

Interest Expense

We recognize the amortization of deferred loan origination costs as interest expense under the effective interest method over the life of the arrangement.

Financial Instruments, Hedging Derivatives, and Concentration of Credit Risk

Financial instruments that we enter into consist principally of cash equivalents, trade receivables and payables, stock options and warrants, and long-term debt.

In March 2008, the Financial Accounting Standards Board (FASB) issued guidance that modified existing requirements to include qualitative disclosures regarding the objectives and strategies for using hedging derivatives, fair value amounts of gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements. In addition, the guidance requires the cross-referencing of derivative disclosures within the financial statements and notes thereto.

We may use derivative financial instruments for the purpose of reducing our exposure to adverse fluctuations in interest and foreign exchange rates. While these instruments could be subject to fluctuations in value, such fluctuations are generally offset by the value of the underlying exposures being reduced. We have not used any derivative financial instruments for the purpose of reducing our exposure to adverse fluctuations in interest rates but have entered into currency exchange arrangements for the purpose of reducing our exposure to adverse changes in currency exchange rates. We are not a party to leveraged derivatives for investment or speculative purposes.

We conduct a major portion of our business with a limited number of customers. Fisker Automotive and General Motors (including subsidiaries of General Motors) represent a significant portion of our outstanding accounts receivable as of April 30, 2010. A single senior secured lender, WB QT, LLC, or affiliates of the senior secured lender (the “senior lender”), principally hold the majority of our long-term debt obligations. See further discussion of accounts receivable and long term debt obligations at Notes 5 and 10, respectively.

Fair Values Measurements

We determine fair values of our assets and liabilities in accordance with the fair value measurements method under GAAP. We elected not to adopt the fair value option for any of our financial assets or liabilities that were not already accounted for under the fair value method prior to the adoption of the fair value measurements method. Based on certain qualifying events, we may elect to adopt the fair value option in the future for certain financial assets and liabilities. See further discussion of fair value measurements at Note 11.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Recent Accounting Pronouncements Adopted

Effective May 1, 2009, we adopted the FASB’s Accounting Standards Codification (ASC) and the Hierarchy of Generally Accepted Accounting Principles (Codification). This authoritative guidance established the Codification, which officially launched on July 1, 2009, to serve as the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The subsequent issuances of new standards will be in the form of Accounting Standards Updates (ASUs) that will be included in the Codification. Generally, the Codification is not expected to change GAAP. All other accounting literature excluded from the Codification will be considered non-authoritative. This guidance is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this guidance did not have a significant impact on our consolidated financial statements or related footnotes.

Effective May 1, 2009, we adopted new guidance under ASC Topic No. 805, “Business Combinations” (ASC 805). ASC 805 retains the fundamental requirements of prior accounting guidance that the purchase method of accounting be used for all business combinations, that an acquirer be identified for each business combination and for goodwill to be recognized and measured as a residual. ASC 805 expands the definition of transactions and events that qualify as business combinations to all transactions and other events in which one entity obtains control over one or more other businesses. ASC 805 broadens the fair value measurement and recognition of assets acquired, liabilities assumed, and interests transferred as a result of business combinations. ASC 805 also increases the disclosure requirements for business combinations in the financial statements. The adoption of ASC 805 did not have a material impact on our financial position or results of operations.

Effective May 1, 2009, we adopted new guidance under ASC Topic No. 810, “Consolidation” (ASC 810). ASC 810 changes the accounting and reporting for minority interests, which are recharacterized as noncontrolling interests and classified as a component of equity. This new consolidation method significantly changes the accounting for transactions with minority interest holders. The adoption of ASC 810 did not have a material impact on our financial position or results of operations.

Effective May 1, 2009, we adopted new guidance under ASC Topic No. 470, “Debt” (ASC 470). ASC 470 requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer’s nonconvertible debt borrowing rate. As a result of the embedded multiplier features, share settlement provisions and below market interest rate structures, we consider both Term Note B, originally issued on January 16, 2008, and the Consent Fee Term Note, issued on November 24, 2009, to be convertible debt instruments in applying applicable accounting guidance (see Note 10). We may settle these instruments in cash or shares, and as such, these notes are within the scope of ASC 470; however, due to certain contractual provisions contained within Term Note B and the Consent Fee Term Note as of May 1, 2009, the embedded features under the two notes were classified as liabilities and measured at fair value under the guidance of ASC 815 (discussed below). As such, the adoption of ASC 470 did not have a material impact on our financial position or results of operations.

Effective May 1, 2009, we adopted new guidance under ASC Topic No. 815, “Derivatives and Hedging” (ASC 815). ASC 815 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. The remaining outstanding warrants issued in October 2006 and August 2008 as discussed further in Note 14 contain certain exercise price reset provisions which result in the instruments not meeting the definition of “indexed to the entity’s own stock” under the guidance of ASC 815. However, due to certain provisions whereby we may have to pay cash upon settlement and it is outside of our control, the October 2006 and August 2008 were already classified as liabilities and measured at fair value under the previous GAAP guidance. The adoption of the new guidance under ASC 815; therefore, did not impact the accounting treatment of the October 2006 and August 2008 warrants. The August 2009 and September 2009 warrants (as discussed further in Note 14) contain cashless warrant exercise provisions whereby the settlement calculation may incorporate variables other than those used to determine the fair value of a fixed-for-fixed forward or option on equity shares and are therefore not considered “indexed to the Company’s own stock” under the new guidance of ASC 815. As such, the August 2009 and September 2009 Warrants have been classified as derivative liabilities effective upon their issuance. The fair value of the derivative liabilities associated with warrants as of April 30, 2010 and the changes in fair value of the derivatives during fiscal 2010 are disclosed in Note 11.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In August 2009, the FASB issued ASU No. 2009-05, “Measuring Liabilities at Fair Value,” (ASU 2009-05) which provides clarification that in circumstances where a quoted market price in an active market for an identical liability is not available, a reporting entity must measure fair value of the liability using one of the following techniques: 1) the quoted prices for similar liabilities or similar liabilities when traded as assets; or 2) another valuation technique, such as a present value technique or the amount that the reporting entity would pay to transfer the identical liability or would receive to enter into the identical liability that is consistent with the provisions of ASC 820, “Fair Value Measurements and Disclosures.” We adopted this statement effective November 1, 2009. The adoption of ASU 2009-05 did not have a material impact on our financial position or results of operations.

Recent Accounting Pronouncements Issued

In September 2009, the FASB reached a consensus on ASU No. 2009-13, “Revenue Recognition (Topic 605)—Multiple-Deliverable Revenue Arrangements,” (ASU 2009-13). ASU 2009-13 modifies the requirements that must be met for an entity to recognize revenue from the sale of a delivered item that is part of a multiple-element arrangement when other items have not yet been delivered. ASU 2009-13 eliminates the requirement that all undelivered elements must have either: i) vendor specific objective evidence (VSOE) or ii) third-party evidence (TPE), before an entity can recognize the portion of an overall arrangement consideration that is attributable to items that already have been delivered. In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, entities will be required to estimate the selling prices of those elements. Overall arrangement consideration will be allocated to each element (both delivered and undelivered items) based on their relative selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity’s estimated selling price. The residual method of allocating arrangement consideration has been eliminated. Early adoption is permitted. This new update is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Based on the current nature of our operations, we do not expect the adoption of this requirement will have a material impact on our consolidated financial statements.

In June 2009, the FASB issued ASC No. 810-10-05, “Consolidations-Variable Interest Entities,” (ASC 810-10-05) which changes the approach to determining the primary beneficiary of a variable interest entity (VIE) and requires companies to more frequently assess whether they must consolidate VIEs. ASC 810-10-05 is effective for annual periods beginning after November 15, 2009. Based on the current nature of our operations, we do not expect the adoption of this requirement will have a material impact on our consolidated financial statements.

3. Acquisition of Schneider Power, Inc.

On April 16, 2010 we completed our acquisition of Toronto, Ontario, Canada-based Schneider Power, Inc. (SPI) under the terms of a definitive Arrangement Agreement executed on November 24, 2009 (the “Arrangement Agreement”) pursuant to which Quantum acquired all of the outstanding shares of SPI in a stock-for-stock exchange. Effective upon the closing of the Arrangement Agreement, we now operate SPI as a wholly-owned subsidiary. SPI is a renewable energy company that develops and constructs wind energy farms. SPI also owns and operates a wind farm in Ontario, Canada and has a significant portfolio of renewable wind and solar energy projects in North America and the Caribbean that it is currently developing. We report the operations of SPI in the Renewable Energy business segment (see Note 16).

In connection with the closing of the Arrangement Agreement, we issued a total of 840,551 shares of our common stock to SPI shareholders (representing 0.01195 of a Quantum common share for each SPI common share outstanding), which included 10,333 of shares issued to holders of SPI in-the-money compensatory stock options at the time of closing. All outstanding SPI stock options and SPI warrants were cancelled effective upon the closing of the transaction. We provided the former SPI warrant holders with Quantum replacement warrants that allows these warrant holders to purchase up to 102,822 shares of our common stock at exercise prices ranging from $9.60 to $48.20 per share that expire on dates through May 13, 2011. The shares issued in connection with the Arrangement Agreement represented approximately 10% of our total shares outstanding on a post-transaction basis.

The closing of the Arrangement Agreement was accounted for as an acquisition of SPI by Quantum.

Pursuant to the terms of the Arrangement Agreement, we appointed an individual nominated by SPI to fill a vacancy on our Board of Directors.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consideration and Measurement of Goodwill

The total fair value of the consideration provided by us on the closing date was $11.9 million and there is no further contingent consideration of other adjustments contemplated per the terms of the definitive business combination agreement. The fair value of the shares issued in connection with the acquisition was determined based on the closing share price of our common stock ($14.00 on April 16, 2010) on the date the transaction was completed. The fair value of the replacement warrants issued to former SPI warrant holders was based on option-pricing mathematical formulas generally referred to as “Black-Scholes” option-pricing models.

We have preliminarily identified $9.4 million of tangible and intangible assets at fair value as of the date of the closing, which was net of the fair value of liabilities assumed and non-controlling interests. As a result, we have preliminarily ascribed $2.5 million of the consideration related to the transaction as goodwill in the Renewable Energy business segment representing the expected synergies and other intangible value that the SPI acquisition brought to our overall alternative energy business strategy (see Notes 8 and 16). Because the transaction was completed near the end of our fiscal 2010 period, we have not yet finalized the fair values of the assets acquired and liabilities assumed in connection with the acquisition, including the finalization of deferred tax assets and liabilities associated with the new subsidiary.

The components of the consideration paid is as follows:

Quantum common shares issued and exchanged for SPI common shares	$11,620,031
Quantum common shares issued to former SPI option holders	147,689
Quantum warrants issued to former SPI warrant holders	169,000

Total consideration	$11,936,720

The preliminary fair value of the net assets acquired is as follows:

Tangible assets acquired at fair value:
Cash and cash equivalents	$596,053
Accounts receivable	45,373
Prepaids and other current assets	608,060
Deposits and other assets	684,882
Property and equipment	1,912,829
Asset held for sale	2,095,057

Total tangible assets acquired	5,942,254
Intangible assets acquired at fair value:
Renewable energy project assets	8,613,000
Goodwill ascribed to transaction	2,464,925

Total assets acquired	17,020,179

Liabilities assumed at fair value:
Accounts payable	(1,213,675)
Accrued payroll obligations	(198,252)
Loan payable to Quantum	(624,510)
Other accrued liabilities	(357,529)
Long-term debt	(1,311,064)
Deferred income taxes	(480,548)

Total liabilities assumed	(4,185,578)
Non-controlling interests in SPI at fair value	(897,881)
Total liabilities assumed and non-controlling interests	(5,083,459)

Net assets acquired	$11,936,720

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pro Forma Data

The operating results of SPI have been included in our consolidated financial statements from the date of the acquisition. The pro forma financial data set forth below gives effect to our acquisition of SPI as if the acquisition had been completed on May 1, 2008. The pro forma financial data includes adjustments to reflect an increase in operating expenses associated with intangible asset amortization (resulting from the identification of renewable energy project intangible assets in connection with the acquisition that were not previously recorded) and an increase in the number of shares used in per share calculation as a result of shares issued in connection with the transaction. The pro forma financial data excludes those adjustments made to the book value of SPI’s tangible assets acquired and liabilities assumed based on their estimated fair value at the date of acquisition.

	Year Ended April 30, 2009		Year Ended April 30, 2010
	As Reported	Pro Forma (unaudited)	As Reported	Pro Forma (unaudited)
Total revenue	$23,257,720	$23,503,371	$9,605,149	$12,510,917
Operating loss	$(25,117,228)	$(28,683,874)	$(20,504,614)	$(22,016,014)
Net loss attributable to stockholders	$(27,992,652)	$(30,942,608)	$(46,294,327)	$(47,566,254)
Net loss per share—basic and diluted	$(6.08)	$(5.69)	$(7.17)	$(6.54)
Number of shares—basic and diluted	4,600,666	5,441,218	6,459,899	7,268,210

The pro forma financial information is for informational purposes only and is not indicative of what the actual consolidated results of operations might have been had the transaction occurred on May 1, 2008. Included in the as reported and pro forma results for fiscal 2010 were non-recurring expenses related to the acquisition of $0.7 million and $1.4 million, respectively. The acquisition costs are reported in selling, general and administrative costs in the accompanying consolidated statement of operations.

Investment in Grand Valley

Included in the SPI assets acquired is $2.1 million related to a renewable energy project asset that we have classified as held for sale. This asset represents the fair value of SPI’s investment in a wind farm project that is under development and that we refer to as the Grand Valley Wind Farm. We have recorded the asset at its fair value, less estimated cost to sell. As of the closing date of the Arrangement Agreement, management of SPI had committed to a plan to sell the asset and the asset was available for immediate sale in its present condition subject only to terms that are usual and customary for this type of sale. Actions to locate a buyer have been initiated and the sale of the asset is considered probable within the next year.

4. Investments in Affiliates

We account for our affiliates, Fisker Automotive, Asola, PCD, Shigan Quantum, and ALP under the equity method of accounting. The combined total of $5.5 million and $7.0 million in the investment in and advances to affiliates on the accompanying consolidated balance sheets at April 30, 2009 and 2010, respectively, represents the sum of our investment in and advances to Asola of $5.5 million for 2009 and represents our investment in and advances to Asola of $6.8 million plus our investment in PCD of $0.2 million for 2010. Our investments in Fisker Automotive, Shigan Quantum and ALP are each carried at zero at April 30, 2009 and 2010 for the reasons discussed further below.

Fisker Automotive

On August 7, 2007, we and Fisker Coachbuild, LLC, launched a new venture, Fisker Automotive, Inc. (Fisker Automotive), to produce premium plug-in hybrid automobiles. Upon formation, we owned 62.0% of Fisker Automotive. Fisker Automotive has raised a level of capital that has resulted in the dilution of our direct ownership interest to approximately 1% at April 30, 2010.

Fisker Automotive’s first scheduled production vehicle, the Fisker Karma, a four door hybrid-electric premium sports sedan that incorporates our plug-in hybrid electric vehicle architecture known as Q-Drive, is expected to have initial deliveries beginning near the end of calendar year 2010.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On January 15, 2010, Fisker Automotive announced that it had completed an equity raise in the amount of $115 million. In connection with the equity raise and our desire to transition into a role as an independent supplier of key sub-systems to Fisker Automotive, we agreed to immediately relinquish one of our two seats on Fisker Automotive’s board of directors and to relinquish our remaining board seat if, and when, an independent nominee is elected to serve on Fisker Automotive’s board. As of April 30, 2010, our Chief Executive Officer is serving as our representative on the Fisker Automotive board of directors.

On April 29, 2010, we executed a long-term production supply agreement with Fisker Automotive which sets forth the definitive terms pursuant to which we are the exclusive supplier of certain key sub-systems and control systems included in the Q-Drive powertrain system for the Fisker Karma production vehicle and we will also receive a royalty for each Fisker Karma vehicle sold that incorporates our Q-Drive technology (the “Fisker Production Agreement”). The Fisker Production Agreement covers the program life of the vehicle platform and outlines minimum volumes of 45,000 vehicles over this period.

We account for our equity interest in Fisker Automotive under the equity method of accounting. Due to the temporary nature of our majority interest in Fisker Automotive, we also accounted for our initial equity interest in Fisker Automotive under the equity method. Although Fisker Automotive is a variable interest entity as defined under GAAP, we are not the primary beneficiary, as we are not required to absorb a majority of current and potential future losses or to be considered the primary beneficiary of a gain generated by Fisker Automotive.

Fisker Automotive has an accumulated deficit since inception through April 30, 2010 (unaudited) as a result of funding the design and development activities for its vehicle platforms. We have not contributed any cash or other assets with a historical cost basis to Fisker Automotive and have no obligation to fund deficit balances. As a result, our initial investment balance and balances as of April 30, 2009 and 2010 are zero and there is no equity in losses of the affiliate to be reported in our consolidated statement of operations for the three fiscal years ended April 30, 2010.

We are currently providing services to Fisker Automotive under the third phase of the development of the Fisker Karma vehicle platform. Previously, we completed an initial concept analysis program in January 2008 for the Fisker Karma vehicle during the first phase of the development under a $1.0 million contractual arrangement and completed services under the second phase of the development in March 2009 under a second contract for $14.3 million. Under the second phase, we developed the powertrain and software control systems for the Fisker Karma. On April 2, 2009, we were awarded a third contract for $10.2 million covering the third phase of the development program which includes system validation, certification and other pre-production development activities.

We have received $19.0 million in cash from Fisker Automotive and have recognized $20.3 million in cumulative contract revenue through April 30, 2010 of which $2.2 million, $13.8 million and $4.4 million was recognized during fiscal years 2008, 2009 and 2010, respectively. Revenue recognized in excess of billing of $0.8 million is disclosed as “Customer accounts unbilled” in Note 5 and classified as part of “Accounts receivable from affiliate” on the accompanying consolidated balance sheet.

Asola

On January 4, 2008, we acquired a 24.9% ownership interest in asola Advanced and Automotive Solar Systems GmbH (Asola), a solar module manufacturer located in Erfurt, Germany. In exchange for the ownership interest, we provided the following consideration (i) 0.3 million euro (US$0.4 million), (ii) commitment to contribute an additional 1.2 million euro to provide for capital equipment for the planned expansion of Asola’s annual manufacturing capacity to approximately 40 to 45 megawatts (MW), (iii) commitment to provide a guaranty to Asola’s bank of 1.0 million euro related to an anticipated expansion of Asola’s bank financing arrangement, and (iv) commitment to transfer 15.0% ownership interest in our solar venture in the United States, if and when such venture was established. We also have an option to increase our ownership interest in Asola by an additional 7.8% in exchange for 0.1 million euro. We account for our equity interest in Asola under the equity method of accounting.

On December 28, 2009, we provided Asola with written notice that we were exercising our right to increase our ownership interest to 32.66% in exchange for payment of 0.1 million euro. We are currently evaluating the impact such exercise may have on certain material contracts to which Asola is a party and reserved our right to withdraw the exercise until our evaluation is complete.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The conversion rate of one euro to one U.S. dollar was 1.33 to 1 as of April 30, 2009 and 1.32 to 1 as of April 30, 2010. We account for our equity interest in Asola under the equity method of accounting. Although Asola is a variable interest entity, we are not considered the primary beneficiary.

On May 8, 2008, we paid 1.2 million euro (US$1.9 million) to Asola to satisfy the commitment to provide funds for capital equipment noted in (ii) above. In August 2008, we satisfied the commitment noted in (iv) above by transferring 15.0% ownership in Quantum Solar to Asola’s majority shareholder, ConSolTec GmbH (ConSolTec).

Asola maintains its books and records on a calendar year basis and has reported annual financial results under German generally accepted accounting principles for calendar 2009 (unaudited) and interim financial results for the first four months of calendar 2010 (unaudited) as follows:

	Year ended December 31, 2009
	Euros	US Dollars
Current assets	€22,322,949	$31,995,000
Non-current assets	9,150,089	13,115,000
Current liabilities	19,620,875	28,123,000
Long-term liabilities	8,021,954	11,498,000
Product sales	38,682,329	54,882,000
Gross profit on product sales	9,639,944	13,677,000
Net income	1,429,501	2,028,000

	Four months ended April 30, 2010
	Euros	US Dollars
Total assets	€32,357,000	$42,837,000
Total liabilities	27,555,000	36,480,000
Product sales	17,631,000	24,338,000
Net income	684,000	944,000

Our equity in net earnings of Asola was US$0.1 million and US$1.1 million for fiscal years 2009 and 2010, respectively. Our equity in net earnings differs from the 24.9% of the net loss shown in the table above due to adjustments to equity in net earnings related to German generally accepted accounting principles to GAAP differences. Such differences are adjusted for in calculating our equity in earnings under GAAP.

On November 7, 2007 we entered into an arrangement with Asola (Asola Arrangement) under which we agreed to purchase one-half of Asola’s rights and obligations under a certain long-term solar cell supply agreement with one of Asola’s solar cell suppliers dated November 1, 2007 to which Asola is a party (Supply Agreement). Asola’s obligations under the Supply Agreement includes the required purchase by Asola of solar cells with a cumulative power of 155 MW for the period from January 1, 2008 through December 31, 2017 at predetermined fixed prices, with prepayments required by November 1, 2007 of 1.0 million euro, by September 1, 2008 of 3.0 million euro, and by September 1, 2009 of 5.0 million euro.

Our agreement to purchase one-half of Asola’s rights and obligations under Asola’s long-term Supply Agreement under the Asola Arrangement provides us with the rights to purchase 77.5 MW. In consideration for Asola’s sale of one-half of its contract rights, we paid Asola 1.0 million euro (US$1.4 million) on October 29, 2007, representing the full amount of the November 17, 2007 prepayment requirement and agreed to pay up to 1.5 million euro of the prepayment due in September 2008 and up to 2.5 million euro of the prepayment requirements due in September 2009 under the Supply Agreement. We classified one-half of the 1.0 million euro payment made in October 2007 as prepayments to Asola and the remaining one-half as an advance to Asola. On July 17, 2008 and September 26, 2008, we made additional prepayments of 1.0 million euro (US$1.6 million) and 1.5 million euro (US$2.2 million), respectively, to Asola in connection with the Supply Agreement.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of April 30, 2010, we had provided Asola with 3.0 million euro of the 4.5 million euro cumulative required by September 1, 2009 for our share of prepayments under the Supply Agreement. We have not purchased any solar cells under the Asola Arrangement and we are still obligated to provide an additional 1.5 million euros to Asola to satisfy our share of the prepayment requirement that was scheduled to be remitted by September 1, 2009. Asola has not initiated or threatened to take any action against us in connection with our obligations to Asola under the Asola Arrangement in light of Asola’s contractual dispute with its cell supplier in calendar 2009 that remains unresolved and is discussed further below.

Over the course of calendar 2009, the worldwide supply of solar cells increased and suppliers in the industry lowered prices for both the immediate delivery of solar cells and for longer term solar cell purchase arrangements. As a result of these price declines, the spot rates of solar cells for immediate delivery are currently below the purchase price for calendar 2009 and 2010 that is specified under the Supply Agreement. However, the Supply Agreement includes a “loyalty clause” that requires if a provision of the Supply Agreement proves to be unreasonable for one of the parties to the agreement, then any such circumstance will be taken account of in a fair and reasonable way. Pursuant to the Supply Agreement, Asola was required to take delivery of solar cells with a combined power of 4.0 million watts for calendar 2009 at a price of 1.73 euros per watt. Through December 31, 2009, Asola had only taken delivery of cells with approximately 0.1 million watts of power and had not provided its supplier with the prepayment that was due in September 2009. Further, Asola has not taken delivery of any cells in calendar 2010 to date. During calendar 2009, Asola communicated to its supplier that it believed the “loyalty clause” was applicable under the economic conditions that existed at the time and engaged in extensive dialogue with its supplier in efforts to modify pricing and purchase commitments under its Supply Agreement; however, negotiations reached an impasse in the fall of 2009 and the matter is currently working its way through the German legal system. Prior to the impasse, Asola’s cell supplier had indicated that it would: (i) agree to a modified level of pricing for calendar year 2009 that we anticipated would allow Asola and Quantum to take delivery of cells from Asola’s supplier and still be able to manufacture and sell solar modules at or above net realizable values, (ii) agree to waive the September 2009 prepayment requirement, and (iii) be willing to modify prices in future years if they continue to be unreasonable. If Asola is unable to successfully modify its remaining commitments under the Supply Agreement in connection with the “loyalty clause,” we may have to record a charge in the future equal to the sum of our prepayments made to date, plus the remaining unconditional commitments, less the estimated net realizable value of the solar cells to be acquired under the Asola Arrangement. This amount cannot be reasonably estimated at this time based on the dynamic changes in solar cell pricing which have not yet stabilized as of April 2010 and the associated uncertainty with forecasting future market prices over the remaining period of the Supply Agreement; however, we currently believe that the range of a potential charge that we could be required to recognize would be limited to $10.8 million, which amount represents the total of all solar cell prepayments and other advances made by us to Asola, plus our net investment in Asola at April 30, 2010.

Although we do not intend to purchase cells from Asola or make the scheduled prepayment that was due to Asola in September 2009 in connection with the Supply Agreement until the contractual matter discussed above is resolved, our unconditional remaining obligations, prior to any modifications discussed above, to purchase solar cells from Asola and provide our share of prepayments to Asola over the next five years (in Euros and in U.S dollars based on the currency exchange rate as of April 30, 2010) is as follows:

	Euros:	US Dollars:
Eight months ended December 2010	€13,875,000	$18,369,000
Twelve months ended December 2011	15,720,000	20,812,000
Twelve months ended December 2012	15,220,000	20,150,000
Twelve months ended December 2013	14,620,000	19,355,000
Twelve months ended December 2014	13,920,000	18,429,000
Thereafter	39,955,000	52,896,000

Total	€113,310,000	$150,011,000

We provided Asola with a loan in the amount of US$2.2 million on September 26, 2008 for the purpose of assisting Asola meet its September 2008 prepayment obligation under the Supply Agreement. The loan is evidenced by a promissory note and is guaranteed by Asola’s majority shareholder, ConSolTec, which guaranty is secured by ConSolTec’s pledge of all of its ownership interest in Quantum Solar. Per the stated terms of the note, the loan accrues interest at a 6.0% annualized rate and was set to mature upon the earlier of Asola’s completion of a capital raise of at least 20.0 million euro or March 31, 2010. Although Asola has not repaid the loan in accordance with the stated terms and we do not expect repayment during our fiscal 2011, we still consider the outstanding balance to be fully collectible. As a result, we classify the loan in noncurrent assets as part of the investment in and advances to affiliate on the accompanying consolidated balance sheets at April 30, 2009 and 2010.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We recorded our initial investment in Asola at cost and adjust the carrying amount of the investment to recognize advances we provide to Asola, the impacts of foreign currency translation and our share of the earnings or losses of Asola after the date of acquiring the ownership interest. The activity and carrying balances for the period beginning with the acquisition of the initial ownership stake on January 4, 2008 through April 30, 2010 is as follows:

Investment In and Advances to Asola:
Initial payment associated with ownership stake (0.3 million euro)	$444,360
May 2008 payment associated with ownership stake (1.2 million euro)	1,869,000
Transaction costs associated with ownership stake	131,666
Advance provided, unsecured	722,500
Equity in earnings for fiscal year 2008	335,500

Balance at April 30, 2008	$3,503,026
Advance provided in the form of note receivable, secured	$2,196,250
Foreign currency translation	(230,536)
Equity in earnings for fiscal year 2009	66,000

Balance at April 30, 2009	$5,534,740
Foreign currency translation	$49,614
Equity in earnings for fiscal year 2010	1,089,000
Accrued interest on advance	133,590

Balance at April 30, 2010	$6,806,944

Power Control and Design

On October 6, 2009, we acquired a 22% interest in Power Control and Design, Inc. (PCD) in exchange for a cash payment of $165,000. PCD designs and develops control software for use in motor control, solar-to-grid, wind-turbine, electric vehicle charges and power conversion products and applications for infrastructure, automotive, aerospace and industrial markets. We did not recognize any equity in earnings of PCD during fiscal 2010 as the net operating activities of this affiliate have been insignificant to date.

Shigan Quantum

On September 3, 2009, we acquired a 25% interest in Shigan Quantum Technologies PVT LTD (Shigan Quantum), a start-up company organized under India’s Corporate Act, in exchange for transferring certain of our intellectual property to the new entity. Shigan Quantum intends to manufacture and sell gaseous fuel injectors using our technologies and variants thereof. We have not contributed any assets with a historical cost basis to the affiliate and have no obligation to fund deficit balances. The net operating activities of this affiliate have been insignificant to date. As a result, both our initial investment balance and our investment balance as of April 30, 2010 is zero and there is no equity in earnings or losses of the affiliate reported in our consolidated statement of operations for the fiscal year ended April 30, 2010.

Advanced Lithium Power

In March 2006, we obtained an ownership interest in Advanced Lithium Power Inc. (ALP), based in Vancouver, British Columbia. ALP was formed for the purpose of developing state-of-the-art lithium ion battery and battery management control systems that control state-of-charge and provide for thermal management. In June 2010, certain secured creditors of ALP had a receiver appointed pursuant to the terms of a General Security Agreement between ALP and such secured creditors and as a result, ALP ceased operations. As a result, we recorded a charge in the fourth quarter of fiscal 2010 to write off the entire balance of advances provided to ALP that were associated with undelivered products and services still owed to us in the amount of $0.9 million. The charge is included in selling, general and administrative expense on the accompanying consolidated statement of operations.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The accounts of ALP are included in our consolidated financial statements from the date of our initial ownership interest until April 10, 2008 (the “Consolidation Period”) due to the nature of a controlling voting interest we previously had secured in ALP during the Consolidation Period. Our voting interests declined below 50% subsequent to the Consolidation Period to a level where we no longer maintained control of a majority of the voting interests in ALP. Accordingly, we deconsolidated ALP and began accounting for our equity stake under the equity method of accounting until the operations of ALP ceased effective at the end of our fiscal 2010.

5. Accounts Receivable

Net accounts receivable from non-affiliates consist of the following:

	April 30,
	2009	2010
Customer accounts billed	$3,468,363	$1,189,097
Customer accounts unbilled	2,298,158	1,716,149
Allowance for doubtful accounts	(444,603)	(72,109)

Accounts receivable, net	5,321,918	2,833,137
Less: accounts receivable from affiliate	(2,430,093)	(1,449,062)

Accounts receivable from non-affiliates, net	$2,891,825	$1,384,075

The portion of accounts receivable that is due from affiliate is associated with billed and unbilled amounts due from Fisker Automotive and Shigan Quantum. We assess the collectability of receivables associated with our customers on an ongoing basis.

6. Inventories

Inventories consist of the following:

	April 30,
	2009	2010
Materials and parts	$4,341,370	$3,670,420
Work-in-process	1,032	72,757
Finished goods	973,819	904,494

	5,316,221	4,647,671
Less: provision for obsolescence	(2,265,268)	(2,881,251)

Inventories, net	$3,050,953	$1,766,420

During fiscal 2009 and fiscal 2010, we increased our provision for obsolescence reserves associated with specific hydrogen fuel system component parts and materials as we expect that future sales to General Motors and other OEMs of our automotive fuel system products utilizing hydrogen components will continue to be negatively impacted as a result of the unfavorable economic conditions being experienced in the automotive industry.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7. Property and Equipment

Property and equipment consist of the following:

	April 30,
	2009	2010
Land	$—	$506,663
Tooling, dies and molds	3,018,290	3,043,520
Plant machinery and equipment	10,840,754	10,878,936
Power generation machinery and equipment	—	1,337,746
Information systems and office equipment	9,116,462	9,474,937
Automobiles and trucks	208,891	284,580
Leasehold improvements	5,278,809	5,385,115
Construction in progress	3,086,712	2,970,507

	31,549,918	33,882,004
Less accumulated depreciation and amortization	(24,669,788)	(25,916,366)

Net property and equipment	$6,880,130	$7,965,638

Total depreciation expense on property and equipment of continuing operations for fiscal years ended April 30, 2008, 2009 and 2010 was approximately $2.1 million, $1.8 million and $1.3 million, respectively.

8. Goodwill, Intangibles and Other Long-lived Assets

Goodwill

A roll-forward of goodwill for continuing operations, by reportable segment, for the three years ended April 30, 2010 is as follows:

	Fuel Systems Segment	Renewable Energy Segment(1)	Totals
Goodwill balance as of April 30, 2007	$30,400,000	$—	$30,400,000
Change in carrying value during fiscal 2008	—	—	—

Goodwill balance as of April 30, 2008	30,400,000	—	30,400,000
Change in carrying value during fiscal 2009	—	—	—

Goodwill balance as of April 30, 2009	30,400,000	—	30,400,000
Acquisition of SPI on April 16, 2010 (see Note 3)	—	2,464,925	2,464,925
Foreign currency translation at April 30, 2010	—	(6,011)	(6,011)

Goodwill balance as of April 30, 2010	$30,400,000	$2,458,914	$32,858,914

(1)	The Renewable Energy Segment was created upon the acquisition of SPI on April 16, 2010.

Intangibles

We amortize specifically identified intangible assets using the straight-line method over the estimated useful lives of the assets.

In connection with the acquisition of SPI, we identified $8.6 million of project assets associated with SPI’s renewable energy portfolio that we have classified as an intangible asset of the Renewable Energy reporting segment. The intangible asset is being amortized over its estimated useful life of 20 years.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The issuance of shares in calendar 2002 related to our strategic alliance with General Motors was recorded as an intangible asset at the estimated fair market value on the dates of issuance and was being amortized over the ten-year term of the strategic alliance agreement with General Motors until the remaining balance of $5.8 million was written off in connection with an impairment assessment as of January 31, 2009.

Impairment of Long-lived Assets

We believe that no event or circumstance existed that would indicate impairment of the carrying values of goodwill, the intangible asset, or any other significant long-lived asset as of April 30, 2010.

9. Warranties

We offer a warranty for all of our alternative fuel products. The specific terms and conditions of those warranties vary depending on the platform and model year. Warranty is provided for under terms similar to those offered by the original equipment manufacturer (OEM) to its customers. We estimate the costs that may be incurred under our warranty provisions and record a liability in the amount of such costs at the time product revenue is recognized. Factors that affect our warranty liability include the number of units sold, historical and anticipated rates of warranty claims, and cost per claim.

We generally disclaim all warranties on our prototype hydrogen fuel storage systems. At our discretion or under certain programs, we may provide for the replacement cost or perform additional tests of prototype component parts subsequent to product delivery. We include an estimate of these types of arrangements as part of our warranty liability. We periodically assess the adequacy of our recorded warranty liabilities and adjust the amounts as necessary.

Changes in our product warranty liability for continuing operations are as follows (in thousands):

	Balance at Beginning of Year	Warranties Issued	Settlements Made(1)	Changes in Liability for Pre-Existing Warranties	Balance at End of Year
Fiscal 2008	$466	$1,183	$(403)	$(580)	$666
Fiscal 2009	666	20	(420)	(43)	223
Fiscal 2010	223	312	(474)	29	90

(1)	Consists of material and labor costs incurred to repair or replace products under warranty contracts.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10. Long-Term Debt

Long-term debt consists of the following:

	April 30,
	2009	2010
Obligations to Senior Lender:
Convertible Note I: $6,765,279 principal and $255,977 accrued interest in April 2009; $4,588,924 principal, $173,499 accrued interest and $263,608 of unamortized premium in April 2010	$7,021,256	$5,026,031
Convertible Note II: $4,248,595 principal, $160,632 accrued interest and $244,057 of unamortized premium in April 2010	—	4,653,284
Convertible Note III: $1,919,818 principal, $72,585 accrued interest and $110,282 of unamortized premium in April 2010	—	2,102,685
Term Note A	7,600,000	—
Term Note B	10,000,000	5,558,684
Term Note C	7,877,930	—
Consent Fee Term Note: $3,000,000 principal, less discount of $132,000 in April 2010	—	2,868,000
Obligations to Other Creditors:
Bank Term Loan	—	1,302,312
Other obligations	168,481	142,175

Long-term debt, current and non-current	32,667,667	21,653,171
Less current maturities for scheduled cash payments and net amortization of premiums & discount	(14,127,337)	(519,243)

Long-term debt, non-current	$18,540,330	$21,133,928

We have entered into various borrowing arrangements with our senior lender over the course of the three year period covered by these financial statements. These arrangements have been modified on several occasions throughout this period as discussed below in order to enhance our borrowing capacity and to minimize the level of cash required to service the outstanding obligations over a reasonable period of time.

Fiscal 2010

The following disclosures: (i) reflect the status of the borrowing arrangements on an instrument by instrument basis as they existed at the beginning of fiscal 2010; (ii) provide a summary of the significant modifications and payment activities related to the outstanding debt instruments during fiscal 2010; (iii) discuss the assumption of a debt obligation related to our acquisition of SPI in April 2010; and (iv) discuss the modification of certain of the arrangements on July 8, 2010 and the impact that those modifications had on how we classified the outstanding balances of those amended instruments on our consolidated balance sheet as of April 30, 2010.

Convertible Note I

At April 30, 2009, the significant contractual terms of Convertible Note I were as follows: (i) annual interest rate of 11.5%, consisting of a required minimum payment-in-kind (PIK) of 5.0% and a cash or PIK option of 6.5%, which annual interest rate is reduced to 9.5% effective September 1, 2010, (ii) scheduled semi-annual interest payment dates on January 1 and July 1 of each year until maturity and the principal cannot be prepaid in part or whole by us without consent of our senior lender (also referred to as the “holder”), (iii) scheduled maturity date of August 1, 2009, (iv) holder had the right to extend the scheduled maturity date, subject to proper notice by May 15, 2009, for an additional three years (if exercised, the required minimum PIK would have been thereafter lowered to 3.0%; thus reducing the annual interest rate to 9.5%), (v) outstanding principal under the note convertible into shares of our common stock at a fixed conversion price of $27.00 per share at any time until maturity at the option of the holder, and (vi) for conversions prior to the maturity date, additional shares to be provided to the holder pursuant to a “Make-Whole Amount” provision, a feature available to the holder as an incentive to convert all or part of the balance due under the note prior to its maturity.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The contractual provisions of Convertible Note I, as originally issued and including all amendments through April 30, 2010, also required us to (1) cause the shares delivered upon conversion of principal due under the Convertible Note I to be duly listed for trading on the Nasdaq Global Market (or any successor trading market) concurrently with the issuance of such shares and (2) ensure that the holder may resell such shares pursuant to Rule 144 of the Securities Act (subject to any applicable holding period). We determined that compliance with these contractual requirements was not within our control (for the period January 16, 2008 through April 30, 2010). Therefore, under GAAP, we had to assume net cash settlement could have been required to satisfy the value of the conversion feature as we could not ensure that we would be in compliance with the provisions at the time of conversion by the holder. As a result, the embedded conversion feature was bifurcated by us, classified as a derivative liability measured at fair value and the liability was marked to market each period, with changes in fair value recognized in the respective period’s statement of operations until the note was modified on April 30, 2010 at which time the embedded conversion feature no longer met the definition of a derivative and was reclassified from debt to equity (discussed below).

On July 10, 2009, Convertible Note I was amended in connection with debt modifications to other existing debt instruments with our senior lender and additional financing received from the senior lender. The significant amendments were: (i) the conversion price was reset from $27.00 to $14.20 per share; (ii) the “Make-Whole Amount” provision was eliminated, (iii) the scheduled maturity date was extended from August 1, 2009 to August 31, 2010; and (iv) the holder of Convertible Note I was given the right to extend the scheduled maturity date (the similar right in the existing note had expired in May 2009) for an additional three years. If exercised, the required minimum PIK would thereafter be lowered to 3.0%; thus reducing the annual interest rate to 9.5%.

The modifications executed on July 10, 2009 immediately increased the value of the embedded derivative feature under Convertible Note I by $3.1 million which we recognized as a loss on modification of derivative instruments during the first quarter of fiscal 2010.

We determined that the amendments to Convertible Note I on July 10, 2009, in combination with modifications to other debt instruments that were negotiated together, were not substantial and did not represent an implied exchange of debt instruments. For purposes of this analysis, we excluded the impact that the modifications had on the embedded features accounted for as derivative instruments as the change in fair value of the derivative instruments resulting from the modifications was immediately recognized as a loss on modification of derivative instruments.

On November 24, 2009, Convertible Note I, together with Convertible Note II and Convertible Note III (discussed below), were amended to change the maturity dates from August 31, 2010 to March 31, 2011. All three of these convertible notes have the same remaining contractual terms and provisions. We determined that the amendments to the three convertible notes on November 24, 2009, in combination with the issuance of new debt (see “Consent Fee Term Note” discussed below) and modifications to other debt instruments that were negotiated together, represented an implied exchange of debt instruments. As a result, we recognized a combined loss on modification of debt and derivative instruments of $5.1 million on November 24, 2009, of which $1.3 million represented the amount associated with the implied exchange of the convertible notes.

On April 30, 2010 the three convertible notes and Term Note B (discussed below) were amended. The convertible notes were amended to clarify that we would not be obligated under any circumstances to settle the value of the embedded conversion features of the notes in cash and that the exercise of the holder’s conversion rights would be considered fully settled by the issuance of our shares (including “unregistered shares” and shares designated as “restricted”), regardless of any other characteristics of the shares. As a result of the modifications, the embedded conversion features no longer meet the definition of a derivative and the fair value of the conversion features were reclassified to equity effective as of the close of business on April 30, 2010 (see Note 11). We determined that the amendments to the three convertible notes and Term Note B on April 30, 2010 were not substantial and did not represent an implied exchange of debt instruments that would require extinguishment accounting on the modification date, nor did they change the fair value of the instruments by more than a nominal amount.

On July 8, 2010, the three outstanding convertible notes were further amended to revise the stated maturity dates from March 31, 2011 to July 31, 2011. As a result of these modifications, we no longer have any contractual requirement to remit cash to service any potential principal reductions on the three convertible notes during fiscal 2011, and accordingly, we have classified the unpaid principal amounts as non-current debt obligations on the accompanying consolidated balance sheet as of April 30, 2010.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Term Note A / Convertible Note II

At April 30, 2009, the significant contractual terms of Term Note A were as follows: (i) fixed interest rate of 18.0% payable monthly in arrears, (ii) scheduled maturity date of February 28, 2010, (iii) principal installment payments of $4.3 million due on May 15, 2009 and monthly installments of $0.4 million, beginning on June 15, 2009 and thereafter, until the balance was paid in full, (iv) we had the right to prepay all or part of the principal without penalty and had the option to repay the scheduled principal amounts or prepayments in cash or with shares of our common stock, subject to certain conditions, and (v) we had the right to defer scheduled payments for up to two months, subject to certain conditions.

Although we had the ability and the right to make any prepayments of principal or satisfy any scheduled principal installments in shares under Term Note A, we and our senior lender agreed to defer the scheduled May 15, 2009 principal installment payment and agreed to retime the installment payments and reduce the stated interest rate from 18.0% to 9.0%. Pursuant to an amendment executed on May 27, 2009, principal installments were revised to require monthly payments of $1.0 million effective beginning on June 15, 2009 and thereafter, until the balance was paid in full and the change in the stated interest rate was made effective as of May 20, 2009. In addition, our right to prepay the note in shares was revised to thereafter require that any prepayments could only be made in cash and our existing right to defer scheduled installment payments for up to two months was eliminated. We determined that the amendments to Term Note A in May 2009 were not substantial and did not represent an implied exchange of debt instruments that would require extinguishment accounting on the modification dates.

On June 15, 2009 we issued 74,423 shares in satisfaction of a required payment of $1.1 million under Term Note A (which included $0.1 million of accrued interest).

On July 10, 2009 the outstanding principal balance and unpaid interest under Term Note A, amounting to $6.6 million, was reduced to zero and replaced in that same amount with a new convertible debt instrument referred to as Convertible Note II. The stated terms of Convertible Note II are identical to the terms of Convertible Note I, as amended on July 10, 2009, November 24, 2009, April 30, 2010 and July 8, 2010. The replacement of the remaining balance on Term Note A with a new convertible note was executed in connection with debt modifications to other existing debt instruments with our senior lender and additional financing received from the senior lender.

Consistent with the treatment of the embedded conversion feature under Convertible Note I, the embedded conversion feature under Convertible Note II was bifurcated and classified as a derivative liability upon the issuance of the note up until the time the note was modified on April 30, 2010. The fair value of the derivative liability upon issuance, amounting to $2.9 million, was recognized by us as a loss on modification of derivative instruments during the first quarter of fiscal 2010.

Convertible Note III

On July 10, 2009, in connection with debt modifications to other existing debt instruments, we issued a new convertible note (Convertible Note III) to our senior lender and received proceeds of $3.0 million. The stated terms of Convertible Note III are identical to the terms of Convertible Note I, as amended on July 10, 2009, November 24, 2009, April 30, 2010 and July 8, 2010 except that the maturity date would have moved up to October 1, 2009 from August 31, 2010 if we were unable to raise at least $5.0 million in an equity offering of our shares prior to October 1, 2009. We satisfied this requirement with the private placement offering transaction completed on September 4, 2009 (see Note 1) in which proceeds from the transaction exceeded this required amount.

Consistent with the treatment of the embedded conversion features under Convertible Notes I and II, the embedded conversion feature under Convertible Note III was bifurcated and classified as a derivative liability upon the issuance of the note up until the time the note was modified on April 30, 2010. The fair value of the derivative liability upon issuance, amounting to $1.0 million (net of the implied discount on the host debt instrument of $0.3 million), was recognized as a loss on modification of derivative instruments during the first quarter of fiscal 2010.

Term Note B

At April 30, 2009, the significant contractual terms of Term Note B were as follows: (i) fixed interest rate of 6.5% payable monthly in arrears, (ii) scheduled maturity date of January 16, 2015, (iii) the note can be repaid in cash or shares at our option, subject to certain conditions, including that our share price must be at least $10.00 for five consecutive business days prior to the payment date (iv) the note has no scheduled principal amortization payments before maturity; however, our senior lender with proper notice had the option to demand all or part of the principal amount due under the note beginning on January 16, 2010, and (v) we had the right to make prepayments under the note beginning on January 17, 2010 (the “First Call Date”).

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

When demand for payment or a prepayment is made, the principal amount that is due and payable is equal to the principal amount so demanded multiplied by the greater of (A) 1.0 and (B) 0.075 multiplied by the lesser of (x) the volume weighted average price (VWAP) for our common stock for the five business days immediately prior to the repayment date and (y) $70.00. The minimum amount of principal that is payable through the maturity date under the multiplier is $10.0 million and the maximum amount of principal that is payable under the multiplier is $52.5 million.

Term Note B has characteristics of and acts consistent with the types of debt securities generally considered to be convertible debt instruments primarily as a result of the embedded principal multiplier feature, share settlement provisions and below market interest rate structure. As such, we consider the note to be a convertible debt instrument in applying applicable accounting guidance.

On July 10, 2009, Term Note B was amended in conjunction with debt modifications to other existing debt instruments with our senior lender and additional financing received from the senior lender. The significant amendments were: (i) the requirement that our share price must be at least $10.00 for five consecutive business days prior to the payment date in order for us to have the right to issue shares in satisfaction of principal payments was changed to eliminate that requirement for any demands made prior to January 16, 2012, (ii) the First Call Date was changed from January 17, 2010 to January 16, 2012 and (iii) our option to make prepayments in shares was limited to $2.0 million in any ten business day period whereas there was no limit on share prepayments after the First Call Date prior to this most recent amendment.

We determined that the amendments to Term Note B on July 10, 2009 were not substantial and did not represent an implied exchange of debt instruments that would require extinguishment accounting on the modification date.

On November 24, 2009, our senior lender made demand for payment of $3.9 million of principal due under Term Note B and we agreed to waive the provision of the note which prohibited the senior lender from making demand for payment prior to January 16, 2010. This modification to waive the provision in the note, in combination with the issuance of new debt (see “Consent Fee Term Note”) and modifications to other debt instruments that were negotiated together; represented an implied exchange of debt instruments. We recognized a gain on the implied exchange of Term Note B in the amount of $0.1 million on November 24, 2009.

In accordance with the multiplier feature contained in Term Note B, the actual amount required to be paid as a result of the November 24, 2009 demand for payment was equal to $7.4 million which was determined by multiplying the $3.9 million demanded by 0.075, with that product then multiplied by the lesser of (A) the 5 day volume-weighted average share price for the 5 business days immediately preceding the date demand for payment was made, and (B) $70.00. For purposes of this calculation, we and our senior lender agreed to use $25.00 as the 5 day VWAP. As permitted under Term Note B, we elected to pay the amount due under Term Note B using shares of our common stock and, as a result, issued 295,598 shares in satisfaction of the amount due. The fair value of the embedded derivative instrument associated with Term Note B was reduced on a proportional basis to the amount of debt principal settled in a manner consistent with the methodology used to extinguish derivative liabilities under the convertible notes. In connection with shares issued to settle the debt principal demand on November 24, 2009, the derivative instrument was reduced by $3.4 million and a loss on the settlement of the debt principal and derivative instrument of $0.2 million was recognized, which represented the difference between the fair value of shares issued ($7.5 million) and the settlement of the liabilities ($3.9 million of debt principal and $3.4 million of derivative instrument).

On February 9, 2010, our senior lender demanded a principal reduction of $0.5 million related to Term Note B as allowed under the terms of the note. We elected to use our common stock to satisfy the demand, which amounted to 37,500 shares issued to the senior lender. In connection with shares issued to settle the debt demand, the derivative instrument was reduced by $0.2 million and a gain on the settlement of the debt principal and derivative instrument of $0.1 million was recognized, which represented the difference between the fair value of shares issued ($0.6 million) and the settlement of the liabilities ($0.5 million of debt principal and $0.2 million of derivative instrument).

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

From the original issuance date of January 16, 2008 up until the time certain modifications were executed on April 30, 2010, Term Note B contained a contract provision that required us to deliver shares that may be resold pursuant to Rule 144 of the Securities Act (subject to any applicable holding period), if we elect to make the payment of the multiplier amount feature contained within the note using shares of our common stock. We determined that compliance with this contractual requirement was not within our control. Therefore, although we had the option to make principal payments in shares of our common stock, we had to assume net cash settlement could have been required to satisfy the value of the principal multiplier feature as we could not control whether we would be in compliance with the share settlement provisions at the time of repayment. As a result, the embedded principal multiplier feature was bifurcated, classified as a derivative liability measured at fair value and the liability was marked to market each period, with changes in fair value being recognized in the respective period’s statement of operations. However, on April 30, 2010, the note was modified to clarify that we would not be obligated under any circumstances to settle the value of the embedded principal multiplier feature of the note in cash and that issuance of our shares (including “unregistered shares” and shares designated as “restricted”) in payment of the multiplier feature value would fully settle the embedded feature, regardless of any other characteristics of the shares. As a result of the modifications, the embedded feature no longer met the definition of a derivative and the fair value of the embedded feature was reclassified to equity effective as of the close of business on April 30, 2010.

Term Note C

At April 30, 2009, the significant contractual terms of Term Note C were as follows: (i) fixed interest of 9.0% per annum, payable monthly in arrears, in cash or PIK at our option, (ii) monthly principal installments of $1.25 million beginning on June 1, 2009 and thereafter, until the balance was paid in full, (iii) we had the right to defer scheduled payments for up to two months, subject to certain conditions, and (iv) we had the option to repay the scheduled principal reductions with shares of our common stock, subject to certain conditions, and the value of the shares delivered was determined based on the lower of: (a) 95% of the VWAP of our stock for the five business days prior to the payment date or (b) the closing share price on the day immediately preceding the payment due date.

The note was fully repaid in shares of our common stock in three installments as follows: (i) 274,122 shares were issued on May 1, 2009 in satisfaction of $3.75 million of principal, (ii) 98,931 shares were issued on October 1, 2009 in satisfaction of $2.5 million of principal, and (iii) 79,596 shares were issued on November 1, 2009 in satisfaction of $1.8 million of principal (including $0.55 million of unpaid interest added to principal under our PIK option).

Consent Fee Term Note

The terms of our credit facilities with our senior lender required that we obtain the consent of our senior lender prior to entering into the Arrangement Agreement with SPI (see Note 3). On November 24, 2009, we and our senior lender executed a consent fee arrangement under which the senior lender agreed to give its consent to the proposed business combination. The consent fee was $3.0 million unless the business combination agreement was terminated in which case the consent fee would have automatically been reduced to $1.5 million. The consent fee was paid by delivery of a promissory term note (the “Consent Fee Term Note”) on November 24, 2009. The note matures on January 16, 2015 and is payable upon demand by the senior lender beginning after July 1, 2010; however, under the terms of the original note, the senior lender could not make demand until March 31, 2011 if the VWAP for our common stock for the five business days preceding the date that a demand is made would have been below $10.00 at the time of the demand. We may call all or part of the principal amount due at any time after January 16, 2012. The note accrues interest at 0.0% per annum for the first full year and at 6.0% thereafter. The principal amount due under the Consent Fee Term Note is subject to upward adjustment based upon the VWAP for our common stock for the five business days immediately prior to the repayment date (the “VWAP Price”). When demand for payment is made by the senior lender or called by us, the actual amount required to be paid in satisfaction of the amount so demanded or called is equal to the greater of (a) the amount so demanded or called and (b) that amount determined by multiplying the principal amount so demanded or called by 0.04, with that product then multiplied by the lesser of (x) the VWAP Price and (y) $50.00. We have the option to pay the amount due under the Consent Fee Term Note in cash or in restricted shares of our common stock; provided, however, to pay using shares, the VWAP Price must be at least $10.00. If we elect to pay in stock, then the number of shares to be issued is equal to the actual amount required to be paid (determined in accordance with the above formula) divided by the VWAP Price. Based on the foregoing formula, the principal multiplier only increases the amount payable above the face value of the note (i.e. has “intrinsic value”) when our VWAP Price is above $25.00 per share and the maximum amount that we could be required to pay under the Consent Fee Term Note under the original terms of the note was $6.0 million (assuming that the VWAP Price is at or above $50.00). The VWAP Price of our common stock as of April 30, 2010 was $14.80 per share and as such, the principal multiplier feature under the note did not have any intrinsic value as of this date.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Consent Fee Term Note has characteristics of and acts consistent with the types of debt securities generally considered to be convertible debt instruments primarily as a result of the embedded principal multiplier feature, share settlement provisions and below market interest rate structure. As such, we consider the note to be a convertible debt instrument in applying applicable accounting guidance.

The fair value of the note, including the embedded multiplier feature, was $3.5 million on the date of issuance and was recognized as part of the loss on modification of debt and derivative instruments on November 24, 2009 in connection with the implied exchange of debt instruments discussed above under Convertible Note I. The debt discount, initially recognized at $0.5 million, was amortized through July 1, 2010 which is the first possible date that the senior lender could demand repayment of the note.

Since the Consent Fee Term Note contained a contingent fee arrangement from the original issuance date up until the completion of the acquisition of SPI and the contingent fee amount was a variable other than those generally used to determine the fair value of a fixed-for-fixed forward or option on equity shares, the instrument was not considered to be indexed to our own stock and, therefore, the instrument could not be precluded from derivative instrument consideration until the contingency was resolved. As a result, the embedded principal multiplier feature under the Consent Fee Term Note was bifurcated, classified as a derivative liability and marked to market. The decrease in fair value of $0.7 million for the period from inception of the note on November 24, 2009 through the date that the contingency was resolved on April 16, 2010 with the completion of our acquisition of SPI was recognized in the consolidated statement of operations as a fair value adjustment of derivative instruments (see Note 11). As a result of the resolution of the contingency, the embedded principal multiplier feature no longer met the definition of a derivative and the fair value of the embedded feature was reclassified to equity effective as of the close of business on April 16, 2010.

On July 8, 2010, the earliest date specified in the original note that the senior lender could make a demand if our VWAP was below $10.00 was changed from March 31, 2011 to July 31, 2011. As a result of this modification, we no longer have any contractual requirement to remit cash to service any potential principal reductions on the Consent Fee Term Note during fiscal 2011, and accordingly, we have classified the unpaid principal amount as a non-current debt obligation on the accompanying consolidated balance sheet as of April 30, 2010.

Bank Term Loan

In connection with our acquisition of SPI on April 16, 2010, we assumed a bank term loan that had an original principal amount of CAD$1.5 million upon its inception on April 3, 2007. The note accrues interest at a fixed rate of 7.0%; requires fixed payments of CAD$13,482 per month in cash through March 10, 2012, with the remaining principal amount of CAD$1.2 million due in cash on the maturity date of April 3, 2012. The loan is secured by power generation machinery and equipment and other assets of SPI’s Providence Bay Wind Farm project. The conversion rate of one Canadian dollar to one U.S. dollar was 0.995 to 1.0 as of April 30, 2010.

Lender Commitment

On May 30, 2008, we secured the $10.0 million Lender Commitment from an affiliate of our senior lender that allows us to draw on the commitment at our option and also allows the senior lender to fund the commitment at the senior lender’s option under certain defined structures.

As of April 30, 2009, the option for either party under the commitment was set to expire on August 31, 2009 and consisted of the following terms: (a) should we choose to draw on the Lender Commitment, the senior lender had the right to make the investment under one of the following three investment structures: (i) receipt of our common stock at a 25.0% discount to market price with 100.0% warrant coverage at an exercise price equal to market price at the time of funding, (ii) a two year secured convertible note, the conversion price equal to a 10.0% discount to the market price and the coupon on the note equal to 12.0% payable in our common stock, and (iii) a senior secured straight note that redeems in cash at 120% of face value after one year; (b) in exchange for extending the commitment, we granted to the senior lender an option to make a $10.0 million investment, which, if exercised, would be structured as a non-interest bearing convertible note priced at 100.0% of par and redeemable at 120.0% of par two years after the funding date (referred to as the “put” option hereafter). The note under this put option structure would be convertible into our common stock at a price equal to the market price.

On July 10, 2009, the commitment was amended. The significant amendments were as follows: (i) the expiration date of the commitment was extended one year from August 31, 2009 to August 31, 2010 and (ii) if we exercise our option to borrow, the first of the three options that the senior lender could structure the note was eliminated and the terms of the other two options were modified.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On August 3, 2009, the commitment was further amended. The significant amendments were as follows: (i) our right to exercise our option to borrow up to $10.0 million was restricted in part to only allow us to draw upon the commitment up to $2.5 million within any 30 day period. The effect of the modification was that we could still borrow up to $10.0 million; however, we would require four draw downs over a three month period to gain the entire proceeds from the commitment, and (ii) the conversion price under the convertible note structures of either the exercise of the borrowing by us or a put by the senior lender, was changed from “market price” to a fixed conversion price of $14.20 per share. The amendment to fix the conversion price of the convertible note structure under the potential senior lender put option resulted in the recognition of a loss on modification of the instrument of $2.6 million.

On November 24, 2009, the expiration date of the commitment was amended from August 31, 2010 to March 31, 2011. The modifications executed on November 24, 2009 immediately increased the value of the embedded written put option under the Lender Commitment by $0.4 million which we recognized as a loss on modification of derivative instruments during the third quarter of fiscal 2010 in connection with the implied exchange of debt instruments discussed above under Convertible Note I.

To date, neither party has exercised its option under the amended Lender Commitment. The terms of the commitment, as last amended on November 24, 2009 are as follows: (a) should we choose to draw on the commitment, the senior lender has the right to make the investment as either: (i) a two year secured convertible note, the conversion price fixed at $14.20 per share, with the coupon on the note equal to 18.0% that can be added to the principle at our option under a PIK provision or (ii) a senior secured straight note that redeems in cash at 130% of face value after one year; (b) we may only exercise up to $2.5 million in any 30 day period and we are required to provide the senior lender with a five day notice period of our intent to draw on the commitment; (c) in exchange for extending the commitment, the senior lender has the “put” option to make a $10.0 million investment that will be structured as a non-interest bearing convertible note priced at 100.0% of par and redeemable at 120.0% of par two years after the funding date and the note under this structure would convert into our common stock at a fixed conversion price of $14.20 per share.

The written put option, which allows the senior lender to make a $10.0 million cash payment to us in exchange for a debt instrument in the form of a convertible note, is considered to be a derivative instrument. Accordingly, the fair value of the instrument is recognized as a non-current derivative liability and marked to market each period (see Note 11).

Recognition of Charges Associated with Debt Modifications

The following table summarizes the loss recognized during fiscal 2010 related to modifications of debt and derivative instruments:

Debt Instrument	Description of Modification	Date of Modification	Gain (Charge) Recognized
Convertible Notes	Amend terms of Convertible Note I	July 10, 2009	$(3,092,000)
Convertible Notes	Exchange Term Note A with Convertible Note II	July 10, 2009	(2,858,000)
Convertible Notes	Issuance of Convertible Note III	July 10, 2009	(1,019,000)
Lender Commitment	Amend terms of senior lender put option	August 3, 2009	(2,570,000)
Convertible Notes	Amend maturity dates for each of the three convertible notes	November 24, 2009	(1,272,000)
Term Note B	Amend terms of term note and write off unamortized debt issuance costs	November 24, 2009	54,045
Consent Fee Term Note	Issuance of new term note in connection with acquisition consent	November 24, 2009	(3,491,000)
Lender Commitment	Amend expiration date of funding commitment	November 24, 2009	(439,000)

			$(14,686,955)

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Conversions of Principal under Convertible Notes

During fiscal 2010, the holder converted a combined total of $6.9 million of principal under the three convertible notes ($0.51 million, $1.03 million and $1.37 million under Convertible Note I on September 23, 2009, October 13, 2009 and November 24, 2009, respectively; $2.72 million under Convertible Note II on November 24, 2009; and $1.23 million under Convertible Note III on November 24, 2009) which we satisfied with the issuance to the holder of a combined total of 484,221 shares. The fair value of the embedded derivative instruments associated with the convertible notes is reduced on a proportional basis to the amount of debt principal converted by the holder. For example, if 10% of the outstanding debt principal just prior to the conversion is converted, we reduce the fair value of the derivative instrument on the conversion date by 10%. In connection with shares issued to settle debt principal conversions during fiscal 2010, the derivative instruments were reduced by $6.9 million and a net gain on the settlement of the debt principal and derivative instruments of $1.4 million was recognized, which represented the difference between the fair value of shares issued ($12.4 million) and the settlement of the liabilities ($6.9 million of debt principal and $6.9 million of derivative instruments).

During fiscal 2010, we elected to add the entire amount of accrued interest to principal under the three convertible notes that was payable on the scheduled semi-annual interest payment dates in accordance with the PIK provisions contained within the notes.

Shares in Lieu of Cash in Satisfaction of Principal under Term Note A and Term Note C

We issued shares in fiscal 2010 on various dates through November 1, 2009 to our senior lender in satisfaction of certain required principal obligations under Term Note A and Term Note C based on 95% of the VWAP of our common stock for the five business days prior to the applicable payment dates pursuant to the terms of the debt instruments. We considered Term Note A and Term Note C to be “stock-settleable” instruments as both instruments embodied unconditional obligations that we could settle by issuing a variable number of our shares and the value of the obligation was based on a fixed monetary amount that was known at inception. We performed a separate calculation each time we made a payment in shares under the term notes to determine whether the fair value of the shares provided was above or below the carrying value of the principal extinguished. To the extent that there was a difference, we recorded the amount immediately as a gain or loss on extinguishment of debt and the corresponding offset was recorded as additional paid-in-capital for the issued shares. The differences that were required to be recorded in fiscal 2010 for the shares, representing a net loss on settlement of the debt of $0.4 million, is included as part of the loss on settlement of debt and derivative instruments on the consolidated statement of operations.

Collateral and Covenants

Our obligations under the debt instruments with our senior lender are secured by substantially all our assets. In addition, our obligations under the Bank Term Loan assumed on April 16, 2010 are secured by the assets of SPI. We were in compliance with existing covenants and other requirements of the debt instruments with our senior lender and our bank lender as of April 30, 2010.

Debt Maturities

The table below shows scheduled maturities of our long-term debt for each of the next five year periods ending April 30. Although the senior lender has the option to extend the scheduled maturity dates by three years on the amended Convertible Notes (I, II, and III), for purposes of this disclosure, we have used the scheduled maturity dates of July 31, 2011 (as last amended on July 8, 2010) for these three notes:

	Scheduled Payments	Net Amortization of Premiums & Discount	Total Maturities of Long-Term Debt
April 30:
2011	$130,491	$388,752	$519,243
2012	20,997,374	97,195	21,094,569
2013	29,099	—	29,099
2014	10,260	—	10,260
2015	—	—	—
Thereafter	—	—	—

	$21,167,224	$485,947	$21,653,171

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Long-Term Debt Activity in Prior Fiscal Periods

The following summarizes the impact of significant modifications and other activities related to the debt instruments covering fiscal 2009 and fiscal 2008.

Fiscal 2009

On May 30, 2008, we amended Convertible Note I and Term Note B in connection with securing additional financing from our senior lender associated with Term Note C and the Lender Commitment.

The significant amendments to Convertible Note I included: (i) the “Make-Whole Amount” provision was added which provided the senior lender with an incentive to convert all or part of the balance due under the note prior to its maturity, (ii) an anti-dilution conversion price reset provision that was originally added on January 31, 2007 was eliminated, and (iii) the scheduled maturity date was extended from July 1, 2009 to August 1, 2009.

The significant amendments to Term Note B were: (i) the limit for the maximum amount of principal payable under the multiplier provision that was present upon issuance of the note was increased from $37.5 million to $52.5 million, (ii) a provision that allowed us to make prepayments under the note at any time was revised to restrict us from making prepayments under the note prior to January 17, 2010 (the “First Call Date”), and (iii) a provision that only required the multiplier formula to be factored into determining the amount of principal outstanding on the note upon a demand of payment by the senior lender was revised to require the multiplier formula to be factored into both prepayments by us and demands by the senior lender. Prior to the May 30, 2008 amendment, the derivative instrument representing the principal multiplier feature was not ascribed any fair value as a market place participant would have assumed that we would have avoided payment of the value attributable to the multiplier feature by exercising our option to prepay the note at its face value prior to January 16, 2010. However, after giving effect to the amendments that occurred on May 30, 2008, which eliminated our ability to avoid paying the value of the multiplier feature by prepaying the note, we could no longer avoid paying the value attributable to the multiplier feature by prepaying the note. Thus, the embedded derivative associated with the multiplier feature had a measurable fair value for all periods subsequent to the May 30, 2008 modifications.

The amendments to Convertible Note I and Term Note B resulted in an immediate increase in the value of the embedded conversion feature derivatives of $23.8 million (substantially all related to Term Note B) that was recognized as a loss on modification of debt and derivative instruments in fiscal 2009.

We determined that the amendments to Convertible Note I and Term Note B on May 30, 2008, in combination with the issuance of new debt and modifications to other debt instruments that were negotiated together, were not substantial and did not represent an implied exchange of debt instruments. For purposes of this analysis, we excluded the impact that the modifications had on the embedded features accounted for as derivative instruments under the guidance, as the change in fair value of the derivative instruments resulting from the modifications was immediately recognized as a loss on modification of debt.

During fiscal 2009, the holder requested conversions of $10.2 million of debt principal under the provisions of Convertible Note I. In connection with the issuance of our common shares (which had a fair value of $18.7 million on the settlement dates) in satisfaction of the principal converted and shares required pursuant to the Make-Whole Amount provision contained in the note, a portion of the derivative instrument liability associated with the conversion feature was also extinguished in the total amount of $4.2 million. The Make-Whole Amount provision was available to the holder from May 30, 2008 through July 9, 2009 at which time it was eliminated in connection with further modifications to the note. The difference between the fair value of the shares issued ($18.7 million) and the extinguishment of the liabilities ($10.2 million of debt principal and $4.2 million of derivative instruments) was recognized as a loss on settlement of $4.3 million during fiscal 2009.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fiscal 2008

January 2008 Debt Restructuring

On January 11, 2008, our now discontinued business segment represented by the Tecstar Automotive Group subsidiary was in default of a January 1, 2008 semi-annual interest payment on an existing convertible note issued by the Tecstar Automotive Group and owed to affiliates of our senior lender (the “Tecstar Convertible Note”). As a result of the default, the amount due under the Tecstar Convertible Note became immediately due and payable. On January 16, 2008 and in connection with a strict foreclosure under Article 9 of the Uniform Commercial Code, we transferred our ownership in the common stock of the subsidiaries that comprised the Tecstar Automotive Group business segment to an affiliate of our senior lender to satisfy the amount due under certain borrowing arrangements with the senior lender and restructured other debt obligations that we owed to our senior lender, including replacing the Tecstar Convertible Note that was in default with a new note issued by Quantum that had substantially the same terms as the Tecstar Convertible Note.

Immediately prior to the strict foreclosure and debt restructure that occurred on January 16, 2008, the carrying value of our debt obligations to our senior lender totaled $54.8 million and consisted of: (i) $23.6 million outstanding on a revolving line of credit, (ii) $10.0 million outstanding on a term loan (“Term Note A”), (iii) $16.2 million outstanding on the Tecstar Convertible Note (including accrued interest), and (iv) $5.0 million outstanding on a term note issued by Tecstar Automotive Group (“Tecstar Term Note”). As a result of the transfer of the Tecstar Automotive Group business segment to the senior lender, which had a fair value of approximately $20.5 million, and the simultaneous restructure of our debt obligations, a total of $20.5 million of debt ($15.5 million due under the line of credit plus the $5.0 million Tecstar Term Note) was deemed paid in full, the line of credit (with a remaining balance of $8.1 million) was terminated and replaced with a new term loan, referred to as Term Note B, in the principal amount of $10.0 million (the $8.1 million due under the revolving line of credit plus $1.9 million of additional debt financing received by Quantum), and our issuance of a new convertible note in the principal amount of $16.2 million (Convertible Note I) in exchange for the existing $16.2 million Tecstar Convertible Note.

We evaluated the substance of the transactions as a whole and determined that we transferred net assets to the senior lender that had a fair value that slightly exceeded the fair value of the debt relieved by the senior lender in connection with the debt modifications and we determined that the transactions did not meet the definition of a troubled debt restructuring as prescribed by the applicable accounting guidance. GAAP defines a troubled debt restructuring as a restructuring of debt in which the creditor grants a concession to the debtor for economic or legal reasons related to the debtor’s financial difficulties that it would not otherwise consider; however, a debt restructuring is not necessarily a troubled debt restructuring for purposes of GAAP even if a debtor is experiencing some financial difficulties. We applied the guidance in our evaluation of the substance of the transactions and determined that our senior lender did not provide a concession to us in connection with the debt modifications because the effective interest rate of the overall restructured debt was slightly higher just after the modifications as compared to just prior to the modifications.

After the evaluation and conclusion that the transactions did not represent a troubled debt restructuring under the accounting guidance, the debt instruments were individually considered as to whether extinguishment accounting was appropriate. We determined that the debt modifications did not represent a substantial change as defined by GAAP and therefore, extinguishment accounting was not appropriate. We then determined that the transfer of the ownership of the Tecstar Automotive Group subsidiaries to effectuate the strict foreclosure and debt modification transactions should be accounted for in accordance with the guidance related to the disposal of long-lived assets. As a result, the disposal of the business segment resulted in a net gain on disposal of $8.6 million that is reported as part of loss from discontinued operations, net of tax effects, in fiscal 2008 (see Note 20). The gain on disposal primarily resulted from the difference between the $20.5 million approximate fair value of the net assets transferred to our senior lender in satisfaction of debt and the $9.0 million carrying value of those net assets, less a release fee paid to our senior lender and other transaction fees and costs of $2.9 million. The types of assets transferred to our senior lender that had fair values above their carrying values at the time of the transfer primarily related to property, plant and equipment and intangible assets associated with customer relationships/contracts.

11. Derivative Instruments and Fair Value Measurements

We measure our financial assets and liabilities in accordance with Fair Value Measurements and Disclosures under GAAP, which maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. GAAP describes three different valuation techniques to be used in determining fair value for financial assets and liabilities: the market, income or cost approaches. The three valuation techniques are consistent with generally accepted valuation methodologies. The hierarchy which prioritizes the inputs used to measure fair value from market based assumptions to entity specific assumptions are as follows:

Level 1: Inputs based on quoted market prices for identical assets or liabilities in active markets at the measurement date.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Level 2: Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are unobservable in the market and significant to the instrument’s valuation.

We measure financial instruments that we consider to be derivatives at fair value on a recurring basis, which at April 30, 2010 consist of the Lender Commitment (see Note 10) and certain warrant contracts (see Note 14).

Prior to certain debt modifications executed on April 30, 2010, our three convertible notes and our Term Note B contained embedded conversion features that were also considered to be derivatives during the three years ended April 30, 2010. In addition, the Consent Fee Term Note also contained an embedded conversion feature that was classified as a derivative liability until the fee contingency was resolved on April 16, 2010. As of the close of business on April 30, 2010, the fair value of the embedded conversion features under the three convertible notes, Term Note B and the Consent Fee Term Note were each reclassified to equity. See further discussion of these financial instruments and the change in classification of the embedded features during fiscal 2010 in Note 10.

Our derivative instruments are measured on their respective origination dates, at the end of each reporting period and at other points in time when necessary, such as modifications, using Level 3 inputs. We do not report any financial assets or liabilities that we measure using Level 1 or Level 2 inputs and there were no transfers in or out of Level 3 for all periods reported.

The derivatives and their respective fair values measured using Level 3 inputs as of April 30, 2009 and April 30, 2010 are as follows:

	April 30,
	2009	2010
Derivative instruments classified as current liabilities:
Embedded conversion features under convertible notes	$305,000	$—
Embedded principal multiplier feature under Term Note B	3,493,000	—
Warrant contracts issued in October 2006	4,395,000	4,160,000
Warrant contracts issued in June 2007	3,630,000	4,100,000
Warrant contracts issued in August 2008	3,375,000	4,287,000

	15,198,000	12,547,000
Derivative instruments classified as non-current liabilities:
Written Put Option under $10.0 million Lender Commitment	—	5,518,000
Warrant contracts issued in August & September 2009	—	1,151,000

	—	6,669,000

Total balance of derivative instruments	$15,198,000	$19,216,000

We determined the fair values of the derivative instrument liabilities associated with the written put option contained within the Lender Commitment and the warrant contracts primarily based on option-pricing mathematical models generally referred to as “Black-Scholes” and “Monte Carlo” option-pricing models. These models determine the value of the warrants based on complex mathematical formulas that assume that returns on our underlying stock are normally-distributed and that risk-free interest rates and stock volatilities will remain constant over the term of the contract. We used the Black-Scholes model to calculate the value of the written put option under the Lender Commitment, the June 2007 Warrants, the August 2009 Warrants and the September 2009 Warrants. For other warrant contracts that incorporate more complex terms, including exercise price reset provisions (the October 2006 Warrants and the August 2008 Warrants), we utilize the Monte Carlo model which is similar to the Black-Scholes model; however, the Monte Carlo model simulates several thousand possible (but random) price paths for the underlying value of the warrants. These random price paths are then averaged to determine the value of the warrants as of the reporting period date.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We determined the fair values of the embedded features under the three convertible notes, Term Note B and the Consent Fee Term Note during the period of time that they were classified as derivatives primarily based on binomial probability distribution models that integrate multiple layers of logic at each node representing probability weighted stock price points and possible outcomes over time based on volatility and appropriate risk free rates. The end node values are then individually present valued back to the valuation date. Under a binomial probability distribution model, the closing market price of our common stock on the dates of measurement and the estimated discount rates and annual volatility rates used are the primary drivers of fair value in addition to the contractual terms of the financial instruments.

The derivative liabilities associated with the convertible notes represented the fair value of the notional amount of the embedded conversion features as of the assessment date, which is less than the overall fair values of the embedded conversion features. The notional amount equaled the outstanding principal, including accrued interest that had been added to the principal balances as of the assessment date under the terms of the instruments’ PIK provisions. Although the stated terms of the instruments required that a minimum portion of all future interest cost must be added to the principal under the PIK provisions (thereby increasing the overall value of the conversion features), under GAAP, a derivative instrument must have an existing notional amount to be considered a derivative. As such, the additional fair value of the minimum future interest PIK provisions were not considered in valuing the derivatives until the PIK was actually added to the outstanding principal balances.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the changes in the fair value during the three years ended April 30, 2010 for the derivative instrument liabilities using Level 3 inputs:

	Convertible Notes	Written Put Option	Term Note B	Consent Fee Term Note	Warrants	Total
Balance at April 30, 2007	$—	$—	$—	$—	$3,340,000	3,340,000
Origination of derivative instrument	666,000	—	—	—	11,792,000	12,458,000
Fair value adjustments resulting from change in value of underlying asset and passage of time recognized in earnings	5,726,000	—	—	—	(5,115,000)	611,000
Transfers in/(out) of Level 3	—	—	—	—	—	—

Balance at April 30, 2008	$6,392,000	$—	$—	$—	$10,017,000	$16,409,000
Origination of derivative instruments	—	—	—	—	7,290,000	7,290,000
Contract modifications recognized in earnings	—	—	23,834,000	—	—	23,834,000
Adjustments resulting from change in value of underlying asset and passage of time recognized in earnings	(1,925,000)	—	(20,341,000)	—	(5,427,000)	(27,693,000)
Settlements associated with debt conversions and warrant exercises	(4,162,000)	—	—	—	(480,000)	(4,642,000)

Balance at April 30, 2009	$305,000	$—	$3,493,000	$—	$11,400,000	$15,198,000
Origination of derivative instruments	280,000	—	—	960,000	1,395,000	2,635,000
Origination of derivative instruments in connection with contract modifications recognized in earnings	3,877,000	—	—	—	—	3,877,000
Change to existing derivative instrument in connection with contract modifications recognized in earnings	3,342,000	3,009,000	—	—	—	6,351,000
Fair value adjustments resulting from change in value of underlying asset and passage of time recognized in earnings	3,710,000	2,509,000	2,522,000	(667,000)	2,500,000	10,574,000
Settlements associated with debt conversions and warrant exercises	(6,928,000)	—	(3,595,000)	—	(1,597,000)	(12,120,000)
Reclassification of instrument from debt to equity pursuant to contract modification	(4,586,000)	—	(2,420,000)	(293,000)	—	(7,299,000)

Balance at April 30, 2010	$—	$5,518,000	$—	$—	$13,698,000	$19,216,000

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The fair value of derivative instrument liabilities measured with Level 3 inputs are revalued quarterly. The assumptions used in the calculations under our binomial and/or option pricing models as of April 30, 2009 and April 30, 2010 were as follows:

	Convertible Notes	Written Put Option	Term Note B	Consent Fee Term Note	October ‘06 Warrants	June ‘07 Warrants	August ‘08 Warrants	Aug/Sept ‘09 Warrants
April 30, 2009:
Annual volatility(1)	81.2%	N/A	65.3%	N/A	70.1%	63.7%	66.8%	N/A
Risk-free rate	1.4%	N/A	2.4%	N/A	2.0%	2.0%	2.4%	N/A
Discount rate for cash payments	20.0%	N/A	20.0%	N/A	N/A	N/A	N/A	N/A
Dividend rate	0.0%	N/A	0.0%	N/A	0.0%	0.0%	0.0%	N/A
VWAP or closing price of Quantum stock used	$14.40	N/A	$14.40	N/A	$15.20	$14.40	$14.40	N/A
Conversion/ exercise price	$27.00	N/A	(2)	N/A	$30.00	$41.80	$80.00	N/A
April 30, 2010(4):
Annual volatility(1)	84.4%	89.3%	75.3%	75.3%	79.7%	77.4%	72.8%	77.4%-94.5%
Risk-free rate	1.5%	1.5%	2.4%	2.5%	2.0%	2.4%	2.4%	1.2%-2.0%
Discount rate for cash payments	14.3%	14.3%	14.3%	14.3%	N/A	N/A	N/A	N/A
Dividend rate	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Closing price of Quantum stock	$14.00	$14.00	$14.00	$14.00	$14.00	$14.00	$14.00	$14.00
Conversion/ exercise price	$14.20	$14.20	(2)	(3)	$11.00	$41.80	$62.60	$17.00

(1)	Annual volatility is based on the historical average of our identified peer group for a period consistent with the remaining term of the contract.
(2)	Under the terms of the embedded principal multiplier feature, the minimum conversion price is $13.40, the maximum conversion price is $70.00, and we cannot use shares to settle the principal payments if our share price is less than $10.00 for payments after January 16, 2012.
(3)	Under the terms of the amended embedded principal multiplier feature, the minimum conversion price is $25.00, the maximum conversion price is $50.00, and we cannot use shares to settle the principal payments if our share price is less than $10.00 for payments after July 31, 2011.
(4)	Data as of April 30, 2010, except for the Consent Fee Term Note in which the data is as of April 16, 2010.

Fair Value Option

We have adopted ASC Topic No. 825 “Financial Instruments” (ASC 825), which allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for specified financial assets and liabilities on a contract-by-contract basis. We did not elect to adopt the fair value option for any of our financial assets or liabilities that were not already measured on a recurring basis. Based on certain qualifying events, we may elect to adopt the fair value option in the future for certain financial assets and liabilities.

We apply fair value techniques on a non-recurring basis associated with valuing potential impairment losses related to goodwill and other long-lived assets (see Note 8).

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12. Income Taxes

The following table presents the principal reasons for the difference between the effective tax rate and the federal statutory income tax rate for continuing operations:

	Year Ended April 30,
	2008	2009	2010
Income tax benefit at U.S. statutory rates	(34.0)%	(34.0)%	(34.0)%
State and local income taxes, net of federal benefit	(5.1)%	(8.1)%	(5.8)%
Amortization of intangible asset	3.5%	10.1%	—
Derivative instruments and fair value measurements	—	(4.4)%	19.0%
Other	0.6%	1.9%	1.3%
Valuation allowance	35.0%	34.5%	19.5%

Effective tax rate	0.0%	0.0%	0.0%

The following table presents the provision for income taxes for continuing operations on a separate tax return basis:

	Year Ended April 30,
	2008	2009	2010
Current:
State and local	$1,600	$1,600	$4,268

Deferred:
Federal	(16,751,000)	(4,248,000)	(4,611,933)
State and local	(2,383,000)	(810,000)	(663,751)
Foreign	—	—	(481,330)

	(19,134,000)	(5,058,000)	(5,757,014)
Less: Change in valuation allowance	19,134,000	5,058,000	5,758,970

Subtotal	—	—	1,956

Income tax expense	$1,600	$1,600	$6,224

The components of deferred tax assets and liabilities are as follows:

	Year Ended April 30,
	2009	2010
Deferred income tax assets:
Accrued compensation	$373,000	$372,170
Accrued warranty	89,000	35,681
Inventory	902,000	1,147,729
Debt amortization	1,467,000	—
Share-based compensation	2,171,000	2,226,817
Other	761,000	499,980
Tax credits	765,000	764,575
Derivative instruments	1,391,000	913,801
Net operating loss carryforwards	61,817,000	71,748,152

	69,736,000	77,708,905
Less: Valuation allowance	(69,613,000)	(75,371,969)

Total deferred income tax assets	123,000	2,336,936

Deferred income tax liabilities:
Equipment and leasehold improvements	(123,000)	(417,121)
Intangible asset	—	(2,401,145)

Net deferred tax liability	$—	$(481,330)

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For our U.S. based businesses, we have a net deferred tax asset position primarily consisting of net operating loss carry forwards that are available to offset future taxable income. In accordance with GAAP, we have established a valuation allowance for our net deferred tax asset since it is unlikely that the asset will be fully realized based on our lack of earnings history and current evidence.

Our wholly-owned subsidiary, SPI, based in Canada, has a net deferred tax liability, primarily associated with the unamortized balance of an intangible asset, which cannot be offset by net operating loss carry forwards from the U.S. businesses and represents the balance of the net deferred tax liability reported as of April 30, 2010 on the accompanying consolidated balance sheet.

At April 30, 2010, we had federal net operating loss carryforwards of approximately $188 million available to offset future federal taxable income that expire between the years 2023 and 2030. We had state net operating loss carryforwards of approximately $90 million available to offset future state taxable income that expire between the years 2016 and 2020. We had federal credit carryforwards of $0.4 million that do not expire and state credit carryforwards of $0.3 million that will expire within the next five years. The net operating loss carryforwards include approximately $0.8 million of deductions related to stock option exercises. If and when we reduce any portion of our valuation allowance related to the stock option compensation deduction, the benefit will be added to stockholders equity, rather than being shown as a reduction of future income tax expense.

We have no unrecognized tax benefits for uncertain tax positions as defined under GAAP for any of the periods presented. To the extent applicable in the future, interest and penalties related to income tax liabilities will be included in pre-tax income as interest expense and tax penalties.

At April 30, 2010, our U.S. federal tax returns related to fiscal years ended April 30, 2006 through April 30, 2010 remain open to examination by the tax authorities. However, we have consolidated or acquired net operating losses beginning in the tax year ended September 27, 1998 that would cause the statute of limitations to remain open for the year in which the net operating loss was incurred.

The U.S. tax laws contain provisions (Section 382 limitations) that limit the annual utilization of net operating loss and credit carryforwards upon the occurrence of certain events including a significant change in ownership interest. Generally, such limitations arise when the ownership of certain shareholders or public groups in the stock of a corporation change by more than 50 percentage points over a three-year period. We had incurred such an event in the past which limits the future use of our losses and may result in expiration of a portion of the losses before utilization. We may also have incurred such an event or events over recent years; however, we have not completed a current study to determine the extent of the limitations. Until a study is completed and the extent of the limitations is able to be determined, no amounts are being presented as an uncertain tax position.

13. Commitments and Contingencies

Leases

We have certain non-cancelable operating leases for facilities and equipment. Future minimum lease commitments under non-cancelable operating leases at April 30, 2010 are as follows:

Lease Obligation
Fiscal year 2011	$2,837,702
Fiscal year 2012	2,952,815
Fiscal year 2013	2,999,185
Fiscal year 2014	2,978,936
Fiscal year 2015	2,414,943
Thereafter	1,398,109

Total minimum lease payments	$15,581,690

Total rental expense under the operating leases of continuing operations for fiscal years ended April 30, 2008, 2009 and 2010 was approximately $1.5 million, $1.7 million and $2.8 million, respectively. These leases are non-cancelable and certain leases have renewal options and escalation clauses.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On November 11, 2008, we entered into a new facility lease arrangement with Cartwright Real Estate Holdings, LLC (Cartwright LLC) and Klein Investments Family Limited Partnership for a facility that currently houses our corporate offices in Irvine, California which we plan to utilize as the manufacturing facility for Quantum Solar’s business activities. The lease has an effective date of November 1, 2008 and expires on October 31, 2015. Our Chief Executive Officer owns a 50% interest in Cartwright LLC and an irrevocable trust established by our Chairman of the Board owns a 36.67% interest in Cartwright LLC. We made cash payments to Cartwright LLC during fiscal years ended April 30, 2008, 2009 and 2010 in amounts totaling $0.7 million, $0.9 million and $0.7 million, respectively.

Obligations under Solar Cell Supply Arrangement

We have obligations pursuant to an arrangement with Asola under which we agreed to purchase one-half of Asola’s rights and obligations under a certain long-term solar cell supply agreement that Asola executed with one of its solar cell suppliers. Our arrangement with Asola and our obligations under the arrangement are more fully described in Note 4.

Contingencies

We and our affiliates are subject to various legal proceedings and claims which arise out of the normal course of our business. Management and our legal counsel periodically review the probable outcome of pending proceedings and the costs reasonably expected to be incurred. We accrue for these costs when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. In the opinion of management, any ultimate cost to us in excess of amounts accrued will not materially affect our consolidated financial position, results of operations or cash flows.

Compensation Plan

We sponsor a defined contribution plan (the “401K Plan”) that is qualified under Internal Revenue Service Code Section 401(k). The 401K Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Under the 401K Plan, all applicable employees who are at least age twenty-one or older are eligible to participate in the 401K Plan at the beginning of the next month after their first day of employment with us. Contributions to the 401K Plan are based on funding standards established by ERISA. Our matching contributions under the 401K Plan are discretionary and match elective salary deferrals up to 3% of compensation.

Contributions attributable to us for continuing operations approximated $0.2 million, $0.3 million and $0.2 million for fiscal years ended April 30, 2008, 2009 and 2010, respectively.

Employment Agreements

We have entered into employment agreements with our Chief Executive Officer and other executive officers and senior managers which provide for annual base salary, other benefits and severance obligations. Our total obligation under the terms of these agreements is approximately $5.8 million for those agreements that are in place as of May 1, 2010. The total obligation consists of the estimated minimum contractual obligations under the arrangements assuming a termination of employment without cause initiated by us and benefit continuation to the employees assuming a cost to us of 15% of base salaries.

Strategic Alliance with General Motors

Pursuant to the strategic alliance with General Motors (see Note 8), we have committed to spend $4.0 million annually for specific research and development projects directed by General Motors to speed the commercialization of our fuel cell related products. Since this commitment was waived or partially waived by General Motors for calendar years 2002 through 2009, we anticipate that this commitment will be waived or partially waived in the future. During fiscal 2010 there were no directed research and development activities pursuant to the strategic alliance.

The strategic alliance also requires us to pay royalties for products sold using certain technologies covered by the alliance as follows: Beginning July 24, 2005 for non-automotive applications and July 24, 2008 for automotive applications, we are obligated to provide revenue sharing payments to General Motors based on a percentage of gross revenue derived from sales of applications developed under the strategic alliance. The revenue sharing payments will equal 5% of applicable gross revenue through July 23, 2015, 4% for the ten-year period ending July 23, 2025, 3% for the ten-year period ending July 23, 2035, and 2% for the ten-year period ending July 23, 2045. On July 23, 2045, we will also be obligated to provide a final revenue sharing payment to General Motors equal to the present value of future revenue sharing payments that would otherwise be payable to General Motors on an annual basis assuming an income stream to General Motors of 2% of our gross revenues in perpetuity. No royalty expense was incurred under the arrangement for any of the periods presented in the financial statements.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14. Stockholders’ Equity

Authorized Capital Stock

Our authorized stock consists of 20,000,000 shares of preferred stock and 20,000,000 shares of common stock. Of the 20,000,000 shares of common stock, 100,000 are designated as Series B common stock.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders. Holders of common stock do not have cumulative voting rights in the election of directors and have no subscription, redemption or conversion privileges. Subject to the preferences or other rights of any preferred stock that may be issued from time to time, holders of common stock will be entitled to participate ratably in dividends of our common stock as declared by the board of directors. Holders of common stock will be entitled to share ratably in all assets available for distribution to stockholders in the event of our liquidation or dissolution, subject to distribution of the preferential amount, if any, to be distributed to holders of preferred stock. No holder of our capital stock authorized at any such distribution date will have any preemptive right to subscribe for or purchase any of our securities of any class or kind.

Series B Common Stock

Shares of our Series B common stock, held entirely by General Motors, are not entitled to vote on any matters voted on by stockholders except as otherwise specifically required by law. In the event we issue additional shares of our common stock as a dividend or other distribution on our outstanding common stock, or a subdivision or combination of common stock into a smaller or greater number of shares, the number of shares of Series B common stock will be adjusted to that number of shares of Series B common stock that is equal to the percentage of all outstanding shares of all series of our common stock (excluding shares issued pursuant to a board-approved stock option or equity incentive plan) that the holders of Series B common stock held prior to such event. Upon the transfer of any of the outstanding shares of Series B common stock to any person or entity that is not controlled by or under common control with General Motors, the transferred shares of Series B common stock will convert into an equal number of shares of our common stock. Subject to the preferences or other rights of any preferred stock that may be issued from time to time, holders of our Series B common stock will be entitled to participate ratably in dividends on our common stock as declared by our board of directors. Holders of our Series B common stock will be entitled to share ratably in all assets available for distribution to stockholders in the event of our liquidation or dissolution, subject to distribution of the preferential amount, if any, to be distributed to holders of our preferred stock.

Preferred Stock

Our charter authorizes the board of directors, without any vote or action by the holders of our common stock, to issue up to 20.0 million shares of preferred stock from time to time in one or more series. Our board of directors are authorized to determine the number of shares and designation of any series of preferred stock and the dividend rights, dividend rate, conversion rights and terms, voting rights (full or limited, if any), redemption rights and terms, liquidation preferences and sinking fund terms of any series of preferred stock. Issuances of preferred stock would be subject to the applicable rules of the Nasdaq Global Market or other organizations on whose systems our stock may then be quoted or listed. Depending upon the terms of preferred stock established by our board of directors, any or all series of preferred stock could have preference over our common stock with respect to dividends and other distribution upon our potential liquidation. Issuance of any such shares with voting powers, or issuance of additional shares of our common stock, would dilute the voting power of our outstanding common stock. We have no present plans to issue any preferred stock.

Restricted Stock

We periodically issue restricted stock to our directors and executives as a form of equity-based compensation. The value of the shares, measured on the date of award based upon the closing price of our common stock, is recognized as compensation expense ratably over the vesting period, typically three years. Approximately $0.1 million was recognized in compensation expense related to restricted stock issuances in each of the three fiscal years ended April 30, 2010.

Warrants

In connection with a $12.5 million private placement offering completed on June 29, 2006, investors received warrants to purchase 44,025 shares of our common stock at an exercise price of $78.80 per share to the investors (the “June 2006 Warrants”). The warrants can be exercised at any time and expire in June 2011.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In connection with a $10.0 million private placement offering completed on October 27, 2006, investors received warrants to purchase 106,707 shares of our common stock at an initial exercise price of $47.20 per share (the “October 2006 Warrants”). The warrants can be exercised at any time and expire in April 2014.

In connection with a $18.75 million private placement offering that was completed on June 22, 2007, investors received warrants to purchase 750,000 shares of our common stock at $41.80 per share, which included 125,000 shares provided to the October 2006 investors in exchange for those investors waiving certain rights obtained in the October 2006 private placement (the “June 2007 Warrants”). The warrants can be exercised anytime and expire in December 2014.

In connection with a $19.1 million registered direct offering completed on August 25, 2008, the investor received warrants to purchase 675,000 shares of our common stock at an initial exercise price of $80.00 per share (the “August 2008 Warrants”). The warrants can be exercised at any time and expire in August 2015.

In connection with a $12.3 million private placement offering completed in two rounds that closed on August 3, 2009 (the “August 2009 Warrants”) and September 4, 2009 (the “September 2009 Warrants”), investors received warrants to purchase 100,598 shares of our common stock at an exercise price of $17.00 per share to the investors. The warrants became exercisable beginning in February 2010, of which 32,045 relate to the August 2009 Warrants and expire in August 2014 and 68,553 relate to the September 2009 Warrants and expire in September 2014. In connection with the transaction, the placement agent also received 51,217 in warrants to purchase shares of our common stock at an exercise price of $17.00 per share that became exercisable beginning in March 2010, of which 36,217 expire in September 2012 and 15,000 expire in September 2014.

On April 16, 2010, in connection with the acquisition of SPI, we provided the former SPI warrant holders with Quantum replacement warrants that allows these former SPI warrant holders to purchase up to 102,822 shares of our common stock at exercise prices ranging from $9.60 to $48.20 per share that expire on dates through May 13, 2011 (the “April 2010 Replacement Warrants”). The fair value of these warrants on the closing date was included as part of the consideration paid in connection with the acquisition (see Note 3).

In connection with a $10.6 million private placement offering completed on various dates from April 30, 2010 through June 14, 2010 (the “Spring 2010 Warrants”), investors received warrants to purchase 192,794 shares of our common stock at an exercise price of $18.20 per share to the investors. The warrants became exercisable beginning in October 2010. In connection with the transaction, the placement agent also received 25,000 in warrants to purchase shares of our common stock at an exercise price of $18.20 per share that become exercisable beginning in October 2010. The warrants expire five years from the date they were issued (April 2015 thru June 2015). The net amount received by us from the transactions, after deducting placement agent fees and offering expenses, was approximately $9.1 million (of which $6.0 million was received subsequent to the latest reported balance sheet date of April 30, 2010). The private placement offering remained opened as of June 14, 2010.

We evaluate the warrants provided in connection with each of our private placement or public offerings and we have concluded that liability classification is appropriate for warrants issued in October 2006, June 2007, August 2008, August 2009 and September 2009. We have further concluded that equity classification is appropriate for the warrants that we refer to as the June 2006 Warrants and the Spring 2010 Warrants due to the fact that these warrants are required to be physically settled in shares of our common stock and there are no provisions that could require net-cash settlement. The proceeds from the transactions in June 2006 and in the spring of 2010 that gave rise to these warrants have been allocated to the stock and the warrants based on their relative fair values. However, we aggregate the values for financial reporting purposes as both types of instruments issued in June 2006 and in the spring of 2010 have been classified as permanent equity. The classification as equity for the June 2006 Warrants and the Spring 2010 Warrants could change as a result of either future modifications to the existing terms of settlement or the issuance of new financial instruments by us that could be converted into an increased or unlimited number of shares. If a change in classification of these warrants is required in the future, the warrants would be treated as derivatives, brought onto the balance sheet at their fair value, and marked to market each period, with the changes in fair values being recognized in the respective period’s statement of operations.

The October 2006 Warrants, the June 2007 Warrants and the August 2008 Warrants contain contractual provisions that could potentially require us to net-cash settle the value of the remaining outstanding warrants in the event of a change in control or other fundamental change in Quantum in the future. Since the contractual provisions that could require us to net-cash settle the warrants are not within our control, equity classification is precluded. As such, we consider these warrants to be derivative instruments that are classified as current liabilities, recorded at fair value and marked to market each period, with the changes in fair values being recognized in the respective period’s statement of operations.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Further, the August 2009 Warrants and the September 2009 Warrants contain cashless warrant exercise provisions whereby the settlement calculation may incorporate the book value per share of common stock if there is not a public market for the common stock. Under GAAP, if an instrument’s settlement calculation incorporates variables other than those used to determine the fair value of a fixed-for-fixed forward or option on equity shares, the instrument would not be considered indexed to the entity’s own stock and therefore would not be precluded from derivative instrument consideration. As such, we consider these warrants to be derivatives that are classified as non-current liabilities, recorded at fair value and marked to market each period, with the changes in fair values being recognized in the respective period’s statement of operations.

The fair values of the derivative liabilities associated with warrant contracts as of April 30, 2009 and April 20, 2010, and a summary of the changes in the fair values of those derivative instruments during the three years ended April 30, 2010 are disclosed in Note 11.

The October 2006 Warrants and the August 2008 Warrants also contain contractual provisions which, subject to certain exceptions, reset the initial exercise price of such warrants if at any time while such warrants are outstanding, we sell or issue shares of our common stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of our common stock at a price below $47.20 for the October 2006 Warrants or $80.00 for the August 2008 Warrants, provided that the exercise price for the August 2008 Warrants cannot be reset below $38.60. Since the initial issuance of these warrants, we have completed certain subsequent capital transactions that have contractually reset the exercise price of the October 2006 Warrants and August 2008 Warrants to $11.00 and $62.60 as of April 30, 2010, respectively, and has further reset the exercise price of the August 2008 Warrants to $58.40 as of June 14, 2010. As a result of exercise price resets to date and in the event of further price resets to the October 2006 Warrants and/or the August 2008 Warrants, the number of shares of our common stock that is subject to such warrants contractually increases so that the aggregate purchase price payable applicable to the exercise of the warrants after the reset of the exercise price is the same as the aggregate purchase price payable immediately prior to the reset. As a result of the exercise price resets, the number of shares subject to the October 2006 Warrants increased to 354,357 as of April 30, 2010 and the number of shares subject to the August 2008 Warrants increased to 864,483 and 925,053 as of April 30, 2010 and June 14, 2010, respectively. Any resets to the exercise price of the October 2006 Warrants and/or August 2008 Warrants in the future will have an additional dilutive effect on our existing shareholders.

During the second quarter of fiscal 2010, we issued 54,922 shares upon the exercise of 95,805 warrants on a cashless basis by certain holders of the October 2006 Warrants.

Warrant activity and warrants outstanding for the three year period ending April 30, 2010, and through the closing of the round of financing on June 14, 2010, reportable in the equivalent number of shares of our common stock that can be purchased upon exercise of the warrants, is as follows:

Total Warrants
Warrants outstanding at April 30, 2007	164,169
Issued—additional number	818,882

Warrants outstanding at April 30, 2008	983,051
Exercised	(20,000)
Issued—original number	675,000

Warrants outstanding at April 30, 2009	1,638,051
Issued—original number	320,456
Issued—additional number	470,621
Exercised	(95,805)

Warrants outstanding at April 30, 2010	2,333,322
Issued—original number	151,978
Issued—additional number	60,570

Warrants outstanding at June 14, 2010	2,545,870

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Options

We have one stock option plan, the 2002 Stock Incentive Plan (the “Options Plan”), which provides that options to purchase shares of our unissued common stock may be granted to directors, employees, associates and consultants. Options expire ten years after the date of grant or 30 days after termination of employment and generally vest ratably at the rate of 25% on each of the first four anniversaries of the grant date. New shares are issued to satisfy stock option exercises under the Options Plan. Options awarded are generally granted with an exercise price equal to the market price of our stock at the date of grant.

On November 17, 2008, we completed a value-for-value stock option exchange program which was approved by our stockholders on September 18, 2008. Pursuant to the option exchange, 194,841 eligible options were canceled and replaced with 128,734 replacement stock options. The exchange ratio was calculated such that the value of the replacement options would approximate the value of the canceled options, determined in accordance with the Black-Scholes option valuation model. We recognized the excess value of vested replacement options as compensation expense in fiscal 2009 and plan to recognize the excess value of non-vested replacement options as compensation expense ratably over their respective vesting periods. The excess value was nominal.

Below is a summary of the options activity for the three-year period ending April 30, 2010:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (In Years)	Aggregate Intrinsic Value
Options outstanding at April 30, 2007	288,560	$86.00
Granted	88,500	$16.00
Exercised	—	$—
Forfeited(1)	(44,244)	$83.60
Expired(2)	(34,381)	$95.60

Options outstanding at April 30, 2008	298,435	$66.60
Granted(3)	150,684	$24.20
Exercised	—	$—
Forfeited(4)	(63,604)	$63.80
Expired(5)	(148,587)	$90.00

Options outstanding at April 30, 2009	236,928	$25.80
Granted	2,500	$15.00
Exercised	(250)	$16.00
Forfeited	(7,271)	$17.40
Expired	(18,884)	$76.00

Options outstanding at April 30, 2010	213,023	$21.60	5.8	$—

Vested and expected to vest at April 30, 2010	207,979	$21.80	5.8	$—
Options exercisable at April 30, 2008	148,010	$93.00
Options exercisable at April 30, 2009	139,006	$31.20
Options exercisable at April 30, 2010	154,897	$23.00	5.1	$—

(1)	Includes 30,800 non-vested options terminated in connection with the disposal of the Tecstar Automotive Group segment.
(2)	Includes 16,850 vested options terminated in connection with the disposal of the Tecstar Automotive Group segment.
(3)	Includes 128,733 options granted pursuant to the stock option exchange program.
(4)	Includes 46,587 non-vested options canceled pursuant to the stock option exchange program.
(5)	Includes 148,253 vested options canceled pursuant to the stock option exchange program.

The aggregate intrinsic value in the table above is based on our closing stock price of $14.00 per share as of the last business day of the fiscal year ended April 30, 2010, which amount would have been received by the optionees had all options been exercised on that date.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table sets forth summarized information with respect to stock options outstanding and exercisable at April 30, 2010:

	Outstanding			Exercisable
Exercise Price Range	Number of Shares	Average Life Remaining	Average Price	Number of Shares	Average Price
$14.00 – $19.60	77,000	7.72	$16.00	37,250	$16.00
$19.60 – $39.20	131,915	4.83	22.40	114,176	22.60
$39.20 – $59.00	850	8.25	44.60	213	44.60
$59.00 – $98.20	872	1.49	96.20	872	96.20
$98.20 – $117.80	1,616	0.64	112.60	1,616	112.60
$117.80 – $137.40	600	0.90	126.00	600	126.00
$137.40 – $196.40	170	0.30	196.40	170	196.40

	213,023	5.83	21.60	154,897	23.00

A summary of the options activity of our non-vested options and changes during fiscal 2010 is as follows:

	Number of Shares	Weighted-Average		Remaining Unrecognized Compensation Cost
		Grant-Date Fair Value	Remaining Years To Vest
Nonvested outstanding at April 30, 2009	97,922	$24.40
Granted	2,500	11.20
Vested	(35,025)	34.80
Forfeited	(7,271)	16.40

Nonvested outstanding at April 30, 2010	58,126	$18.60	1.4	$685,292

On May 1, 2009, an additional 146,442 shares of common stock became available for future grant under the Options Plan pursuant to an “evergreen” provision contained in the Options Plan. At April 30, 2010, there were 435,498 shares of common stock available for grant under the Options Plan.

Shares Available

The number of undesignated shares available as of June 14, 2010, after factoring in the private placement offering transactions that occurred through June 14, 2010, is as follows:

	Common Stock	Series B Common Stock	Preferred Stock
Shares authorized	19,900,000	100,000	20,000,000
Less shares issued and outstanding at April 30, 2010	(8,457,766)	(49,998)	—
Less shares issued post April 30, 2010	(634,907)
Less shares designated for issuance under:
Stock options	(213,023)	—	—
Warrants	(2,545,870)	—	—
Conversion of principal under convertible notes(1)	(796,942)	—	—
Lender Commitment(2)	(704,225)	—	—

Total shares designated for future issuance	(4,260,060)	—	—

Undesignated shares available	6,547,267	50,002	20,000,000

Other instruments in which share settlement is at Company option:
Principal repayment in shares under Term Note B(3)	448,281	—	—
Principal repayment in shares under Consent Fee Term Note(3)	241,936	—	—

(1)	Represents number of shares upon conversion of $11.3 million of principal and interest outstanding under three convertible notes at a fixed conversion price of $14.20 per share.
(2)	Represents the maximum possible shares issuable under the $10 million Lender Commitment if it becomes outstanding and is structured as a convertible note at a fixed conversion price of $14.20 per share.
(3)	Repayment of principal in shares is at our option, subject to certain conditions; represents the number of shares that would be required to satisfy the outstanding principal under the terms of the note assuming the share price was $12.40 per share (which represents our closing share price as of June 14, 2010).

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Share-based Compensation

The share-based compensation expense related to stock options and restricted stock included in the accompanying consolidated statements of operations and in the financial information by reportable business segment in Note 16 for the three years ended April 30, 2010 is:

	Fuel Systems	Corporate	Discontinued Operations	Total
Year Ended April 30, 2008:
Continuing operations:
Cost of product sales	$96,216	$—	$—	$96,216
Research and development	169,490	—	—	169,490
Selling, general and administrative	22,117	2,570,797	—	2,592,914
Discontinued operations	—	—	98,181	98,181

Total share—based compensation	$287,823	$2,570,797	$98,181	$2,956,801

Year Ended April 30, 2009:
Continuing operations:
Cost of product sales	$103,597	$—	$—	$103,597
Research and development	213,005	—	—	213,005
Selling, general and administrative	17,907	1,609,715	—	1,627,622

Total share—based compensation	$334,509	$1,609,715	$—	$1,944,224

Year Ended April 30, 2010:
Continuing operations:
Cost of product sales	$17,950	$—	$—	$17,950
Research and development	153,911	—	—	153,911
Selling, general and administrative	14,735	738,465	—	753,200

Total share—based compensation	$186,596	$738,465	$—	$925,061

The fair value of each share-based award is estimated on the grant date using the Black-Scholes option-pricing formula. Expected volatilities are based on the historical volatility of our stock price. The expected life of options granted is derived based on the historical life of our options. The risk-free rate for periods within the expected life of the option is based on the U.S. Treasury interest rates in effect at the time of grant. A summary of the grant date fair value and intrinsic value information is as follows:

	Year Ended April 30,
	2008	2009	2010
Weighted average grant date fair value per share	$11.40	$10.60	$11.20
Intrinsic value of options exercised	n/a	n/a	$2,250
Total fair value of options vested during the period	$3,467,308	$1,271,078	$1,220,980

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The fair value of options granted was estimated using the following weighted–average assumptions:

	Year Ended April 30,
	2008	2009	2010
Dividend yield	0.0%	0.0%	0.0%
Expected life—years	5.8	5.8	6.2
Risk-free interest rate	2.4%	2.3%	2.8%
Expected volatility of common stock	85.1%	91.0%	90.0%

15. Earnings (Loss) Per Share

We compute net income (loss) per share by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and common equivalent shares outstanding during the period. We consider common equivalent shares from the exercise of stock options, warrants and convertible debt payable in the instance where the shares are dilutive to our net income by application of the treasury stock method. The effects of stock options, warrants and convertible debt were anti-dilutive for all periods presented.

The following table sets forth the computation of basic and diluted loss per share:

	Year Ended April 30,
	2008	2009	2010
Numerators for basic and diluted loss per share data—attributable to common stockholders:
Loss from continuing operations, net of tax	$(19,914,039)	$(27,992,652)	$(46,294,327)
Loss from discontinued operations, net of tax	$(66,886,009)	$—	$—
Net loss	$(86,800,048)	$(27,992,652)	$(46,294,327)
Denominator for basic and diluted loss per share data—weighted-average shares	3,839,569	4,600,666	6,459,899
Basic and diluted per share data:
Loss from continuing operations attributable to stockholders	$(5.19)	$(6.08)	$(7.17)
Loss from discontinued operations attributable to stockholders	$(17.42)	$—	$—
Net loss	$(22.61)	$(6.08)	$(7.17)

For the three fiscal years ending April 30, 2010 presented above, shares of common stock potentially issuable upon the exercise of options, warrants and convertible notes, in addition to shares potentially issuable in satisfaction of term note obligations were excluded in the computation of diluted per share data, as the effects would be anti-dilutive.

The following table sets forth the amount of shares excluded from the computation of diluted earnings per share, as to do so would have been anti-dilutive:

	As of April 30,
	2008	2009	2010
Stock Options	298,435	236,928	213,023
Warrants	983,051	1,638,051	2,333,322
Convertible Notes	599,840	327,803	757,559
Term Notes	1,148,724	1,876 ,901	631,187
Lender Commitment	—	—	704,225

	3,030,050	4,079,683	4,639,316

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16. Business Segments and Geographic Information

Business Segments

We classify our business operations into three reporting segments: Fuel Systems (formerly referred to as the Quantum Fuel Systems segment), Renewable Energy (beginning April 16, 2010 with the acquisition of SPI) and Corporate. Prior to January 16, 2008, we also had a Tecstar Automotive Group business segment. The Tecstar Automotive Group segment ceased operations on January 16, 2008 when we transferred substantially all of that segment’s business operations to an affiliate of our senior lender. As a result of such transfer, the historical activities of the Tecstar Automotive Group business segment are now classified as discontinued operations.

The chief operating decision maker allocates resources and tracks performance by the reporting segments. We evaluate performance based on profit or loss from operations before interest and income taxes.

Fuel Systems Segment

Our Fuel Systems segment supplies advanced propulsion and fuel systems for alternative fuel vehicles to OEM customers for use by consumers and for commercial and government fleets. We also provide our propulsion systems and hydrogen storage products for hybrid and fuel cell applications to major OEMs and certain governmental agencies through funded research and development contracts and on a prototype and production intent basis. This segment’s business operations primarily consist of design, integration and supply of electric drive and control system technologies and manufacture and supply of packaged fuel systems for use in hybrid, plug-in electric hybrid, hydrogen, fuel cell, and other alternative fuel vehicles.

Our Fuel Systems segment generates product revenues through the sale of hydrogen fuel storage, fuel delivery, and electronic control systems to OEMs, the installation of our systems into OEM vehicles, and the sale of transportable hydrogen refueling stations. Product revenues are also generated through the sale of compressed natural gas (CNG), propane (LPG), and hydrogen fuel storage, fuel delivery, and electronic control systems for internal combustion engine applications.

Our Fuel Systems segment also generates contract revenue by providing engineering design and support to OEMs so that our advanced propulsion systems integrate and operate with the OEM’s hybrid or fuel cell applications. Contract revenue is also generated from customers in the aerospace industry, military and other governmental entities and agencies, and other strategic alliance partners.

Renewable Energy Segment

Our Renewable Energy segment consists solely of the business operations of SPI. SPI, headquartered in Toronto, Ontario, Canada, is an independent power producer and developer of renewable wind and solar energy projects and provider of related services. This segment currently generates revenues through energy sales under a PPA contract. In addition to energy sales on its existing wind farm and future wind and solar energy farms that it is currently developing, this segment anticipates generating revenues and cash flows through the sale of ownership interests in its renewable energy projects and through development and construction services for renewable energy projects owned by third parties.

Our development of renewable energy projects involves several sequential stages of completion and advancement before a project becomes operational. We conduct feasibility studies to obtain sufficient data to validate the wind and/or solar energy capacity from a prospective project. We must negotiate with local landowners to obtain easements to allow for the development of an energy farm on their properties. Applications are submitted to local utility providers to obtain approval for a grid interconnection and environmental assessments and feasibility studies must be completed and submitted to Federal, Provincial and Municipal governments to obtain permits for construction and commissioning. Finally, we secure PPAs with a utility provider or power broker as a project approaches the operational stage.

An energy project may be financed with equity, debt or a combination thereof. Due to SPI’s limited cash availability and the high cost of development and construction of a project, SPI has historically entered into strategic relationships to provide for project financing. SPI will evaluate its project portfolio and assess sell versus hold factors and the underlying opportunity to develop and retain ownership of its projects. If SPI decides to enter into strategic relationships to provide for project financing on certain of its projects, we anticipate that a typical strategic relationship would be structured such that SPI would transfer a majority interest (usually 80% to 90%) to a strategic partner in exchange for the strategic partner agreeing to fund the development and construction of the renewable energy project. We would anticipate that SPI and the strategic partner would also enter into a development agreement pursuant to which SPI would provide development services for the project and would receive a development fee in return.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Corporate Segment

The Corporate segment consists of general and administrative expenses incurred at the corporate level that are not directly attributable to the Fuel Systems or Renewable Energy reporting segments. Corporate expenses consist primarily of personnel costs, share-based compensation costs and related general and administrative costs for executive, finance, legal, human resources, investor relations and the our board of directors.

All activities of Quantum Solar, which is still in the preliminary phase of its anticipated solar module manufacturing operation are included in our Corporate segment and to date principally consist of partial payments on long lead assembly equipment under construction for solar module production capability. Once Quantum Solar commences its manufacturing operations, we anticipate that we will report these activities under a new business segment separate from the Fuel Systems, Renewable Energy and Corporate reporting segments.

In connection with the transfer of the Tecstar Automotive Group’s assets to our senior lender in January 2008, certain historical indirect expenses of the Corporate segment that were directly attributable to the Tecstar Automotive Group business activities and would not have been incurred had the Tecstar Automotive Group business segment not existed, have been reclassified and are reported as discontinued operations.

Discontinued Segment—Tecstar Automotive Group Segment

Prior to its disposal in January 2008, the Tecstar Automotive Group segment was comprised of virtually all of the business activities acquired via the merger with Tecstar Automotive Group in March 2005, and subsequent specialty vehicle business acquisitions. In January 2008, we transferred substantially all the assets of our Tecstar Automotive Group segment to an affiliate of our senior lender pursuant to a strict foreclosure under Article 9 of the Uniform Commercial Code. As a result of the transfer, the Tecstar Automotive Group business segment (formerly consisting of all of the Tecstar businesses and operating units) ceased operations for purposes of our financial reporting. The Tecstar Automotive Group segment, prior to its disposal, engineered and integrated specialty equipment products into motor vehicle applications, primarily General Motors’ pick-up trucks and sport utility vehicles, provided vehicle build capabilities associated with military vehicle projects and provided design and powertrain services for high performance cars.

As a result of the disposal of the Tecstar businesses, all historical activities of the Tecstar Automotive Group business segment have been classified as discontinued operations in the accompanying consolidated statements of operations and consolidated statements of cash flows.

Intangible assets associated with the Tecstar Automotive Group and Regency acquisitions, prior to the write-off of the remaining unamortized balance in the first quarter of fiscal 2008, were reported in the Tecstar Automotive Group business segment. Goodwill associated with the Regency acquisition was reported in the Tecstar Automotive Group business segment prior to its write-off in the first quarter of fiscal 2008.

Geographic Information

Our long-lived assets as of April 30, 2010 are primarily based within facilities in Irvine and Lake Forest, California and on our wind farm located in Ontario, Canada. We also own land in Nova Scotia, Canada that we are developing as a renewable energy project. Our two significant affiliates, Asola and Fisker Automotive, are based in Erfurt, Germany and Irvine, California, respectively.

Our revenue by country associated with our continuing operations is as follows (in thousands):

	Year Ended April 30,
	2008	2009	2010
		(in thousands)
United States	$9,437	$20,589	$8,753
Germany	14,097	2,577	557
India	—	—	176
Canada	89	—	87
Iceland	949	71	28
Japan	1,547	21	3
Other	378	—	1

Total	$26,497	$23,258	$9,605

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Financial Information by Business Segment

Selected financial information by business segment for continuing operations follows (in thousands):

	Year Ended April 30,
	2008	2009	2010
	(in thousands)
Total Revenue
Fuel Systems	$26,497	$23,258	$9,590
Renewable Energy	—	—	15
Corporate	—	—	—

Total	$26,497	$23,258	$9,605

Operating Loss
Fuel Systems	$(7,340)	$(14,398)	$(10,911)
Renewable Energy	—	—	(77)
Corporate	(11,431)	(10,719)	(9,517)

Total	$(18,771)	$(25,117)	$(20,505)

Product Gross Profit (Loss)
Fuel Systems & Renewable Energy:
Net product sales	$11,856	$975	$1,450
Cost of product sales	(10,016)	(2,288)	(1,573)

Gross profit (loss)	$1,840	$(1,313)	$(123)

Capital Expenditures
Fuel Systems	$1,629	$2,663	$338
Renewable Energy	—	—	—
Corporate	2	2,157	108

Total	$1,631	$4,820	$446

Depreciation
Fuel Systems	$2,109	$1,808	$1,219
Renewable Energy	—	—	13
Corporate	13	11	36

Total	$2,122	$1,819	$1,268

Amortization and Impairment of Intangibles
Fuel Systems	$1,676	$7,021	$—
Renewable Energy	—	—	16

Total	$1,676	$7,021	$16

Selected financial information for discontinued operations is as follows (in thousands):

	Year Ended April 30,
	2008	2009	2010
	(in thousands)
Discontinued Operations:
Capital Expenditures	$906	$—	$—
Depreciation	1,577	—	—
Amortization of Intangibles	698	—	—

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Identifiable assets by reporting segment is as follows (in thousands):

	Year Ended April 30,
	2009	2010
	(in thousands)
Identifiable Assets
Fuel Systems	$47,052	$38,777
Renewable Energy—assets held for sale	—	2,090
Renewable Energy—all other assets	—	14,718
Corporate	12,831	17,433

Total Continuing Operations	$59,883	$73,018

Research and development is expensed as incurred and is related to the operations of the Fuel Systems and Renewable Energy business segments for each of the periods presented. Research and development expense includes both customer-funded research and development and internally-sponsored research and development. Customer-funded research and development consists primarily of expenses associated with contract revenue. These expenses include applications development costs in our Fuel Systems business segment that are funded under customer contracts.

17. Insurance Settlements

Property Damage Recovery

On September 22, 2007, a flood caused damages to our inventory, manufacturing equipment and a warehouse facility that was covered under existing insurance coverage. We received the insurance benefits in installments on various dates through November 2008. We recognized a non-recurring gain of $0.5 million and $1.2 million in fiscal years 2008 and 2009, respectively, which is included as a reduction to selling, general and administrative expense on the consolidated statements of operations. The gain is primarily related to the difference between the insured values and carrying values of the damaged inventory and equipment. Insurance proceeds on the settlements of $2.3 million and $1.5 million in fiscal years 2008 and 2009, respectively, are included in cash flows from operating activities on the consolidated statements of cash flows.

Life Insurance Proceeds

We recorded other income of $2.0 million during fiscal 2009 in connection with a life insurance settlement payment that was received during November 2008. Insurance proceeds on the settlement are included in cash flows from operating activities on the consolidated statement of cash flows.

18. Revenue and Purchase Concentrations

Fisker Automotive comprised 8%, 59% and 46%, General Motors comprised 64%, 13% and 12%, and U.S. Army comprised 10%, 13% and 11%, of the total Fuel Systems segment revenue reported for the fiscal years ended April 30, 2008, 2009 and 2010, respectively.

As of April 30, 2009 and 2010, Fisker Automotive’s accounts receivable comprised 46% and 45%, and General Motors and affiliated companies’ accounts receivable comprised 11% and 7%, of our total outstanding accounts receivable, respectively.

During fiscal years 2008, 2009 and 2010, respectively, purchases from one supplier constituted approximately 18%, 26% and 20% of net raw materials purchases. In fiscal year 2008, 2009 and 2010, ten suppliers accounted for approximately 72%, 80% and 75% of net raw materials purchases, respectively.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19. Quarterly Results of Operations (unaudited)

A summary of the unaudited quarterly results of operations follows (in thousands, except per share amounts):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal Year 2009
Net product sales	$214	$385	$216	$161
Contract revenue	3,517	7,019	5,665	6,081
Total revenue	3,731	7,404	5,881	6,242
Cost of product sales	654	423	449	763
Gross profit (loss) on product sales	(440)	(38)	(233)	(602)
Research and development expense	4,619	6,774	7,316	6,468
Net income (loss)	(39,008)	32,759	(18,550)	(3,193)
Net income (loss) per share—basic	(9.78)	7.12	(3.80)	(0.65)
Net income (loss) per share—diluted	(9.78)	2.00	(3.80)	(0.65)
Weighted average shares outstanding:
Basic	3,987	4,603	4,881	4,931
Diluted	3,987	7,623	4,881	4,931

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal Year 2010
Net product sales	$188	$425	$475	$363
Contract revenue	2,906	2,230	1,005	2,013
Total revenue	3,094	2,655	1,480	2,376
Cost of product sales	267	595	329	382
Gross profit (loss) on product sales	(79)	(170)	146	(19)
Research and development expense	3,795	3,509	2,946	3,284
Net income (loss)	(12,264)	(42,673)	14,143	(5,500)
Net income (loss) per share—basic	(2.34)	(7.00)	2.00	(0.74)
Net income (loss) per share—diluted	(2.34)	(7.00)	0.40	(0.74)
Weighted average shares outstanding:
Basic	5,238	6,094	7,074	7,465
Diluted	5,238	6,094	8,627	7,465

20. Discontinued Operations

On January 11, 2008, Tecstar Automotive Group was in default of the January 1, 2008 semi-annual interest payment due to affiliates of our senior lender under terms of the Tecstar Convertible Note. As a result of the default, the amount due under the Tecstar Convertible Note was immediately due and payable. On January 16, 2008, we completed a series of transactions that restructured our outstanding debt obligations and resulted in the transfer of substantially all of the assets of the Tecstar Automotive Group business segment to an affiliate of the senior lender, WB Automotive, Inc. (WB Automotive), as payment in full of the obligations due under the Tecstar Convertible Note.

The transfer of the Tecstar business segment was structured as a strict foreclosure under Article 9 of the Uniform Commercial Code pursuant to which Tecstar Automotive Group assigned to WB Automotive all of its right, title and interest in and to (i) the equity interests in Tecstar’s operating subsidiaries (the “Operating Subsidiaries”), (ii) Tecstar’s interest in the Amstar joint venture, (iii) receivables owed to Tecstar by the Operating Subsidiaries and (iv) Tecstar’s interest in a $1.0 million cash collateral account, in full payment and satisfaction of the amounts owed by Tecstar under the Tecstar Convertible Note. WB Automotive also released Quantum from our guaranty of the Tecstar Convertible Note and the Tecstar Term Note. In exchange for the foregoing release, Quantum (i) caused Tecstar Automotive Group to enter into and complete the transactions described above, (ii) paid $1.0 million to WB Automotive and (iii) agreed to assume $0.7 million in unpaid interest owed under the Tecstar Convertible Note.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As a result of the disposal of the Tecstar businesses, the historical activities of the Tecstar Automotive Group business segment are reported as discontinued operations in the accompanying consolidated statement of operations and consolidated statement of cash flows for the fiscal 2008 period through January 16, 2008. The disposal of the Tecstar businesses resulted in a gain of $8.6 million included in discontinued operations, net of taxes, for the year ended April 30, 2008.

The historical operating results of the Tecstar Automotive Group business segment through the date of disposition on January 16, 2008, classified as discontinued operations, were as follows:

Year Ended April 30, 2008
Revenue:
Net product sales	$53,738,861
Contract revenue	5,023,412

Total revenue	58,762,273
Costs and expenses:
Cost of product sales	54,989,022
Research and development	5,450,843
Selling, general and administrative	15,204,456
Amortization of intangibles	698,570
Impairment of long-lived assets(1)	58,900,000

Total costs and expenses	135,242,891

Operating loss	(76,480,618)
Interest expense, net(4)	(3,995,137)
Gain on disposal of business segment(3)	8,641,447
Other income, net	5,827

Loss from discontinued operations before taxes	(71,828,481)
Income tax benefit(2)	4,942,472

Loss from discontinued operations	$(66,886,009)

(1)	Includes impairment charges of $45.8 million related to intangibles, $9.6 million to write down property and equipment to estimated fair value and $3.5 million to write off goodwill associated with Tecstar Automotive Group’s acquisition of Regency.
(2)	Tax benefit mainly related to the elimination of a deferred tax liability in the amount of $4.9 million recognized in connection with the impairment of the remaining unamortized balances of intangibles assets.
(3)	The components of the gain on disposal of the Tecstar Automotive Group business segment effective upon the cease of operations on January 16, 2008 consisted of the following:

Long term liabilities released by lender	$20,501,145
Less carrying value of net assets transferred to lender:
Assets transferred to lender	(36,385,894)
Current liabilities assumed by lender	24,529,439
Long term liabilities assumed by lender	2,867,785

(8,988,670)

Less other fees and costs incurred on disposal:
Fee paid to lender upon transfer of net assets	(1,000,000)
Transaction fees and other costs	(1,871,028)

(2,871,028)

Net gain on disposal	$8,641,447

(4)	Net interest expense associated with our revolving line of credit and amortization of deferred loan fees were allocated 65% to the discontinued operations of the Tecstar Automotive Group business segment and 35% to continuing operations based on the estimated percentage of assets supporting the borrowing base of the respective operations. Included in fiscal year 2008 is allocated net interest expense of $1.3 million.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

21. Subsequent Events

Notes 1 through 20 of the Notes to Consolidated Financial Statements incorporate disclosures of significant subsequent events that have occurred after our most recent Consolidated Balance Sheet as of April 30, 2010. These subsequent events are as follows:

•

On various dates from April 30, 2010 through June 14, 2010 we raised cumulative gross proceeds of $10.6 million in connection with a private placement from the sale of 963,995 shares of our common stock at a price of $11.00 per share. The investors and placement agent also received warrants in connection with the transactions. The net amount received by us from the transactions, after deducting placement agent fees and offering expenses, was approximately $9.1 million (of which $6.0 million was received subsequent to the latest reported balance sheet date of April 30, 2010). The private placement offering remained opened as of June 14, 2010. See Notes 1 and 14.

•

On July 8, 2010, we modified certain debt obligations with our senior lender in exchange for a debt modification fee payable to the senior lender. We satisfied the debt modification fee with the issuance of 83,000 shares of our common stock to the senior lender that had a fair value of $0.9 million on the modification date. The significant amendments to the debt instruments (see also Note 10) were as follows:

•	The maturity dates on the three convertible notes were changed from March 31, 2011 to July 31, 2011.

•	The earliest date specified in the original Consent Fee Term Note that the senior lender could make a demand if our VWAP was below $10.00 was changed from March 31, 2011 to July 31, 2011.

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

Valuation and qualifying accounts of our continuing operations are as follows:

Account Description	Balance at Beginning of Year	Additions Charged (Credited) to Costs and Expenses	Deductions and Other Adjustments	Balance at End of Year
Allowance for doubtful accounts for the year ended:
April 30, 2008	$184,726	$643,178	$(220,943)	$606,961
April 30, 2009	606,961	(80,922)	(81,436)	444,603
April 30, 2010	444,603	9,316	(381,810)	72,109
Provision for obsolescence reserve for the year ended:
April 30, 2008	$1,705,360	$186,318	$(836,130)	$1,055,548
April 30, 2009	1,055,548	1,294,645	(84,925)	2,265,268
April 30, 2010	2,265,268	618,356	(2,373)	2,881,251
Warranty reserve for the year ended:
April 30, 2008	$466,373	$603,216	$(403,983)	$665,606
April 30, 2009	665,606	(22,823)	(419,290)	223,493
April 30, 2010	223,493	340,444	(474,183)	89,754

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following statement sets forth the estimated amounts of expense to be borne by us in connection with the sale and distribution of the securities being offering hereby (except any underwriting commissions and discounts):

Securities and Exchange Commission Registration Fee	$1,500
Accounting Fees and Expenses	135,000
Legal Fees and Expenses	40,000

Total Expenses	$176,500

Item 14.	Indemnification of Directors and Officers

Under Section 145 of the General Corporation Law of the State of Delaware, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our amended and restated certificate of incorporation also provides for mandatory indemnification of our directors and executive officers, and permissive indemnification of our employees and agents, to the fullest extent permissible under Delaware law.

Our amended and restated certificate of incorporation provides that the liability of directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We have entered into agreements with each of our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which each may be made a party by reason of the fact that each is or was a director or officer of our company or any of our affiliated enterprises, provided the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements also establish procedures that will apply if a claim for indemnification arises under the agreements.

We maintain a policy of directors’ and officers’ liability insurance that insures our directors and officers against the costs of defense, settlement or payment of a judgment under some circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities

Transactions occurring prior to February 8, 2011 reflect the 1-for-20 reverse stock split that we implemented on February 8, 2011.

On March 10, 2011, we entered into a global Settlement Agreement with Mutual General Releases under which we agreed to issue 108,000 shares of our common stock, which will be delivered on or around March 31, 2011. The shares were issued to an accredited investor in a transaction exempt from registration pursuant to Rule 4(2) and/or Rule 506 of Regulation D of the Securities Act.

On March 2, 2011, March 3, 2011, March 14, 2011, and March 28, 2011, we issued a total of 369,010 shares of our common stock to our senior secured lender in payment of $1,750,000 of principal due under the promissory note referred to in our financial statements as “Term Note B.” The shares were issued to an accredited investor in transactions exempt from registration pursuant to Rule 4(2).

On February 22, 2011, we issued 1,518,737 shares of our common stock and warrants to purchase up to 1,153,303 shares of our common stock to accredited investors in transactions exempt from registration pursuant to Rule 506 of Regulation D of the Securities Act. Pursuant to the offering, we received gross proceeds of approximately $7.7 million, of which approximately $5.7 was received in cash and $2.0 was received by a dollar-for-dollar reduction in outstanding debt obligations. Roth Capital Partners, LLC acted as our placement agent and received a cash fee of $342,000.

On February 1, 2011, we issued 53,384 shares of our common stock to our senior secured lender in payment of $500,000 of principal due under the promissory note that we refer to in our financial statements as “Term Note B.” The shares were issued to an accredited investor in a transaction exempt from registration pursuant to Rule 4(2) and/or Rule 506 of Regulation D of the Securities Act.

On January 18, 2011, we issued warrants to purchase up to 131,902 shares of our common stock to the holders of the bridge promissory notes that we issued on October 13, 2010 and October 19, 2010, in consideration for their agreement to amend the repayment terms of such notes. The warrants were issued in transactions exempt from registration pursuant to Rule 4(2) and/or Rule 506 of Regulation D of the Securities Act.

On January 3, 2011, we and our senior secured lender entered into a Convertible Notes Amendment Agreement pursuant to which each of our three outstanding convertible notes, referred to in our financial statements as Convertible Note 1, Convertible Note II and Convertible Note III, were amended to extend the maturity date from July 31, 2011 to August 31, 2011 and to change the conversion price from $14.20 per share to $9.80 per share. The transaction was with an accredited investor and exempt from registration pursuant to Rule 4(2) and/or Rule 506 of Regulation D of the Securities Act.

On January 3, 2011, we issued warrants to purchase up to 277,777 shares of our common stock to our senior secured lender in consideration for the lender’s execution of a Forbearance Agreement and Ninth Amendment to Credit Agreement. The transaction was with an accredited investor and exempt from registration pursuant to Rule 4(2) and/or Rule 506 of Regulation D of the Securities Act.

On October 13, 2010 and October 19, 2010, we sold a total of $4,045,000 of non-convertible promissory notes and issued warrants entitling the purchasers of the notes to purchase up to 36,203 shares of our common stock to accredited investors in transactions exempt from registration pursuant to Rule 4(2) and/or Rule 506 of Regulation D of the Securities Act.

On July 27, 2010, we issued 50,000 shares of our common stock to Osler, Hoskin and Harcourt, LLP, as payment in full of approximately $600,000 owed by Schneider Power for legal services performed. The shares were issued in a transaction exempt from registration pursuant to Rule 4(2) and/or Rule 506 of Regulation D of the Securities Act.

On July 27, 2010, we issued 5,454 shares of our common stock to Blue Ridge Consulting, LLC, as payment in full of approximately $60,000 owed for services performed in connection with our acquisition of Schneider Power Inc. The shares were issued to an accredited investor in a transaction exempt from registration pursuant to Rule 4(2) and/or Rule 506 of Regulation D of the Securities Act.

On July 13, 2010, we issued 83,000 shares of our common stock to our senior secured lender in consideration of our lender’s agreement to extend the maturity date on our outstanding convertible notes from March 31, 2011 to July 31, 2011. The shares were issued to an accredited investor in a transaction exempt from registration pursuant to Rule 4(2) and/or Rule 506 of Regulation D of the Securities Act.

On July 8, 2010, we amended and restated each our three outstanding convertible promissory notes held by our senior secured lender. The transaction was with an accredited investor and exempt from registration pursuant to Rule 4(2) and/or Rule 506 of Regulation D of the Securities Act.

During the period from April 30, 2010 through July 1, 2010, we issued 986,452 shares of our common stock and warrants to purchase up to 197,285 shares of common stock to accredited investors in transactions exempt from registration pursuant to Rule 4(2) and/or Rule 506 of Regulation D of the Securities Act. Pursuant to the offering, we received gross proceeds of $10,900,000. JP Turner & Company, LLC acted as our placement agent and received cash fees totaling $1,410,631 and warrants to purchase up to 121,884 shares of our common stock.

On April 16, 2010, in connection with our acquisition of Schneider Power Inc. we issued 840,551 shares of our common stock and replacement warrants entitling the holders thereof to purchase up to 102,822 shares of our common stock at various exercise prices ranging from $9.60 to $48.20 per share. The shares and warrants were issued pursuant to an exemption from registration under Section 3(a)(10) of the Securities Act.

On December 2, 2009 and February 10, 2010, we issued 295,598 and 37,500 shares of our common stock to our senior secured lender in payment of $3,941,316 and $500,000, respectively, of principal due under the promissory note that we refer to in our financial statements as “Term Note B.” The shares were issued to an accredited investor in a transaction exempt from registration pursuant to Rule 4(2) and/or Rule 506 of Regulation D of the Securities Act.

On November 24, 2009, we issued a promissory note in the principal amount of $3,000,000 to our senior secured lender in consideration for the lender’s consent to our acquisition of Schneider Power Inc. Pursuant to the terms of the promissory note, we have the right, in our sole discretion, to pay the principal amount as and when demanded using shares of our common stock. The Consent Fee Note was issued to an accredited investor in a transaction exempt from registration pursuant to Rule 4(2) and/or Rule 506 of Regulation D of the Securities Act.

On August 3, 2009, we amended and restated each of our three outstanding convertible promissory notes held by our senior secured lender and amended and restated the $10.0 million investment commitment between us and an affiliate of our senior secured lender. The transactions were with an accredited investor and exempt from registration pursuant to Rule 4(2) and/or Rule 506 of Regulation D of the Securities Act.

On July 14, 2009, we (i) sold a convertible note in the principal amount of $3,000,000 to our senior secured lender and (ii) issued a convertible note in the principal amount of $6,639,058 to our senior secured lender in exchange for the promissory note referred to in our financial statements as Term Note A. The convertible notes were issued to an accredited investor in transactions exempt from registration pursuant to Rule 4(2) and/or Rule 506 of Regulation D of the Securities Act.

On July 10, 2009, we amended and restated each of our three outstanding convertible promissory notes held by our senior secured lender and amended and restated the $10.0 million investment commitment between us and an affiliate of our senior secured lender. The transactions were with accredited investors and exempt from registration pursuant to Rule 4(2) and/or Rule 506 of Regulation D of the Securities Act.

On June 17, 2009, we issued 74,423 shares of our common stock to our senior secured lender in payment of $1,119,507 of principal due under the promissory note referred to in our financial statements as “Term Note A.” The shares were issued to an accredited investor in a transaction exempt from registration pursuant to Rule 4(2) and/or Rule 506 of Regulation D of the Securities Act.

On May 30, 2008, we (i) sold a promissory note in the principal amount of $7,500,000 to our senior secured lender that is referred to in our financial statements as “Term Note C,” (ii) amended and restated a convertible promissory note held by our senior secured lender, and (iii) entered into a $10.0 million unconditional investment commitment with an affiliate of our senior secured lender. The transactions were with an accredited investor in a transaction exempt from registration pursuant to Rule 4(2) and/or Rule 506 of Regulation D of the Securities Act.

During the period from August 3, 2009 through September 4, 2009, we issued 1,005,909 shares of our common stock and warrants to purchase up to 100,598 shares of our common stock to accredited investors in transactions exempt from registration pursuant to Rule 506 of Regulation D of the Securities Act. Pursuant to the offering, we received gross proceeds of approximately $12,300,000. JP Turner & Company, LLC acted as our placement agent and received a cash fees totaling $1,477,688 and warrants to purchase up to 51,217 shares of our common stock.

During the period from May 2009 through November 2009, we issued 452,649 shares of our common stock to our senior secured lender in payment of $8,050,000 of principal and interest due under the promissory note referred to in our financial statements as “Term Note C.” The shares were issued to an accredited investor in a transaction exempt from registration pursuant to Rule 4(2) and/or Rule 506 of Regulation D of the Securities Act.

During the period from July 10, 2008 through October 1, 2009, we issued 74,922 shares of our common stock upon cashless exercise by certain warrant holders. The shares were issued to accredited investors in transactions exempt from registration pursuant to Section 3(a)(9) of the Securities Act.

During the period from June 2008 through December 2009, we issued an aggregate total of 997,994 shares of our common stock to our senior secured lender upon its conversion of $17,075,955 of principal and interest due under convertible promissory notes held by our senior secured lender. The shares were issued to an accredited investor in a transaction exempt from registration pursuant to Rule 4(2) and/or Rule 506 of Regulation D of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

(a) The exhibits listed in the Exhibit Index immediately preceding the exhibits are filed as part of this Registration Statement on Form S-1.

(b) The required Financial Statement Schedule on page F-95 is filed as part of this Registration Statement on Form S-1.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on March 31, 2011.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. (Registrant)

By:	/s/ Alan P. Niedzwiecki
Alan P. Niedzwiecki, President, Chief Executive Officer (Principal Executive Officer) and Director

Power of Attorney

Each director and officer of the Registrant whose signature appears below hereby appoints Alan P. Niedzwiecki and W. Brian Olson, and each of them individually, as his or her true and lawful attorney-in-fact and agent to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act, to this registration statement, and the Registrant hereby also appoints each such person as its attorney-in-fact and agent with like authority to sign and file any such amendments in its name and behalf.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Alan P. Niedzwiecki Alan P. Niedzwiecki	President, Chief Executive Officer and Director (Principal Executive Officer)	March 31, 2011

/s/ W. Brian Olson W. Brian Olson	Chief Financial Officer and Treasurer	March 31, 2011

/s/ Bradley J. Timon Bradley J. Timon	Controller (Principal Accounting Officer)	March 31, 2011

/s/ Dale L. Rasmussen Dale L. Rasmussen	Chairman of the Board	March 31, 2011

/s/ Brian A. Runkel Brian A. Runkel	Director	March 31, 2011

/s/ G. Scott Samuelsen G. Scott Samuelsen	Director	March 31, 2011

/s/ Carl E. Sheffer Carl E. Sheffer	Director	March 31, 2011

/s/ Paul E. Grutzner Paul E. Grutzner	Director	March 31, 2011

/s/ Jonathan Lundy Jonathan Lundy	Director	March 31, 2011

Item 16.	Exhibits and Financial Statement Schedules.

(a)	EXHIBIT INDEX

The following exhibits are filed with this Registration Statement:

2.1	Contribution and Distribution Agreement, dated as of July 23, 2002, between IMPCO Technologies, Inc. and the Registrant (incorporated herein by reference to Exhibit 10.1 of Registrant’s Annual Report on Form 10-K filed with the SEC on July 29, 2002).

2.2	Arrangement Agreement by and among Quantum Fuel Systems Technologies Worldwide, Inc., 2224784 Ontario Inc., and Schneider Power Inc. dated November 24, 2009 (incorporated herein by reference to Exhibit 2.1 of Registrant’s Current Report on Form 8-K filed on November 27, 2009).

3.1	Amended and Restated Certificate of Incorporation of the Registrant, dated March 3, 2005, and all amendments thereto (incorporated herein by reference to Exhibit 3.1 of Registrant’s Registration of Securities on Form S-1 filed with the SEC on March 4, 2011).

3.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K filed with the SEC on July 29, 2002)

4.1	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form 10 (File No. 000-49629), which was filed with the SEC on February 13, 2002).

4.2	Form of “A” Warrant issued by the Registrant to certain accredited investors on February 18, 2011 (incorporated herein by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on February 17, 2011).

4.3	Form of “B” Warrant issued by the Registrant to certain accredited investors on February 18, 2011 (incorporated herein by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed with the SEC on February 17, 2011).

4.4	Form of Warrant issued by the Registrant to certain accredited investors on January 18, 2011 (Incorporated herein by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on January 21, 2011).

4.5	Form of Warrant issued by the Registrant to WB QT, LLC on January 3, 2011 (incorporated herein by reference to Exhibit 4.1 of Registrant’s Current Report on Form 8-K filed with the SEC on January 4, 2011).

4.6	Form of Warrant issued by the Registrant to certain accredited investors in connection with a private placement transaction that was completed in October 2010 (incorporated herein by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed with the SEC on October 19, 2010).

4.7	Form of Warrant issued by the Registrant to certain accredited investors in connection with a private placement transaction that was completed in July 2010 (incorporated herein by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on May 6, 2010).

4.8	Form of Concession Warrant, dated July 22, 2010, issued by the Registrant to its placement agent in connection with a private placement transaction that was completed in July 2010 (incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on July 26, 2010).

4.9	Form of Retainer Warrant issued by the Registrant to its placement agent in connection with a private placement transaction that was completed in July 2010 (incorporated herein by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed with the SEC on May 6, 2010).

4.10	Form of Warrant issued to certain accredited investors on August 3, 2009 (incorporated herein by reference to Exhibit 10.2 of Registrant’s Current Report on Form 8-K filed on August 7, 2009).

4.11	Form of Warrant issued to certain accredited investors on September 4, 2009 (incorporated herein by reference to Exhibit 10.2 of Registrant’s Current Report on Form 8-K filed on September 11, 2009).

4.12	Form of Three Year Warrant issued by the Registrant to its placement agent for services performed in connection with a private placement (incorporated herein by reference to Exhibit 10.3 of Registrant’s Current Report on Form 8-K filed on September 11, 2009).

4.13	Form of Retainer Warrant issued by the Registrant to its placement agent for services performed in connection with a private placement (incorporated herein by reference to Exhibit 10.4 of Registrant’s Current Report on Form 8-K filed on September 11, 2009).

4.14	Warrant, dated August 19, 2008, issued by Registrant to Capital Ventures International in a registered offering (incorporated herein by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K/A filed with the SEC on August 21, 2008).

4.15	Form of “A” Warrant A issued to certain accredited investors in a private placement transaction that as completed in June 2007 (incorporated herein by reference to Exhibit 10.3 of Registrant’s Current Report on Form 8-K filed with the SEC on June 26, 2007).

4.16	Form of “B” Warrant issued to certain accredited investors in a private placement transaction completed in June 2007 (incorporated herein by reference to Exhibit 10.5 of Registrant’s Current Report on Form 8-K filed with the SEC on June 26, 2007).

4.17	Form of “A” Warrant issued to certain accredited investors in a private placement transaction completed in October 2006 (incorporated herein by reference to Exhibit 4.1.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on October 27, 2006).

4.18	Form of Additional Warrant dated October 27, 2006 issued to certain accredited investors in a private placement transaction completed in October 2006 (incorporated herein by reference to Exhibit 4.3.1 of the Registrant’s Current Report on Form 8-K filed on October 27, 2006).

4.19	Form of Warrant issued to certain accredited investors in a private placement transaction completed in June 2006 (incorporated herein by reference to Exhibit 10.78 of the Registrant’s Annual Report on Form 10-K filed with the SEC on July 28, 2006).

4.20	Fourth Amended and Restated Convertible Promissory Note (Convertible Note I) issued on April 30, 2010 (incorporated herein by reference to Exhibit 10.25 of the Registrant’s Annual Report on Form 10-K filed on July 13, 2010).

4.21	Second Amended and Restated Convertible Promissory Note (Convertible Note II) issued on April 30, 2010 (incorporated herein by reference to Exhibit 10.26 of the Registrant’s Annual Report on Form 10-K filed on July 13, 2010).

4.22	Second Amended and Restated Convertible Promissory Note (Convertible Note III) issued on April 30, 2010 (incorporated herein by reference to Exhibit 10.27 of the Registrant’s Annual Report on Form 10-K filed on July 13, 2010).

4.23	Amended and Restated Term Note B Promissory Note, dated May 30, 2008, issued by the Registrant to WB QT, LLC (incorporated herein by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed with the SEC on June 5, 2008)

4.24	Consent Fee Promissory Note, dated November 24, 2009, issued by the Registrant to WB QT, LLC (incorporated herein by reference to Exhibit 10.2 of the Registrant’s Amended Current Report on Form 8-K/A filed with the SEC on December 4, 2009).

4.25	Amended and Restated $10 Million Commitment Letter (incorporated herein by reference to Exhibit 10.4 of Registrant’s Current Report on Form 8-K filed on August 6, 2009).

5.1*	Opinion of Kerr, Russell and Weber, PLC.

10.1	Contribution and Distribution Agreement, dated as of July 23, 2002, between IMPCO Technologies, Inc. and the Registrant (incorporated herein by reference to Exhibit 10.1 of the Registrant’s Annual Report on Form 10-K filed with the SEC on July 29, 2002).

10.2	Quantum Fuel Systems Technologies Worldwide, Inc. Amended 2002 Stock Incentive Plan and Form of Award Agreement (incorporated herein by reference to Exhibit 10.7 of Registrant’s Quarterly Report on Form 10-Q filed with the SEC on September 9, 2005).

10.3	Corporate Alliance Agreement, dated June 12, 2001, between the Registrant and General Motors Corporation (incorporated herein by reference to Exhibit 10.31 of the Registration Statement on Form S-3/A (File No. 333-63726) of IMPCO Technologies, Inc., which was filed with the SEC on July 9, 2001).

10.4	Master Technical Development Agreement, dated June 12, 2001, between the Registrant and General Motors Corporation (incorporated herein by reference to Exhibit 10.32 of the Registration Statement on Form S-3 (File No. 333-63726) of IMPCO Technologies, Inc., which was filed with the SEC on July 9, 2001).

10.5	First Amendment to Corporate Alliance Agreement, dated as of July 19, 2002, between the Registrant and General Motors Corporation (incorporated herein by reference to Exhibit 10.15 of the Registrant’s Annual Report on Form 10-K filed with the SEC on July 29, 2002).

10.6	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers (incorporated herein by reference to Exhibit 10.21 of the Registrant’s Registration Statement on Form S-1 (File No. 333-101668) filed with the SEC on December 5, 2002).

10.7	Amended and Restated Employment Agreement, dated May 1, 2006, by and between Registrant and Alan P. Niedzwiecki (incorporated herein by reference to Exhibit 10.22(a) of the Registrant’s Annual Report on Form 10-K filed with the SEC on July 28, 2006).

10.8	Employment Agreement, dated January 10, 2006, between the Registrant and W. Brian Olson (incorporated herein by reference to Exhibit 10.23(a) of the Registrant’s Annual Report on Form 10-K filed with the SEC on July 28, 2006).

10.9	Employment Agreement, dated May 1, 2006, by and between the Registrant and Dale L. Rasmussen (incorporated herein by reference to Exhibit 10.25(a) of the Registrant’s Annual Report on Form 10-K filed with the SEC on July 28, 2006).

10.10	Employment Agreement, effective May 1, 2006, by and between the Registrant and Bradley J. Timon (incorporated herein by reference to Exhibit 10.62 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended April 30, 2006 filed with the SEC on July 28, 2006).

10.11	Employment Agreement, dated July 12, 2005, by and between the Registrant and Kenneth R. Lombardo (incorporated herein by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on July 18, 2005).

10.12	Form of Restricted Stock Award Agreement under the Quantum Fuel Systems Technologies Worldwide, Inc. 2002 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.4 of the Registrant’s Current Report on Form 8-K that was filed with the SEC on May 5, 2005).

10.13	Credit Agreement dated January 31, 2007 (incorporated herein by reference to Exhibit 99 of the the Registrant’s Current Report on Form 8-K filed with the SEC on February 6, 2007).

10.14	Guaranty dated January 31, 2007 (incorporated herein by reference to Exhibit 10.6 of the Registrant’s Quarterly Report of Form 10-Q filed with the SEC on March 12, 2007).

10.15	Security Agreement dated January 31, 2007 (incorporated herein by reference to Exhibit 10.7 of the Registrant’s Quarterly Report of Form 10-Q filed with the SEC on March 12, 2007).

10.16	Pledge Agreement dated January 31, 2007 (incorporated herein by reference to Exhibit 10.8 of the Registrant’s Quarterly Report of Form 10-Q filed with the SEC on March 12, 2007).

10.17	Separation Agreement, dated July 10, 2007, between the Registrant, Tecstar Automotive Group, Inc. and Douglass C. Goad. (incorporated herein by reference to Exhibit 10.6 of Registrant’s Quarterly Report on Form 10-Q filed with the SEC on September 17, 2007).

10.18	First Amendment to Credit Agreement, dated September 13, 2007 (incorporated herein by reference to Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on December 17, 2007).

10.19	Second Amendment to Convertible Note Purchase Agreement, dated November 6, 2007 (incorporated herein by reference to Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on March 11, 2008).

10.20	Convertible Note Purchase Agreement, dated January 16, 2008, between the Registrant and WB QT, LLC (incorporated herein by reference to Exhibit 99.3 of the Registrant’s Current Report on Form 8-K filed with the SEC on January 17, 2008).

10.21	Strict Foreclosure Agreement, dated January 16, 2008, between Tecstar Automotive Group, Inc. and WB Automotive Holdings, Inc. (incorporated herein by reference to Exhibit 10.8 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on March 11, 2008).

10.22	Agreement, dated January 4, 2008, between the Registrant and asola Advanced and Automotive Solar Systems GmbH (incorporated herein by reference to Exhibit 10.7 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on March 11, 2008).

10.23	Second Amendment to Credit Agreement, dated November 6, 2007 (incorporated herein by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on March 11, 2008).

10.24	First Amendment to Pledge Agreement, dated November 6, 2007 (incorporated herein by reference to Exhibit 10.4 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on March 11, 2008).

10.25	First Amendment to Security Agreement, dated November 6, 2007(incorporated herein by reference to Exhibit 10.6 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on March 11, 2008).

10.26	Purchase of Contract Rights Agreement, dated November 7, 2007, between the Registrant and asola Advanced and Automotive Solar Systems GmbH (incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on November 13, 2007).

10.27	Third Amendment to Credit Agreement, dated January 16, 2008, between the Registrant and WB QT, LLC (incorporated herein by reference to Exhibit 99.5 of the Registrant’s Current Report on Form 8-K filed with the SEC on January 17, 2008).

10.28	Security Agreement, dated January 16, 2008, between the Registrant and WB QT, LLC (incorporated herein by reference to Exhibit 99.7 of the Registrant’s Current Report on Form 8-K filed with the SEC on January 17, 2008).

10.29	Second Amendment to Security Agreement, dated January 16, 2008, between the Registrant and WB QT, LLC (incorporated herein by reference to Exhibit 10.14 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on March 11, 2008).

10.30	Lease Agreement, dated December 11, 2007, between the Registrant and Braden Court Associates (incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed with SEC on December 17, 2007).

10.31	Fourth Amendment to Credit Agreement, dated May 30, 2008, between the Registrant and WB QT, LLC (incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on June 5, 2008).

10.32	Promissory Note, dated September 26, 2008, issued by asola Advanced and Automotive Solar Systems GmbH to Registrant (incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on October 2, 2008).

10.33	Stock Pledge Agreement, dated September 26, 2008, between the Registrant and ConSolTec GmbH (incorporated herein by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on October 2, 2008).

10.34	Lease Agreement, with an effective date of November 1, 2008, between the Registrant and Cartwright Real Estate Holdings, LLC (incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on November 17, 2008).

10.35	Fifth Amendment to Credit Agreement, dated March 12, 2009, between the Registrant and WB QT, LLC (incorporated herein by reference to Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on March 12, 2009).

10.36	Waiver and Agreement, dated March 12, 2009, between the Registrant and WB QT, LLC (incorporated herein by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on March 12, 2009).

10.37	Lease Agreement, with an effective date of April 1, 2009, between the Registrant and Braden Court Associates (incorporated herein by reference to Exhibit 10.13 of the Registrant’s Annual Report on Form 10-K filed with the SEC on January 26, 2010).

10.38	First Lease Amendment, with an effective date of April 1, 2009, between the Registrant and Braden Court Associates (incorporated herein by reference to Exhibit 10.14 of the Registrant’s Annual Report on Form 10-K filed with the SEC on January 26, 2010).

10.39

Financial Representative Agreement, dated May 8, 2009, between Registrant and J.P. Turner & Co., L.L.C. (incorporated herein by reference to Exhibit 10.1 of Registrant’s Quarterly Report on Form 10-Q filed on

February 11, 2010).

10.40	Sixth Amendment to Credit Agreement (incorporated herein by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on May 28, 2009).

10.41	Seventh Amendment to Credit Agreement (incorporated herein by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on July 14, 2009).

10.42	Form of Subscription Agreement (incorporated herein by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on August 7, 2009).

10.43	Form of Subscription Agreement (incorporated herein by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on September 11, 2009).

10.44	Agreement and Consent Dated November 24, 2009 (incorporated herein by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on November 27, 2009).

10.45	Amendment to Convertible Notes dated November 24, 2009 (incorporated herein by reference to Exhibit 10.3 of Registrant’s Current Report on Form 8-K filed on November 27, 2009).

10.46	Eighth Amendment to Credit Agreement (incorporated herein by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on May 4, 2010).

10.47	Amendment to Convertible Note Purchase Agreement (incorporated herein by reference to Exhibit 10.2 of Registrant’s Current Report on Form 8-K filed on May 4, 2010).

10.48	Form of Subscription Agreement (incorporated herein by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on May 6, 2010).

10.49	Financial Representative Agreement, dated March 16, 2010, between Registrant and J.P. Turner & Co., L.L.C. (incorporated herein by reference to Exhibit 10.31 of the Registrant’s Annual Report on Form 10-K filed on July 13, 2010.

10.50	Agreement, dated July 8, 2010, between Registrant and WB QT, LLC (incorporated herein by reference to Exhibit 10.32 of the Registrant’s Annual Report on Form 10-K filed on July 13, 2010).

10.51	Subscription Agreement, dated July 26, 2010, between the Registrant and Osler, Hoskin & Harcourt LLP (incorporated herein by reference to Exhibit 10.6 of the Registrant’s Quarterly Report on Form 10-Q filed on September 9, 2010)..

10.52	Subscription Agreement, dated July 26, 2010, between the Registrant and Blue Ridge Consulting LLC (incorporated herein by reference to Exhibit 10.7 of the Registrant’s Quarterly Report on Form 10-Q filed on September 9, 2010).

10.53	Form of Subscription Agreement between the Registrant and certain accredited investors in connection with a private placement transaction that was completed in July 2010 (incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on May 6, 2010).

10.54	Form of Note and Warrant Purchase Agreement between the Registrant and certain accredited investors in connection with a private placement transaction that was completed in October 2010 (incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on October 19, 2010).

10.55	Form of Note issued by the Registrant to certain accredited investors in connection with a private placement transaction that was completed in October 2010 (incorporated herein by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on October 19, 2010).

10.56†	Amended and Restated Supply Agreement, dated November 8, 2010, between the Registrant and Fisker Automotive, Inc. (incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on November 11, 2010).

10.57	Fisker Automotive’s General Terms and Conditions of Sale (incorporated herein by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on November 11, 2010).

10.58	Ninth Amendment to Credit Agreement dated January 3, 2011 (incorporated herein by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed with the SEC on January 4, 2011).

10.59	Non-Revolving Line of Credit Promissory Note dated January 3, 2011 (incorporated herein by reference to Exhibit 10.2 of Registrant’s Current Report on Form 8-K filed with the SEC on January 4, 2011).

10.60	Forbearance Agreement, dated January 3, 2011, between the Registrant and WB QT, LLC (incorporated herein by reference to Exhibit 10.3 of Registrant’s Current Report on Form 8-K filed with the SEC on January 4, 2011).

10.61	Amendment to Convertible Notes Agreement, dated January 3, 2011, between the Registrant and WB QT, LLC (incorporated herein by reference to Exhibit 10.4 of Registrant’s Current Report on Form 8-K filed with the SEC on January 4, 2011).

10.62	Form of Amendment to Bridge Note Agreement, dated January 18, 2011, between the Registrant and each of the holders of promissory notes dated October 13, 2010 and October 19, 2010 (incorporated herein by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed with the SEC on January 21, 2011)

10.63†	Agreement in Support of Development, dated February 14, 2011, between the Registrant and General Motors Holdings LLC. (incorporated by reference to Exhibit 10.63 of Registrant’s Registration of Securities on Form S-1 filed with the SEC on March 4, 2011).

10.64

Access and Security Agreement, dated February 14, 2011, between the Registrant and General Motors

Holdings LLC. (incorporated by reference to Exhibit 10.64 of Registrant’s Registration of Securities on Form S-1 filed with the SEC on March 4, 2011).

10.65	Form of Securities Purchase Agreement, dated February 16, 2011, between the Registrant and certain accredited investors (incorporated herein by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed with the SEC on February 17, 2011).

10.66	Form of Registration Rights Agreement, dated February 16, 2011, between the Registrant and certain accredited investors (incorporated herein by reference to Exhibit 10.4 of Registrant’s Current Report on Form 8-K filed with the SEC on February 17, 2011).

10.67	Agreement, dated February 16, 2011, between the Registrant and WB QT, LLC. (incorporated by reference to Exhibit 10.67 of Registrant’s Registration of Securities on Form S-1 filed with the SEC on March 4, 2011).

10.68	Settlement Agreement with Mutual Releases, dated March 10, 2011 (incorporated herein by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed with the SEC on March 16, 2011).

21.1	Subsidiaries of Registrant (incorporated by reference to Exhibit 21.1 of Registrant’s Registration of Securities on Form S-1 filed with the SEC on March 4, 2011).

23.1*	Consent of Ernst & Young, LLP

23.2	Consent of Kerr, Russell and Weber, PLC (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page of this registration statement)

*	- Filed herewith
†	- Certain portions of this Exhibit have been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(b)	Financial Statement Schedules.

See required Financial Statement Schedule on page F-95 filed as part of this Registration Statement on Form S-1.